UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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BroadSoft, Inc.

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BROADSOFT, INC.

9737 Washingtonian Boulevard, Suite 350

Gaithersburg, Maryland 20878

December 13, 2017

Dear Stockholder:

We invite you to attend a special meeting of stockholders of BroadSoft, Inc. (“BroadSoft” or “we,” “us” or “our”) to be held at BroadSoft’s headquarters at 9737 Washingtonian Boulevard, Suite 350, Gaithersburg, Maryland 20878, at 9:00 a.m., local time, on January 25, 2018 (the “Special Meeting”). Only holders of record of BroadSoft common stock at the close of business on December 11, 2017 (the “Record Date”), will be entitled to vote at the Special Meeting or any adjournment or postponement of the Special Meeting.

At the Special Meeting, we will ask you to vote for the adoption of the Agreement and Plan of Merger, dated as of October 20, 2017, by and among Cisco Systems, Inc. (“Cisco”), Brooklyn Acquisition Corp., a wholly-owned subsidiary of Cisco, and BroadSoft (the “merger agreement”). As a result of the merger contemplated by the merger agreement (the “merger”), BroadSoft will become a wholly-owned subsidiary of Cisco.

We are also asking you (a) to approve, on an advisory basis, the compensation that BroadSoft’s named executive officers may receive in connection with the merger and (b) to expressly grant the authority to vote your shares to adjourn the Special Meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to adopt the merger agreement.

If the merger is completed, you will be entitled to receive $55.00 in cash, without interest and subject to all applicable tax withholding, for each share of BroadSoft common stock that you own (unless you have properly and validly demanded and perfected your statutory rights of appraisal with regard to the merger), and you will have no ongoing ownership interest in the continuing business of BroadSoft. We cannot complete the merger unless all of the conditions to the completion of the merger, including the adoption of the merger agreement by holders of a majority of the outstanding shares of BroadSoft common stock and the receipt of certain regulatory approvals, are satisfied or waived.

Our board of directors carefully reviewed and considered the terms and conditions of the proposed merger. Based on its review, our board of directors has unanimously (a) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, (b) determined that the merger agreement and the transactions contemplated thereby, including the merger, taken together, are at a price and on terms that are fair to, and in the best interest of BroadSoft and its stockholders, (c) approved the execution, delivery and performance by BroadSoft of the merger agreement and the consummation of the transactions contemplated thereby, including the merger, and (d) resolved to recommend that the stockholders of BroadSoft approve the adoption of the merger agreement and thereby approve the merger.

Our board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement and thereby approve the merger, “FOR” the proposal to approve, on an advisory basis, the compensation that BroadSoft’s named executive officers may receive in connection with the merger, and “FOR” the proposal to adjourn the Special Meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to adopt the merger agreement.

YOUR VOTE IS IMPORTANT.

In the materials accompanying this letter, you will find a Notice of Special Meeting of Stockholders, a proxy statement relating to the actions to be taken by our stockholders at the Special Meeting and a proxy card. The proxy statement includes other important information about the merger agreement and the merger. We encourage you to read the entire proxy statement and its annexes carefully. A copy of the merger agreement is attached as Annex A to the attached proxy statement.

Your vote is very important, regardless of how many shares you own. Whether or not you plan to attend the Special Meeting, please complete, sign, date and return your proxy card in the enclosed envelope as promptly as possible or submit your proxy over the Internet or by telephone as instructed in these materials. It is important that your shares be represented and voted at the Special Meeting. If you are a stockholder of record on the Record Date, you may vote in person at the Special Meeting as you wish, even if you have previously returned your proxy card or appointed a proxy over the Internet or by telephone. If your shares are held in the name of your bank, brokerage firm or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the Special Meeting.

If your shares of BroadSoft common stock are held in street name by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of common stock without instructions from you. You should instruct your bank, brokerage firm or other nominee as to how to vote your shares of BroadSoft common stock, following the procedures provided by your bank, brokerage firm or other nominee. The failure to instruct your bank, brokerage firm or other nominee to vote your shares of BroadSoft common stock “FOR” approval of the proposal to adopt the merger agreement and thereby approve the merger will have the same effect as voting against the proposal to adopt the merger agreement and thereby against the merger.

If you have any questions or need assistance voting your shares of BroadSoft common stock, please call MacKenzie Partners, Inc., our proxy solicitor, toll-free at 1-800-322-2885.

On behalf of our board of directors, I thank you for your support and urge you to vote “FOR” the adoption of the merger agreement and thereby approve the merger.

Sincerely,

Michael Tessler
President and Chief Executive Officer

Neither the U.S. Securities and Exchange Commission nor any state securities regulator has approved or disapproved the merger described in the proxy statement or determined if the proxy statement is adequate or accurate. Any representation to the contrary is a criminal offense.

BROADSOFT, INC.

9737 Washingtonian Boulevard, Suite 350

Gaithersburg, Maryland 20878

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JANUARY 25, 2018

The proxy statement is dated December 13, 2017, and the proxy statement and form of proxy are first being mailed to stockholders of BroadSoft, Inc. on or about December 15, 2017.

Dear Stockholder:

You are cordially invited to attend the Special Meeting of Stockholders of BroadSoft, Inc., a Delaware corporation (“BroadSoft” or “we,” “us” or “our”), that will be held at BroadSoft’s headquarters at 9737 Washingtonian Boulevard, Suite 350, Gaithersburg, Maryland 20878, at 9:00 a.m., local time, on January 25, 2018 (the “Special Meeting”), for the following purposes:

1.	To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of October 20, 2017, by and among Cisco Systems, Inc. (“Cisco”), Brooklyn Acquisition Corp., a wholly-owned subsidiary of Cisco, and BroadSoft (the “merger agreement”);

2.	To consider and vote, on an advisory basis, upon a proposal to approve the compensation that BroadSoft’s named executive officers may receive in connection with the merger; and

3.	To vote to adjourn the Special Meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to adopt the merger agreement.

Our board of directors carefully reviewed and considered the terms and conditions of the merger contemplated by the merger agreement (the “merger”). Based on its review, our board of directors has unanimously (a) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, (b) determined that the merger agreement and the transactions contemplated thereby, including the merger, taken together, are at a price and on terms that are fair to, and in the best interest of BroadSoft and its stockholders, (c) approved the execution, delivery and performance by BroadSoft of the merger agreement and consummation of the transactions contemplated thereby, including the merger and (d) resolved to recommend that the stockholders of BroadSoft approve the adoption of the merger agreement and thereby approve the merger. This item of business to be submitted to a vote of the stockholders at the Special Meeting is more fully described in the attached proxy statement, which we urge you to read carefully. Our board of directors also unanimously recommends that you (i) vote to approve, on an advisory basis, the compensation that BroadSoft’s named executive officers may receive in connection with the merger and (ii) expressly grant the authority to vote your shares to adjourn the Special Meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to adopt the merger agreement. We are not aware of any other business to come before the Special Meeting.

Stockholders of record at the close of business on December 11, 2017 (the “Record Date”), are entitled to notice of and to vote at the Special Meeting and any adjournment or postponement of the meeting. All stockholders are cordially invited to attend the Special Meeting in person. Adoption of the merger agreement will require the affirmative vote of the holders of a majority of the outstanding shares of BroadSoft common stock entitled to vote thereon at the close of business on the Record Date.

BroadSoft stockholders will have the right to demand appraisal of their shares of common stock and obtain payment in cash for the fair value of their shares of common stock, but only if they submit a written demand for an appraisal before the vote is taken on the adoption of the merger agreement and comply with the applicable provisions of Delaware law. A copy of the Delaware statutory provisions relating to appraisal rights is included as Annex C to the attached proxy statement, and a summary of these provisions can be found under “The Merger — Appraisal Rights” in the attached proxy statement.

You should not send any certificates representing shares of BroadSoft common stock with your proxy card. Upon completion of the merger, you will be sent instructions regarding the procedure to exchange your stock certificates for the cash merger consideration.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT AND THEREBY APPROVE THE MERGER, “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION THAT BROADSOFT’S NAMED EXECUTIVE OFFICERS MAY RECEIVE IN CONNECTION WITH THE MERGER, AND “FOR” THE PROPOSAL TO ADJOURN THE SPECIAL MEETING IF NECESSARY TO PERMIT FURTHER SOLICITATION OF PROXIES IF THERE ARE NOT SUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO ADOPT THE MERGER AGREEMENT. YOUR VOTE IS IMPORTANT.

Your vote is very important, regardless of the number of shares you own. Even if you plan to attend the Special Meeting in person, we request that you complete, sign, date and return the enclosed proxy card, or appoint a proxy over the Internet or by telephone as instructed in these materials, to ensure that your shares will be represented and voted at the Special Meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of adoption of the merger agreement and thereby approval of the merger, for the approval of the compensation that BroadSoft’s named executive officers may receive in connection with the merger and to adjourn the Special Meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to adopt the merger agreement.

If you fail to return your proxy card or if you fail to appoint a proxy over the Internet or by telephone, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will have the same effect as a vote against adoption of the merger agreement, but will have no effect on the vote to approve the compensation that BroadSoft’s named executive officers may receive in connection with the merger or to adjourn the Special Meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to adopt the merger agreement. If you do attend the Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person. If your shares are held in the name of your broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the Special Meeting.

No person has been authorized to give any information or to make any representations other than those set forth in the proxy statement in connection with the solicitation of proxies made hereby, and, if given or made, such information must not be relied upon as having been authorized by BroadSoft or any other person.

By Order of the Board of Directors,

Mary Ellen Seravalli
Secretary

December 13, 2017

Gaithersburg, Maryland

Neither the United States Securities and Exchange Commission nor any state securities regulator has approved or disapproved the merger described in the proxy statement or determined if the proxy statement is adequate or accurate. Any representation to the contrary is a criminal offense.

IN ADDITION TO DELIVERING THE PROXY MATERIALS FOR THE SPECIAL MEETING TO BE HELD ON JANUARY 25, 2018, TO STOCKHOLDERS BY MAIL, THE PROXY STATEMENT FOR THE SPECIAL MEETING IS ALSO AVAILABLE AT http://investors.broadsoft.com.

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ANNEX A	AGREEMENT AND PLAN OF MERGER DATED AS OF OCTOBER 20, 2017, BY AND AMONG CISCO SYSTEMS, INC., BROOKLYN ACQUISITION CORP., AND BROADSOFT, INC.	A-1

ANNEX B-1	OPINION OF QATALYST PARTNERS LP	B-1-1

ANNEX B-2	OPINION OF JEFFERIES LLC	B-2-1

ANNEX C	SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW	C-1

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SUMMARY TERM SHEET

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To fully understand the merger contemplated by the Agreement and Plan of Merger, dated as of October 20, 2017, by and among Cisco Systems, Inc. (“Cisco”), Brooklyn Acquisition Corp., a wholly-owned subsidiary of Cisco, and BroadSoft, Inc. (“BroadSoft” or “we,” “us” or “our”) (the “merger agreement” and the merger contemplated thereby, the “merger”), and for a more complete description of the legal terms of the merger agreement, you should read carefully this entire proxy statement and the documents to which we refer. See “Other Matters — Where You Can Find More Information” (page 90) to obtain additional information on BroadSoft. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary. The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement as it is the legal document that governs the merger.

BroadSoft, Inc. (page 14). BroadSoft is a leading global provider of software and services that enable telecommunications service providers to deliver hosted, cloud-based Unified Communications, or UC, to their enterprise customers. Traditionally, many enterprises have utilized premise-based private branch exchanges, or PBX’s, to connect their offices and people to public telephony networks. Hosted UC enables the delivery of PBX features without the need for premise-based equipment. Hosted UC can be delivered through service providers using their own internet protocol, or IP-based networks and their mobile networks, as well as over the public internet (also known as “over the top” or OTT). In addition to voice telephony, UC offers additional features such as full integration with mobile devices, high definition, or HD, voice and video calling and conferencing, instant messaging and presence, or IM&P, team collaboration and desktop sharing.

Cisco Systems, Inc. and Brooklyn Acquisition Corp. (page 14). Cisco is a California corporation that designs and sells a broad range of technologies that have been powering the Internet since 1984. Across networking, security, collaboration and the cloud, Cisco’s evolving intent-based technologies are constantly learning and adapting to provide customers with a highly secure, intelligent platform for their digital business. Brooklyn Acquisition Corp. (“Merger Sub”) is a newly formed Delaware corporation and a wholly-owned subsidiary of Cisco that has been formed specifically for the purpose of participating in the merger transaction with BroadSoft.

The Merger (page 20). Under the merger agreement, Merger Sub will merge with and into BroadSoft, and BroadSoft will be the surviving corporation in the merger. After the completion of the merger, Cisco will own all outstanding shares of BroadSoft common stock. Our stockholders will receive cash in the merger in exchange for their shares of BroadSoft common stock.

Merger Consideration (page 64). If the merger is completed, you will receive $55.00 in cash, without interest and subject to all applicable tax withholding, in exchange for each share of BroadSoft common stock that you own unless you properly dissent and seek appraisal of the fair value of your shares in accordance with Delaware law. After the merger is completed, you will have the right to receive the merger consideration, but you will no longer have any rights as a BroadSoft stockholder.

Treatment of Equity Awards (page 65). Each outstanding vested stock option, vested restricted stock unit (“RSU”) and vested performance stock unit (“PSU”) granted under BroadSoft’s equity plans (including such stock options, RSUs and PSUs that vest in connection with the merger) will terminate and be converted into the right to receive from Cisco an amount of cash equal to $55.00 per share (or in the case of stock options, the excess, if any, of $55.00 over the exercise price of such option), without interest and subject to all applicable tax withholding. Each outstanding unvested stock option, unvested RSU and unvested PSU granted under BroadSoft’s equity plans held by the continuing employees and consultants of BroadSoft or its subsidiaries as of immediately prior to the effective time of the merger will be converted into and substituted for the right to receive from Cisco an amount of cash equal to $55.00 per share (or in the case of stock options, the excess, if any, of $55.00 over the exercise price of such option) (“unvested cash”), payable in accordance with the service-based vesting schedule for such equity award (including any applicable terms relating to termination and accelerated vesting of the equity award), without interest and subject to all applicable tax withholding. The unvested cash payable with respect to unvested PSUs will no longer be subject to performance-based vesting criteria but service-based vesting criteria only.

Market for the Common Stock; Dividend Data (page 89). BroadSoft common stock is listed on the NASDAQ Global Select Market under the ticker symbol “BSFT.” On August 29, 2017, the last full trading day prior to published speculation regarding a potential transaction involving BroadSoft, BroadSoft common stock closed at $43.05 per share. On October 20, 2017, the last full trading day prior to the public announcement of the proposed merger, BroadSoft common stock closed at $53.90 per share. On December 12, 2017, the last full trading day prior to the date of this proxy statement, BroadSoft common stock closed at $54.60 per share. Our stock price can fluctuate broadly even over short periods of time. It is impossible to predict the actual price of our stock immediately prior to the completion of the merger. We have never declared or paid dividends on our capital stock.

Reasons for the Merger (page 29). In the course of reaching its decision to approve the merger and the merger agreement, our board of directors considered possible alternative transactions involving us, as well as the merger described in this proxy statement, and considered a number of factors in its deliberations. Those factors are described below in this proxy statement.

Opinions of BroadSoft’s Financial Advisors (page 31). Our board of directors retained Qatalyst Partners LP (which we refer to as Qatalyst Partners) and Jefferies LLC (which we refer to as Jefferies) as its financial advisors in connection with the potential sale of BroadSoft. Qatalyst Partners and Jefferies each delivered an opinion to our board of directors to the effect that, as of October 20, 2017 and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the merger consideration was fair, from a financial point of view, to holders of BroadSoft common stock (excluding Cisco or any affiliate of Cisco). You should read carefully and in their entirety the full text of Qatalyst Partners’ and Jefferies’ written opinions attached as Annex B-1 and Annex B-2, respectively, to this proxy statement, which are subject to the assumptions, limitations, qualifications and other conditions contained in such opinions and are necessarily based on economic, capital markets and other conditions, and the information made available to Qatalyst Partners and Jefferies, as of the date of such opinions.

For a description of the opinions that our board of directors received from Qatalyst Partners and from Jefferies, see “The Merger — Opinions of BroadSoft’s Financial Advisors” beginning on page 31.

Vote Required and Recommendation of the Board of Directors (pages 48, 85 and 86). Our board of directors has unanimously (a) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, (b) determined that the merger agreement and the transactions contemplated thereby, including the merger, taken together, are at a price and on terms that are fair to, and in the best interest of BroadSoft and its stockholders, (c) approved the execution, delivery and performance by BroadSoft of the merger agreement and the consummation of the transactions contemplated thereby, including the merger and (d) resolved to recommend that the stockholders of BroadSoft approve the adoption of the merger agreement and thereby approve the merger. Our board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement and thereby approve the merger, “FOR” the proposal to approve, on an advisory basis, the compensation that BroadSoft’s named executive officers may receive in connection with the merger, and “FOR” the proposal to adjourn the Special Meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to adopt the merger agreement.

Interests of Our Directors and Executive Officers in the Merger (page 48). In considering the unanimous recommendation of our board of directors to vote in favor of the adoption of the merger agreement, you should be aware that the consummation of the merger will result in certain benefits to our directors and executive officers that are not available to our stockholders generally, including the following:

•	accelerated vesting, upon the effective time of the merger, of the RSUs, held by non-employee non-continuing directors, as described in more detail below under the section of this proxy statement captioned “The Merger — Interests of Our Directors and Executive Officers in the Merger”;

•	the entitlement of each executive officer to receive cash severance payments and benefits either under his existing Change in Control Severance Benefits Agreement or under a new employment agreement entered into with Cisco in connection with the merger, if his employment is terminated without cause or with good reason within 12 months or three years, as applicable, following the merger, as described in more detail below under the sections captioned “The Merger — Interests of Our Directors and Executive Officers in the Merger”;

•	accelerated vesting and payment of unvested cash in connection with qualifying termination of an executive officer’s employment following the merger, as described in more detail below under the sections captioned “The Merger — Interests of Our Directors and Executive Officers in the Merger”; and

•	continuation of certain indemnification and insurance arrangements.

In addition, Messrs. Tessler, Hoffpauir and Tholen have entered into employment agreements with Cisco setting forth the terms and conditions of these executives’ continued employment with Cisco from and after the closing of the merger, as further described under the section “The Merger — Interests of Our Directors and Executive Officers in the Merger” below.

Appraisal Rights (page 56). If you do not wish to accept the $55.00 per share cash consideration in the merger, you have the right under Delaware law to have your shares appraised by the Delaware Chancery Court. This “right of appraisal” is subject to a number of restrictions and technical requirements. Generally, to exercise appraisal rights, among other things, (a) you must NOT vote in favor of the adoption of the merger agreement, (b) you must make a written demand for appraisal in compliance with Delaware law BEFORE the vote on the adoption of the merger agreement and (c) you must hold shares of BroadSoft common stock on the date of making the demand for appraisal and continuously hold such shares through the completion of the merger. The fair value of your shares of BroadSoft common stock as determined in accordance with Delaware law may be more or less than, or the same as, the merger consideration to be paid to non-dissenting stockholders in the merger. Merely voting against the adoption of the merger agreement will not preserve your right of appraisal under Delaware law. Annex C to this proxy statement contains a copy of the Delaware statute relating to stockholders’ right of appraisal. Failure to follow all of the steps required by this statute may result in the loss of your appraisal rights. We encourage you to read these provisions carefully and in their entirety.

Certain Material U.S. Federal Income Tax Consequences of the Merger (page 59). In general, the receipt of cash by you in exchange for your shares of BroadSoft common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Generally, subject to the more complete summary referenced in the next sentence, if you are a “U.S. person” (as defined in such summary) this means that for U.S. federal income tax purposes you will recognize taxable gain or loss equal to the difference, if any, between the total amount of cash you receive in the merger for your shares of BroadSoft common stock and your adjusted tax basis in such shares. You should read “The Merger — Certain Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 59 for a more complete summary of certain material U.S. federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor to understand fully the tax consequences of the merger to you.

Antitrust Matters (page 61). The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and certain other applicable foreign antitrust laws prohibits us from completing the merger until we have furnished certain information and materials to the Antitrust Division of the Department of Justice, the Federal Trade Commission and certain applicable foreign antitrust authorities and the required waiting periods under the HSR Act have expired or been terminated and certain applicable foreign antitrust approvals have been obtained. BroadSoft and Cisco each filed the requisite notification and report forms with the Federal Trade Commission and the Antitrust Division on November 13, 2017. Cisco is withdrawing its filing on December 13, 2017, and will refile on December 15, 2017 to provide the antitrust agencies more time to review the transaction. Both BroadSoft and Cisco will also file in certain other applicable foreign jurisdictions.

The Special Meeting (page 16).

Time, Date and Place. The Special Meeting will be held (a) to consider and vote upon the proposal to adopt the merger agreement and thereby approve the merger, (b) to consider and vote, on an advisory basis, on the compensation that BroadSoft’s named executive officers may receive in connection with the merger and (c) to vote to adjourn the Special Meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to adopt the merger agreement and thereby approve the merger. The Special Meeting will be held at BroadSoft’s headquarters at 9737 Washingtonian Boulevard, Suite 350, Gaithersburg, Maryland 20878, at 9:00 a.m., local time, on January 25, 2018.

Record Date and Voting Power. You are entitled to vote at the Special Meeting if you owned shares of BroadSoft common stock at the close of business on December 11, 2017, the record date for the Special Meeting (the “Record Date”). You will have one vote at the Special Meeting for each share of BroadSoft common stock you owned at the close of business on the Record Date. There are 31,775,976 shares of BroadSoft common stock entitled to be voted at the Special Meeting.

Procedure for Voting. To vote, you can (a) complete, sign, date and return the enclosed proxy card, (b) appoint a proxy over the Internet or by telephone or (c) attend the Special Meeting and vote in person. If your shares are held in “street name” by your broker, bank or other nominee, you should instruct your broker to vote your shares by following the instructions provided by your broker. Your broker will not vote your shares without instruction from you. Failure to instruct your broker to vote your shares will have the same effect as a vote “against” the adoption of the merger agreement, but will have no effect on the other two proposals.

Required Vote.

•	The adoption of the merger agreement, and thereby approval of the merger, requires the affirmative vote of the holders of a majority of the outstanding shares of BroadSoft common stock entitled to vote thereon at the close of business on the Record Date.

•	The proposal to consider and vote, on an advisory basis, upon a proposal to approve the compensation that BroadSoft’s named executive officers may receive in connection with the merger, requires the approval of the holders of a majority of the shares of BroadSoft common stock present, in person or by proxy, at the Special Meeting and entitled to vote on the matter.

•	The proposal to adjourn the Special Meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to adopt the merger agreement, requires the approval of the holders of a majority of the shares of BroadSoft common stock present, in person or by proxy, at the Special Meeting and entitled to vote on the matter.

Abstentions will have the same effect as “against” votes with respect to (a) the proposal to adopt the merger agreement, (b) the proposal to approve, on an advisory basis, the compensation that BroadSoft’s named executive officers may receive in connection with the merger, and (c) the proposal to adjourn the Special Meeting if necessary. Broker non-votes will have the same effect as “against” votes with respect to the proposal to adopt the merger agreement, and will have no effect with respect to the other two proposals. Broker non-votes are shares held in “street name” by the beneficial owner of the shares and for which no instruction has been given to the broker on how to vote the shares, and the broker then does not vote the shares because the broker does not have the discretionary authority to do so.

The Merger Agreement (page 63).

No Solicitation of Competing Transactions by BroadSoft. Pursuant to the merger agreement, while the merger is pending, BroadSoft must, and must cause its subsidiaries and their respective representatives to immediately cease all existing activities, discussions and negotiations with any other third party conducted prior to signing the merger agreement with respect to any “acquisition proposal” and to direct any third party with which BroadSoft has engaged in any such activities, discussions and negotiations within the 12-month period preceding the signing of the merger agreement to promptly return or destroy all confidential information previously provided to such third party. BroadSoft also must not, and must cause its subsidiaries not to, waive any rights under “standstill” or similar covenants in confidentiality agreements entered into in connection with any acquisition proposal. In addition, while the merger is pending none of BroadSoft’s board of directors, BroadSoft and its subsidiaries may, nor will they authorize or permit any of their representatives to, directly or indirectly, (a) solicit, initiate or knowingly encourage, facilitate or induce the making, submission or public announcement of any inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an “acquisition proposal,” (b) enter into, participate in, maintain or continue any communications (except to provide written notice as to the existence of these provisions and to clarify the terms and conditions of any acquisition proposal) or negotiations regarding, or deliver or make available to any person any non-public information with respect to, or knowingly take any other action regarding, any inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an acquisition proposal, (c) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention to agree to, accept, approve, endorse or recommend) any acquisition proposal, (d) enter into any agreement in principle, letter of intent, term sheet or any other agreement, understanding or contract (whether binding or not) contemplating or otherwise relating to any acquisition proposal (other than customary confidentiality agreements), (e) submit any acquisition proposal to the vote of any securityholders of BroadSoft or any of its subsidiaries, (f) approve any transaction, or any third party becoming an “interested stockholder,” under Section 203 of the General Corporation Law of the State of Delaware or (g) resolve, propose or agree to do any of the foregoing, in each case except under specified circumstances set forth in the merger agreement. Please see “The Merger Agreement — No Solicitation of Other Offers” beginning on page 73 for a more complete summary.

Conditions to the Merger. The obligations of Cisco, Merger Sub and BroadSoft to complete the merger are subject to the satisfaction or waiver of specified conditions set forth in the merger agreement and described in this proxy statement, including, among others, the following:

•	the adoption of the merger agreement by our stockholders at the Special Meeting;

•	the absence of any order or restraint or applicable legal requirement prohibiting, making illegal or enjoining the completion of the merger;

•	the expiration or termination of the applicable waiting period under the HSR Act; and

•	the receipt of certain applicable foreign antitrust approvals.

Please see “The Merger Agreement — Conditions to the Merger” beginning on page 79 for a more complete summary of the conditions to the merger.

Termination of the Merger Agreement. The merger agreement may be terminated under specified circumstances set forth in the merger agreement, including, among others, the following:

•	by mutual written consent of BroadSoft and Cisco;

•	by either BroadSoft or Cisco if (a) the merger has not been completed on or before July 20, 2018 (subject to extensions as described in the merger agreement and this proxy statement), (b) a governmental entity has issued a final and nonappealable order or taken any other final and nonappealable action, permanently restraining, enjoining or otherwise prohibiting the merger (provided that this right to terminate the merger agreement will not be available to any party that has materially breached its obligations under the merger agreement in any manner that principally caused the existence of such order or action in any material respect), (c) the approval of the adoption of the merger agreement by holders of BroadSoft common stock entitled to vote thereon is not obtained or (d) upon a breach of any covenants or agreement on the part of either party set forth in the merger agreement, or if any representation or warrant of the other party has become inaccurate, in each case such that the closing conditions with respect to the other party regarding the accuracy of representations and warranties and compliance with covenants and agreements would not be satisfied;

•	by Cisco, prior to the approval by BroadSoft stockholders of the adoption of the merger agreement, upon the occurrence of a “Triggering Event” as described in “The Merger Agreement — Ability to Change Board Recommendation/Termination in Connection with a Superior Proposal” beginning on page 75; or

•	by BroadSoft, prior to the approval by BroadSoft’s stockholders of the adoption of the merger agreement, to accept a superior proposal and enter into a definitive agreement for a superior proposal, provided that BroadSoft makes concurrently a payment to Cisco of a termination fee of $56 million.

Please see “The Merger Agreement — Termination of the Merger Agreement” beginning on page 81 for complete summary of the termination provisions.

Expenses. The merger agreement provides that all fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, whether or not the merger is consummated, except with respect to a termination fee that may be payable by BroadSoft to Cisco and the reimbursement of certain antitrust expenses of BroadSoft that may be payable by Cisco under certain circumstances as described below.

Termination Fees. The merger agreement requires us to pay Cisco a termination fee of $56 million if the merger agreement is terminated under certain circumstances described in the merger agreement. Cisco is obligated to reimburse BroadSoft for certain antitrust expenses up to $10 million if the merger agreement is terminated under certain circumstances described in the merger agreement involving the failure to consummate the merger by a specified date for failure to receive antitrust approvals. Please see “The Merger Agreement — Termination Fees” beginning on page 83 for a more complete summary regarding termination fees.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What will happen to BroadSoft as a result of the merger?

A:	If the merger is completed, we will become a wholly-owned subsidiary of Cisco.

Q:	What will happen to my shares of BroadSoft common stock after the merger?

A:	Upon completion of the merger, each outstanding share of BroadSoft common stock will automatically be canceled and will be converted into the right to receive $55.00 in cash, without interest and subject to all applicable tax withholding. This does not apply to shares of BroadSoft common stock held by any BroadSoft stockholders who have properly demanded (and not withdrawn or lost) their appraisal rights under Delaware law (as more fully described below under the heading “The Merger — Appraisal Rights” beginning on page 56 of this proxy statement).

Q:	Will I own any shares of BroadSoft common stock after the merger?

A:	No. You will be paid cash for any shares of BroadSoft common stock you own.

Q:	Will I own any shares of Cisco common stock after the merger?

A:	Only if you own shares of Cisco common stock before the merger and you continue to hold those shares after the merger. The shares of Cisco common stock that you own, if any, prior to the merger will be unaffected as a result of the merger. Our stockholders will not be issued any shares of Cisco common stock as a result of the merger.

Q:	What happens to my vested and unvested BroadSoft stock options, RSUs and PSUs in the merger?

A:	Upon the completion of the merger, each outstanding vested stock option, vested RSU and vested PSU granted under BroadSoft’s equity plans (including such options, RSUs and PSUs that vest in connection with the merger) will terminate and be converted into the right to receive from Cisco an amount of cash equal to $55.00 per share (or in the case of stock options, the excess, if any, of $55.00 over the exercise price of such option), without interest and subject to all applicable tax withholding. Each outstanding unvested stock option, unvested RSU and unvested PSU granted under BroadSoft’s equity plans held by the continuing employees and consultants of BroadSoft or its subsidiaries as of the effective time of the merger will be converted into and substituted for the right to receive from Cisco an amount of unvested cash equal to $55.00 per share (or in the case of stock options, the excess, if any, of $55.00 over the exercise price of such option), payable in accordance with the service-based vesting schedule for such equity award (including any applicable terms relating to termination and accelerated vesting of the equity award), without interest and subject to all applicable tax withholding. The unvested cash payable with respect to unvested PSUs will no longer be subject to performance-based vesting criteria but service-based vesting criteria only. See “The Merger Agreement — Treatment of Equity Awards” for more information.

Q:	Will the merger be taxable to me?

A:	Generally, yes. In general, the receipt of cash by you in exchange for your shares of BroadSoft common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Generally, subject to the more complete summary referenced in the next sentence, if you are a “U.S. person” (as defined in such summary) this means that for U.S. federal income tax purposes you will recognize taxable gain or loss equal to the difference, if any, between the total amount of cash you receive in the merger for your shares of BroadSoft common stock and your adjusted tax basis in such shares. You should read “The Merger — Certain Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 59 for a more complete summary of certain material U.S. federal income tax consequences of the merger.

Q:	Does our board of directors recommend adoption of the merger agreement?

A:	Yes. Our board of directors unanimously recommends that our stockholders vote “For” the adoption of the merger agreement and thereby approve the merger. Our board of directors considered many factors in deciding to unanimously recommend the adoption of the merger agreement and thereby approve the merger. These factors are described in “The Merger — Reasons for the Merger” beginning on page 29.

Q:	What vote of the stockholders is required to adopt the merger agreement?

A:	To adopt the merger agreement and thereby approve the merger, stockholders of record as of December 11, 2017, the Record Date, holding a majority of the outstanding shares of BroadSoft common stock entitled to vote thereon must vote “For” the adoption of the merger agreement. As of the Record Date, there are 31,775,976 shares of BroadSoft common stock entitled to be voted at the Special Meeting.

Q:	Am I entitled to appraisal rights?

A:	Yes. Under Delaware law, you have the right to seek appraisal of the fair value of your shares as determined by the Delaware Court of Chancery if the merger is completed, but only if you submit a written demand for an appraisal before the vote on the merger agreement, do not vote in favor of adopting the merger agreement and comply with the Delaware law procedures explained in this proxy statement. Please see the discussion below beginning on page 56 for more detail. Annex C to this proxy statement contains a copy of the Delaware statute relating to stockholders’ right of appraisal. Failure to follow all of the steps required by this statute may result in the loss of your appraisal rights. We encourage you to read these provisions carefully and in their entirety.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, and consider how the merger affects you. Then, mail your completed, dated and signed proxy card in the enclosed return envelope or appoint a proxy over the Internet or by telephone by following the instruction on the enclosed proxy card as soon as possible so that your shares can be voted at the Special Meeting.

Q:	What does it mean if I received more than one set of proxy materials?

A:	If you received more than one set of proxy materials, it means that you hold shares of BroadSoft common stock in more than one account. For example, you may own your shares in various forms, including jointly with your spouse, as trustee of a trust or as custodian for a minor. To ensure that all of your shares are voted, please provide a proxy or voting instructions for each account for which you received proxy materials.

Q:	What happens if I do not return a proxy card or otherwise appoint a proxy?

A:	The failure to return your proxy card (or to appoint a proxy over the Internet or by telephone or to vote in person) by the deadline of 11:59 p.m., Eastern Time, on January 24, 2018 will have the same effect as voting against adoption of the merger agreement.

Q:	May I vote in person?

A:	Yes. You may vote in person at the meeting, rather than signing and returning your proxy card or appointing a proxy over the Internet or by telephone, if you own shares in your own name. However, we encourage you to return your signed proxy card, or appoint a proxy over the Internet or by telephone, to ensure that your shares are voted. You may also vote in person at the Special Meeting if your shares are held in “street name” through a broker or bank provided that you bring a legal proxy from your broker or bank and present it at the Special Meeting. You may also be asked to present photo identification for admittance to the special meeting.

Q:	May I vote over the Internet or by telephone?

A:	Yes. You may vote by appointing a proxy over the Internet or by telephone by following the instructions included on the enclosed proxy card.

Q:	What happens if I transfer my shares of BroadSoft common stock after the record date?

A:	The record date for the determination of stockholders entitled to vote at the special meeting is earlier than the effective time of the merger. Therefore, transferors of shares of BroadSoft common stock after the record date but prior to the consummation of the merger will retain their right to vote at the special meeting, but the right to receive the merger consideration will transfer with the shares.

Q:	May I revoke my proxy or change my vote after I have mailed my signed proxy card or otherwise appointed a proxy?

A:	Yes. You may change your vote at any time before the shares reflected on your proxy card (or with respect to which you have appointed a proxy over the Internet or by telephone) are voted at the Special Meeting. You can do this in one of four ways. First, you can send a written, dated notice to our corporate secretary stating that you would like to revoke your proxy. Second, you can complete, sign, date and submit a new proxy card bearing a later date. Third, you can submit a subsequent proxy over the Internet or by telephone. Fourth, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change your voting instructions.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will not vote your shares with respect to the adoption of the merger agreement without instructions from you. You should instruct your broker to vote your shares, following the procedure provided by your broker. Without instructions, your shares will not be voted with respect to the adoption of the merger agreement, which will have the same effect as voting against adoption of the merger agreement. In addition, your broker will not vote your shares with respect to the approval of, on an advisory basis, the compensation that BroadSoft’s named executive officers may receive in connection with the merger or, to adjourn the Special Meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to adopt the merger agreement.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, you will receive a letter of transmittal and instructions for use in effecting the surrender of the stock certificates or book-entry shares pursuant to such letter of transmittal. Please do NOT return your stock certificate(s) with your proxy.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible; however, the merger is subject to various closing conditions, including BroadSoft stockholder approval, the expiration or termination of the required waiting period under the HSR Act and obtaining applicable foreign antitrust approvals. We cannot assure you that all conditions to the merger will be satisfied or, if satisfied, as to the date by which they will be satisfied.

Q:	When will I receive the cash consideration for my shares of BroadSoft common stock?

A:	After the merger is completed, you will receive a letter of transmittal and instructions for use in effecting the surrender of the stock certificates or book-entry shares pursuant to such letter of transmittal. When you properly return and complete the required documentation described in the written instructions or letter of transmittal, you will receive from the exchange agent a payment of the cash consideration for your shares.

Q:	Why am I being asked to cast an advisory vote to approve the compensation that BroadSoft’s named executive officers may receive in connection with the merger?

A:	In accordance with rules adopted by the SEC, we are required to provide our stockholders with the opportunity to cast an advisory vote on the compensation that BroadSoft’s named executive officers may receive in connection with the merger.

Q:	What will happen if our stockholders do not approve, on an advisory basis, the compensation that BroadSoft’s named executive officers may receive in connection with the merger?

A:	Approval of the “golden parachute” compensation arrangements payable under existing agreements that the named executive officers of BroadSoft may receive in connection with the merger is not a condition to completion of the merger. The vote with respect to the “golden parachute” compensation arrangements is an advisory vote and will not be binding on Cisco or us. Therefore, if the merger agreement is adopted by our stockholders and completed, the “golden parachute” compensation arrangements will still be paid to our named executive officers as long as any other conditions applicable thereto are satisfied, regardless of the results of the vote.

Q:	Who can help answer my additional questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have additional questions about the merger, including with respect to the procedures for voting your shares, you should contact us, as follows:

BroadSoft, Inc.

9737 Washingtonian Boulevard, Suite 350,

Gaithersburg, Maryland 20878

Telephone: (561) 404-2130

You may also contact our proxy solicitor, MacKenzie Partners, Inc., at:

105 Madison Avenue

New York, New York 10016

proxy@mackenziepartners.com

Call Collect: (212) 929-5500

or

Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

RISK FACTORS RELATED TO PROPOSAL 1

In connection with Proposal 1, you should consider the following factors in conjunction with the other information included this proxy statement.

If the proposed merger is not completed, our business could be materially and adversely affected and our stock price could decline.

On October 20, 2017, we entered into a definitive merger agreement with Cisco Systems, Inc. (“Cisco”) pursuant to which, upon the terms and subject to the conditions set forth in the merger agreement, a wholly-owned subsidiary of Cisco would merge with and into us, with us continuing on as the surviving entity and a wholly-owned subsidiary of Cisco. The merger is subject to closing conditions, which include among other conditions, the adoption of the merger agreement by the holders of a majority of the outstanding shares of BroadSoft common stock, the absence of any order or restraint or applicable legal requirement prohibiting, making illegal or enjoining the completion of the merger, the expiration or early termination of the waiting period under the HSR Act and the receipt of certain applicable foreign antitrust approvals. Therefore, the merger may not be completed or may not be completed as quickly as expected. If the merger agreement is terminated, the market price of BroadSoft common stock will likely decline, as we believe that our market price reflects an assumption that the merger will be completed. For example, on August 29, 2017, the last full trading day prior to published speculation regarding a potential transaction involving BroadSoft, BroadSoft common stock closed at $43.05 per share. On October 20, 2017, the last full trading day prior to the public announcement of the proposed merger, BroadSoft common stock closed at $53.90 per share, and, on the next trading day, following the announcement of our entering into the merger agreement, our stock price closed at $54.80 per share. In addition, our stock price may be adversely affected as a result of the fact that we have incurred and will continue to incur significant expenses related to the merger, all or a portion of which will not be recovered if the merger is not completed. If the merger agreement is terminated under certain circumstances, we may be obligated to pay Cisco a termination fee of $56 million. As a consequence of the failure of the merger to be completed, as well as of some or all of these potential effects of the termination of the merger agreement, our business could be materially and adversely affected.

The existence of the pending merger could have an adverse effect on our business, revenue and results of operations.

While the merger is pending, it creates uncertainty about our future. As a result of this uncertainty, customers may decide to delay, defer or cancel purchases of our products and/or services, pending completion of the merger or termination of the merger agreement. If these decisions represent a significant portion of our anticipated revenue, our results of operations and quarterly revenues could be substantially below the expectations of market analysts.

In addition, while the merger is pending, we are subject to a number of risks that may adversely affect our business, revenue and results of operations, including:

•	the diversion of management and employee attention and the unavoidable disruption to our relationships with customers and vendors may detract from our ability to grow revenues and minimize costs;

•	the fact that we have incurred and will continue to incur significant expenses related to the merger;

•	the fact that, pursuant to the merger agreement, we must generally conduct our business in the ordinary course and we are subject to a variety of other restrictions on the conduct of our business prior to the closing of the merger or termination of the merger agreement; and

•	the fact that we may be unable to respond effectively to competitive pressures, industry developments and future opportunities.

If the merger occurs, our stockholders will not be able to participate in any upside to our business.

Upon consummation of the merger, our stockholders will receive $55.00 in cash per share, without interest and subject to applicable tax withholding, for each share of BroadSoft common stock owned by them, but will not receive any shares of Cisco common stock. As a result, if our business following the merger performs well, our current stockholders will not receive any additional consideration, and will therefore not receive any benefit from the performance of our business.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this proxy statement relating to the completion of the merger and other future events are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements preceded by, followed by or that otherwise include the words “may,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “should,” or similar expressions or variations on these expressions, are forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including risks relating to receiving the approval of a majority of our outstanding shares, satisfying other conditions to the completion of the merger, and other matters. As a result, we caution readers not to place undue reliance on these forward-looking statements.

For a detailed discussion of certain risk factors related to the merger, please refer to “Risk Factors Related to Proposal 1” immediately preceding this section. For other risk factors related to BroadSoft, please refer to our filings with the Securities and Exchange Commission (the “SEC”) on Forms 10-K, 10-Q and 8-K. You can obtain copies of our Forms 10-K, 10-Q and 8-K and other filings for free at the Investor Relations section of our website at www.broadsoft.com, at the SEC website at www.sec.gov, or from commercial document retrieval services.

We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

THE COMPANIES

BroadSoft, Inc.

BroadSoft is a leading global provider of software and services that enable telecommunications service providers to deliver hosted, cloud-based Unified Communications, or UC, to their enterprise customers. Traditionally, many enterprises have utilized premise-based private branch exchanges, or PBX’s, to connect their offices and people to public telephony networks. Hosted UC enables the delivery of PBX features without the need for premise-based equipment. Hosted UC can be delivered through service providers using their own internet protocol, or IP-based networks and their mobile networks, as well as over the public internet (also known as “over the top” or OTT). In addition to voice telephony, UC offers additional features such as full integration with mobile devices, high definition, or HD, voice and video calling and conferencing, instant messaging and presence, or IM&P, team collaboration and desktop sharing.

We were incorporated in Delaware in 1998. Our principal executive office is located at 9737 Washingtonian Boulevard, Suite 350, Gaithersburg, Maryland 20878 and our telephone number is (301) 977-9440. Our website address is www.broadsoft.com. The information contained on, or that can be accessed through, our website is not part of this proxy statement.

Cisco Systems, Inc.

Cisco Systems, Inc., or Cisco, was incorporated in California in December 1984, and has its headquarters in San Jose, California. The mailing address of Cisco’s headquarters is 170 West Tasman Drive, San Jose, California 95134-1706, and its telephone number is (408) 526-4000. Cisco’s website is www.cisco.com.

Brooklyn Acquisition Corp.

Brooklyn Acquisition Corp., or Merger Sub, is a direct wholly-owned subsidiary of Cisco and has not engaged in any business activity other than in connection with the merger. Merger Sub is incorporated under the laws of the State of Delaware. Merger Sub’s executive offices are located at 170 West Tasman Drive, San Jose, California 95134-1706, and its telephone number is (408) 526-4000.

LITIGATION RELATING TO THE MERGER

On November 16, 2017, Sebastian Agostino, a purported stockholder of BroadSoft, filed a putative class action complaint against BroadSoft and our board of directors in the United States District Court for the District of Maryland (the “Maryland District Court”), captioned Agostino v. BroadSoft, Inc. et al., Case No. 8:17-cv-3415. The complaint filed by Agostino (the “Agostino Complaint”) alleges that (a) BroadSoft and our board of directors violated Section 14(a) of the Exchange Act, and Rule 14a-9 promulgated thereunder, by filing this proxy statement, which allegedly fails to disclose and/or misrepresents material information about the merger, and (b) the members of our board of directors, as control persons of BroadSoft, violated Section 20(a) of the Exchange Act in connection with the filing of this allegedly materially deficient proxy statement. Agostino has asked the Maryland District Court to, among other things, (i) preliminarily and permanently enjoin the defendants from proceeding with the merger, unless and until the defendants disclose material information allegedly omitted from this proxy statement, (ii) rescind, to the extent already implemented, the merger agreement or any of the terms thereof, or grant the plaintiff rescissory damages and (iii) direct the defendants to account to the plaintiff for all damages allegedly suffered as a result of the defendant’s wrongdoing.

On November 22, 2017, Anthony Franchi, a purported stockholder of BroadSoft, filed a putative class action complaint against BroadSoft, our board of directors, Cisco and Merger Sub in the Maryland District Court, captioned Franchi v. BroadSoft, Inc. et al., Case No. 8:17-cv-3488. The complaint filed by Franchi (the “Franchi Complaint”) alleges that (a) BroadSoft and our board of directors violated Section 14(a) of the Exchange Act, and Rule 14a-9 promulgated thereunder, by filing this proxy statement, which allegedly contains statements that omit to state material facts necessary to make such statements not materially false or misleading, and (b) the members of our board of directors, Cisco and Merger Sub, as control persons of BroadSoft, violated Section 20(a) of the Exchange Act in connection with the filing of this allegedly materially deficient proxy statement. Franchi has asked the Maryland District Court to, among other things, (i) preliminarily and permanently enjoin the defendants from proceeding with the merger, (ii) in the event defendants consummate the merger, rescind it and set aside or award rescissory damages, (ii) direct our board of directors to disseminate a proxy statement that does not contain any untrue statements of material fact and that states all material facts required to make the statements contained therein not misleading, (iii) declare that the defendants violated Sections 14(a) and/or 20(a) of the Exchange Act and (iii) award plaintiff the costs of the Franchi Complaint, including reasonable allowance for plaintiff’s attorneys’ and experts’ fees.

BroadSoft believes that the above described claims are without merit and intends to vigorously defend both actions. BroadSoft cannot predict the outcome of or estimate the possible loss or range of loss from either matter. It is possible that additional, similar complaints may be filed or the complaints described above will be amended. If this occurs, BroadSoft does not intend to announce the filing of each additional, similar complaint or any amended complaint unless it contains allegations that are substantially distinct from those made in the pending actions described above.

THE SPECIAL MEETING

We are furnishing this proxy statement to you as part of the solicitation of proxies by our board of directors for use at the Special Meeting.

Date, Time and Place

The Special Meeting will be held at the BroadSoft’s headquarters at 9737 Washingtonian Boulevard, Suite 350, Gaithersburg, Maryland 20878, at 9:00 a.m., local time, on January 25, 2018.

Purpose of the Special Meeting

You will be asked at the Special Meeting to vote on the adoption of the merger agreement and thereby approve the merger. Based on its review, our board of directors has unanimously (a) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, (b) determined that the merger agreement and the transactions contemplated thereby, including the merger, taken together, are at a price and on terms that are fair to, and in the best interest of BroadSoft and its stockholders, (c) approved the execution, delivery and performance by BroadSoft of the merger agreement and the consummation of the transactions contemplated thereby, including the merger and (d) resolved to recommend that the stockholders of BroadSoft approve the adoption of the merger agreement and thereby approve the merger. You will also be asked to approve, on an advisory basis, the compensation that BroadSoft’s named executive officers may receive in connection with the merger. You will also be asked to vote on a proposal to adjourn the Special Meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to adopt the merger agreement.

Record Date; Stock Entitled to Vote; Quorum

Only holders of record of BroadSoft common stock at the close of business on December 11, 2017, the Record Date, are entitled to notice of and to vote at the Special Meeting. At the close of business on the Record Date, 31,775,976 shares of BroadSoft common stock were issued and outstanding and such shares were held by approximately 17 holders of record. A quorum will be present at the Special Meeting if a majority of the outstanding shares of BroadSoft common stock entitled to vote are represented in person or by proxy at the Special Meeting. In the event that a quorum is not present at the Special Meeting, or there are not sufficient votes at the time of the Special Meeting to adopt the merger agreement, we expect that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of BroadSoft common stock at the close of business on the Record Date are entitled to one vote per share at the Special Meeting on each proposal presented.

Vote Required

The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of BroadSoft common stock entitled to vote thereon at the close of business on the Record Date. If you abstain from voting or do not vote, either in person or by proxy, it will have the same effect as a vote against the adoption of the merger agreement. Broker non-votes will have the same effect as “against” votes with respect to the proposal to adopt the merger agreement.

The approval, on an advisory basis, of the compensation that BroadSoft’s named executive officers may receive in connection with the merger, requires the affirmative vote of the holders of a majority of the shares of BroadSoft common stock present, in person or by proxy, at the Special Meeting and entitled to vote on the matter. If you abstain from voting, either in person or by proxy, on this matter, it will have the same effect as a vote against the approval of this matter. Broker non-votes will have no effect with respect to this matter.

The proposal to adjourn the Special Meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to adopt the merger agreement, requires the approval of the holders of a majority of the shares of BroadSoft common stock present, in person or by proxy, at the Special Meeting and entitled to vote on the matter. If you abstain from voting, either in person or by proxy, on this matter, it will have the same effect as a vote against the approval of this matter. Broker non-votes will have no effect with respect to this matter.

Voting of Proxies

All shares represented by properly executed proxies received in time for the Special Meeting will be voted at the Special Meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted “For” the adoption of the merger agreement, “For” approval, on an advisory basis, of the compensation that BroadSoft’s named executive officers may receive in connection with the merger, and “For” approval of the proposal to adjourn the Special Meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to adopt the merger agreement.

To vote, please complete, sign, date and return the enclosed proxy card or, to vote by appointing a proxy over the Internet or by telephone, follow the instructions provided below. If you attend the Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person. If your shares are held in the name of your broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Special Meeting.

Shares of BroadSoft common stock represented at the Special Meeting but not voted, including shares of BroadSoft common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

Only shares affirmatively voted for the adoption of the merger agreement, including properly executed proxies that do not contain specific voting instructions, will be counted in favor of that proposal. If you properly execute a proxy card, appoint a proxy over the Internet or by telephone or attend the Special Meeting in person, but abstain from voting on any of the proposals at the Special Meeting, it will (a) have the same effect as a vote against the adoption of the merger agreement, (b) have the same effect as a vote against the proposal to approve, on an advisory basis, the compensation that BroadSoft’s named executive officers may receive in connection with the merger and (c) have the same effect as a vote against the proposal to adjourn the Special Meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to adopt the merger agreement. If you do not properly execute a proxy card, do not appoint a proxy over the Internet or by telephone and do not attend the Special Meeting in person, it will have the same effect as a vote against the adoption of the merger agreement, and will have no effect on each of the proposal to approve, on an advisory basis, the compensation that BroadSoft’s named executive officers may receive in connection with the merger, and the proposal to adjourn the Special Meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to adopt the merger agreement. Brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approval of non-routine matters, such as the adoption of the merger agreement and the proposal to approve, on an advisory basis, the compensation that BroadSoft’s named executive officers may receive in connection with the merger and the proposal to adjourn the Special Meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to adopt the merger agreement, and, as a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.” Broker non-votes, if any, will be treated as shares that are present at the Special Meeting for purposes of determining whether a quorum exists and will have the same effect as votes against the adoption of the merger agreement, but will have no effect on the proposal to approve, on an advisory basis, the compensation that BroadSoft’s named executive officers may receive in connection with the merger, and the proposal to adjourn the Special Meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to adopt the merger agreement.

We do not expect that any matter other than the proposal to adopt the merger agreement, the proposal to approve, on an advisory basis, the compensation that BroadSoft’s named executive officers may receive in connection with the merger, and, the proposal to adjourn the Special Meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to adopt the merger agreement will be brought before the Special Meeting.

Voting over the Internet or by Telephone

You may also grant a proxy to vote your shares over the Internet or by telephone. The law of Delaware, under which we are incorporated, specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of election can determine that such proxy was authorized by the stockholder.

The Internet and telephone voting procedures described below are designed to authenticate stockholders’ identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders’ instructions have been recorded properly. Stockholders granting a proxy to vote over the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

For Shares Registered in Your Name

Stockholders of record may go to www.proxyvote.com to grant a proxy to vote their shares over the Internet. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Any stockholder using a touch-tone telephone may also grant a proxy to vote shares by calling 1-800-690-6903 and following the recorded instructions.

For Shares Registered in the Name of a Broker or Bank

If your shares are held in a brokerage account or by another nominee, such as a bank or trust, then such broker or other nominee is considered to be the stockholder of record with respect to your shares. However, you are still considered to be the beneficial owner of those shares, with your shares being held in “street name.” Most beneficial owners whose stock is held in street name receive instructions for authorizing votes by the broker or other nominee.

If your shares are held in street name, you may be eligible to vote your shares by telephone or through the Internet. A large number of banks and brokerage firms provide eligible stockholders the opportunity to vote in this manner. If your bank or brokerage firm allows for this, your voting form provided by your broker or other nominee will provide instructions for such alternative method of voting.

General Information for All Shares Voted over the Internet or by Telephone

Votes submitted over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on January 24, 2018. Submitting your proxy over the Internet or by telephone will not affect your right to vote in person should you decide to attend the Special Meeting.

Revocability of Proxies

The grant of a proxy on the enclosed proxy card or over the Internet or by telephone does not preclude a stockholder from voting in person at the Special Meeting. You may revoke your proxy at any time before the shares reflected on your proxy card (or with respect to which you have appointed a proxy over the Internet or by telephone) are voted at the Special Meeting by:

•	filing with our corporate secretary a properly executed and dated revocation of proxy;

•	submitting a properly completed, executed and dated proxy card to our corporate secretary bearing a later date;

•	submitting a subsequent vote over the Internet or by telephone; or

•	appearing at the Special Meeting and voting in person.

Your attendance at the Special Meeting will not in and of itself constitute the revocation of a proxy. If you have instructed your broker to vote your shares, you must follow the directions received from your broker to change these instructions.

Solicitation of Proxies

All proxy solicitation costs will be borne by us. In addition to solicitation by mail, our directors, officers, employees and agents may solicit proxies from stockholders by telephone or other electronic means or in person. We also may reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions. We have also retained the services of a paid solicitor, MacKenzie Partners, Inc., or MacKenzie, to solicit proxies. We anticipate that the cost of utilizing the services of MacKenzie for the solicitation of proxies will be approximately $40,000, plus expenses, and will be paid by BroadSoft.

You should not send your stock certificates with your proxy card. A letter of transmittal with instructions for use in effecting the surrender of the stock certificates or book-entry shares pursuant to such letter of transmittal will be mailed to our stockholders as soon as practicable after completion of the merger.

Delivery of this Proxy Statement to Multiple Stockholders with the Same Address

The SEC has adopted rules that permit companies and intermediaries (for example, brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address, if we believe the stockholders are members of the same family, by delivering a single proxy statement addressed to those stockholders. Each stockholder will continue to receive a separate proxy card or voting instruction card. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies by reducing the volume of duplicate information.

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If your household received a single proxy statement, but you would prefer to receive your own copy, please notify your broker and direct your written request to BroadSoft, Inc., Attention: Investor Relations, 9737 Washingtonian Boulevard, Suite 350, Gaithersburg, Maryland 20878, or contact our Investor Relations Department at (561) 404-2130. If you would like to receive your own set of our proxy materials in the future, please contact your broker or BroadSoft’s Investor Relations and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number. Conversely, if you and another person sharing your same address are receiving multiple copies of annual reports or proxy statements and you would like to request that you only receive one copy, please contact your broker or BroadSoft’s Investor Relations and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

Stockholder List

A list of BroadSoft stockholders entitled to vote at the Special Meeting will be available for inspection at our principal executive offices located at 9737 Washingtonian Boulevard, Suite 350, Gaithersburg, Maryland 20878, at least ten days prior to the date of the Special Meeting and continuing through the Special Meeting for any purpose germane to the meeting. The list will also be available at the meeting for inspection by any stockholder present at the meeting.

PROPOSAL 1 — ADOPTION OF THE MERGER AGREEMENT

THE MERGER

The discussion under the sections of this proxy statement entitled “The Merger” and “The Merger Agreement” summarizes the material terms of the merger and the merger agreement. Although we believe that the description covers the material terms of the merger and the merger agreement, this summary may not contain all of the information that is important to you. We urge you to read this proxy statement, the merger agreement and the other documents referred to herein carefully for a more complete understanding of the merger and the merger agreement. The discussion of the merger and the merger agreement in this proxy statement is qualified in its entirety by reference to the merger agreement, which is attached as Annex A to this proxy statement and incorporated by reference into this proxy statement.

Background of the Merger

BroadSoft is a leading provider of software and services that enable telecommunications service providers to deliver hosted, cloud-based enterprise voice and other Unified Communications, or UC, capabilities to their enterprise customers. Our UC solutions allow our customers to offer to enterprises a cloud-based alternative to premise-based private branch exchange, or PBX, solutions. BroadSoft business application suite empowers users and teams to share ideas and work simply to achieve breakthrough performance.

Our board of directors, also referred to herein as “our board,” and our senior management regularly review BroadSoft’s operations, financial performance, capital structure, strategic initiatives and product portfolio and pipeline. As part of this ongoing review, our board has regularly evaluated BroadSoft’s long-term strategy, as well as other strategic alternatives that might be available to enhance stockholder value.

Starting in March 2016, at the request of a private equity firm (“Party A”), we engaged in a series of discussions with Party A regarding a potential strategic transaction. On July 12, 2016, Party A delivered a non-binding written proposal to our senior management to acquire 100% of the shares of BroadSoft capital stock in an all-cash transaction for $46 per share, subject to due diligence and other conditions, including a requirement for a minimum cash balance on BroadSoft’s balance sheet at the closing of the transaction (the “Party A July 2016 Proposal”). Our stock was trading in the range of approximately $44 - $45 per share at that time.

On July 18, 2016 and July 28, 2016, our board held telephonic meetings with our senior management and representatives of Jefferies, as our financial advisor, and representatives of Cooley LLP, as our outside legal counsel (“Cooley”), attending the meetings, during which meetings our board reviewed the Party A July 2016 Proposal. Cooley reviewed with our board its fiduciary duties and Jefferies provided a review of the financial aspects of the Party A July 2016 Proposal. Our board also established a strategic transaction committee of independent directors (the “Strategic Transaction Committee”) to assist our board in connection with the consideration of the Party A July 2016 Proposal and strategic alternatives generally. Our board appointed Mr. Markley, the chairman of our board, and Messrs. Gavin, Maine and Bernardi as the members of the Strategic Transaction Committee and noted that the Strategic Transaction Committee was being formed as a matter of convenience to permit a subset of the members of our board to be able to meet and make decisions on an expedited basis and not to address any potential conflicts of interest among the members of our board or senior management, and our board reserved the right to approve any transactions involving BroadSoft. Following discussions, our board determined that the Party A July 2016 Proposal was inadequate. Jefferies communicated to Party A that the price was inadequate and discussions with Party A subsequently terminated in 2016 without Party A making any other proposals.

In connection with its review of the Party A July 2016 Proposal, our board requested that our senior management conduct a review to assess whether BroadSoft could or should make additional acquisitions to facilitate or reduce the risks attendant to our transition from being a software provider to a cloud communications provider or make other transformative acquisitions as an independent public company. On August 2, 2016, the Strategic Transaction Committee held a meeting with our senior management and Jefferies and reviewed potential acquisition or combination candidates and did not identify any significant transactions that the committee would recommend be pursued.

As more fully described below, in 2017, we received in-bound interest from a number of financial parties that ultimately resulted in a strategic review process. As part of the process, BroadSoft and/or its financial advisors had discussions with 16 parties, comprising both financial and strategic parties (including Cisco) regarding potential strategic transactions. Nine parties (including Cisco) entered into confidentiality agreements with BroadSoft and met with our senior management. Five parties submitted one or more proposals for a potential strategic transaction with BroadSoft, including Cisco, Party A, Party B, a strategic party (“Party C”), a portfolio company of a private equity firm (“Party D”) and another private equity firm (“Party E”). We first opened a virtual data room on July 8, 2017 that was updated from time to time, and ultimately provided access to the data room to Cisco, Party A, Party B, Party D and Party E.

The confidentiality agreements entered into with the eight parties other than Cisco either contained standstill provisions that terminated upon execution of the definitive agreement with Cisco or did not contain a standstill provision.

On February 14, 2017, representatives of Qatalyst Partners informed our senior management that a group consisting of two private equity firms (such group, “Party B”) had contacted Qatalyst Partners to determine whether we would be interested in engaging in strategic discussions. During this discussion, representatives of Qatalyst Partners also indicated that based on its knowledge of Cisco, it believed that Cisco could potentially have a strategic interest in BroadSoft and offered to make an introduction to Cisco. Qatalyst Partners had been engaged by us in 2013 in connection with our board’s consideration of a transaction at that time in light of its reputation and substantial knowledge and expertise in the unified communications industry and mergers and acquisition transactions generally.

On March 23, 2017, representatives of Qatalyst Partners contacted Rowan Trollope, senior vice president and general manager of Cisco’s Applications Business Group, regarding a potential strategic transaction between BroadSoft and Cisco and also discussed arranging a meeting between the senior managements of BroadSoft and Cisco.

On April 6, 2017, Mr. Tessler met with Mr. Trollope in Cisco’s offices in San Francisco and Tom Puorro, vice president and general manager of Cisco’s Unified Communications Technology Group, via video teleconference, to discuss a potential strategic transaction between BroadSoft and Cisco.

On April 27, 2017, at a regular meeting of our board, senior management and our board reviewed our market position, growth rates and possible shifts in our strategic direction as well as the strategic landscape in which we operate, discussed the interest expressed by third parties in BroadSoft, and discussed the benefits and detriments of various strategic alternatives.

On May 2, 2017, BroadSoft entered into a confidentiality agreement with Cisco that included a 12-month standstill provision pursuant to which Cisco would be prohibited from taking certain actions with respect to BroadSoft during such period.

On May 3, 2017, at the request of Party C, our senior management had an initial meeting with representatives of Party C at Party C’s corporate headquarters to discuss a potential strategic combination of Party C and BroadSoft for cash and stock consideration. Our senior management had subsequent meetings with Party C to review each party’s financial performance and operations and assess the potential for a strategic combination.

On May 11, 2017, our senior management had preliminary discussions with Cisco about BroadSoft and our business.

In June 2017, Mr. Markley negotiated an amendment to the engagement letter between BroadSoft and Qatalyst Partners that was entered into in 2013 and separately negotiated an engagement letter with Jefferies, to provide financial advisory services to support our board’s ongoing evaluation and review of strategic opportunities. Jefferies was retained in light of its reputation and substantial knowledge and expertise in the unified communications industry and mergers and acquisition transactions generally and not to address any conflict of interest of Qatalyst Partners. Prior to such formal engagement, each of Jefferies and Qatalyst Partners, collectively referred to as our financial advisors, had been advising our board from time to time on its ongoing review of long-term strategy and other strategic alternatives.

On June 1, 2017, at the request of Party D, our senior management had a meeting with representatives of Party D to discuss Party D’s interest in pursuing a potential combination of BroadSoft and Party D for unspecified cash and stock consideration. Following this meeting, our senior management and the members of the Strategic Transaction Committee discussed Party D’s interest and senior management subsequently encouraged Party D to consider submitting a proposal for an all-cash transaction.

On June 20, 2017, we received a non-binding written joint proposal from Party B, expressing interest to acquire 100% of the capital stock of BroadSoft in an all-cash transaction at a price range of $49 - $51 per share subject to completion of due diligence and other conditions (the “Party B June 20 Proposal”). On the same day, we received a non-binding proposal from Party E to acquire 100% of the capital stock of BroadSoft in an all-cash transaction at a price range of $48.50 - $50 per share subject to completion of due diligence and other conditions (the “Party E June 20 Proposal”). Our stock was trading in the range of approximately $42 – $43 per share at that time. At the direction of our board, Qatalyst Partners managed communications with Party B, while Jefferies managed communications with Party E.

On June 22, 2017, a representative of Party A expressed interest to our senior management to reengage in further discussions regarding a potential strategic transaction between BroadSoft and Party A.

On June 23, 2017, our board held a special meeting by telephone, with senior management and representatives of Cooley also attending. Messrs. Markley and Tholen reviewed with our board the Party B June 20 Proposal and the Party E June 20 Proposal and the status of discussions with Cisco and other third parties. Representatives of Cooley reviewed with our board its fiduciary duties. Our board then discussed potential next steps with respect to such parties and the timing of a potential market check considering the need for confidentiality and the potential disruptive effect of the process on employees and the business. Our board authorized the Strategic Transaction Committee and our senior management to work with our financial advisors to continue to negotiate the proposals from Party B and Party E and to continue discussions with Cisco and other potentially interested third parties, including Party A, Party C and Party D.

On June 27 and June 28, 2017, we held meetings with representatives of Cisco to provide limited due diligence information regarding BroadSoft and its business. Following the meetings, we continued to have due diligence review discussions with Cisco throughout the month of July 2017.

Throughout June and July 2017, at the direction of the Strategic Transaction Committee, our financial advisors reached out to three other strategic parties, all of whom declined to engage in any discussion for a strategic transaction with BroadSoft.

On July 14, 2017, at the direction of our board, representatives of Jefferies sent bid process letters to Party A, Party C and Party E soliciting a submission of a proposal on definitive terms by July 24, 2017, and representatives of Qatalyst Partners did the same for Party B. The process letters were sent to obtain more certainty regarding the potential maximum value, financing plans for the financial parties and the proposed value and mixture of cash and stock expected to be proposed by Party C. Following discussions with our financial advisors, our senior management made a determination not to send Cisco a process letter to allow time for Cisco to continue its due diligence review and to encourage Cisco to submit a proposal for an all-cash transaction.

On July 21, 2017, Party B indicated that it could not support its prior value indication following refinement of its financial model and discussions with Party B terminated.

On July 24, 2017, we received an updated proposal from Party E proposing to acquire 100% of the capital stock of BroadSoft in an all-cash transaction for $49 per share, subject to due diligence and other conditions (the “Party E July 24 Proposal”). On July 25, 2017, we received an updated proposal from Party A proposing to acquire 100% of the capital stock of BroadSoft in an all-cash transaction for $50 per share, subject to due diligence and other conditions (the “Party A July 25 Proposal”). Our stock was trading in the range of approximately $43 – $44 per share at that time.

On July 26, 2017, the Strategic Transaction Committee met, with senior management and representatives of our financial advisors and Cooley also attending. Representatives of our financial advisors, respectively, updated the Strategic Transaction Committee on the status of discussions with third parties, preliminary results of the market check and the outstanding proposals, including the Party A July 25 Proposal and the Party E July 24 Proposal. Representatives of our financial advisors, respectively, reported that Cisco was continuing its evaluation and due diligence but needed more time to submit a proposal and that Party C was holding a board meeting on July 27, 2017 to discuss the submission of a proposal for a stock and cash combination. Representatives of our financial advisors, respectively, also reviewed the financing plans of Party A and Party E and presented their preliminary assessment of the Party A July 25 Proposal and the Party E July 24 Proposal. Representatives of Cooley also reviewed fiduciary duty considerations with the committee.

On July 27, 2017, our board held a regular meeting with representatives of our financial advisors and Cooley joining for a portion of the meeting. During the meeting, our board reviewed with our senior management management’s financial projections for the years 2017 through 2022, including the key underlying assumptions. Following discussions, our board authorized use of these financial projections by our financial advisors in preparing financial analyses in connection with our board’s ongoing evaluation of strategic alternatives and our standalone prospects. Representatives of our financial advisors presented their preliminary assessment of the Party A July 25 Proposal and the Party E July 24 Proposal and our board discussed such proposals, the status of the strategic process and potential next steps.

On August 1, 2017, Party C informed Mr. Tessler and representatives of Jefferies that it did not intend to make a proposal and discussions with Party C terminated.

On August 7, 2017, Mr. Puorro informed Mr. Tessler that Cisco’s board of directors required more time to consider and submit a proposal for a strategic transaction with BroadSoft.

On August 14, 2017, a representative of Party D contacted Mr. Tholen to reengage in discussions regarding a potential all-cash transaction between BroadSoft and Party D.

On August 14, 2017, the Strategic Transaction Committee met, with senior management and representatives of our financial advisors also attending. Representatives of our financial advisors updated the committee on the status of discussions with third parties, including Party A, Party D and Party E and reported that Party A had not engaged in extensive due diligence and had not confirmed its July 25 Party A Proposal. Representatives of our financial advisors reported that Cisco was continuing to evaluate their interest in a strategic transaction with BroadSoft. The committee then authorized Mr. Tessler to contact Cisco to assess Cisco’s level of interest. Following the meeting, Mr. Tessler contacted Mr. Trollope on August 25, 2017 and August 28, 2017 and had discussions regarding the status of Cisco’s evaluation, and during the month of September 2017, representatives of Cisco, including Mr. Trollope, contacted Mr. Tessler from time to time to discuss market conditions and strategy in general in connection with Cisco’s evaluation of a potential strategic transaction with BroadSoft.

On August 18, 2017, at Mr. Markley’s instruction, representatives of Jefferies provided a draft merger agreement contemplating an all-cash acquisition of 100% of the capital stock of BroadSoft by Party E, and requested that Party E provide a mark-up that they would be willing to execute as soon as practicable.

During the week of August 21, 2017, BroadSoft received a response from Party E on the draft merger agreement and received an updated proposal that reduced the proposed acquisition price to $48.40 per share from $49 per share contained in the Party E July 24 Proposal. The updated proposal included a tender offer condition that BroadSoft have a minimum amount of cash balance on its balance sheet at closing.

Also during that week, our senior management continued discussions with representatives of Party D in connection with its due diligence review.

On August 26, 2017, we received a non-binding proposal from Party D and its financial sponsor that contemplated a leveraged recapitalization in which Party D would be merged with BroadSoft and BroadSoft’s stockholders would receive $44 per share in cash through a special dividend distribution and retain a publicly traded common equity stake of 20% in the combined company (the “Party D August 26 Proposal”). The proposal contemplated that the sponsor and its funds would control 80% of the combined company as a controlled subsidiary under the NASDAQ Stock Market Rules, and was subject to completion of due diligence and other conditions.

During the week of August 28, 2017, our senior management continued to conduct due diligence meetings with representatives of Party E, and at the direction of our senior management, representatives of Jefferies and Cooley continued negotiations with Party E to obtain an improved proposal.

On August 30, 2017, Reuters reported that BroadSoft was exploring its strategic options, including a potential sale of BroadSoft, and was working with Jefferies. BroadSoft was not the source of the story and declined to comment. Following such press article, our stock price traded up to $48.40 and closed on August 30 at $48.00, an 11% increase over the closing price of $43.05 on the immediately preceding trading day.

Following the Reuters article, we received inbound interest from four additional parties (included in the 16 total parties). As a result of these inquiries, at the direction of the Strategic Transaction Committee and our senior management, representatives of Jefferies held initial discussions with each of the four parties; three of these four parties declined to move forward, and we entered into a confidentiality agreement with one strategic party. We had engaged in prior discussions with this strategic party in 2013, which were subsequently terminated, and thereafter the strategic party had not reengaged with us. After focused discussions, the strategic party elected again not to move forward or make a proposal, and discussions with the strategic party terminated.

On August 31, 2017 and September 1, 2017, representatives of Cooley and Jefferies had discussions with representatives of Party D’s outside legal counsel to discuss the Party D August 26 Proposal, including the proposed legal structure and timeline, the tax implications and the proposed financing plan.

On September 1, 2017, following a meeting of the Strategic Transaction Committee, representatives of Jefferies communicated to Party E that our board would not continue to move forward on a potential strategic transaction at a price that was less than $50 per share. Party E declined to increase its price and discussions were terminated. On the same day, our senior management reached out to Mr. Trollope to seek an update on Cisco’s status.

On September 5, 2017, our board held a special telephonic meeting, with senior management and representatives of Jefferies and Cooley also attending. Our board reviewed the current status of the discussions regarding the Party D August 26 Proposal. Our senior management discussed their views on the business rationale of a combination with Party D. Representatives of Jefferies discussed the financial aspects of the Party D August 26 Proposal, including the potential value of the 20% stake in the highly leveraged public company assuming Party D’s synergy assumptions were validated and assuming execution of Party D’s preliminary financial plan for the combined company. Our board discussed potential benefits and detriments of a potential transaction with Party D, including the risks and uncertainties associated with the value of the combined company, given the expected debt leverage, the limited public float and controlled-company governance structure and the execution risks of the strategic plan. Our board also discussed the need to validate synergies and the value of the stock through a due diligence review of Party D and its business. Following discussions, our board authorized Jefferies to continue discussions with Party D to attempt to obtain an improved proposal and to make a counterproposal at $52 per share in cash or, in the alternative, $48 per share in cash and a 20% common equity stake in the combined company, subject to additional financial and legal due diligence reviews of Party D and its business to, among other things, validate Party D’s synergy projections. Representatives of Jefferies also noted for our board that they had received several inbound inquiries from additional third parties after the Reuters article on August 30, 2017, but none of them had demonstrated active interest. They also updated our board on Mr. Tessler’s conversations with Cisco and that we were waiting on a response from Cisco on their interest to engage further in strategic discussions with us.

Later on September 5, 2017, we received an updated non-binding written proposal from Party E to acquire up to 40% of the capital stock of BroadSoft for $47.50 per share in cash through a tender offer transaction, and immediately following the consummation of the tender offer, to effect a leveraged recapitalization, which combined with BroadSoft’s cash, would fund a special dividend distribution of $26.50 per share to all remaining BroadSoft stockholders, including Party E. Following discussions among the members of the Special Transaction Committee, this proposal was rejected as inadequate.

Over the weekend of September 8, 2017, representatives of Cooley continued conversations with representatives of Party D’s outside legal counsel to explore alternative legal structures and financial statement requirements for a transaction with Party D and the potential impact on timing of a transaction.

On September 11, 2017 the Strategic Transaction Committee met by phone, with senior management and representatives of our financial advisors and Cooley also attending. Representatives of our financial advisors and the Strategic Transaction Committee reviewed the status of third-party discussions. The Strategic Transaction Committee noted that Party D had verbally agreed to increase its proposal to $45 per share in cash and a 20% common equity stake but had declined to make an all-cash proposal. After review of the various outstanding proposals and potential next steps, the Strategic Transaction Committee authorized senior management and our financial advisors to encourage Cisco to submit a definitive proposal as quickly as possible, continue engaging Party E to obtain an improved proposal for at least $50 per share in cash, and accelerate the due diligence review of Party D and its business to validate Party D’s synergy assumptions and the potential value of the 20% common equity stake in the combined company.

On September 12, 2017, Messrs. Tessler and Tholen had dinner with representatives of Party D and its financial sponsor. At the dinner, the representatives of Party D and its financial sponsor verbally increased its proposal to $47 per share in cash and a 20% common equity stake in the combined company. Party D confirmed this proposal in writing the following day, subject to finalizing legal structuring, legal documentation, financing commitments and due diligence review.

On September 15, 2017, the Strategic Transaction Committee met by phone, with senior management and representatives of Cooley also attending. Mr. Tholen updated the committee on the revised proposal from Party D, the status of our due diligence review of Party D and the status of the strategic review process generally. The committee discussed potential next steps and the potential complexities, risks and uncertainties involved in the proposed transaction with Party D. After discussion, the committee authorized senior management and our advisors to continue our due diligence review of Party D and business and legal discussions with Party D.

On September 18, 2017, Mr. Tessler spoke to Mr. Trollope to inform him that our board was considering proposals, and to inquire whether Cisco was intending to submit a proposal. Representatives of Qatalyst Partners later spoke to representatives of Cisco’s corporate development team to deliver the same message. Over the following week, our senior management and our advisors conducted due diligence review meetings with representatives of Party D and its financial sponsor regarding Party D, projected synergies and a strategic plan for the combined company. Our advisors also continued discussions with Party D’s advisors regarding the proposed transaction, including our preferred legal structure and financial statement requirements and timing, and requested a detailed financial model for the combined company from Party D’s financial sponsor. During this period, Party A formally withdrew from further discussions with our senior management and representatives of Jefferies.

On September 25, 2017, we received draft debt commitment documents from Party D, and on September 28, 2017, Cooley provided a draft merger agreement to Party D’s outside legal counsel contemplating a “double dummy” merger rather than a tender offer and dividend recapitalization as contemplated in the Party D August 26 Proposal.

On September 26, 2017, we received a written non-binding proposal from Party E to acquire 100% of the capital stock of BroadSoft in an all-cash transaction for $50 per share, subject to providing Party E with an exclusive negotiating period.

On September 27, 2017, we received a verbal non-binding proposal from Cisco to acquire 100% of the capital stock of BroadSoft in an all-cash transaction for $54 per share, subject to providing Cisco with an exclusive negotiating period. The following day, the Strategic Transaction Committee met by phone, with senior management and representatives of our financial advisors and Cooley also attending. The committee discussed the current status of the proposals from Cisco, Party E and Party D and potential next steps. The committee noted that Party E, who had previously conditioned its proposal on BroadSoft having a specified amount of cash on its balance sheet, was unlikely to be able to increase its price to be competitive with Cisco’s current proposal. The committee also discussed the uncertainties and risks associated with Party D’s mixed-consideration proposal and the value of the 20% common equity stake in the combined company, including that BroadSoft had not yet validated the synergies or operating plan for the combined company. The committee also discussed the potential antitrust-related risks of a transaction with Cisco. Following discussion, the committee authorized representatives of Qatalyst Partners to communicate to Cisco that we would be willing to grant them exclusivity for a period of two weeks if Cisco would increase its price to $58 per share and with the understanding that Cisco’s due diligence review would be substantially confirmatory in nature and our board would require contractual protections to address any antitrust-related risks.

On September 29, 2017, Cisco increased its proposal to $55 per share, which was confirmed in writing (the “Cisco Final Proposal”). The Cisco Final Proposal was subject to completion of due diligence and other customary conditions and contained requirements for a limited number of key BroadSoft employees (who were unidentified at that time) agreeing to work for the surviving corporation of the merger. Cisco also required that we agree to exclusivity through October 31, 2017 as a condition to continuing discussions. Representatives of Qatalyst Partners and Cooley continued discussions with representatives of Cisco and negotiated terms of an exclusivity agreement that would terminate immediately if Cisco reduced the price below $55 per share, subject to approval of the Strategic Transaction Committee.

Later on September 30, 2017, the Strategic Transaction Committee met by phone, with senior management and representatives of our financial advisors and Cooley also attending. The Strategic Transaction Committee and our financial advisors reviewed the status of discussions with Cisco and potential next steps with the other third parties. The committee discussed the likelihood of improving Cisco’s proposal further, terms of the exclusivity agreement and protections relating to antitrust-related risks BroadSoft would seek were it to pursue a strategic transaction with Cisco. Following discussion, taking into account the potential benefits as well as the uncertainties and risks associated with Party D’s proposal, including the uncertainty of obtaining the level of equity and debt financing required for the transaction proposed by Party D, achieving the proposed revenue and cost synergies, the value of the equity consideration in the combined company, and the risk that Cisco might terminate discussions if BroadSoft did not agree to exclusivity on the requested terms, the Strategic Transaction Committee authorized the execution of the exclusivity agreement with Cisco. Following the meeting, representatives of Jefferies informed Party E and Party D that BroadSoft was entering into exclusive negotiations with another party and ceasing all discussions with them. Following this call, we entered into an exclusivity agreement with Cisco through October 31, 2017.

On October 1, 2017, we received an updated non-binding proposal from Party D to acquire 100% of capital stock of BroadSoft for $51 per share in cash and retention of a 15% common equity stake in the combined company, and on October 4, 2017 we received a mark-up of the proposed merger agreement (the “Party D Final Proposal”). However, we did not engage in any discussion with Party D in compliance with the exclusivity agreement with Cisco.

After entering into exclusivity with Cisco, we provided more detailed due diligence information to representatives of Cisco, Fenwick & West LLP, Cisco’s outside legal counsel (“Fenwick”), and Arnold & Porter Kaye Scholer LLP, Cisco’s outside antitrust counsel (“A&P”), including by granting access to the virtual data room.

On October 6, 2017, Fenwick provided Cooley with a proposed draft of the merger agreement for the proposed transaction between BroadSoft and Cisco.

During the week of October 9, 2017, representatives of Cisco conducted a series of onsite due diligence meetings with representatives of BroadSoft. Representatives from our financial advisors, Cooley and A&P were also present at the meetings.

On October 13, 2017, Cooley provided a revised draft of the merger agreement to Fenwick. Between October 13, 2017 and the execution of the merger agreement, at the direction of the Strategic Transaction Committee and our senior management, representatives of Cooley negotiated the terms of the merger agreement and related schedules with representatives of Fenwick.

On October 15, 2017, our board held a special telephonic meeting, with senior management and representatives of our financial advisors and Cooley also attending. Mr. Tholen updated our board on the due diligence meetings with Cisco and the negotiation of the merger agreement. Mr. Tholen informed the Board that Cisco was negotiating employment and retention agreements with Messrs. Tessler, Hoffpauir and Tholen to be signed concurrently with the execution of the merger agreement with Cisco as a condition to signing. Mr. Tholen also informed our board that with the prior approval of Mr. Markley the executives retained outside legal counsel to represent them in such discussions. Representatives of Cooley discussed with our board their antitrust analysis of the proposed transaction with Cisco as well as potential terms in the merger agreement relating to antitrust risk to be considered. Our board also discussed with representatives of our financial advisors the financial aspects of the Party D Final Proposal based on the due diligence review of Party D that was conducted prior to entering into exclusivity with Cisco as well as the potential benefits and the complexities and uncertainties associated with the Party D Final Proposal. Representatives of Cooley also reviewed with our board their fiduciary duties in connection with considering a sale of BroadSoft.

On October 16, 2017, following discussions between Fenwick and Cooley regarding issues in the merger agreement, Fenwick provided a revised draft of the merger agreement to Cooley.

On October 17, 2017, the Strategic Transaction Committee met by phone, with senior management and representatives of our financial advisors and Cooley also attending. The committee reviewed the status of discussions with Cisco. Representatives of Cooley reviewed with the committee their analysis on the antitrust approval process, including timing and risks, and the status of the merger agreement negotiations, including deal protections and antitrust-related provisions. Later that day, Cooley provided a revised draft of the merger agreement to Fenwick reflecting input from the committee and our senior management.

On October 18, 2017, the Strategic Transaction Committee met by phone, with senior management and representatives of our financial advisors and Cooley also attending. Senior management and our advisors reviewed with the committee the differing positions of the parties regarding the antitrust-related issues and other open issues in the merger agreement.

Later that day, the compensation committee of our board was presented with the proposed compensation and retention terms of employment for Messrs. Tessler, Hoffpauir and Tholen with Cisco and approved certain amendments to the terms of the PSU awards for Messrs. Tessler, Hoffpauir and Tholen and certain other executives and approved certain payments under our 2017 Executive Bonus Plan.

During the day of October 19, 2017, the parties continued to negotiate the merger agreement and related schedules. Later that day, our board held a special telephonic meeting, with senior management and representatives of Cooley also attending. Our board reviewed with representatives of Cooley the parties’ current positions on the antitrust-related issues and other open issues of the merger agreement. Following discussions, and based on the recommendation of the committee members and senior management, our board authorized continuing to pursue a transaction with Cisco without an antitrust reverse termination fee, taking into account other terms of the merger agreement taken as a whole and the potential value to BroadSoft stockholders. After the meeting, Mr. Tessler discussed key issues in the merger agreement with representatives of Cisco and provided a revised draft of the merger agreement to representatives of Cisco. During the day of October 20, 2017, the parties continued to negotiate the merger agreement and related schedules.

In the evening of October 20, 2017 after market close, our board held a special telephonic meeting, with senior management and representatives of our financial advisors and Cooley also attending. Representatives of Cooley reviewed our board’s fiduciary duties in the context of considering the proposed transaction with Cisco, the terms of the proposed merger agreement by referring to an executive summary of the merger agreement distributed in advance of the meeting, and the antitrust-related risks and approval process. The board asked questions and discussed the proposed transaction and related risks. Representatives of Qatalyst Partners reviewed with our board, its financial analysis of the per share merger consideration, and rendered to our board its oral opinion, which was subsequently confirmed by delivery of a written opinion, dated as of October 20, 2017, that, as of the date of such opinion, and based upon and subject to the matters and the limitations set forth therein, the per share merger consideration to be paid to the holders of BroadSoft common stock (other than as specified in such opinion) is fair from a financial point of view to such holders. Representatives of Jefferies also reviewed with our board, its financial analysis of the per share merger consideration, and rendered to our board a written opinion, dated as of October 20, 2017, that, as of the date of such opinion, and based upon and subject to the matters and the limitations set forth therein, the per share merger consideration to be paid to the holders of BroadSoft common stock (other than as specified in such opinion) is fair from a financial point of view to such holders. For a more detailed discussion of our financial advisors’ opinions, please see below under the caption “The Merger — Opinions of BroadSoft’s Financial Advisors.” The opinions of Qatalyst Partners and Jefferies are attached to this proxy statement as Annex B-1 and Annex B-2, respectively. Then, Mr. Gavin, a director and chairman of our board’s compensation committee, made a presentation to our board regarding the compensation and retention arrangements of the employment agreements negotiated between Cisco and Messrs. Tessler, Hoffpauir and Tholen. These agreements and arrangements are more fully described under “The Merger —Interests of Our Directors and Executive Officers in the Merger.” Following consideration of the merger agreement and the transactions contemplated by the merger agreement, including consideration of the factors described in “The Merger — Reasons for the Merger”, our board unanimously (a) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, (b) determined that the merger agreement and the transactions contemplated thereby, including the merger, taken together, are at a price and on terms that are fair to, and in the best interest of BroadSoft and its stockholders, (c) approved the execution, delivery and performance by BroadSoft of the merger agreement and the consummation of the transactions contemplated thereby, including the merger, and (d) resolved to recommend that the stockholders of BroadSoft approve the adoption of the merger agreement and thereby the merger.

Following our board meeting, the definitive merger agreement was executed by representatives of BroadSoft, Cisco, and Merger Sub late on the evening of October 20, 2017.

Execution of the merger agreement was publicly announced early on the morning of October 23, 2017. Later in the morning, we also announced the execution of the merger agreement to our customers and partners who attended the BroadSoft Connections 2017 annual customer conference in Phoenix, Arizona.

Reasons for the Merger

Reasons for the Recommendation of the Board of Directors

On October 20, 2017, our board of directors unanimously (a) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, (b) determined that the merger agreement and the transactions contemplated thereby, including the merger, taken together, are at a price and on terms that are fair to, and in the best interest of BroadSoft and its stockholders, (c) approved the execution, delivery and performance by BroadSoft of the merger agreement and the consummation of the transactions contemplated thereby, including the merger and (d) resolved to recommend that the stockholders of BroadSoft approve the adoption of the merger agreement and thereby approve the merger.

Our board of directors consulted with our management, our outside legal advisor, Cooley LLP, and our financial advisors, Qatalyst Partners and Jefferies, and considered the following factors (which are not listed in any relative order of importance) in reaching its conclusion to approve the merger agreement and the transactions contemplated thereby, including the merger, and to recommend to our stockholders approval of the adoption of the merger agreement, all of which it viewed as generally supporting its decision to approve the business combination with Cisco:

•	the merger consideration consists solely of cash, providing certainty, near-term value and liquidity to our stockholders;

•	the current and historical market price of BroadSoft common stock, including the fact that the $55.00 price to be paid for each share in connection with the merger is the all-time high price for BroadSoft common stock and represents (a) a 28% premium to the closing price of $43.05 per share on August 29, 2017, the last trading day prior to published speculation regarding a potential transaction involving BroadSoft, and a 26% and 28% premium, respectively, over the average closing trading prices for the 30-day period and 90-day period ended on August 29, 2017 and (b) a 2% premium to the closing price of $53.90 per share on October 20, 2017, the last trading day before the merger was approved by our board of directors and publicly announced, and a 5% and 14% premium, respectively, over the average closing trading prices for the 30-day period and 90-day period ended on October 20, 2017;

•	our board of directors’ familiarity with our current and historical financial condition, results of operations, prospects, business strategy, competitive position, properties, assets and prospects;

•	our board of directors’ consideration of the Projections prepared by our management described under “The Merger — Certain Projections Utilized by BroadSoft in Connection with the Merger”;

•	our board of directors’ consideration of BroadSoft’s strategic alternatives, including remaining an independent public company and pursuing our strategic business plan and/or pursuing a possible transformative combination, and its belief that the sale of BroadSoft for $55 per share in cash is a better alternative, considering, among other things, its projected stock trading price (taking into account its earnings multiple (prior to the published speculation) and projected earnings), and the growth rates and financial performance that BroadSoft would need to achieve for BroadSoft to obtain additional value for its stockholders, given that BroadSoft’s earnings multiple already exceeded the median multiple for comparable companies in our industry and given the risks of achieving these financial results, including competitive and technology risks and risks associated with continued geographic expansion;

•	our board of directors’ belief that BroadSoft, with the assistance of its financial advisors, had negotiated the highest price per share of common stock that Cisco was willing to pay for BroadSoft and the highest price reasonably available to BroadSoft under the circumstances;

•	(a) the fact that BroadSoft had engaged in a fulsome process to obtain the best value reasonably available for our stockholders and created an opportunity for other potentially interested parties to negotiate a transaction with BroadSoft if such parties were interested in a strategic transaction and (b) the fact that the $55.00 per share cash consideration in the merger with Cisco was higher than the value of any alternative acquisition proposal that resulted from the process;

•	the fact that Cisco’s obligation to consummate the merger is not subject to any financing condition;

•	the fact that the merger agreement was unanimously approved by our board of directors, which is comprised of a majority of independent directors who are not affiliated with Cisco or Merger Sub or any of their affiliates and are not employees of BroadSoft or any of its subsidiaries, and which retained and received advice from our financial advisors and legal advisor in evaluating, negotiating and recommending the terms of the merger agreement;

•	the terms and conditions of the merger agreement, which were the product of arm’s-length negotiations between the parties, including our board of directors’ ability under the merger agreement to withdraw or modify its recommendation in favor of the approval of adoption of the merger agreement in certain circumstances, including in connection with a superior proposal or certain intervening events, and its right to terminate the merger agreement in certain circumstances prior to the time that BroadSoft’s stockholders approve the adoption of the merger agreement and thereby approve the merger to accept a superior proposal, subject to the payment of the termination fee of $56 million;

•	the conclusion of our board of directors that the termination fee of $56 million and the circumstances when such termination fee may be payable, are reasonable in light of the potential benefit of the merger;

•	the opinion, dated as of October 20, 2017, of Qatalyst Partners and the opinion, dated as of October 20, 2017, of Jefferies to our board of directors as to the fairness, from a financial point of view and as of the date of each of such opinions, of the merger consideration to be paid to holders of BroadSoft common stock (excluding Cisco, Merger Sub or any of their respective affiliates), each of which opinions was based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken as more fully described under the section entitled “The Merger — Opinions of BroadSoft’s Financial Advisors”;

•	the requirement that the merger agreement be adopted and approved by the holders of a majority of the outstanding shares of BroadSoft common stock entitled to vote thereon;

•	the fact that the merger is not subject to approval by Cisco stockholders; and

•	the availability of appraisal rights under the DGCL to BroadSoft’s stockholders who comply with all of the required procedures under the DGCL, which allows such holders to seek appraisal of the fair value of the shares of BroadSoft common stock.

Our board of directors also considered the potential risks of the merger and other potentially negative factors, including the following:

•	the fact that we would no longer exist as an independent, publicly traded company, and our stockholders would no longer participate in any future earnings or growth of BroadSoft and would not benefit from any potential future appreciation in value of BroadSoft;

•	the fact that receipt of the merger consideration generally will be taxable to our stockholders for U.S. federal income tax purposes;

•	the risk that the merger might not be consummated in a timely manner or at all due to a failure of certain conditions, including with respect to the required clearance of the transaction by U.S. and applicable foreign antitrust regulatory authorities, and as a result, the trading price of BroadSoft common stock may be adversely affected;

•	the risk that the parties may incur significant costs and delays resulting from seeking governmental consents and approvals necessary for completion of the merger;

•	the risk to BroadSoft’s business, sales, operations and financial results in the event that the merger is not consummated;

•	the risk of diverting management’s attention from other strategic priorities to focus on matters relevant to the merger;

•	the potential impact on BroadSoft’s business from any negative reaction by customers, suppliers or other constituencies after the announcement of the merger;

•	the possible loss of key management or other BroadSoft personnel during the pendency of the merger;

•	the fact that, pursuant to the merger agreement, we must generally conduct our business in the ordinary course and we are subject to a variety of other restrictions on the conduct of our business prior to the closing of the merger or the termination of the merger agreement;

•	the $56 million termination fee payable by BroadSoft upon the occurrence of certain events, including the potential of such termination fee to deter other potential acquirers from proposing an alternative transaction that may be more advantageous to BroadSoft’s stockholders;

•	that certain terms of the merger agreement prohibit BroadSoft and its representatives from soliciting third-party bids and from accepting, approving or recommending third-party bids except in limited circumstances, which terms could reduce the likelihood that other potential acquirers would propose an alternative transaction that may be more advantageous to our stockholders;

•	the fact that our executive officers and directors may have interests in the merger that are different from, or in addition to, those of our stockholders, as described under “The Merger — Interests of Our Directors and Executive Officers in the Merger”; and

•	the exclusivity agreement with Cisco limited the board’s ability to assess the interest of other potential acquirers from September 29, 2017, the date the exclusivity agreement was executed, until October 20, 2017, the date the merger agreement was executed.

The board of directors concluded that the risks, uncertainties, restrictions and potentially negative factors associated with the merger were outweighed by the potential benefits of the merger.

The foregoing discussion of our board of directors’ reasons for its recommendation to approve the merger is not meant to be exhaustive, but addresses the material information and factors considered by our board of directors in consideration of its recommendation. In view of the wide variety of factors considered by our board of directors in connection with its evaluation of the merger and the complexity of these matters, our board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. Rather, the directors made their determinations and recommendations based on the totality of the information presented to them, and the judgments of individual members of our board of directors may have been influenced to a greater or lesser degree by different factors.

Our board of directors unanimously recommends that you vote “FOR” the approval of the adoption of the merger agreement.

Opinions of BroadSoft’s Financial Advisors

Opinion of Qatalyst Partners

BroadSoft retained Qatalyst Partners to act as financial advisor to our board of directors in connection with a potential transaction such as the merger and to evaluate whether the consideration to be received by the holders of shares of BroadSoft common stock, other than Cisco or any affiliate of Cisco, pursuant to the merger agreement was fair, from a financial point of view, to such holders. BroadSoft selected Qatalyst Partners to act as its financial advisor based on Qatalyst Partners’ qualifications, expertise, reputation and knowledge of the business and affairs of BroadSoft and the industry in which it operates. Qatalyst Partners provided its written consent to the reproduction of its opinion in this proxy statement. At the meeting of our board of directors on October 20, 2017, Qatalyst Partners rendered its oral opinion, that, as of such date and based upon and subject to the considerations, limitations, qualifications, assumptions and other matters set forth therein, the consideration to be received by the holders of shares of BroadSoft common stock, other than Cisco or any affiliate of Cisco, pursuant to the merger agreement was fair, from a financial point of view, to such holders. Following the meeting, Qatalyst Partners delivered its written opinion, dated October 20, 2017, to our board of directors.

The full text of Qatalyst Partners’ written opinion to our board of directors, dated October 20, 2017, is attached hereto as Annex B-1 and is incorporated in this proxy statement by reference. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Qatalyst Partners in rendering its opinion. You should read the opinion carefully in its entirety. Qatalyst Partners’ opinion was provided to our board of directors and addresses only, as of the date of the opinion, the fairness, from a financial point of view, of the consideration to be received by the holders of shares of BroadSoft common stock, other than Cisco or any affiliate of Cisco, pursuant to the merger agreement, and it does not address any other aspect of the merger. It does not constitute a recommendation to any BroadSoft stockholder as to how to vote with respect to the merger or any other matter and does not in any manner address the price at which BroadSoft common stock will trade at any time. The summary of Qatalyst Partners’ opinion set forth herein is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Qatalyst Partners reviewed the merger agreement, certain related documents and certain publicly available financial statements and other business and financial information of BroadSoft. Qatalyst Partners also reviewed certain forward-looking information relating to BroadSoft prepared by BroadSoft’s management, including financial projections and operating data of BroadSoft which we refer to as financial forecasts described in the section of this proxy statement captioned “Certain Projections Utilized by BroadSoft in Connection with the Merger” (the “Projections”). Additionally, Qatalyst Partners discussed the past and current operations and financial condition and the prospects of BroadSoft with BroadSoft’s senior management. Qatalyst Partners also reviewed the historical market prices and trading activity for BroadSoft common stock and compared BroadSoft’s financial performance and the prices and trading activity of BroadSoft common stock with that of certain other selected publicly traded companies and their securities. In addition, Qatalyst Partners reviewed the financial terms, to the extent publicly available, of selected acquisition transactions and performed such other analyses, reviewed such other information and considered such other factors as Qatalyst Partners deemed appropriate.

In arriving at its opinion, Qatalyst Partners assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, Qatalyst Partners by BroadSoft. With respect to the Projections, Qatalyst Partners was advised by the management of BroadSoft and assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of BroadSoft’s management of the future financial performance of BroadSoft and other matters covered thereby. Qatalyst Partners assumed that the merger would be consummated in accordance with the terms set forth in the merger agreement, without any modification, waiver or delay. In addition, Qatalyst Partners assumed that in connection with the receipt of all the necessary approvals of the proposed merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on BroadSoft or Cisco or the contemplated benefits expected to be derived in the proposed merger. Qatalyst Partners did not make any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of BroadSoft nor was Qatalyst Partners furnished with any such evaluation or appraisal. In addition, Qatalyst relied, without independent verification, upon the assessment of BroadSoft’s management as to the existing and future technology and products of BroadSoft and the risks associated with such technology and products. Qatalyst Partners’ opinion has been approved by Qatalyst Partners’ opinion committee in accordance with its customary practice.

Qatalyst Partners’ opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Events occurring after the date of the opinion may affect Qatalyst Partners’ opinion and the assumptions used in preparing it, and Qatalyst Partners did not assume any obligation to update, revise or reaffirm its opinion. Qatalyst Partners’ opinion does not address BroadSoft’s underlying business decision to engage in the merger, or the relative merits of the merger as compared to any strategic alternatives that may be available to BroadSoft. The opinion is limited to the fairness, from a financial point of view, of the consideration to be received by the holders of shares of BroadSoft common stock, other than Cisco or any affiliate of Cisco, pursuant to the merger agreement, and Qatalyst Partners expressed no opinion with respect to the fairness of the amount, nature or timing of the compensation to any of BroadSoft’s officers, directors or employees, or any class of such persons, relative to such consideration.

The following is a brief summary of the material analyses performed by Qatalyst Partners in connection with its opinion dated October 20, 2017. The analyses and factors described below must be considered as a whole; considering any portion of such analyses or factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Qatalyst Partners’ opinion. For purposes of its analyses, Qatalyst Partners utilized both the Projections as well as research analyst consensus estimates for BroadSoft, which we refer to as the “Street Case.” Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and to more fully understand the financial analyses used by Qatalyst Partners, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Qatalyst Partners’ financial analyses.

Discounted Cash Flow Analysis

Qatalyst Partners performed an illustrative discounted cash flow analysis, which is designed to imply a potential, present value of per share values for the common stock of BroadSoft as of September 30, 2017 by:

•	adding:

a)	the implied net present value of BroadSoft’s estimated future unlevered free cash flows, based on the Projections for the fourth quarter of fiscal year 2017 through fiscal year 2021 (which implied present value was calculated by using a range of discount rates of 8.0% to 13.0%, based on an estimated weighted average cost of capital for BroadSoft);

b)	the implied net present value of a corresponding terminal value of BroadSoft, calculated by multiplying BroadSoft’s estimated net operating profit after tax (“NOPAT”) in fiscal year 2022, based on the Projections, by a range of multiples of fully-diluted enterprise value to next-twelve-months estimated NOPAT of 15.0x to 22.0x, and discounted to present value using the same range of discount rates used in item (a) above;

c)	the estimated cash balance, net of the face value of outstanding convertible debt, of BroadSoft as of September 30, 2017, as provided by BroadSoft’s management; and

•	dividing the resulting amount by the number of fully-diluted shares of BroadSoft common stock (calculated using the treasury stock method) outstanding, taking into account RSUs, PSUs and stock options outstanding as of October 18, 2017, as provided by BroadSoft’s management and treating in-the-money convertible debt on a net share basis, and applying a dilution factor derived from the forecasted stock based compensation provided to Qatalyst Partners in the Projections, which BroadSoft’s management directed Qatalyst Partners to use for purposes of its opinion.

Based on the calculations set forth above, this analysis implied a range of values for BroadSoft common stock of approximately $38.22 to $56.48 per share.

Selected Companies Analysis

Qatalyst Partners compared selected financial information and public market multiples for BroadSoft with publicly available information and public market multiples for selected companies. The companies used in this comparison included those companies listed below, and were selected by Qatalyst Partners based on its professional judgement, which included such factors as publicly traded companies in similar lines of business to BroadSoft, having a similar business model, having similar financial performance, or having other relevant or similar characteristics.

Selected High Unified Communications Companies	CY2018E P/E Multiples	CY2018E EBITDA Multiples
RingCentral, Inc. (1)	—	—
8x8, Inc.	—	44.9x
Mitel Networks Corporation (2)	8.3x	8.1x

Note:	Multiples greater than 50x or negative noted as dashes.
(1)	RingCentral unaffected multiples shown based on RingCentral closing price of $35.90 on August 8, 2017, the day prior to rumors of hiring a financial advisor after takeover interest.
(2)	Mitel capitalization and statistics pro forma for the announced acquisition of ShoreTel on July 28, 2017. Statistics based on RBC analyst research dated September 25, 2017.

Selected Carrier Infrastructure and Software Companies	CY2018E P/E Multiples	CY2018E EBITDA Multiples
Cisco Systems, Inc.	13.5x	7.7x
Nokia Corp.	15.4x	7.1x
LM Ericsson Telephone Company	22.6x	6.9x
Juniper Networks, Inc.	11.4x	5.7x
Amdocs Ltd.	16.0x	10.8x
Sonus Networks, Inc. (1)	12.5x	8.0x
Synchronoss Technologies, Inc. (2)	7.3x	7.6x

(1)	Sonus capitalization and statistics shown pro forma for the announced acquisition of GENBAND Inc. on May 23, 2017. Statistics based on William Blair analyst research dated June 1, 2017.
(2)	Synchronoss unaffected multiples shown based on Synchronoss closing price of $10.72 on October 5, 2017, the day prior to Siris Capital acquisition rumors.

Based upon research analyst consensus estimates for calendar year 2018 as of October 18, 2017, and using the closing prices as of October 18, 2017 (except as noted above) for shares of the selected companies, Qatalyst Partners calculated, among other things, (a) the estimated calendar year 2018 price-to-earnings ratio (the “CY2018E P/E Multiples”) and (b) the implied fully-diluted enterprise value divided by the estimated calendar year 2018 EBITDA (the “CY2018E EBITDA Multiples”) for each of the selected companies.

Based on an analysis of the respective multiples for the selected companies, Qatalyst Partners selected a representative multiple range for each of the respective multiples and applied this range to BroadSoft’s estimated statistic (a) based on the Projections and (b) based on the Street Case.

Based on an analysis of the CY2018E P/E Multiples for the selected companies, Qatalyst Partners selected a representative multiple range of 16.0x to 25.0x and applied this range to BroadSoft’s estimated CY2018E Adjusted EPS after statutory taxes based on the Projections and the Street Case. For the purposes of this analysis, Qatalyst Partners added the per share present value of BroadSoft’s net operating losses and tax credits as of June 30, 2017, per BroadSoft’s management, to BroadSoft’s implied common stock price per share. The

Adjusted EPS after statutory taxes was calculated based on a 25% statutory non-GAAP tax rate, per BroadSoft’s management. Based on the calculations set forth above, this analysis implied a range of values for BroadSoft common stock of approximately $35.11 to $54.68 per share based on the Projections, and $34.56 to $53.82 per share based on the Street Case.

Based on an analysis of the CY2018E EBITDA Multiples for the selected companies, Qatalyst Partners selected a representative multiple range of 9.0x to 14.0x and applied this range to BroadSoft’s estimated CY2018E EBITDA based on the Projections and the Street Case. This analysis implied a range of values for BroadSoft common stock of approximately $33.82 to $48.59 per share based on the Projections, and $32.14 to $46.44 per share based on the Street Case.

No company included in the selected companies analysis is identical to BroadSoft. In evaluating the selected companies, Qatalyst Partners made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Many of these matters are beyond the control of BroadSoft, such as the impact of competition on BroadSoft’s business and the industry in general, industry growth and the absence of any material adverse change in BroadSoft’s financial condition and prospects of or the industry or in the financial markets in general. Mathematical analysis, such as determining the arithmetic mean, median, or the high or low, is not in itself a meaningful method of using selected company data.

Selected Transactions Analysis

Qatalyst Partners compared eight selected transactions announced between November 2009 and July 2017 involving companies in the communications technology industry selected by Qatalyst Partners based on its professional judgment. These transactions are listed below:

Announcement Date	Target	Acquiror	LTM P/E Multiple	NTM P/E Multiple	LTM EBITDA Multiple	NTM EBITDA Multiple
July 27, 2017	ShoreTel, Inc.	Mitel Networks Corporation	—	—	18.2x	21.1x
July 8, 2016	Polycom, Inc.	Siris Capital Group, LLC	14.5x	14.2x	6.7x	5.9x
May 23, 2016	Xura, Inc.	Siris Capital Group, LLC	—	—	—	—
March 2, 2015	Mavenir Systems, Inc.	Mitel Networks Corporation	—	—	—	44.0x
November 11, 2013	Aastra Technologies ,Ltd.	Mitel Networks Corporation	10.3x	13.1x	8.4x	6.8x
February 4, 2013	Acme Packet, Inc.	Oracle Corporation	46.3x	—	21.5x	31.0x
October 28, 2010	Syniverse Technologies, Inc.	Carlyle Group	17.1x	15.4x	10.7x	9.7x
November 16, 2009	Tandberg (1)	Cisco Systems, Inc.	27.0x	21.5x	13.9x	11.9x

Note:	Multiples that were not publicly available or not meaningful noted as dashes. Multiples greater than 50x or negative considered not meaningful.
(1)	Based on revised tender offer at 170 Kroner per share on November 16, 2009.

For each of the transactions listed above, Qatalyst Partners reviewed, among other things, (a) the price per share paid for the target company as a multiple of (i) last-twelve-months non-GAAP earnings per share of the target company (“LTM P/E Multiple”), (ii) analyst estimates of the next-twelve-months non-GAAP earnings per share (“NTM P/E Multiple”), as well as (b) the implied fully-diluted enterprise value of the target company as a multiple of (i) last-twelve-months EBITDA of the target company (“LTM EBITDA Multiple”), and (ii) analyst

estimates of the next-twelve-months EBITDA of the target company (“NTM EBITDA Multiple”).    Last-twelve-month and next-twelve-month periods were determined from the date of the last earnings release prior to, or in conjunction with, each respective transaction’s announcement date.

Based on an analysis of the LTM P/E Multiples for the selected transactions, Qatalyst Partners selected a representative multiple range of 18.0x to 27.0x and applied this range to BroadSoft’s Adjusted EPS after statutory taxes and BroadSoft’s as-reported non-GAAP earnings per share (calculated as the consecutive four quarters ended on June 30, 2017). For the purposes of the Adjusted EPS after statutory taxes analysis, Qatalyst Partners added the per share present value of BroadSoft’s net operating losses and tax credits as of June 30, 2017, per BroadSoft’s management, to BroadSoft’s implied common stock price per share. The Adjusted EPS after statutory taxes was calculated based on a 25% statutory non-GAAP tax rate, per BroadSoft’s management. Based on the calculations set forth above, this analysis implied a range of values for BroadSoft common stock of approximately $28.40 to $42.45 per share based on the Adjusted EPS after statutory taxes , and $36.36 to $54.54 per share based on the as-reported non-GAAP earnings per share.

Based on an analysis of the NTM P/E Multiples for the selected transactions, Qatalyst Partners selected a representative multiple range of 16.0x to 23.0x and applied this range to the estimated Adjusted EPS after statutory taxes and BroadSoft’s as-reported non-GAAP earnings per share, based on the Street Case (calculated as the consecutive four quarters ending on June 30, 2018). For the purposes of the Adjusted EPS after statutory taxes analysis, Qatalyst Partners added the per share present value of BroadSoft’s net operating losses and tax credits as of June 30, 2017, per BroadSoft’s management, to BroadSoft’s implied common stock price per share. The Adjusted EPS after statutory taxes was calculated based on a 25% statutory non-GAAP tax rate, per BroadSoft’s management. Based on the calculations set forth above, this analysis implied a range of values for BroadSoft common stock of approximately $33.43 to $47.91 per share based on the Adjusted EPS after statutory taxes, and $41.76 to $60.03 per share based on the as-reported earnings per share.

Based on the analysis of the LTM EBITDA Multiples for selected transactions, Qatalyst Partners selected a representative multiple range of 10.0x to 15.0x applied to BroadSoft’s last-twelve-months EBITDA (calculated as the consecutive four quarters ended on June 30, 2017). This analysis implied a range of values for the common stock of approximately $26.27 to $37.05 per share.

Based on the analysis of the NTM EBITDA Multiples for the selected transactions, Qatalyst Partners selected a representative multiple range of 9.0x to 13.0x applied to BroadSoft’s estimated next-twelve-months EBITDA (calculated as the consecutive four quarters ending on June 30, 2018), based on the Street Case. This analysis implied a range of values for the common stock of approximately $30.75 to $41.50 per share.

No company or transaction utilized in the selected transactions analysis is identical to BroadSoft or the merger. In evaluating the selected transactions, Qatalyst Partners made judgments and assumptions with regard to general business, market and financial conditions and other matters, many of which are beyond BroadSoft’s control, such as the impact of competition on BroadSoft’s business or the industry generally, industry growth and the absence of any material adverse change in BroadSoft’s financial condition or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared.

Miscellaneous

In connection with the review of the merger by our board of directors, Qatalyst Partners performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily amenable to a partial analysis or summary description. In arriving at its opinion, Qatalyst Partners considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Qatalyst Partners believes that selecting any portion of its analyses, without considering all analyses as a whole, could create a misleading or incomplete view of the process underlying its analyses and opinion. In addition, Qatalyst Partners may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Qatalyst Partners’ view of BroadSoft’s actual value. In performing its analyses, Qatalyst Partners made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond BroadSoft’s control. Any estimates contained in Qatalyst Partners’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Qatalyst Partners conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the consideration to be received by the holders of BroadSoft common stock, other than Cisco or any affiliate of Cisco, pursuant to the merger agreement. This analysis does not purport to be an appraisal or to reflect the price at which BroadSoft common stock might actually trade.

Qatalyst Partners’ opinion and its presentation to our board of directors was one of many factors considered by our board of directors in deciding to approve the merger agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of our board of directors with respect to the consideration to be received by the holders of BroadSoft common stock, other than Cisco or any affiliate of Cisco, pursuant to the merger agreement or of whether our board of directors would have been willing to agree to different consideration. The consideration payable in the merger was determined through arm’s length negotiations between BroadSoft and Cisco and was approved by our board of directors. Qatalyst Partners provided advice to BroadSoft during these negotiations. Qatalyst Partners did not, however, recommend any specific consideration to BroadSoft or that any specific consideration constituted the only appropriate consideration for the merger.

Qatalyst Partners provides investment banking and other services to a wide range of corporations and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst Partners may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of BroadSoft, Cisco or certain of their respective affiliates. During the two year period prior to the date of Qatalyst Partners’ opinion, no material relationship existed between Qatalyst Partners and its affiliates and BroadSoft or Cisco pursuant to which compensation was received by Qatalyst Partners or its affiliates; however, Qatalyst Partners and its affiliates may in the future provide investment banking and other financial services to BroadSoft or Cisco or any of their respective affiliates for which it would expect to receive compensation.

Pursuant to a letter agreement dated August 27, 2013, as amended by a letter agreement dated June 1, 2017, Qatalyst Partners provided BroadSoft with financial advisory services in connection with the merger for which it will be paid approximately $32 million, $2.0 million of which was payable upon the delivery of its opinion (regardless of the conclusion reached therein), and the remaining portion of which will be paid upon, and subject to, consummation of the Merger.    Additionally, BroadSoft paid Qatalyst Partners $75,000 at the execution of the letter agreement and $75,000 in 2013 following BroadSoft’s first meeting with a company potentially interested in a strategic transaction with BroadSoft that BroadSoft determined to continue discussions with. BroadSoft has also agreed to reimburse Qatalyst for its expenses incurred in performing its services. BroadSoft has also agreed to indemnify Qatalyst Partners and its affiliates, their respective members, directors, officers, partners, agents and employees and any person controlling Qatalyst Partners or any of its affiliates against certain liabilities, including liabilities under the federal securities laws, and expenses related to or arising out of Qatalyst Partners’ engagement.

Opinion of Jefferies

BroadSoft has retained Jefferies to act as a financial advisor to BroadSoft in connection with the merger based on its reputation and substantial knowledge and expertise in the unified communications industry and mergers and acquisition transactions generally. In connection with this engagement, our board of directors requested that Jefferies evaluate the fairness, from a financial point of view, of the consideration to be received by the holders of BroadSoft common stock (other than Cisco and its affiliates) pursuant to the merger. At the meeting of our board of directors on October 20, 2017, Jefferies rendered its oral opinion to our board of directors, confirmed by delivery of a written opinion dated October 20, 2017, to the effect that, as of that date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Jefferies as set forth in its opinion, the consideration to be received by holders of BroadSoft common stock (other than Cisco and its affiliates) pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of the written opinion of Jefferies, dated October 20, 2017, to our board of directors is attached hereto as Annex B-2. Jefferies’ opinion sets forth, among other things, the various assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Jefferies in rendering its opinion. We encourage you to read Jefferies’ opinion carefully and in its entirety. Jefferies’ opinion was provided for the use and benefit of our board of directors and addresses only the fairness, from a financial point of view, of the consideration to be received by the holders of BroadSoft common stock (other than Cisco and its affiliates) pursuant to the merger as of the date of the opinion. It does not address any other aspects of the merger, including the underlying business decision by BroadSoft to engage in the merger, and does not constitute a recommendation as to how any holder of BroadSoft common stock should vote or act with respect to the merger or any matter related thereto. The summary of the opinion of Jefferies set forth below is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Jefferies, among other things:

•	reviewed a draft dated October 20, 2017 of the merger agreement;

•	reviewed certain publicly available financial and other information about BroadSoft;

•	reviewed certain information furnished to Jefferies by BroadSoft’s management, including the Projections, relating to the business, operations and prospects of BroadSoft;

•	held discussions with members of senior management of BroadSoft concerning the matters described in the second and third bullets immediately above;

•	reviewed the share trading price history and valuation multiples for BroadSoft common stock and compared them with those of certain other publicly traded companies that Jefferies deemed relevant;

•	reviewed the proposed financial terms of the merger and compared them with the financial terms of certain other acquisition transactions that Jefferies deemed relevant; and

•	conducted such other financial studies, analyses and investigations as Jefferies deemed appropriate.

In Jefferies’ review and analysis and in rendering its opinion, Jefferies assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by BroadSoft or that was otherwise publicly available to Jefferies (including, without limitation, the information described above), or that was otherwise reviewed by Jefferies. In its review, Jefferies relied on assurances of management of BroadSoft that it was not aware of any facts or circumstances that would make such information incomplete, inaccurate or misleading, and did not obtain any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance sheet or otherwise) of, or conduct a physical inspection of any of the properties or facilities of, BroadSoft. Jefferies was not furnished with any such evaluations or appraisals of such physical inspections and did not assume any responsibility to obtain any such evaluations or appraisals.

With respect to the Projections (including estimates as to potential net operating loss carryforwards of BroadSoft on a standalone basis) provided to and reviewed by Jefferies, Jefferies’ opinion noted that projecting future results of any company is inherently subject to uncertainty. We informed Jefferies, however, and Jefferies assumed, that such Projections were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of BroadSoft as to the future financial performance of BroadSoft. Jefferies expressed no opinion as to the Projections or the assumptions on which they were made.

Jefferies’ opinion was based on economic, monetary, regulatory, market and other conditions existing and which could be evaluated as of the date of its opinion. Jefferies expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting Jefferies’ opinion of which Jefferies became aware after the date of its opinion.

Jefferies made no independent investigation of any legal, regulatory, accounting or tax matters affecting BroadSoft or the merger, and Jefferies assumed the correctness in all respects meaningful to Jefferies’ analysis of all legal and accounting advice given to BroadSoft and our board of directors, including, without limitation, advice as to the legal, regulatory, accounting and tax consequences of the terms of, and transactions contemplated by, the merger agreement to BroadSoft and its stockholders. In addition, in preparing its opinion, Jefferies did not take into account any tax or other consequences of the merger to, or individual circumstances of, any holder of BroadSoft common stock. In rendering its opinion, Jefferies assumed that the final form of the merger agreement would be substantially similar to the last draft reviewed by it and assumed that the merger would be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and in compliance with all applicable laws, documents and other requirements. Jefferies also assumed that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, waivers and releases for the merger, no delay, limitation, restriction or condition would be imposed or occur that would have an adverse effect on BroadSoft, Cisco or that otherwise would be meaningful in any respect to its analyses or opinion.

Jefferies’ opinion was for the use and benefit of our board of directors in its evaluation of the consideration from a financial point of view, and did not address the relative merits of the transactions contemplated by the merger agreement as compared to any alternative transaction or opportunity that might be available to BroadSoft. Jefferies’ opinion also did not address the underlying business decision by BroadSoft to engage in the merger or the terms of the merger agreement or the documents referred to therein, including the form or structure of the merger or any term, aspect or implication of any guarantee, financing or other arrangements, agreements or understandings entered into in connection with, or contemplated by or resulting from, the merger or otherwise. Jefferies’ opinion does not constitute a recommendation as to how any holder of shares of BroadSoft common stock should vote or act with respect to the merger or any matter. In addition, Jefferies did not express an opinion or view with respect to, and its opinion did not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of BroadSoft, other than the holders of shares of BroadSoft common stock. Jefferies expressed no opinion as to the price at which shares of BroadSoft common stock would trade at any time. Furthermore, Jefferies did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation or other consideration payable or to be received by any of BroadSoft’s officers, directors or employees, or any class of such persons, in connection with the merger relative to the consideration to be received by holders of shares of BroadSoft common stock. Jefferies’ opinion was authorized by the Fairness Committee of Jefferies.

In connection with rendering its opinion, Jefferies performed a variety of financial and comparative analyses, which are summarized below. The following summary is not a complete description of all analyses performed and factors considered in connection with Jefferies’ opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected public companies and selected precedent transactions analyses summarized below, no company or transaction used as a comparison was identical or directly comparable to BroadSoft or the merger. These analyses necessarily involved complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies or transactions concerned.

Jefferies believes that its analyses and the summary below must be considered as a whole. Considering any portion of Jefferies’ analyses or the factors considered by Jefferies or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying the conclusion expressed in Jefferies’ analyses and opinion. In addition, Jefferies may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that implied reference ranges resulting from any particular analysis described below should not be taken to be Jefferies’ view of BroadSoft’s actual value. Jefferies did not draft, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and also on the application of Jefferies’ own experience and judgment.

In performing its analyses, Jefferies made numerous assumptions with respect to industry performance, general business, economic, monetary, regulatory, market and other conditions and other matters, many of which are beyond our and Jefferies’ control. The analyses performed by Jefferies are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or securities actually may be sold or acquired. Accordingly, the estimates used in, and the range of the valuations resulting from, any particular analysis described below are inherently subject to substantial uncertainty and should not be taken as Jefferies’ view of the actual value of BroadSoft or its securities.

The analyses performed were prepared solely as part of Jefferies’ analysis on the fairness, from a financial point of view, of the consideration to be received by holders of shares of BroadSoft common stock (other than Cisco or its affiliates) pursuant to the merger agreement, and were provided to our board of directors in connection with the delivery of Jefferies’ opinion. The consideration payable in the merger was determined through negotiation between BroadSoft and Cisco, and the decision by BroadSoft to enter into the merger agreement was solely that of our board of directors. Jefferies’ opinion and financial analyses were only one of many factors considered by the board of directors in its evaluation of the consideration and should not be viewed as determinative of the views of the board of directors or management with respect to the merger or the consideration payable in the merger.

The following is a summary of the material financial analyses performed by Jefferies in connection with Jefferies’ delivery of its opinion and presentation to our board of directors at its meeting on October 20, 2017. The financial analyses summarized below include information presented in tabular format. In order to fully understand Jefferies’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies’ financial analyses.

Selected Companies Analysis

Jefferies reviewed publicly available financial and stock market information of the following ten selected companies, which we refer to as the selected companies, of which three were unified communications companies, and seven were carrier infrastructure & software provider companies, that Jefferies in its professional judgment considered generally relevant to BroadSoft for purposes of its financial analysis, and compared such information with similar publicly available financial and stock market information of BroadSoft.

Selected Enterprise Unified Communications Companies	Price / CY17 Adj. EPS	Price / CY18 Adj. EPS
RingCentral, Inc. (1)	NM	NM
8x8, Inc.	NM	NM
Mitel Networks Corporation (2)	11.8x	8.3x

Note:	Not Meaningful (NM) when relevant or projected figures are less than zero or multiples are greater than 50x.
(1)	Reflects unaffected price of $35.90 as of August 8, 2017.
(2)	Mitel metrics pro forma for Shoretel acquisition announced on July 27, 2017. Metrics per RBC research published September 25, 2017 and company filings.

Selected Carrier Infrastructure and Software Provider Companies	Price / CY17 Adj. EPS	Price / CY18 Adj. EPS
Cisco Systems, Inc.	14.1x	13.4x
Nokia Corporation	18.6x	15.7x
LM Ericsson Telephone Company	NM	24.3x
Juniper Networks, Inc.	11.9x	11.4x
Amdocs Limited	17.1x	15.9x
Sonus Networks, Inc. (1)	30.0x	13.2x
Synchronoss Technologies, Inc. (2)	11.3x	8.6x

(1)	Pro forma for announced acquisition of GENBAND Inc. on May 23, 2017. Metrics per William Blair research published July 12, 2017 and company filings.
(2)	Reflects unaffected price of $10.72 as of October 5, 2017.

Jefferies reviewed total enterprise values (“TEV”), calculated as fully-diluted equity values based on closing stock prices on October 13, 2017, plus total debt, preferred stock and non-controlling interests (as applicable) less cash and cash equivalents, for the selected companies as a multiple of their respective estimated adjusted earnings per share for calendar years 2017 and 2018. Estimated financial data of the selected companies were based on publicly available Wall Street research analysts’ estimates, public filings and other publicly available information, calendarized in certain instances for comparative purposes. Estimated financial data of BroadSoft was based on publicly available information and the Projections.

Applying a range of selected multiples from each of the selected companies to BroadSoft’s estimated adjusted cash tax earnings per share for calendar years 2017 and 2018, respectively, Jefferies derived ranges of implied enterprise value for BroadSoft. Jefferies derived the below implied equity reference ranges per share of BroadSoft common stock, as compared to the consideration to be received by the holders of BroadSoft common stock (other than Cisco and its affiliates) pursuant to the merger, by subtracting total debt and adding cash and cash equivalents to the ranges of implied enterprise values for BroadSoft and dividing by BroadSoft’s fully diluted shares of BroadSoft common stock outstanding (including the make-whole shares from BroadSoft’s 2018 and 2022 convertible debt), based on the capitalization table provided to Jefferies by BroadSoft’s management on October 18, 2017, which BroadSoft’s management directed Jefferies to use for purposes of its opinion.

Benchmark	Multiple Range	Implied Equity Reference Range Per Share of BroadSoft common stock
BroadSoft Price / CY17 Adj. Cash Tax EPS of $2.41	15.0x – 21.0x	$ 36.21 – $ 50.69
BroadSoft Price / CY18 Adj. Cash Tax EPS of $2.75	14.0x – 20.0x	$ 38.56 – $ 55.08

None of the selected companies is identical to BroadSoft. In evaluating the selected companies, Jefferies made numerous judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond BroadSoft’s and Jefferies’ control. Mathematical analysis, such as determining the median, is not in itself a meaningful method of using the selected companies’ data.

Selected Transactions Analysis

Using publicly available information, Jefferies reviewed, among other things, financial data relating to eighteen completed transactions listed below involving the acquisition of unified communications and messaging related communication software companies or the acquisition of services to communication service providers and enterprises companies, that Jefferies in its professional judgment considered generally relevant, which we refer to as the selected transactions. Jefferies reviewed selected transactions announced since January 1, 2009 with an implied transaction enterprise value between $300 million and $4 billion.

Announce Date	Acquiror	Target	TEV / LTM (12/31/17) Revenue	TEV / LTM (12/31/17) EBITDA		Price / LTM (12/31/17) Adjusted Earnings Per Share
July 27, 2017	Mitel Networks Corporation	ShoreTel, Inc.	1.2x	18x		NM
May 23, 2017	Sonus Networks, Inc.	GENBAND Inc.	1.0x	18x	(1)	NA
December 19, 2016	Xura, Inc.	Mavenir Systems, Inc.	2.1x	16x		NA
August 31, 2016	Genesys Telecommunications Laboratories, Inc.	Interactive Intelligence Group, Inc.	3.4x	NM		NM
July 26, 2016	LogMeIn, Inc.	Citrix Systems, Inc.	NA	NA		NA
July 8, 2016	Siris Capital Group, LLC	Polycom, Inc.	1.1x	7x		15x
May 23, 2016	Siris Capital Group, LLC	Xura, Inc.	2.2x	22x		29x	(2)
May 18, 2016	NICE-Systems, Ltd.	inContact, Inc.	4.2x	NM		NM
November 3, 2015	Atos SE	Unify	0.5x	NM		NA
June 15, 2015	Comverse, Inc.	Acision Global Limited (3)	Conf.	Conf.		NA
March 2, 2015	Mitel Networks Corporation	Mavenir Systems, Inc.	4.0x	NM		NM
November 11, 2013	Mitel Networks Corporation	Aastra Technologies, Ltd.	0.5x	7x		10x
February 4, 2013	Oracle Corporation	Acme Packet, Inc.	6.1x	27x		NM

Announce Date	Acquiror	Target	TEV / LTM (12/31/17) Revenue	TEV / LTM (12/31/17) EBITDA	Price / LTM (12/31/17) Adjusted Earnings Per Share
November 7, 2011	Siris Capital Group, LLC	Tekelec	1.3x	9x	33x
October 28, 2010	Carlyle Group	Syniverse Technologies, Inc.	4.2x	10x	16x
October 27, 2010	Carlyle Group	CommScope, Inc.	1.2x	8x	16x
October 13, 2009	Cisco Systems, Inc.	Starent Networks, Corp.	7.9x	20x	35x
October 1, 2009	Cisco Systems, Inc.	Tandberg	3.7x	13x	27x

Note:	Multiples that are greater than 50x or negative are Not Meaningful (NM). Not Available (NA) when figures are not publicly available.
(1)	Based on 2016A EBITDA of $23.6 million
(2)	LTM non-GAAP EPS calculated from annualizing sum of derived non-GAAP EPS from fiscal quarters Q1’17, Q4’16 and Q3’16.
(3)	Operating metrics reflect Acision’s 2014 Audited Report and Financial Statement, prepared on an IFRS basis.

Jefferies reviewed, among other things, publicly available enterprise transaction values of the selected transactions, if available, and otherwise calculated enterprise transaction values as the purchase prices paid for the target companies involved in such transactions adjusted for cash and debt on the applicable target companies’ balance sheet at the time of acquisition if publicly available, in each case as a multiple of the respective target companies’ last-twelve-months’ revenue (“LTM Revenue”), last-twelve-months’ EBITDA (“LTM EBITDA”) and last-twelve-months’ adjusted earnings per share (“LTM Adj. EPS”).

Applying a range of selected multiples of 3.0x to 4.5x for LTM Revenue, 16.0x to 18.0x for LTM EBITDA and 20.0x to 24.0x LTM Adj. Cash Tax EPS, for the year ending December 31, 2017, and assuming a LTM Revenue of $386 million, LTM EBITDA of $97 million and LTM Adj. Cash Tax EPS of $2.41, Jefferies derived the below implied equity reference ranges per share of BroadSoft common stock, as compared to the consideration to be received by the holders of BroadSoft common stock (other than Cisco and its affiliates) pursuant to the merger, by subtracting total debt and adding cash and cash equivalents to the ranges of implied enterprise values for BroadSoft and dividing by BroadSoft’s fully diluted shares of BroadSoft common stock outstanding, based on the capitalization table provided to Jefferies by BroadSoft’s management on October 18, 2017, which BroadSoft’s management directed Jefferies to use. Financial data for the selected transactions and BroadSoft were based on public filings, other publicly available information and the Projections.

Benchmark	Multiple Range	Implied Equity Reference Range Per Share of BroadSoft common stock
BroadSoft TEV / LTM (12/31/17) Revenue of $386 million	3.0x – 4.5x	$37.91 – $52.04
BroadSoft TEV / LTM (12/31/17) EBITDA of $97 million	16.0x – 18.0x	$47.49 – $52.10
BroadSoft Price / LTM (12/31/17) Adjusted Cash Tax Earnings Per Share of $2.41	20.0x – 24.0x	$48.27 – $57.93

No transaction selected by Jefferies for its analysis is identical to the merger. In evaluating the merger, Jefferies made numerous judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond BroadSoft’s and Jefferies’ control. Mathematical analysis, such as determining the median, is not in itself a meaningful method of analyzing transaction data.

Discounted Cash Flow Analysis

Jefferies performed a discounted cash flow analysis to estimate the present value of the free cash flows of BroadSoft through the fiscal year ending 2022 using the Projections, discount rates ranging from 10.8% to 12.8%, which were based on a weighted average cost of capital calculation for the selected companies, and a net operating profit after taxes next-twelve-months multiple ranging from 14.0x to 20.0x. Jefferies also, per BroadSoft’s management guidance, assumed that all net operating losses would be fully utilized by the end of 2019 and BroadSoft would have a 20% long term cash tax rate through the fiscal year ending 2020 and thereafter. To determine the implied total equity value for BroadSoft, Jefferies subtracted total debt and added cash and cash equivalents to the implied enterprise value of BroadSoft. To derive an implied equity reference range per share of BroadSoft common stock, as compared to the consideration to be received by the holders of BroadSoft common stock (other than Cisco and its affiliates) pursuant to the merger, Jefferies divided the total implied equity value by the amount of BroadSoft’s fully diluted shares of common stock outstanding, based on the capitalization table provided to Jefferies by BroadSoft’s management on October 18, 2017 and the forecasted stock based compensation provided to Jefferies in the Projections, which BroadSoft’s management directed Jefferies to use for purposes of its opinion. This analysis indicated an implied equity reference range per share of common stock of $37.86 to $50.47.

Other Information

For reference purposes only, using publicly available information, Jefferies reviewed the premia offered in all-cash mergers and acquisitions transactions that were announced between January 1, 2008 and October 13, 2017. For each of these transactions, Jefferies calculated the premium represented by the offer price or merger consideration over the target company’s closing stock price one trading day and 20 trading days prior to the transaction’s announcement. The review indicated the following premia for those time periods prior to announcement:

Time Period Prior to Announcement	25th Percentile	75th Percentile
One-Day Premium	20%	44%
20-Day Premium	27%	53%

Applying a reference range of the 25th and the 75th percentile for each of the time periods described above to BroadSoft’s unaffected one trading day stock price of $43.05 on August 29, 2017 and BroadSoft’s unaffected 20 trading day stock price of $43.60 on August 2, 2017, Jefferies derived implied equity reference ranges of $51.52 to $61.96 with respect to the one trading day premium prior to affected date and $55.39 to $66.53 with respect to the 20 trading day premium prior to the affected date.

General

Jefferies’ opinion was one of many factors taken into consideration by our board of directors in making its determination to approve the merger and should not be considered determinative of the views of our board of directors or management with respect to the merger or the consideration.

Jefferies was selected by our board of directors based on Jefferies’ qualifications, expertise and reputation. Jefferies is an internationally recognized investment banking and advisory firm. Jefferies, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services.

Pursuant to a letter agreement, dated May 22, 2017, between BroadSoft and Jefferies, BroadSoft has agreed to pay Jefferies for its financial advisory services in connection with the merger a fee of approximately $15.9 million, $1,000,000 of which was payable upon the delivery of Jefferies’ opinion (regardless of the conclusion reached therein). We have also agreed to reimburse Jefferies for certain expenses incurred in connection with Jefferies’ engagement, and to indemnify Jefferies against liabilities arising out of or in connection with the services rendered or to be rendered by Jefferies under its engagement. Jefferies has, in the past, provided financial advisory and financing services to BroadSoft and may continue to do so and have received, and may receive, fees for the rendering of such services. Jefferies has not, in the past two years, provided financial advisory and/or financing services to BroadSoft or Cisco. Jefferies maintains a market in the securities of BroadSoft, and in the ordinary course of its business, Jefferies and its affiliates may trade or hold securities of BroadSoft or Cisco and/or their respective affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions in those securities. In addition, Jefferies may seek to, in the future, provide financial advisory and financing services to BroadSoft, Cisco or entities that are affiliated with BroadSoft or Cisco, for which Jefferies would expect to receive compensation.

Certain Projections Utilized by BroadSoft in Connection with the Merger

We do not, as a matter of course, publicly disclose forecasts or projections as to future performance, earnings or other results, other than our annual and quarterly guidance, due to the inherent unpredictability of the underlying long term assumptions, estimates and projections.

Our management prepared forward-looking financial information for the years 2017 through 2022, which was provided to our board of directors, as well as Qatalyst Partners and Jefferies, in July 2017 and thereafter updated the 2017 estimates in October 2017 only to reflect actual results through September 30, 2017, in connection with the evaluation of the proposed merger with Cisco and the merger consideration in comparison to other strategic alternatives. These internal financial forecasts for the years 2017 through 2022 (the “Projections”) were based on the assumptions of (a) a 13% compounded annual growth rate (“CAGR”) in total revenue for the period between 2016 and 2022, driven by 10% compounded annual growth rate for the same time period in software revenue (comprising a 15% CAGR between 2016 and 2019 and a 4% CAGR between 2019 and 2022 with the faster growth in the 2016-2019 timeframe driven by our transformation projects and slower growth in the 2019 to 2022 timeframe driven by a deceleration in those same transformation projects as they near completion), 19% compounded annual growth rate for 2016-2022 in maintenance and subscription revenue (comprising a 28% CAGR in SaaS revenue and a 13 % CAGR in maintenance revenue) and de minimus growth in compounded annual professional services revenue for the period between 2016 and 2022, (b) an increase in non-GAAP gross margin by 60 basis points in 2022 as compared to 2016, driven by an increase in software gross margin by 169 basis points and maintenance and subscription gross margin increase of 47 basis points (comprising a 146 basis point increase in maintenance margin and a 14.4% increase in SaaS margin; the aggregate margin impact is muted given the much faster growth forecast in lower-margin SaaS revenue), partially offset by a decline in professional services gross margin of 11%, (c) projected operating expense percentage decline of 129 basis points in 2019 as compared to 2016 given strong software revenue growth during that time period followed by a projected operating expense percentage increase of 144 basis points in 2022 as compared to 2019 concomitant with the slowdown in software revenue growth and (d) net operating losses utilization that would keep cash tax rate below 9% through 2019E and 20% thereafter. The Projections were reviewed by our board of directors and authorized by the board for use by our financial advisors, Qatalyst Partners and Jefferies, respectively. In addition, in connection with the evaluation of a possible transaction with Cisco, we provided Cisco with a subset of the Projections, including revenue, adjusted EBITDA and EBIT for the years 2017 through 2019 that were prepared by our management and not for public disclosure.

The information set forth below is included solely to give BroadSoft’s stockholders access to relevant portions of such financial projections and is not included in this proxy statement to influence any BroadSoft stockholder to vote in favor of the merger or for any other purpose, including whether or not to seek appraisal rights with respect to a stockholder’s shares of BroadSoft common stock.

The Projections were not prepared with a view toward public disclosure or toward complying with generally accepted accounting principles (“GAAP”), nor were they prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of Projections. The Projections are not meant to be considered in isolation or as a substitute for results prepared in accordance with GAAP. In addition, the Projections were not based on any comprehensive set of accounting rules or principles, nor were they prepared with the assistance of or reviewed, compiled or examined by independent accountants. The Projections may differ from published analyst estimates and forecasts and do not take into account any events or circumstances after the date they were prepared, including the announcement of the merger.

The Projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond our management’s control. Important factors that may affect actual results and result in such forecasts not being achieved include the risks and uncertainties detailed in our public periodic filings with the SEC. In addition, the Projections may be affected by our ability to achieve strategic goals, objectives and targets over the applicable period. The assumptions upon which the Projections were based necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which we operate, and the risk and uncertainties described under “Caution Regarding Forward-Looking Statements”, all of which are difficult or impossible to predict accurately and many of which are beyond our control. The Projections also reflect assumptions as to certain business decisions that are subject to change.

The Projections were developed by BroadSoft management on a standalone basis without giving effect to the transactions contemplated by the merger agreement, and therefore the Projections do not give effect to the merger and the other transactions contemplated by the merger agreement or any changes to BroadSoft’s operations or strategy that may be implemented after the consummation of the merger, including any costs incurred in connection with the merger and the other transactions contemplated by the merger agreement. Furthermore, the Projections do not take into account the effect of any failure of the transactions contemplated by the merger agreement to be completed and should not be viewed as accurate or continuing in that context.

Accordingly, there can be no assurance that the Projections will be realized, and actual results may vary materially from those shown. The inclusion of the Projections in this proxy statement should not be regarded as an indication that any of BroadSoft, Qatalyst Partners, Jefferies, Cisco or Sub or any of their respective affiliates, officers, directors, advisors or other representatives considered or consider the Projections necessarily predictive of actual future events, and the Projections should not be relied upon as such. None of BroadSoft, Qatalyst Partners, Jefferies, Cisco, Sub or any of their respective affiliates, officers, directors, advisors or other representatives can give any assurance that actual results will not differ from the Projections, and BroadSoft undertakes no obligation to update or otherwise revise or reconcile the Projections to reflect circumstances existing after the date such Projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Projections are shown to be in error. None of BroadSoft, or, to the knowledge of BroadSoft, Cisco or Sub, intends to make publicly available any update or other revisions to the Projections. None of BroadSoft or its respective affiliates, officers, directors, advisors or other representatives has made or makes any representation to any stockholder or other person regarding the ultimate performance of BroadSoft compared to the information contained in the Projections or that forecasted results will be achieved. BroadSoft has made no representation to Cisco or Sub, in the merger agreement or otherwise, concerning the Projections.

The Projections includes certain non-GAAP financial measures, including Adjusted EBITDA and EBIT, unlevered free cash flow, net operating income after cash taxes, net operating income after statutory taxes and earnings per share based on a non-GAAP number of outstanding shares (“EPS”). Certain of the financial projections set forth herein may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by BroadSoft may not be comparable to similarly titled amounts used by other companies.

In light of the foregoing factors and the uncertainties inherent in these projections, stockholders of BroadSoft are cautioned not to place undue, if any, reliance on these projections.

BroadSoft Projected Financial Information

Unlevered free cash flow
(In millions)	4Q 2017	2018E	2019E	2020E	2021E	2022E
Revenue	$125	$441	$512	$580	$642	$706
Adjusted EBITDA(1)	50	115	141	155	163	176
less: Depreciation	(4)	(16)	(18)	(18)	(19)	(20)

EBIT(2)	46	99	124	137	144	156

less: Cash taxes(3)	(2)	(5)	(11)	(27)	(29)	(31)
plus: Depreciation	4	16	18	18	19	20
less: Capital expenditures	(3)	(18)	(18)	(19)	(19)	(20)

less: Increase in net working capital	(12)	(18)	(20)	(22)	(22)	(23)

Unlevered free cash flow (4)	32	74	92	87	92	102

(1)	Adjusted EBITDA is non-GAAP financial measure calculated by starting with EBIT (a non-GAAP financial measure of earnings before interest and tax) and adding back depreciation expense (as shown in the table above).
(2)	EBIT excludes expenses related to stock-based compensation, amortization of acquired intangible assets, non-cash interest expenses on our convertible notes, foreign currency transaction gains and losses and loss on repurchase of our convertible notes.

(3)	Cash taxes assume that net operating losses and tax credits are fully utilized by the end of 2019.

(4)	Unlevered free cash flow is a non-GAAP financial measure calculated by starting with EBIT and subtracting cash taxes, capital expenditures, changes in working capital and then adding back depreciation expense (as shown in the table above).

Net operating income after cash taxes; net operating income after statutory taxes; and earnings per share

(In millions, except for per share amounts)	4Q 2017	2018E	2019E
EBIT	$46	$99	$124
less: Interest expenses (income)	(0.1)	(1.3)	(2.4)
Pre-tax income	46	100	126
Net income after cash taxes(1)	44	95	115
Net income after statutory taxes(2)	34	75	94
Shares of BroadSoft common stock outstanding(3)	34	34	36
Adjusted EPS after cash taxes(4)	1.30	2.75	3.20
Adjusted EPS after statutory taxes(4)	1.03	2.17	2.63

(1)	Net operating income after cash taxes is EBIT after interest expenses (income), and after cash taxes (as shown in the table above for unlevered free cash flow).

(2)	Net operating income after statutory taxes is EBIT after interest expenses (income), and after taxes based on a 25% statutory non-GAAP tax rate.
(3)	Outstanding shares in millions, assuming increases by approximately 1 million per year starting in 2017, due to the effect of future issuances by BroadSoft of equity awards.
(4)	Non-GAAP earnings per share of BroadSoft common stock.

Vote Required and Recommendation of the Board of Directors

At a special meeting of our board of directors held on October 20, 2017, our board of directors unanimously (a) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, (b) determined that the merger agreement and the transactions contemplated thereby, including the merger, taken together, are at a price and on terms that are fair to, and in the best interest of, BroadSoft and its stockholders, (c) approved the execution, delivery and performance by BroadSoft of the merger agreement and consummation of the transactions contemplated thereby, including the merger and (d) resolved to recommend that the stockholders of BroadSoft approve the adoption of the merger agreement and thereby approve the merger.

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of BroadSoft common stock entitled to vote thereon at the close of business on the Record Date. Abstentions and broker non-votes, if any, will have the same effect as “against” votes with respect to the proposal to adopt the merger agreement.

Our board of directors unanimously recommends that the BroadSoft stockholders vote “FOR” the adoption of the merger agreement, and thereby approve the merger.

Interests of Our Directors and Executive Officers in the Merger

In considering the unanimous recommendation of our board of directors in favor of the merger, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of stockholders generally. Our board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger. Stockholders should take these benefits into account in deciding whether to vote for adoption of the merger agreement and thereby approve the merger. As described in more detail below, these interests include:

•	at the effective time of the merger, each outstanding vested stock option, vested RSU and vested PSU granted under BroadSoft’s equity plans (including those held by our directors and executive officers) (including such options, RSUs, and PSUs that vest in connection with the merger) will terminate and be converted into the right to receive from Cisco an amount of cash equal to $55.00 per share (or in the case of stock options, the excess, if any, of $55.00 over the exercise price of such option), without interest and subject to all applicable tax withholding;

•	each outstanding unvested stock option, unvested RSU and unvested PSU granted under BroadSoft’s equity plans held by the continuing employees and consultants of BroadSoft or its subsidiaries as of the effective time of the merger (including those held by our directors and executive officers) will be converted into and substituted for the right to receive from Cisco an amount of unvested cash equal to $55.00 per share (or in the case of stock options, the excess, if any, of $55.00 over the exercise price of such option), payable in accordance with the service-based vesting schedule for such equity award (including any applicable terms relating to termination and accelerated vesting of the equity award), without interest and subject to all applicable tax withholding (the unvested PSUs will no longer be subject to performance-based vesting criteria but service-based vesting criteria only);

•	accelerated vesting, upon the effective time of the merger, of the RSUs, held by non-employee non-continuing directors, as described in more detail below under the section of this proxy statement captioned “Cash-Out of Certain BroadSoft Equity Awards”;

•	Messrs. Tessler, Hoffpauir and Tholen have entered into employment agreements with Cisco setting forth the terms and conditions of these executives’ continued employment with Cisco from and after the closing of the merger, as further described under the section “Future Arrangements with Cisco” below;

•	other executive officers may be eligible to receive cash severance payments and benefits under individual Change in Control Severance Agreements upon certain types of terminations of employment that occur following the merger, but only if their respective employment is in fact so terminated; and

•	accelerated vesting and payment of unvested cash in connection with qualifying terminations of an executive officer’s employment following the merger, as described in more detail below under the section captioned “Compensation Related to Transaction or Subsequent Termination.”

For further information with respect to the arrangements between BroadSoft and its executive officers, directors and affiliates described in this Item, as well as other arrangements between BroadSoft and its executive officers, directors, and affiliates, please see our Definitive Proxy Statement filed pursuant to Regulation 14A on March 17, 2017.

Outstanding Shares Held by Executive Officers and Directors

Directors and executive officers will receive the same cash consideration for any shares of BroadSoft stock on the same terms and conditions as the other stockholders of BroadSoft. As of October 31, 2017, the executive officers and directors of BroadSoft owned, in the aggregate, 332,019 shares of BroadSoft common stock (which, for clarity, excludes shares of BroadSoft common stock issuable upon the exercise of BroadSoft stock options and the vesting of BroadSoft RSUs and PSUs).

The following table sets forth (a) the number of shares of BroadSoft common stock owned as of October 31, 2017, by each of our executive officers and directors and (b) the aggregate merger consideration that would be payable for such shares.

Name	Number of Shares Owned	Merger Consideration for Shares Owned
Executive Officers
Michael Tessler*	118,527	$6,518,985
Scott D. Hoffpauir	39,089	$2,149,895
James A. Tholen	22,004	$1,210,220
Taher G. Behbehani	13,600	$748,000
Dennis D. Dourgarian	13,629	$749,595
Dino Di Palma	—	—
Directors
David Bernardi	8,301	$456,555
Jane A. Dietze	4,903	$269,665
John J. Gavin, Jr.	16,584	$912,120
Andrew M. Geisse	10,686	$587,730
Paul J. Magelli	6,780	$372,900
Douglas L. Maine	51,795	$2,848,725
John D. Markley, Jr.	21,836	$1,200,980
Eva M. Sage-Gavin	4,285	$235,675

All of our current directors and executive officers as a group (14 persons)	332,019	$18,261,045

*	Mr. Tessler is also a director.

Cash-Out of Certain BroadSoft Equity Awards

As described above:

•	at the effective time of the merger, each outstanding vested stock option, vested RSU and vested PSU granted under BroadSoft’s equity plans (including those held by our directors and executive officers) will terminate and be converted into the right to receive from Cisco an amount of cash equal to $55.00 per share (or in the case of stock options, the excess, if any, of $55.00 over the exercise price of such option), without interest and subject to all applicable tax withholding. Upon the effective time of the merger, the vesting of RSUs held by non-employee non-continuing directors will accelerate under the terms of their RSU awards; and

•	each outstanding unvested stock option, unvested RSU and unvested PSU granted under BroadSoft’s equity plans held by the continuing employees and consultants of BroadSoft or its subsidiaries as of the effective time of the merger (including those held by our directors and executive officers) will be converted into and substituted for the right to receive from Cisco an amount of unvested cash equal to $55.00 per share (or in the case of stock options, the excess, if any, of $55.00 over the exercise price of such option), payable in accordance with the service-based vesting schedule for such equity award (including any applicable terms relating to termination and accelerated vesting of the equity award), without interest and subject to all applicable tax withholding. The unvested PSUs will no longer be subject to performance-based vesting criteria but service-based vesting criteria only.

On October 18, 2017, in connection with BroadSoft’s expected entry into the merger agreement, our compensation committee approved, and BroadSoft subsequently entered into, amendments to the terms of PSU awards granted on February 27, 2017 to each of Michael Tessler, Scott D. Hoffpauir and James A. Tholen, effective immediately prior to but subject to the occurrence of the merger (the “Key Employee PSU Amendments”). The Key Employee PSU Amendments provide that, in connection with the consummation of the merger, (a) such PSUs will convert into the right to receive an amount of unvested cash based on the sum of both the target number and the overachievement number of PSUs subject to the original award and (b) that, if the merger closes prior to the certification date of the PSUs for the 2017 calendar year, such unvested cash amount will vest one-third on March 1, 2018, with the remainder vesting in eight quarterly installments over a two-year period thereafter (or, if the merger closes after the certification date of the PSUs for the 2017 calendar year, the unvested portion will vest in quarterly installments over the remainder of the two-year period following the certification date (with the initial “catch up” installment vesting on the closing date if the closing occurs after June 1, 2018)), subject to continued service through such vesting dates. On the same date, our compensation committee also approved an amendment to the PSU award granted on February 27, 2017 to Dino Di Palma, effective immediately prior to but subject to the occurrence of the merger, that provides for conversion into the right to receive unvested cash based on the total number of PSUs subject to such award in connection with the merger to vest in full on December 31, 2018, subject to continued service through that date (together with the Key Employee PSU Amendments, the “PSU Amendments”).

The table below provides a summary of the cash payments that would be payable to our executive officers and directors upon consummation of the merger in connection with the cancellation of outstanding vested stock options, vested RSUs and vested PSUs in exchange for the cash consideration described above, and assuming the merger closes on January 31, 2018.

Name	Number of Shares Underlying Vested Options(1)	Weighted Average Exercise Price Per Share	Cash Payments for Vested Options	Number of Shares Underlying Vested RSUs and PSUs (1)	Cash Payment for Vested RSUs and PSUs	Total Dollar Value of Vested Equity Awards
Executive Officers
Michael Tessler	132,584	$2.40	$6,973,918	133,775	$7,357,625	$14,331,543
Scott D. Hoffpauir	—	—	—	46,635	$2,564,925	$2,564,925
James A. Tholen	—	—	—	29,550	$1,625,250	$1,625,250
Taher G. Behbehani	—	—	—	22,120	$1,216,600	$1,216,600
Dennis D. Dourgarian	—	—	—	17,427	$958,485	$958,485
Dino Di Palma	—	—	—	6,666	$366,630	$366,630
Directors			—
David Bernardi	—	—	—	9,038	$497,090	$497,090
Jane A. Dietze	—	—	—	5,640	$310,200	$310,200
John J. Gavin, Jr.	—	—	—	17,321	$952,655	$952,655
Andrew M. Geisse	—	—	—	11,689	$642,895	$642,895
Paul J. Magelli	—	—	—	7,517	$413,435	$413,435
Douglas L. Maine	—	—	—	52,798	$2,903,890	$2,903,890
John D. Markley, Jr.	—	—	—	22,839	$1,256,145	$1,256,145
Eva M. Sage-Gavin	—	—	—	5,022	$276,210	$276,210
All of our current directors and executive officers as a group (14 persons)	132,584	$2.40	$6,973,918	388,037	$21,342,035	$28,315,953

(1)	Assuming accelerated vesting of RSUs held by non-employee directors.

The table below provides a summary of the unvested cash that our executive officers will have the right to receive following the consummation of the merger in substitution for unvested RSUs and unvested PSUs held by our executive officers as of the effective time of the merger, assuming the merger closes on January 31, 2018:

Name	Number of Shares Underlying Unvested RSUs and PSUs (1)	Cash Payment for Unvested RSUs and PSUs	Total Dollar Value of Unvested Equity Awards
Executive Officers
Michael Tessler	160,899	$8,849,445	$8,849,445
Scott D. Hoffpauir	83,004	$4,565,220	$4,565,220
James A. Tholen	83,004	$4,565,220	$4,565,220
Taher G. Behbehani	49,675	$2,732,125	$2,732,125
Dennis D. Dourgarian	16,085	$884,675	$884,675
Dino Di Palma	19,834	$1,090,870	$1,090,870

(1)	Assuming effectiveness of the PSU Amendments described above.

Existing Change in Control Severance Agreements

We have entered into Change in Control Severance Agreements with each of our executive officers that contain severance provisions providing for continued payment of salary and payment for the cost of certain group health benefits for a specified period of time in the event that the executive officer is terminated without “cause” or resigns for “good reason” (as these terms are defined in such agreements) within one month prior to, or one year after, a change in control of BroadSoft (which would include the merger). Severance under these agreements is payable in the form of salary and payment for the cost of certain group health benefits for a period of 12 months, in the case of Mr. Tessler, nine months in the case of each of Messrs. Hoffpauir and Tholen and six months in the case of each of Messrs. Behbehani, Dourgarian and Di Palma. To receive any of the severance payments under these agreements, the executive officer would be required to execute, and not revoke, a release of claims against BroadSoft, its parents, subsidiaries, directors, executive officers and other related parties and comply with the provisions of the release, including confidentiality and non-disparagement provisions.

Future Arrangements with Cisco

On October 20, 2017, Cisco entered into an at-will Employment Agreement with each of Michael Tessler, BroadSoft’s President and Chief Executive Officer, and Scott D. Hoffpauir, BroadSoft’s Chief Technology Officer, and a Transitional Employment Agreement with James A. Tholen, BroadSoft’s Chief Financial Officer (collectively, the “Employment Agreements”), setting forth the terms and conditions of these executives’ continued employment with Cisco from and after the closing of the merger. The effectiveness of the Employment Agreements is contingent on the closing of the merger. The chairman of our board of directors approved the retention of outside legal counsel to represent the executives in the Employment Agreement negotiations.

The Employment Agreements provide, following the effective time of the merger, for (a) a base salary of $400,000, $365,000 and $365,000 for Messrs. Tessler, Hoffpauir and Tholen, respectively, (b) a target annual bonus of $300,000, $255,500 and $255,500 for Messrs. Tessler, Hoffpauir and Tholen, respectively, (c) payment of a one-time cash bridging bonus of $924,000 and $164,840, respectively for Mr. Tessler and Mr. Hoffpauir, in eight quarterly installments, and $82,420 for Mr. Tholen, in four quarterly installments, subject to the executive’s continued employment, and (d) payment of a retention bonus equal to (i) for Mr. Tessler, $4,333,333 payable in quarterly installments for a period of three years following the closing of the merger of $291,667 for the first eight quarterly installments and $500,000 for the last four quarterly installments, (ii) for Mr. Hoffpauir, $3,500,000 payable in quarterly installments for a period of three years following the closing of the merger of $250,000 for the first eight quarterly installments and $375,000 for the last four quarterly installments, and (iii) $200,000 for Mr. Tholen payable in two equal semi-annual installments following the merger, subject in each case to such executive’s continued employment.

Under each Employment Agreement, if an executive’s employment is terminated without “cause” or with “good reason” (as such terms are defined in the Employment Agreements) within three years following the closing date of the merger (or within one year of the closing date in the case of Mr. Tholen or if Mr. Tholen’s employment terminates at the end of his one-year transitional employment period), then subject to signing an effective release of claims, the executive will be entitled to receive a cash amount as severance equal to 12 months base salary and the cost to continue group health care coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for 12 months, which amount will be grossed up to cover applicable taxes, and, if such termination occurs within 12 months following the closing date of the merger, the remaining installments of the retention bonus described above that would have been payable with respect to such 12-month period. In the event of any such termination, or in the event of an executive’s death or disability, in any such case that occurs within 18 months following the closing date of the merger (or within 12 months, in the case of Mr. Tholen, or if Mr. Tholen’s employment terminates at the end of his one-year transitional employment period), the executive’s benefits will vest with respect to any unvested cash amount into which unvested RSUs and unvested PSUs converted in the merger. In addition, in the case of Messrs. Tessler and Hoffpauir, if the executive is terminated at any time without “cause”, the executive will become entitled to accelerated vesting with respect to the unvested cash amount into which unvested RSUs and unvested PSUs converted in the merger to the extent such amount would have vested had the executive continued in employment for 12 months following the date of termination, subject to signing an effective release of claims, provided such additional acceleration does not provide for any duplication of benefits. Following the closing of the merger, the severance benefits set forth in the Employment Agreements will supersede the severance benefits previously set forth in the respective Change in Control Severance Agreements for each of Messrs. Tessler, Hoffpauir and Tholen.

The Employment Agreements require each executive to execute a non-competition agreement restricting the executive from competing with Cisco for the longer of (a) three years from the closing of the merger (or, in the case of Mr. Tholen, two years) and (b) one year following the termination of his employment, and from soliciting employees of Cisco for three years from the closing of the merger (or, in the case of Mr. Tholen, two years).

To our knowledge, except for the Employments Agreements and certain agreements described in this proxy statement between BroadSoft and its executive officers and directors, no other employment, equity contribution or other written agreement between any executive officer or director of BroadSoft, on the one hand, and Cisco or its affiliates, on the other hand, existed as of the date of this proxy statement, and the merger is not conditioned upon any executive officer or director of BroadSoft entering into any such agreement, arrangement or understanding.

It is possible that additional members of our current management team will enter into new employment or consulting arrangements with Cisco or its affiliates, with any such arrangements to become effective after the merger is completed, if at all. There can be no assurance that the applicable parties will reach an agreement on any terms, or at all.

Accelerated Vesting of RSU and PSU Awards

Under the terms of RSU and PSU awards granted to BroadSoft’s executive officers, if a change in control occurs (including the merger), and an executive officer’s employment is terminated without “cause” or the executive officer terminates employment with “good reason” (as such terms are defined in the equity award agreements) within one year following the change in control, then vesting of 100% of the then unvested cash amount into which such unvested RSUs and PSUs converted in the merger will accelerate. Following the closing of the merger, the acceleration benefits set forth in the Employment Agreements will supersede the acceleration benefits previously set forth in the respective equity award agreements for Messrs. Tessler, Hoffpauir and Tholen.

2017 Bonus Payments

On October 18, 2017, in connection with BroadSoft’s expected entry into the merger agreement, the Compensation Committee of our board of directors determined that payments to BroadSoft’s executive officers would be made under BroadSoft’s 2017 Executive Bonus Plan (the “2017 Bonus Plan”) at 90% of each executive’s target bonus for the year ending December 31, 2017. The 2017 Bonus Plan was previously described in our Current Report on Form 8-K filed with the SEC on March 3, 2017. Under the merger agreement, such bonuses shall be paid on the earlier of (a) February 28, 2018 and (b) immediately prior to the closing of the merger.

Compensation Related to Transaction or Subsequent Termination

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each of our named executive officers and Dino Di Palma, our Chief Revenue Officer, that is based on or otherwise relates to the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules. The amounts set forth in the table are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement and in the footnotes to the table. As a result, the actual amounts, if any, that an executive officer receives may materially differ from the amounts set forth in the table.

The table below assumes that (a) the merger will occur on January 31, 2018, (b) the employment of the executive officer will be terminated on such date in a manner entitling the executive officer to receive severance payments and benefits under the terms of the executive officer’s Change in Control Severance Benefits Agreement or, with respect to Messrs. Tessler, Hoffpauir and Tholen, under a new Employment Agreement entered into with Cisco in connection with the merger, (c) the executive officer’s base salary rate, target bonus and COBRA premium rate will remain unchanged (other than, with respect to Messrs. Tessler, Hoffpauir and Tholen, changes under a new Employment Agreement entered into with Cisco in connection with the merger), (d) no executive officer receives any additional equity grants on or prior to the merger and (e) no executive officer enters into any other new agreements or is otherwise legally entitled to, prior to the merger, additional compensation or benefits. The amounts shown in the table do not include the value of payments or benefits that would have been earned, or any amounts associated with equity awards that would vest pursuant to their terms, on or prior to the assumed date of the merger, or the value of payments or benefits that are not based on or otherwise related to the merger. In the footnotes to the amounts shown in the table below, we refer to payments that are conditioned on both the occurrence of the merger as well as the executive officer’s termination of employment as being payable on a “double-trigger” basis and we refer to payments that are conditioned only upon the occurrence of the merger as being payable on a “single-trigger” basis. The individuals named below represent the executive officers that would be listed in our annual proxy with respect to the fiscal year ending December 31, 2016. As required by relevant SEC rules, we are also including our current Chief Revenue Officer, Mr. Di Palma, who joined BroadSoft in January 2017, in this table. While Mr. Di Palma’s compensation is set forth in this table, it is not subject to the proposal to approve, on an advisory basis, the compensation that BroadSoft’s named executive officers may receive in connection with the merger.

Name	Cash (1)	Equity (2)	Perquisites/ Benefits (3)	Other (4)(5)(6)	Total
Michael Tessler	$400,000	$8,849,445	$25,632	$5,821,166	$15,096,244
Scott D. Hoffpauir	$365,000	$4,565,220	$42,019	$3,958,673	$8,930,912
James A. Tholen	$365,000	$4,565,220	$40,110	$576,253	$5,546,584
Taher G. Behbehani	$162,760	$2,732,125	$13,437	$252,000	$3,160,322
Dennis D. Dourgarian	$150,000	$884,675	$13,437	$72,000	$1,120,112
Dino Di Palma	$175,000	$1,090,870	$13,437	—	$1,279,307

(1)	Represents cash severance payable if such executive experiences a qualifying termination following the merger under the terms of the employment agreements between such executive and Cisco, the terms of which are summarized under the heading “Future Arrangements with Cisco” above, in the case of Messrs. Tessler, Hoffpauir and Tholen and the terms of the existing Change in Control Severance Agreements, in the case of Messrs. Behbehani, Dourgarian and Di Palma.
(2)	Represents the value of the unvested cash amounts into which unvested RSUs and PSUs will convert, as described under “Cash-Out of Certain BroadSoft Equity Awards” and “Accelerated Vesting of RSU and PSU Awards” above, that will accelerate and be paid to each executive under the terms of the award or, in the case of Messrs. Tessler, Hoffpauir and Tholen, the terms of his Employment Agreement with Cisco in connection with a qualifying termination of his employment. Such accelerated vesting and payment of unvested cash amounts are “double trigger” in nature as they will only be payable on an accelerated basis in the event of a qualifying termination of employment following the merger.

The amounts for each executive officer represent:

Name	Unvested Cash (RSUs)	Unvested Cash (PSUs)(*)
Michael Tessler	$5,153,170	$3,696,275
Scott D. Hoffpauir	$2,641,155	$1,924,065
James A. Tholen	$2,641,155	$1,924,065
Taher G. Behbehani	$2,330,570	$401,555
Dennis D. Dourgarian	$884,676	—
Dino Di Palma	$733,370	$357,500

*	Assuming effectiveness of the PSU Amendments described above.
(3)	Represents the estimated cost of continued health plan coverage (assuming the monthly premium rates under BroadSoft’s existing group health insurance plans) during the applicable severance period payable under the terms of the severance agreements between such executive and BroadSoft or, in the case of Messrs. Tessler, Hoffpauir and Tholen, under the terms of the employment agreements between each such executive and Cisco (which amounts will be grossed up to include applicable taxes), the terms of which are summarized under the headings “Existing Change in Control Severance Agreements” and “Future Arrangements with Cisco” above.
(4)	Represents the one-time “single-trigger” cash bridging bonuses of $924,000, $164,840 and $82,420, respectively, for Messrs. Tessler, Hoffpauir and Tholen and payment of a retention bonus equal to $4,333,333, $3,500,000 and $200,000 respectively for Messrs. Tessler, Hoffpauir and Tholen, subject to the executive’s continued employment as further described under the heading “Future Arrangements with Cisco” above. This disclosure assumes that each executive is not terminated on the closing date of the merger and remains employed with Cisco through all of the applicable vesting and payment dates set forth in the employment agreements.
(5)	Includes the value of 2017 cash bonuses payable to each executive officer under the 2017 Bonus Plan, as described under “2017 Bonus Payments,” above. The amount of each bonus payment is set forth in the table below. To the extent the merger closes prior to February 28, 2018, such payments would be considered “single trigger” in nature because they are not conditioned upon the termination of an executive’s employment. Mr. Di Palma does not participate in the 2017 Bonus Plan.

Name	2017 Bonus Payment
Michael Tessler	$553,500
Scott D. Hoffpauir	$283,500
James A. Tholen	$283,500
Taher G. Behbehani	$252,000
Dennis D. Dourgarian	$72,000
Dino Di Palma	—

(6)	Includes $10,333 of legal fees paid by BroadSoft on behalf of each of Messrs. Tessler, Hoffpauir and Tholen in connection with the negotiation of their respective employment agreements with Cisco, as described under “Future Arrangements with Cisco” above.

Indemnification of Directors and Executive Officers and Insurance

Pursuant to the terms of the merger agreement, members of our board of directors and our executive officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies following the merger. For a more detailed description of the provisions of the merger agreement relating to director and officer indemnification, please see “The Merger Agreement — Indemnification and Insurance” (page 77).

Appraisal Rights

If the merger is completed, holders of BroadSoft common stock will be entitled to appraisal rights under Section 262 of the Delaware General Corporation Law (“Section 262”), provided that they comply with the conditions established by Section 262.

The discussion below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached to this proxy statement as Annex C. Stockholders intending to exercise appraisal rights should carefully review Annex C. Failure to follow precisely any of the statutory procedures set forth in Annex C may result in a termination or waiver of these rights.

A record holder of shares of BroadSoft common stock who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the completion of the merger, who otherwise complies with the statutory requirements of Section 262 and who neither votes in favor of the adoption of the merger agreement nor consents thereto in writing will be entitled to an appraisal by the Delaware Court of Chancery (the “Delaware Court”) of the fair value of his or her shares of BroadSoft common stock. All references in this summary of appraisal rights to a “stockholder” or “holders of shares of BroadSoft common stock” are to the record holder or holders of shares of BroadSoft common stock. Except as set forth herein, stockholders of BroadSoft will not be entitled to appraisal rights in connection with the merger.

Under Section 262, where a merger is to be submitted for adoption at a meeting of stockholders, such as the Special Meeting, not less than 20 days prior to the meeting, a constituent corporation must notify each of the holders of its stock for whom appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section 262. This proxy statement shall constitute such notice to the record holders of BroadSoft common stock.

Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. Those conditions include the following:

•	Stockholders electing to exercise appraisal rights must not vote “for” the adoption of the merger agreement. Also, because a submitted proxy not marked “against” or “abstain” will be voted “for” the proposal to adopt the merger agreement, the submission of a proxy not marked “against” or “abstain” will result in the waiver of appraisal rights.

•	A written demand for appraisal of shares must be delivered to us before the taking of the vote on the merger agreement at the Special Meeting on January 25, 2018. The written demand for appraisal should specify the stockholder’s name and mailing address, and that the stockholder thereby intends to demand appraisal of his or her BroadSoft common stock. The written demand for appraisal of shares is in addition to and separate from a vote against the adoption of the merger agreement or an abstention from such vote. Merely voting against the adoption of the merger agreement will not preserve your right of appraisal or constitute written demand for appraisal under Delaware law.

•	A demand for appraisal should be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or through the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand should be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in BroadSoft common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below in a timely manner to perfect whatever appraisal rights the beneficial owners may have.

•	A stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to BroadSoft, Inc. at 9737 Washingtonian Boulevard, Suite 350, Gaithersburg, Maryland, Attention: Corporate Secretary.

Within ten days after the completion of the merger, the surviving corporation must provide notice of the completion of the merger to all of our stockholders who have complied with Section 262 and have not voted for the adoption of the merger agreement.

Within 120 days after the completion of the merger, either the surviving corporation or any stockholder who has complied with the required conditions of Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all dissenting stockholders. There is no present intent on the part of the surviving corporation to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or that the surviving corporation will initiate any negotiations with respect to the fair value of such shares. Accordingly, holders of BroadSoft common stock who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262.

Within 120 days after the completion of the merger, any stockholder who has satisfied the requirements of Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of BroadSoft common stock not voting in favor of the adoption of the merger agreement and with respect to which demands for appraisal were received by BroadSoft or the surviving corporation and the number of holders of such shares. Such statement must be mailed within ten days after the stockholder’s request has been received by the surviving corporation or within ten days after the expiration of the period for the delivery of demands as described above, whichever is later. Notwithstanding the foregoing, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the surviving corporation the statement described in this paragraph.

If a petition for an appraisal is timely filed, at the hearing on such petition, the Delaware Court will determine which stockholders are entitled to appraisal rights. The Delaware Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder. Under Section 262, the Delaware Court shall also dismiss the proceedings as to all stockholders who are otherwise entitled to appraisal rights unless (a) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of BroadSoft common stock eligible for appraisal or (b) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million. Where proceedings are not dismissed, the Delaware Court will appraise the shares of BroadSoft common stock owned by such stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. However, at any time before the entry of judgment in the proceedings, BroadSoft may pay to each stockholder entitled to appraisal an amount of cash, in which case interest will accrue after such entry of judgment only upon the sum of (a) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court and (b) interest theretofore accrued, unless paid at that time. BroadSoft is under no obligation to make such voluntary cash payment prior to such entry of judgment.

Although we believe that the $55.00 per share cash consideration payable in the merger is fair to our stockholders, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the consideration they would receive pursuant to the merger agreement. Moreover, we do not anticipate that the surviving corporation will offer more than the $55.00 per share cash consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of BroadSoft common stock is less than the $55.00 per share cash consideration. In determining “fair value,” the Delaware Court is required to take into account all relevant factors. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be exclusive of any element of value arising from the accomplishment or expectation of the merger. The Delaware Supreme Court has stated that such exclusion is a narrow exclusion that does not encompass known elements of value, but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. The Delaware Supreme Court has construed Section 262 to mean that elements of future value, including the nature of the enterprise, that are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.

The cost of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable in the circumstances. However, costs do not include attorneys’ and expert witness fees. Each dissenting stockholder is responsible for his or her attorneys’ and expert witness expenses, although, upon application of a dissenting stockholder, the Delaware Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the completion of the merger, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the completion of the merger.

At any time within 60 days after the completion of the merger, any stockholder will have the right to withdraw his, her or its demand for appraisal and to accept the $55.00 per share cash consideration offered in the merger agreement. After this period, a stockholder may withdraw his, her or its demand for appraisal and receive payment for his, her or its shares as provided in the merger agreement only with the consent of the surviving corporation. If no petition for appraisal is filed with the court within 120 days after the completion of the merger, stockholders’ rights to appraisal (if available) will cease. Inasmuch as the surviving corporation will have no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. Any stockholder may withdraw such stockholder’s demand for appraisal by delivering to the surviving corporation a written withdrawal of his, her or its demand for appraisal and acceptance of the merger consideration, except (a) that any such attempt to withdraw made more than 60 days after the completion of the merger will require written approval of the surviving corporation and (b) that no appraisal proceeding in the Delaware Court shall be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just; provided, however, that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger within 60 days after the effective date of the merger, as set forth in the relevant provisions of Section 262.

Failure by any BroadSoft stockholder to comply fully with the procedures described above and set forth in Annex C to this proxy statement may result in termination of such stockholder’s appraisal rights. In view of the complexity of exercising your appraisal rights under Delaware law and if you are considering exercising these rights, you should consult with your legal counsel.

Delisting and Deregistration of BroadSoft Common Stock

If the merger is completed, BroadSoft common stock will be promptly delisted from The NASDAQ Global Select Market and will be promptly deregistered under the Securities Exchange Act of 1934.

Certain Material U.S. Federal Income Tax Consequences of the Merger

The following summary is a general discussion of certain material U.S. federal income tax consequences to our stockholders who are U.S. persons (as defined below) whose common stock is converted into cash in the merger assuming the merger is consummated as contemplated herein. This summary is based on the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations, judicial authority, and administrative rulings, each as in effect as of the date hereof. These laws and authorities are subject to differing interpretations or to change, possibly with retroactive effect. Any such change could alter the tax consequences to our stockholders as described herein. No ruling from the Internal Revenue Service (“IRS”) has been or will be sought with respect to any aspect of the transactions described herein, and no opinion of counsel will be rendered in connection with the transactions described herein. Accordingly, the discussion below neither binds the IRS nor precludes it from adopting a contrary position. The tax treatment of the merger to our stockholders will vary depending on their particular situations.

This summary is for the general information of our stockholders only and does not purport to be a complete analysis of all potential tax effects of the merger. Accordingly, our stockholders should consult their own tax advisors with respect to the particular tax consequences to them of the merger, including applicable federal state, local and non-U.S. tax consequences. For example, this summary does not consider the effect of (a) any U.S. federal non-income tax laws, (b) any applicable state, local, or non-U.S. tax laws, or (c) the Medicare contribution tax on net investment income or the alternative minimum tax. In addition, this discussion does not address the tax consequences of transactions effectuated prior to, concurrently with, or after the completion of the merger (whether or not such transactions occur in connection with the merger), including, without limitation, any transaction involving the acquisition or disposition of shares of BroadSoft common stock other than pursuant to the merger, or the tax consequences to holders of stock options, RSUs, PSUs or similar rights to acquire BroadSoft common stock issued by BroadSoft that are converted in connection with the merger. In addition, it does not address all aspects of U.S. federal income taxation that may affect particular BroadSoft stockholders in light of their particular circumstances or to stockholders who are subject to special tax rules, including, without limitation, stockholders who, for U.S. federal income tax purposes:

•	are not “U.S. persons” as defined below;

•	are broker-dealers, traders in securities, financial institutions, mutual funds, regulated investment companies, real estate investment trusts, insurance companies, or tax-exempt entities;

•	hold their shares as part of an integrated investment (including a hedge or as part of a hedging, “straddle,” pledge against currency risk, “constructive” sale or “conversion” transaction or other risk reduction transaction) consisting of shares of BroadSoft common stock and one or more other positions;

•	hold common stock that constitutes “qualified small business stock” for purposes of Section 1202 of the Code or as “Section 1244 stock” for purposes of Section 1244 of the Code;

•	do not hold their shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment);

•	have a functional currency other than the U.S. dollar;

•	hold their shares through individual retirement or other tax-deferred accounts;

•	acquired their shares in a transaction subject to the gain rollover provisions of Section 1045 of the Code;

•	acquired their shares pursuant to the settlement of RSUs or PSUs, the exercise of a compensatory option or in other compensatory transactions;

•	acquired their shares pursuant to the exercise of warrants or conversion rights under convertible instruments; or

•	are partnerships or other entities or arrangements treated as partnerships or disregarded entities for U.S. federal income tax purposes, S corporations or other pass-through entities (including hybrid entities).

For purposes of this discussion, a “U.S. person” is a beneficial owner of BroadSoft common stock that is:

•	an individual who is a citizen or resident of the United States or someone treated as a U.S. citizen or resident for U.S. federal income tax purposes;

•	a corporation, including any entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if its administration is subject to the primary supervision of a U.S. court and one or more U.S. persons have the authority to control all substantial decisions of the trust, or a trust in existence on August 20, 1996, that has made a valid election under applicable Treasury Regulations to be treated as a U.S. person.

IN VIEW OF THE FOREGOING AND BECAUSE THE FOLLOWING DISCUSSION IS INTENDED AS A GENERAL SUMMARY ONLY, EACH STOCKHOLDER SHOULD CONSULT SUCH STOCKHOLDER’S OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES, AND ANY TAX REPORTING REQUIREMENTS OF THE MERGER AND RELATED TRANSACTIONS IN LIGHT OF SUCH STOCKHOLDER’S OWN TAX SITUATION.

In General

The conversion of BroadSoft common stock into cash in the merger will be a taxable transaction. Generally, this means that our stockholders will recognize gain or loss equal to the difference between (a) the amount of cash they receive in the merger, and (b) their adjusted tax basis in their BroadSoft common stock. For this purpose, BroadSoft stockholders who acquired different blocks of shares of BroadSoft common stock at different times for different prices must calculate gain or loss separately for each identifiable block of shares of BroadSoft common stock surrendered in the exchange.

Subject to various exceptions, a stockholder’s gain or loss on the disposition of BroadSoft common stock will be characterized as capital gain or loss and will generally be long-term capital gain or loss if the holder has held their BroadSoft common stock for more than one year as of the effective time of the merger. If a stockholder’s holding period for any BroadSoft common stock is one year or less at the effective time of the merger, any gain or loss with respect to such BroadSoft common stock will be treated as short-term capital gain or loss. Long-term capital gains recognized by certain non-corporate stockholders generally are currently taxable at preferential rates relative to the rates applicable to other forms of income. Capital losses are subject to limitations on deductibility.

Appraisal or Dissenter’s Rights

A BroadSoft stockholder who exercises appraisal or dissenters’ rights for such stockholder’s BroadSoft common stock with respect to the merger and receives payment for such stock in cash will generally recognize capital gain or loss, measured by the difference between the cash received and such stockholder’s tax basis in its

BroadSoft common stock. Stockholders who exercise appraisal or dissenters’ rights are urged to consult their own tax advisors. Interest, if any, awarded in an appraisal proceeding by a court would be included in such stockholder’s income as ordinary income for U.S. federal income tax purposes.

Backup Withholding and Information Reporting

A BroadSoft stockholder may be subject to backup withholding with respect to certain reportable payments including taxable proceeds received in exchange for the stockholder’s shares of BroadSoft common stock in the merger. Backup withholding will generally not apply, however, to a BroadSoft stockholder who furnishes the exchange agent with a correct taxpayer identification number on IRS Form W-9 (if such stockholder is a U.S. person as defined in the instructions thereto) or the appropriate IRS Form W-8 (if the stockholder is not such a U.S. person) or otherwise establishes a basis for exemption from backup withholding. Each BroadSoft stockholder and, if applicable, each other payee, should properly complete and sign the IRS Form W-9 included with the letter of transmittal (or the applicable IRS Form W-8) to provide the information and certification(s) necessary to avoid the imposition of backup withholding, unless an exemption applies and is established in a manner satisfactory to the exchange agent. BroadSoft stockholders who fail to provide their correct taxpayer identification numbers and the appropriate certifications, or to establish an exemption as described above, will be subject to backup withholding on cash they receive in the merger and may be subject to penalties imposed by the IRS. BroadSoft stockholders should consult their tax advisors as to their qualifications for exemption from backup withholding and the procedure for obtaining such an exemption. If the exchange agent withholds on a payment to a stockholder, the affected stockholder should contact its tax advisor regarding whether and how any refund, credit or other tax benefit might be recognized with respect to any such withheld amounts.

THE FOREGOING DISCUSSION IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. IN ADDITION, THE DISCUSSION DOES NOT ADDRESS TAX CONSEQUENCES THAT MAY VARY WITH, OR ARE CONTINGENT ON, A STOCKHOLDER’S INDIVIDUAL CIRCUMSTANCES OR TO CERTAIN TYPES OF STOCKHOLDERS MENTIONED ABOVE. MOREOVER, THE DISCUSSION DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY NON-U.S., STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER.

Antitrust Matters

Under the HSR Act or any foreign or other antitrust law and the rules that have been promulgated thereunder, certain acquisitions may not be completed until information has been furnished to the Antitrust Division of the U.S. Department of Justice (“DOJ”), to the Federal Trade Commission (“FTC”), or to certain applicable foreign antitrust authorities and applicable HSR Act waiting period requirements have been satisfied, early termination of the HSR Act waiting period has been granted, or the applicable foreign antitrust approvals have been obtained. The merger of BroadSoft with Merger Sub and the conversion of shares of BroadSoft common stock into the right to receive the merger consideration are subject to the provisions of the HSR Act and certain other applicable foreign antitrust laws. The merger therefore cannot be completed until the expiration or early termination of the HSR Act waiting period and the receipt of certain applicable foreign antitrust approvals following the filing of Hart-Scott-Rodino Notification and Report Forms and any other applicable foreign antitrust filings by Cisco and BroadSoft. BroadSoft and Cisco each filed the requisite notification and report forms with the FTC and DOJ on November 13, 2017. Cisco is withdrawing its filing on December 13, 2017, and will refile on December 15, 2017 to provide the antitrust agencies more time to review the transaction. Both BroadSoft and Cisco will also file the requisite filings in certain other applicable foreign jurisdictions. The merger agreement provides that each of Cisco and BroadSoft will use its respective reasonable best efforts to obtain all consents and approvals required to be obtained by it for the consummation of the merger, including regulatory clearance. However, if any legal proceeding is instituted or (threatened to be instituted) challenging the merger or the related transactions as violative of any antitrust law, Cisco does not have any obligation to litigate or contest any such legal proceeding or order resulting therefrom and Cisco does not have any obligation to make proposals, execute or carry out agreements or submit to orders providing for (a) the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Cisco or BroadSoft or any of their respective affiliates, (b) the imposition of any limitation or restriction on the ability of Cisco or any of its affiliates to freely conduct their business or, following the closing of the merger, BroadSoft’s business or own such assets or (c) the holding separate of the shares of BroadSoft capital stock or any limitation or regulation on the ability of Cisco or any of its affiliates to exercise full rights of ownership of the shares of BroadSoft capital stock (any of the foregoing, an “Antitrust Restraint”).

At any time before or after the completion of the merger, notwithstanding that the HSR Act waiting period has ended and the applicable foreign antitrust approvals have been obtained, the FTC, the DOJ, a state, foreign country, or private individual could take action to enjoin the merger under the antitrust laws as it deems necessary or desirable. We cannot be sure that a challenge to the merger will not be made or that, if a challenge is made, that we will prevail.

THE MERGER AGREEMENT

The following description summarizes the material provisions of the merger agreement and is qualified in its entirety by reference to the complete text of the merger agreement. The merger agreement is included as Annex A to this proxy statement. We encourage you to read it carefully and in its entirety. The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about BroadSoft. Such information can be found elsewhere in this proxy statement and in the other public filings BroadSoft makes with the SEC, which are available without charge at www.sec.gov.

The representations, warranties and covenants contained in the merger agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the merger agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of affairs of BroadSoft without considering the entirety of public disclosure about BroadSoft as set forth in BroadSoft’s SEC filings. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in this proxy statement or in other public disclosures by BroadSoft.

The Merger

Subject to the terms and conditions of the merger agreement and in accordance with the Delaware General Corporation Law (“DGCL”), at the effective time of the merger, BroadSoft and Cisco will consummate the merger, whereby Merger Sub will be merged with and into BroadSoft. The separate existence of Merger Sub will cease and BroadSoft will continue as the surviving corporation. As the surviving corporation, BroadSoft will continue to exist following the merger as a wholly-owned subsidiary of Cisco.

Closing and Effective Time of Merger

Unless the merger agreement is terminated (as described under “The Merger Agreement — Termination of the Merger Agreement”) and unless otherwise mutually agreed in writing between BroadSoft, Cisco and Merger Sub, subject to satisfaction or waiver of the conditions to closing (described under “The Merger Agreement — Conditions to the Merger”), the consummation of the merger (which we refer to as the “closing”) will take place on the third business day (or as otherwise mutually agreed) after the satisfaction or waiver of the conditions to closing (other than any such conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions). However, if the closing would otherwise occur on or between January 15, 2018 and January 26, 2018, Cisco may, in its discretion, delay the closing until the first business day following such period, so long as, as of the date the closing would have otherwise occurred (a) each party has delivered to the other party the certificates required to be delivered by it pursuant to the merger agreement, (b) each party irrevocably confirms in writing to the other party that the conditions to closing applicable to it have been satisfied or are waived and that it is ready, willing and able to close on such date and (c) between (and including) the date upon which those requirements have first been fulfilled and the closing, BroadSoft has not materially breached its covenants and agreements applicable to it between the date of the merger agreement and the closing as more fully described under the section entitled “The Merger Agreement — Conduct of Business Prior to Closing.”

The merger will become effective upon the date and time the certificate of merger is accepted by the Secretary of State of the State of Delaware or such later date and time as is agreed upon in writing by BroadSoft and Cisco and specified in the certificate of merger, which we refer to as the “effective time of the merger.”

The Certificate of Incorporation of the surviving corporation will be amended and restated as of the effective time of the merger to conform to Attachment A to the certificate of merger (the form of which is attached as Exhibit A to the merger agreement), and the bylaws of the surviving corporation will be amended and restated as of the effective time of the merger to conform to Exhibit B to the merger agreement. The directors of Merger Sub and the officers of Merger Sub immediately prior to the effective time of the merger will be the directors and officers, respectively, of the surviving corporation immediately after the effective time of the merger.

Merger Consideration

At the effective time of the merger, each share of BroadSoft common stock then outstanding will be converted automatically into the right to receive the merger consideration of $55.00 per share in cash upon the surrender of the stock certificates or book-entry shares, as applicable, without interest and subject to all applicable tax withholding, other than the following shares:

•	each share of BroadSoft common stock then held by BroadSoft as treasury stock and by any of its direct or indirect wholly-owned subsidiaries, which will be canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefor;

•	each share of BroadSoft common stock then held by Cisco, Merger Sub or any other subsidiary of Cisco, which will be canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefor; and

•	each share owned by stockholders who have properly demanded (and not withdrawn or lost) their right to appraisal and payment under Section 262 of the DGCL, which will be treated as described in further detail in this proxy statement under “The Merger — Appraisal Rights.”

Subject to the above exceptions, from and after the effective time of the merger, each holder of BroadSoft common stock outstanding immediately prior to the effective of the merger will cease to have any rights with respect to such shares, except as otherwise provided in the merger agreement or by applicable law, and such shares will no longer be outstanding and will automatically be canceled.

Payment for Shares of Common Stock

Cisco has designated its transfer agent, Computershare Inc., to act as exchange agent for the holders of shares of BroadSoft common stock. At or prior to the effective time of the merger, Cisco will deposit, or will cause its direct or indirect subsidiary to deposit, with such exchange agent cash sufficient to pay the aggregate merger consideration payable to BroadSoft’s stockholders.

Promptly after the effective time of the merger, Cisco will instruct the exchange agent to mail to all record holders of BroadSoft common stock whose shares were converted into the right to receive the merger consideration, a letter of transmittal and instructions for use in effecting the surrender of the stock certificates or book-entry shares pursuant to such letter of transmittal. Upon surrender to the exchange agent of certificates or book-entry shares representing shares of BroadSoft common stock, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required by the exchange agent, or in the case of book-entry shares, an appropriate agent’s message, the holder of such certificates or book-entry shares will be entitled to receive in exchange therefor the merger consideration for each share of BroadSoft common stock evidenced by such certificates or book-entry shares. No interest will accrue or be paid on the merger consideration payable upon the surrender of any certificates or book-entry shares for the benefit of the holder thereof. Each of the surviving corporation, Cisco, their respective subsidiaries and the exchange agent will be entitled to deduct and withhold (or cause the exchange agent to deduct and withhold) from the merger consideration payable to any holder of BroadSoft common stock, stock options, RSUs, PSUs or any other consideration otherwise payable pursuant to the merger agreement such amounts as it is required by any legal requirement to deduct and withhold with respect to taxes.

You should not send your stock certificate with the enclosed proxy card, and you should not forward your stock certificate to the exchange agent without a letter of transmittal.

Treatment of Equity Awards

Stock Options. At the effective time of the merger, each vested stock option (including stock options the vesting of which accelerates in connection with the merger) that is unexpired and outstanding as of immediately prior to the effective time of the merger under BroadSoft’s 1999 Stock Option Plan or Amended and Restated 2009 Equity Incentive Plan (collectively, the “Equity Plans”) will be canceled and converted into the right to receive cash from Cisco equal to the number of shares subject to such option multiplied by the excess, if any, of the merger consideration over the exercise price of such stock option, without interest and subject to all applicable tax withholding. At the effective time of the merger, each unvested stock option under the Equity Plans that is unexpired and outstanding as of immediately prior to the effective time of the merger and held by continuing employees or contractors of the surviving corporation will be substituted by Cisco and converted into a right to receive unvested cash from Cisco, payable in accordance with the service-based vesting schedule for such award and subject to any applicable terms relating to termination and accelerated vesting, equal to the number of shares subject to such stock option multiplied by the excess, if any, of the merger consideration over the exercise price of such stock option, without interest and subject to all applicable tax withholding.

Restricted Stock Units. At the effective time of the merger, each vested RSU (including RSUs the vesting of which accelerates in connection with the merger) under the Equity Plans that is outstanding as of immediately prior to the effective time of the merger will be canceled and converted into the right to receive cash from Cisco equal to the number of shares subject to such RSU multiplied by the merger consideration, without interest and subject to all applicable tax withholding. At the effective time of the merger, each unvested RSU under the Equity Plans that is outstanding as of immediately prior to the effective time of the merger and held by continuing employees or contractors of the surviving corporation will be substituted by Cisco and converted into a right to receive unvested cash from Cisco, payable in accordance with the service-based vesting schedule for such award and subject to any applicable terms relating to termination and accelerated vesting, equal to the number of shares subject to such RSU multiplied by the merger consideration, without interest and subject to all applicable tax withholding.

Performance Stock Units. At the effective time of the merger, each vested PSU (including PSUs the vesting of which accelerates in connection with the merger) under the Equity Plans that is outstanding as of immediately prior to the effective time of the merger will be canceled and converted into the right to receive unvested cash from Cisco equal to the number of shares subject to such PSU multiplied by the merger consideration, without interest and subject to all applicable tax withholding. At the effective time of the merger, each unvested PSU under the Equity Plans that is outstanding as of immediately prior to the effective time of the merger and held by continuing employees or contractors of the surviving corporation will be substituted by Cisco and converted into a right to receive cash from Cisco, payable in accordance with the service-based vesting schedule for such award and subject to any applicable terms relating to termination and accelerated vesting, equal to the number of shares subject to such PSU multiplied by the merger consideration, without interest and subject to all applicable tax withholding. Any such outstanding unvested PSUs under the Equity Plans held by continuing employees or contractors of the surviving corporation that are subject to performance-based criteria will be converted into a right to receive such cash amount subject to a service-based criteria only.

The effect of the merger upon our other employee benefit plans is more fully described under “The Merger Agreement — Employee Benefits.”

Cisco’s Employment Agreements with BroadSoft’s Executive Officers

In connection with the execution of the merger agreement, Cisco entered into an Employment Agreement with each of Michael Tessler and Scott D. Hoffpauir, and a Transitional Employment Agreement with James A. Tholen, setting forth the terms and conditions of these executives’ continued employment with Cisco from and after the consummation of the merger. These agreements are more fully described under “The Merger — Interests of Our Directors and Executive Officers in the Merger.”

Representations and Warranties

In the merger agreement, BroadSoft made representations and warranties relating to, among other things:

•	the corporate organization, good standing, power and qualification of BroadSoft and its subsidiaries;

•	BroadSoft’s capitalization, including with respect to its stock awards and indebtedness;

•	BroadSoft’s corporate power and authority to enter into the merger agreement;

•	the due execution and delivery by BroadSoft of the merger agreement and the enforceability of the merger agreement against BroadSoft;

•	the resolutions of the board of directors of BroadSoft approving the merger agreement, the merger and the other transactions contemplated by the merger agreement;

•	the vote required of the stockholders of BroadSoft to adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement;

•	the absence of conflicts with BroadSoft’s organizational documents, applicable law or certain material contracts to which BroadSoft or any of its subsidiaries is a party;

•	required consents from governmental authorities;

•	the inapplicability of Section 203 of the DGCL to the transactions contemplated by the merger agreement;

•	BroadSoft’s financial statements, certain filings with the SEC and internal accounting controls;

•	the absence of certain changes or any Material Adverse Effect (as defined below) since June 30, 2017;

•	the absence of material legal proceedings involving BroadSoft and its subsidiaries;

•	the absence of any contracts or government orders that would impair BroadSoft’s ability to conduct its business or acquire material property;

•	compliance with legal requirements by BroadSoft and its subsidiaries;

•	the permits issued by governmental authorities held by BroadSoft and its subsidiaries;

•	title to assets owned by BroadSoft and its subsidiaries;

•	real property leased by BroadSoft and its subsidiaries;

•	intellectual property and information technology systems;

•	compliance by BroadSoft and is subsidiaries with applicable privacy laws;

•	environmental matters;

•	tax matters;

•	employee benefits and other employee matters, including benefit plans;

•	interested party transactions that would be required to be reported by BroadSoft pursuant to Item 404 of Regulation S-K;

•	insurance coverage;

•	the absence of any undisclosed fees owed to brokers, finders, investment bankers, financial advisors or other persons in connection with the merger;

•	BroadSoft’s significant customers and suppliers;

•	material contracts and certain government contracts;

•	compliance by BroadSoft and is subsidiaries with applicable export control laws;

•	certain business practices of BroadSoft and its subsidiaries;

•	the fairness opinions delivered to BroadSoft’s board of directors by Jefferies and Qatalyst Partners, each as financial advisor to BroadSoft’s board of directors;

•	the accuracy of the information provided by BroadSoft in this proxy statement; and

•	an acknowledgment by BroadSoft that neither Cisco nor Merger Sub, nor any of their respective representatives, has made any representations and warranties to BroadSoft other than those contained in Article III of the merger agreement.

In the merger agreement, Cisco and Merger Sub each made representations and warranties relating to, among other things:

•	the corporate organization, good standing, power and qualification of Cisco and Merger Sub;

•	Cisco’s and Merger Sub’s corporate power and authority to enter into the merger agreement;

•	the due execution and delivery by Cisco and Merger Sub of the merger agreement and the enforceability of the merger agreement against Cisco and Merger Sub;

•	the absence of conflicts with the organizational documents of Cisco or Merger Sub, applicable law or material contracts to which Cisco or Merger Sub is a party;

•	ownership and operations of Merger Sub since its formation;

•	Cisco’s and Merger Sub’s ownership of BroadSoft common stock for purposes of Section 203 of the DGCL;

•	the accuracy of the information supplied by Cisco or Merger Sub for inclusion in this proxy statement;

•	sufficiency of funds to consummate the transactions contemplated by the merger agreement;

•	the absence of material legal proceedings involving Cisco or Merger Sub; and

•	an acknowledgment by Cisco that neither BroadSoft nor any of its representatives has made any representations and warranties to Cisco, including with respect to forward-looking information, other than those contained in Article II of the merger agreement.

Many of BroadSoft’s representations and warranties are qualified by a knowledge, materiality or Material Adverse Effect standard. For purposes of the merger agreement, “knowledge” means the knowledge of certain specified employees of the Company after reasonable inquiry under the circumstances. For purposes of the merger agreement, “Material Adverse Effect” or “MAE” means with respect to BroadSoft and its subsidiaries, taken as a whole, any change, event, occurrence, circumstance, condition or effect (each, an “Effect”) that, individually or taken together with all other Effects, and regardless of whether or not such Effect, considered together with all other Effects, would constitute a breach of the representations or warranties made by such person in the merger agreement (a) would, or would reasonably be expected to, be or become materially adverse to the financial condition, properties, assets (including intangible assets), business, operations or results of operations of BroadSoft and its subsidiaries, taken as a whole and (b) would, or would reasonably be expected to, prohibit or materially impede BroadSoft’s ability to consummate the transactions in accordance with the merger agreement and applicable laws. However, none of the following will be deemed in and of themselves, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there is, or would reasonably likely to be, a Material Adverse Effect on BroadSoft and its subsidiaries:

•	changes in general economic conditions or financial, credit, foreign exchange, securities or capital markets, including any disruption thereof, in the United States or elsewhere in the world;

•	changes generally affecting the industry in which BroadSoft and its subsidiaries operate;

•	changes in applicable laws;

•	changes in United States generally accepted accounting principles, or GAAP, or other accounting regulations or principles or interpretations thereof, that apply to BroadSoft and its subsidiaries;

•	national or international political conditions, any outbreak or escalation of hostilities, insurrection or war, or acts of terrorism;

•	epidemics, quarantine restrictions, wildfires, earthquakes, hurricanes, tornadoes, other natural disasters or similar calamity or crisis;

•	changes in the trading volume or trading prices of such entity’s capital stock in and of themselves (however, such exception will not apply to any underlying Effect that may have caused such change in the trading prices or volumes);

•	any failure, in and of itself, to meet market revenue or earnings expectations, including revenue or earnings projections or predictions made by BroadSoft (whether or not publicly announced) or securities or financial analysts and any resulting analyst downgrades of BroadSoft’s securities in and of themselves (however, such exception will not apply to any underlying Effect that may have caused such failure or such downgrades);

•	changes in BroadSoft’s and its subsidiaries’ relationships with employees, customers, distributors, suppliers, vendors, licensors or other business partners as a result of the announcement or pendency of the merger agreement or the anticipated consummation of the merger and the other transactions contemplated by the merger agreement (however, such exception will not apply with respect to the representations and warranties regarding non-contravention or to the closing condition regarding accuracy of representations of BroadSoft and Cisco’s termination right in the event of any breach of representations and warranties or covenants by BroadSoft to the extent related to such portions of such representations and warranties);

•	any actions taken or failure to take action, in each case, that Cisco has expressly approved, consented to or requested in writing; or

•	any legal proceeding brought or threatened by a current or former stockholder of BroadSoft against BroadSoft relating to the transactions contemplated by the merger agreement.

The first six exceptions listed above will not apply to the extent that such changes disproportionately and adversely affect BroadSoft and its subsidiaries, taken as a whole, as compared to other participants in the industry in which BroadSoft and its subsidiaries operate.

Conduct of Business Prior to Closing

BroadSoft agreed in the merger agreement that, until the effective time of the merger, except as required or otherwise expressly contemplated under the merger agreement or as required to comply with applicable legal requirements, with the written consent of Cisco or as set forth in the disclosure schedule that BroadSoft delivered to Cisco in connection with the execution of the merger agreement, BroadSoft will and will cause its subsidiaries to:

•	conduct its and their businesses in the ordinary course in substantially the same manner as conducted beforehand;

•	use commercially reasonable efforts to pay all material indebtedness and material taxes when due, subject to good faith disputes over such material indebtedness or material taxes;

•	promptly notify Cisco of any knowledge of any notice from any person alleging that the consent of such person is or may be required in connection with any of the transactions contemplated by the merger agreement and any legal proceeding commenced, or, to its knowledge threatened, relating to or involving BroadSoft or its subsidiaries that relates to the consummation of the transactions contemplated by the merger agreement;

•	use commercially reasonable efforts to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having material business dealings with it;

•	use commercially reasonable efforts to assure that each of its material contracts entered into after the date of the merger agreement will not require the procurement of any consent, waiver or novation or provide for any material change in the obligations of any party thereto in connection with, or terminate as a result of the consummation of, the transactions contemplated by the merger agreement, and give reasonable advance notice to Cisco prior to terminating any such material contract or allowing any such material contract or right thereunder to lapse or terminate by its terms; and

•	use commercially reasonable efforts to maintain all of the real property leased by BroadSoft and its subsidiaries in accordance with the terms of the applicable lease in all material respects.

BroadSoft also agreed that, until the effective time of the merger, except as required or otherwise expressly contemplated under the merger agreement or as required to comply with applicable legal requirements, with the written consent of Cisco or as set forth in the disclosure schedule that BroadSoft delivered to Cisco in connection with the execution of the merger agreement, BroadSoft will not and will cause its subsidiaries not to:

•	amend its certificate of incorporation or bylaws, or comparable organizational or governing documents;

•	declare or pay any dividend on or make any other distribution (whether in cash, stock or property) in respect of any of its capital stock (other than the payment of any dividend or distribution by any subsidiary to BroadSoft or another subsidiary), change any rights with respect to its outstanding securities, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock (subject to certain exceptions);

•	accelerate, amend or change the period of exercisability or vesting of any stock options, RSUs, PSUs or other rights granted under the Equity Plans or the vesting of the securities purchased or purchasable under such stock options, RSUs, PSUs or other rights or the vesting schedule issued under such equity plans or otherwise, amend or change any other terms of such stock options, RSUs, PSUs or other rights or authorize cash payments in exchange for any stock options, RSUs, PSUs or other rights granted under any of such plans or the securities purchased or purchasable under those stock options, RSUs, PSUs issued under such plans or otherwise, in each case, other than in connection with termination of non-executive employees;

•	enter into any material contract (subject to certain exceptions);

•	materially violate, terminate (other than allowing expiration according to its scheduled term, including failure to renew) or waive any of the material terms of any material contracts;

•	materially amend or otherwise modify any of its material contracts that results primarily in a material reduction of the expected business or economic benefits thereof;

•	issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any voting debt or any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other contracts of any character obligating it to issue any such shares or other convertible securities (subject to certain exceptions);

•	hire any additional officers (other than for non-executive officer replacements) or other employees (subject to certain exceptions), enter into any new engagements with any consultants or independent contractors (other than for replacement) or amend or extend the term of any employment or consulting agreement;

•	terminate employment, change the title, office or position or materially reduce the responsibility of any management, supervisory or key personnel (subject to certain exceptions);

•	incur material liabilities to directors and officers (subject to certain exceptions);

•	enter into any contract with a labor union or collective bargaining agreement unless required by law;

•	other than (a) routine travel advances, sales commissions and draws and other business related expenses to employees and consultants of BroadSoft or any subsidiary in the ordinary course of business consistent with past practice and (b) payments or loans to any subsidiary in order to fund operations in the ordinary course of business consistent with past practice, (i) make any loans or advances to, or any investments in or capital contributions to, any person (including any officer, director or employee of BroadSoft), (ii) forgive or discharge in whole or in part any outstanding loans or advances owed to BroadSoft by any person or (iii) amend or modify in any material respect any loan previously granted by BroadSoft to any person;

•	transfer or license to any person any material rights to any intellectual property owned by BroadSoft, other than non-exclusive licenses granted in connection with the use, sale or distribution of BroadSoft’s products granted pursuant to standard license agreements, or acquire or license from any person any material third-party intellectual property other than pursuant to standard inbound license agreements, and in each case, other than in the ordinary course of business consistent with past practice;

•	sell, dispose of, transfer or provide a copy of any material source code (other than open source materials) to any person (including any current or former employee or consultant of BroadSoft or any contractor or commercial partner of BroadSoft outside the United States) (subject to certain exceptions);

•	sell, lease, license or otherwise dispose of or encumber any of its properties or assets that are material, individually or in the aggregate, to its business, other than (a) sales and non-exclusive licenses of its products in the ordinary course of business consistent with past practice or (b) pursuant to dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of its business, or enter into any contract with respect to the foregoing;

•	incur any indebtedness, enter into any “keep well” or other contract to maintain any financial statement condition, or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice, letters of credit or bonds in the ordinary course of business consistent with past practice of not more than $500,000 in the aggregate;

•	enter into any operating lease requiring payment in excess of $250,000 per year or any leasing transaction of the type required to be capitalized in accordance with GAAP;

•	make any capital expenditures, capital additions or capital improvements that are more than $5,000,000 in the aggregate in any calendar quarter (excluding capitalized internal software development expenditures in the ordinary course consistent with past practice);

•	materially adversely change the amount or terms of any insurance coverage (subject to policy changes made by carriers);

•	adopt or amend in any material respect any employee or compensation benefit plan, including any stock purchase, stock issuance or stock option plan, or amend in any material respect any compensation, benefit, entitlement, grant or award provided or made under any such plan (subject to certain exceptions);

•	materially amend any deferred compensation plan (subject to certain exceptions);

•	pay any special bonus or special remuneration to any employee or non-employee director or consultant or increase the salaries, wage rates or fees of its employees or consultants (other than pursuant to preexisting plans, policies or contracts that have been made available to Cisco) (subject to certain exceptions);

•	add any new members to the board of directors of BroadSoft or to the board of directors or similar governing body of any subsidiary (other than to replace a member of the board of directors of BroadSoft or the board of directors or similar governing body of such subsidiary who resigns or is otherwise removed from such position following the date of the merger agreement and prior to the closing);

•	grant or pay, or enter into any contract providing for the granting of any severance, retention or termination pay (other than accrued but unpaid salary), or the acceleration of vesting or other benefits, such a termination of employment, to any person, other than (a) payments or acceleration made pursuant to preexisting plans, policies or contracts that have been made available to Cisco and (b) in connection with any replacement of any non-executive officer to the extent any such benefit granted to the replacing non-executive officer is no more favorable in the aggregate than that of the officer being replaced;

•	commence a legal proceeding, other than, in any such case, (a) for routine matters in the ordinary course of business consistent with past practice, (b) where BroadSoft in good faith determines that failure to commence such legal proceeding would result in the material impairment of a valuable aspect of its business (provided that BroadSoft consults with Cisco prior to the filing of such a suit) or (c) in connection with a breach of the merger agreement;

•	settle, offer to settle or agree to settle any pending or threatened legal proceeding or other dispute, including any such legal proceeding between a third party and any customers of BroadSoft for which BroadSoft is providing a defense or indemnity, in any such case, other than any legal proceeding relating to a breach of the merger agreement or pursuant to a settlement that does not relate to any of the transactions contemplated by the merger agreement and (a) that results solely in a monetary obligation involving only the payment of monies by BroadSoft and its subsidiaries of not more than $1,000,000 in the aggregate, (b) that results solely in a monetary obligation that is funded by an indemnity obligation to, or an insurance policy of, BroadSoft or any of its subsidiaries and the payment of monies by BroadSoft and its subsidiaries that together with any settlement made under clause (a) are not more than $1,000,000 in the aggregate (not funded by an indemnity obligation or through insurance policies) or (c) that results solely in the receipt of payment by BroadSoft or any of its subsidiaries; provided that in any such case such settlement would not impose any restrictive obligation that would have a material impact on its business;

•	acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any person or division thereof, or otherwise acquire or agree to acquire any assets, in each case, that are material, individually or in the aggregate, to its business (subject to certain exceptions), or enter into any contract with respect to a joint venture, strategic alliance or partnership;

•	make or change any material election in respect of taxes;

•	adopt or change any accounting method in respect of taxes;

•	file any material tax return relating to BroadSoft or any of its subsidiaries that has been prepared in a manner that is materially inconsistent with the past practices of BroadSoft or such subsidiary, as applicable, or any amendment to any material tax return (provided that Cisco will not unreasonably withhold, condition or delay its consent to such a filing);

•	enter into any tax sharing or similar agreement or closing agreement (subject to certain exceptions);

•	settle any claim or assessment in respect of taxes;

•	consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes (subject to certain exceptions);

•	enter into intercompany transactions outside the ordinary course of business giving rise to deferred gain or loss;

•	materially change accounting methods, except as required by changes in GAAP (which requirement is confirmed by its independent auditors) and after notice to Cisco;

•	fail to timely make any required filings with the SEC in substantially the form required to be filed under applicable law between the date of the merger agreement and the closing;

•	enter into any contract for (a) the purchase or sale of any real property or (b) the lease of any real property involving an aggregate amount in excess of $500,000 per annum for any such lease;

•	materially change the policy in which it extends warranties, discounts or credits to customers generally (subject to certain exceptions);

•	enter into any contract that would be required to be reported by BroadSoft pursuant to Item 404 of Regulation S-K;

•	enter into or materially modify any currency exchange, interest rate, commodities or other hedging or derivative transactions or arrangements, or other investment or cash management transactions or arrangements other than in the ordinary course of business consistent with past practice;

•	enter into or materially modify any contract for the joint development with any other person of any material product, system, software, content, technology or intellectual property by or for BroadSoft or any of its subsidiaries;

•	enter into any contract relating to the membership of, or participation by, BroadSoft or any of its subsidiaries in, or the affiliation of BroadSoft or any of its subsidiaries with, any industry standards group or association in which BroadSoft or any of its subsidiaries contributes and/or shares in pooled patent rights;

•	enter into any joint marketing or marketing support contract involving an amount in excess of $1,000,000 per annum; or

•	agree in writing or otherwise to take, any of the actions described in the clauses above.

Proxy Statement, Board Recommendation and Stockholders Meeting

BroadSoft has agreed to, as promptly as reasonably practicable following the date of the merger agreement, establish a record date for, duly call, give notice of, convene and hold the stockholders’ meeting, which is the Special Meeting that is the subject of this proxy statement, to consider and vote upon the adoption of the merger agreement, obtain advisory approval of the compensation that the named executive officers of the Company may receive in the merger and such other matters as agreed to by Cisco. Except as communicated in a change of recommendation by BroadSoft’s board of directors in compliance with the merger agreement, BroadSoft will use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of the merger agreement and will take all other reasonable action necessary or advisable to obtain such proxies and the required stockholder vote to adopt the merger agreement and to secure the vote or consent of its stockholders required by all applicable laws and its organizational documents. As promptly as reasonably practicable following the later of (a) receipt and resolution of SEC comments with respect to the proxy statement and (b) the expiration of the ten-day waiting period under applicable securities laws, BroadSoft must file the definitive proxy statement and cause such definitive proxy statement to be mailed to its stockholders.

BroadSoft may adjourn or postpone the Special Meeting (a) to the extent necessary to ensure that any supplement or amendment to the proxy statement that BroadSoft reasonably determines (after consultation with Cisco, except with respect to any acquisition proposal (as defined below) or other permitted circumstances) is necessary to comply with applicable laws, is provided to its stockholders in advance of the Special Meeting, (b) if, as of the time that the Special Meeting is originally scheduled, there are insufficient shares of BroadSoft common stock represented at such meeting to constitute a quorum necessary to conduct the business of the Special Meeting, (c) if, as of the time that the Special Meeting is originally scheduled, adjournment or postponement of the Special Meeting is necessary to enable BroadSoft to solicit additional proxies required to obtain required stockholder vote to adopt the merger agreement or (d) as necessary to provide for the expiration of any time period required to allow BroadSoft’s board of directors to make a change of recommendation in compliance with the merger agreement.

Except in the circumstances described in this proxy statement under “The Merger Agreement — Ability to Change Board Recommendation/Termination in Connection with a Superior Proposal,” BroadSoft’s board of directors has agreed to unanimously recommend to BroadSoft’s stockholders that the stockholders approve the adoption of the merger agreement and include such recommendation in this proxy statement and also agreed that neither its board of directors nor any committee thereof will withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify in a manner adverse to Cisco or Merger Sub, such recommendation.

The merger agreement further provides that, prior to the termination of the merger agreement, the Company’s obligations to call, give notice of, or convene the Special Meeting, will not be limited by the occurrence of any acquisition proposal, superior proposal or change of recommendation, except that the Special Meeting may be delayed or postponed in limited circumstances described in the proxy statement under “The Merger Agreement — Ability to Change Board Recommendation/Termination in Connection with a Superior Proposal.”

No Solicitation of Other Offers

Under the merger agreement, BroadSoft agreed to, and agreed to cause its subsidiaries and their respective representatives to, immediately cease all existing activities, discussions or negotiations with any person conducted prior to the date of the merger agreement with respect to any acquisition proposal and to direct any person (and their representatives) with which BroadSoft has engaged in any such activities within the 12-month period preceding the date of the merger agreement to promptly return or destroy all confidential information previously provided to such person. BroadSoft agreed not to, and agreed to cause its subsidiaries not to, waive any rights under “standstill” or similar covenants in confidentiality or non-disclosure agreements entered into in connection with any acquisition proposal. BroadSoft has also agreed that, except as permitted by the merger agreement, after the date of the merger agreement until the earlier of the closing and the termination of the merger agreement, none of the board of directors of BroadSoft, BroadSoft and its subsidiaries will, nor will they authorize or permit any of their respective representatives to:

•	solicit, initiate or knowingly encourage, facilitate or induce the making, submission or public announcement of any inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an acquisition proposal;

•	enter into, participate in, maintain or continue any communications (except to provide written notice as to the existence of these provisions and to clarify the terms and conditions of any acquisition proposal) or negotiations regarding, or deliver or make available to any person any non-public information with respect to, or knowingly take any other action regarding, any inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an acquisition proposal;

•	agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention to agree to, accept, approve, endorse or recommend) any acquisition proposal;

•	enter into any agreement in principle, letter of intent, term sheet or any other agreement, understanding or contract (whether binding or not) contemplating or otherwise relating to any acquisition proposal (other than an acceptable confidentiality agreement (as defined below));

•	submit any acquisition proposal to the vote of any securityholders of BroadSoft or any of its subsidiaries;

•	approve any transaction, or any third party becoming an “interested stockholder,” under Section 203 of the DGCL; or

•	resolve, propose or agree to do any of the foregoing.

Notwithstanding these restrictions, if, at any time prior to the time that BroadSoft’s stockholders approve the adoption of the merger agreement, BroadSoft or any of its representatives receives an unsolicited bona fide written acquisition proposal that BroadSoft’s board of directors concludes in good faith, after consultation with financial advisors and outside legal counsel, is or could reasonably be expected to lead to a superior proposal (as defined below), BroadSoft may:

•	enter into discussions with such person regarding such acquisition proposal; and

•	deliver or make available to such person non-public information regard BroadSoft and its subsidiaries.

However, prior to taking any of the actions listed above, BroadSoft must have complied with the following:

•	none of BroadSoft, its subsidiaries and their representatives have violated the non-solicitation and related provisions in any material respect;

•	the board of directors of BroadSoft must first conclude in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary obligations to BroadSoft’s stockholders under applicable laws;

•	prior to making available any material non-public information, BroadSoft must first receive from such person an executed customary confidentiality agreement that contains terms that are no less favorable in the aggregate to BroadSoft than the terms in the confidentiality agreement with Cisco but does not have to contain any “standstill” provisions and that does not include any exclusive right to negotiate with such person or having the effect of restricting BroadSoft from fulfilling its obligations under the merger agreement (an “acceptable confidentiality agreement”);

•	prior to engaging in any discussions, BroadSoft must first provide to Cisco written notice of its intent to engage in such discussions; and

•	prior to or contemporaneously with delivering or making available any non-public information, BroadSoft must concurrently deliver to Cisco such non-public information to the extent such non-public information has not been previously delivered or made available to Cisco by BroadSoft.

BroadSoft must also as promptly as practicable (and in any event within one business day) notify Cisco orally and in writing after receipt by BroadSoft and/or any subsidiary (and/or to the knowledge of BroadSoft, by any representative (excluding employees who are not directors or officers) of any acquisition proposal, any inquiry, indication of interest, proposal or other offer that constitutes, or could reasonably be expected to lead to, an acquisition proposal, or any request for non-public information that could reasonably be expected to lead to an acquisition proposal. Such notice is required to describe the material terms and conditions of the acquisition proposal, inquiry, indication of interest, proposal offer or request and the identity of the person submitting such acquisition proposal, inquiry, indication of interest, proposal, offer or request. BroadSoft must keep Cisco reasonably informed as promptly as practicable (and in any event within one business day) of the status and material details of, and material amendments or modifications to, any such acquisition proposal, inquiry, indication of interest, proposal, offer or request and any related material correspondence or communications. BroadSoft shall provide Cisco as promptly as practicable (and in any event within one business day) with a copy of all written materials related thereto. BroadSoft agreed to notify Cisco about any meeting of its board of directors at which the BroadSoft board of directors discusses any acquisition proposal promptly following the meeting.

The merger agreement defines an “acquisition proposal” as any agreement, offer, proposal or indication of interest (other than the merger agreement or any other offer, proposal or indication of interest by Cisco), or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or indication of interest, relating to, or involving: (a) any acquisition or purchase by any person, directly or indirectly, of more than 20% of the outstanding voting securities of BroadSoft or any securities of any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of the outstanding voting securities of BroadSoft, (b) any merger, consolidation, business combination or similar transaction involving BroadSoft or any of its subsidiaries pursuant to which the stockholders of BroadSoft immediately preceding such transaction hold securities representing less than 80% of the outstanding voting power of the surviving or resulting entity of such transaction (or parent entity of such surviving or resulting entity), (c) any sale, acquisition, disposition, mortgage, pledge or other transfer of more than 20% of the assets of BroadSoft and its subsidiaries other than in the ordinary course of business consistent with past practice, or (d) any liquidation or dissolution of BroadSoft, or any extraordinary dividend, whether of cash or other property, in each case of clauses (a) – (d) in any single transaction or series of related transactions.

The merger agreement defines a “superior proposal,” with respect to BroadSoft, as an unsolicited, bona fide written offer submitted after the date of the merger agreement by a person to acquire, directly or indirectly, (a) pursuant to a tender offer, exchange offer, merger, consolidation or other business combination (including by means of a tender offer followed by a back-end merger) beneficial ownership of 50% or more of the outstanding voting securities of BroadSoft or (b) 50% or more of the assets of BroadSoft, in each case, for consideration consisting exclusively of cash, contingent value rights and/or publicly-traded equity securities that the board of directors of BroadSoft has concluded in its good faith judgment (following consultation with its outside legal counsel and a financial advisor of national standing), taking into account, among other things, all legal, financial, regulatory, timing and other aspects of the offer, including conditions to consummation and the person making the offer, in each case deemed relevant by the board of directors of BroadSoft (i) would be, if consummated, more favorable, from a financial point of view, to BroadSoft’s stockholders (in their capacities as stockholders) than the terms of the merger agreement and (ii) is reasonably likely to be consummated on the terms proposed.

In addition to the rights described above, BroadSoft may terminate the merger agreement, pay a termination fee and enter into a definitive agreement with respect to a superior proposal under certain circumstances. See “The Merger Agreement — Ability to Change Board Recommendation/Termination in Connection with a Superior Proposal.”

Ability to Change Board Recommendation/Termination in Connection with a Superior Proposal

On October 20, 2017, prior to the execution of the merger agreement, BroadSoft’s board of directors unanimously (a) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, (b) determined that the merger agreement and the transactions contemplated thereby, including the merger, taken together, are at a price and on terms that are fair to, and in the best interest of BroadSoft and its stockholders, (c) approved the execution, delivery and performance by BroadSoft of the merger agreement and the consummation of the transactions contemplated thereby, including the merger and (d) resolved to recommend that the stockholders of BroadSoft approve the adoption of the merger agreement and thereby approve the merger. The merger agreement provides that BroadSoft’s board of directors, or any committee thereof, will not withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify in a manner adverse to Cisco or Merger Sub, the board’s recommendation with respect to the merger agreement. The merger agreement also provides that BroadSoft may not fail to include the board’s recommendation with respect to the merger agreement in this proxy statement.

However, nothing in the merger agreement will prevent BroadSoft’s board of directors from withholding, withdrawing, qualifying, amending (in a manner adverse to Cisco) or modifying (in a manner adverse to Cisco) its recommendation with respect to the merger agreement in this proxy statement (a “change of recommendation”) in connection with a superior proposal or BroadSoft from terminating the merger agreement to enter into a definitive agreement to accept a superior proposal if:

•	the approval of BroadSoft’s stockholders of the adoption of the merger agreement has not yet been obtained;

•	BroadSoft has complied in all material respects with its obligations with respect to calling the Special Meeting and has not breached the non-solicitation and related provisions of the merger agreement;

•	a superior proposal has been submitted to BroadSoft, has not been withdrawn and continues to be a superior proposal;

•	BroadSoft has given Cisco at least four business days’ prior written notice of its intention to take such action along with certain information relating to such superior proposal;

•	if requested by Cisco, BroadSoft negotiates in good faith with Cisco during such notice period to make changes to the transaction terms so that such superior proposal would no longer be a superior proposal in comparison to the revised terms of the transaction;

•	within such four business day period, Cisco has not made a written, binding and irrevocable offer that the board of directors of BroadSoft has concluded in good faith (following consultation with its outside legal counsel and a financial advisor of national standing) to be at least as favorable as such superior proposal; and

•	the board of directors of BroadSoft has concluded in good faith (following consultation with its outside legal counsel) that, in light of the superior proposal and any modifications proposed by Cisco, the failure to make a change of recommendation and terminate the merger agreement would be inconsistent with its fiduciary obligations to BroadSoft’s stockholders under applicable law.

In addition, nothing in the merger agreement will prevent BroadSoft’s board of directors from making a change of recommendation for a reason unrelated to an acquisition proposal if:

•	the approval of BroadSoft’s stockholders of the adoption of the merger agreement has not yet been obtained;

•	BroadSoft has complied with its obligations with respect to calling the Special Meeting and has not breached the non-solicitation and related provisions of the merger agreement;

•	BroadSoft’s board of directors has concluded in good faith (after consultation with its outside legal counsel) that, in light of material facts, events and/or circumstances that as of the date of the merger agreement were unknown by BroadSoft and which were not reasonably foreseeable as of the date of the merger agreement (an “intervening event”) and the failure to make a change of recommendation would be inconsistent with its fiduciary obligations to BroadSoft’s stockholders under applicable law (provided that in no event will any of the following, in and of itself, constitute or be deemed an intervening event: (a) any determination by BroadSoft’s board of directors that the amount payable by Cisco in the merger is not sufficient, (b) BroadSoft exceeding any earnings projections or predictions made by BroadSoft (whether or not publicly announced) or securities or financial analysts and any resulting analyst upgrades of BroadSoft’s securities or any change in the trading price of its common stock, (c) any facts, events or circumstances resulting from any breach of the merger agreement by BroadSoft or (d) the receipt, existence or terms of any acquisition proposal or any matter relating thereto or the consequences thereof);

•	BroadSoft has given Cisco at least four business days’ prior written notice of its intention to take such action along with certain information relating to such intervening event;

•	if requested by Cisco, BroadSoft negotiates in good faith with Cisco during the notice period to make changes to the transaction terms so that such changes to the terms obviate the need for the board of directors of BroadSoft to make a change of recommendation for an intervening event; and

•

if within such four business day period, Cisco has not made a written, binding and irrevocable offer that BroadSoft’s board of directors concludes in good faith (after consultation with its outside legal counsel and a financial advisor of national standing) would obviate the need for BroadSoft’s board of directors to make such change of recommendation (with the merger agreement providing that

(a) BroadSoft’s board of directors must convene a meeting to consider any such offer by Cisco promptly following the receipt thereof, (b) BroadSoft’s board of directors will not make a change of recommendation for four business days after receipt by Cisco of the notice of an intervening event and (c) any material change in the facts, events or circumstances related to the intervening event shall require a new notice of an intervening event to Cisco and a new two-business day period and discussion process).

In addition, if BroadSoft’s board of directors decides to terminate the merger agreement with Cisco following receipt of a superior proposal upon the terms summarized above or Cisco terminates the merger agreement following a change of recommendation under certain scenarios, BroadSoft must pay the applicable termination fee as described in further detail under “The Merger Agreement — Termination Fees.”

Agreements to Use Reasonable Best Efforts

Subject to the terms and conditions of the merger agreement, including with respect to antitrust laws, which are discussed further below, BroadSoft and Cisco have agreed to apply for or otherwise seek, and use their respective reasonable best efforts to obtain, all consents and approvals required to be obtained by them for the consummation of the merger and the other transactions contemplated by the merger agreement.

With regard to antitrust laws, subject to the terms and conditions set forth in the merger agreement, BroadSoft and Cisco have agreed to make any initial filings required under the HSR Act and any other additional filings required by applicable antitrust laws, including all applicable foreign antitrust approvals set forth in the disclosure schedule that BroadSoft delivered to Cisco in connection with the execution of the merger agreement.

Notwithstanding these covenants, Cisco and its affiliates are not obligated to:

•	litigate or contest any legal proceeding instituted or threatened to be instituted challenging the merger or the other transactions contemplated by the merger agreement as violative of any antitrust law; or

•	make proposals, execute or carry out agreements or submit to government orders providing for (a) the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Cisco or BroadSoft or any of their respective affiliates, (b) the imposition of any limitation or restriction on the ability of Cisco or any of its affiliates to freely conduct their business or, following the closing, BroadSoft’s business or own such assets or (c) the holding separate of the shares of BroadSoft’s capital stock or any limitation or regulation on the ability of Cisco or any of its affiliates to exercise full rights of ownership of the shares of BroadSoft’s capital stock (an “Antitrust Restraint”).

Indemnification and Insurance

The merger agreement provides that, from and after the effective time of the merger until the sixth anniversary of the effective time of the merger, the surviving corporation and its subsidiaries will honor and fulfill all rights to indemnification by BroadSoft and its subsidiaries to their respective present and former directors and officers pursuant to any indemnification agreements with BroadSoft or such subsidiary made available to Cisco and any indemnification or advancement provisions under BroadSoft’s or such subsidiary’s certificate of incorporation or bylaws (or equivalent organizational documents) as in effect on the date of the merger agreement with respect to their acts and omissions as directors and officers of BroadSoft or such subsidiary occurring prior to the effective time, in each case, subject to applicable law.

From the effective time of the merger and ending on the sixth anniversary of the effective time of the merger, the surviving corporation will maintain in effect, and Cisco will cause the surviving corporation to maintain in effect, for the benefit of the present and former directors and officers of BroadSoft and its subsidiaries, with respect to their acts and omissions as directors and officers occurring prior to the effective time of the merger, the existing policy of directors’ and officers’ liability insurance maintained by BroadSoft or any subsidiary as of the date of the merger agreement in the form made available by BroadSoft to Cisco prior to the date of the merger agreement, to the extent that directors’ and officers’ liability insurance coverage is commercially available. However, (a) the surviving corporation may substitute for the existing policy a policy or policies of comparable coverage, including a “tail” or “runoff” insurance policy, (b) the surviving corporation will not be required to pay annual premiums for the existing policy (or for any substitute or “tail” policies) in excess of an amount equal to 300% of the most recently paid annual premium for the existing policy and (c) if requested by Cisco, BroadSoft will issue a broker of record letter acceptable to Cisco permitting its insurance broker to negotiate and place such “tail” or “runoff” insurance of comparable coverage, Cisco will have the right to negotiate such coverage and BroadSoft will reasonably cooperate therewith.

Notwithstanding the foregoing, by giving written notice to Cisco at least two business days prior to the effective time of the merger, in lieu of the foregoing insurance, BroadSoft may, at its sole discretion, purchase a comparable “tail” or “runoff” extension to the existing policy for a period of six years after the effective time of the merger for a premium not to exceed an amount equal to 300% of the most recently paid annual premium for the existing policy.

Employee Benefits

As soon as reasonably practicable after the effective time of the merger, Cisco will ensure that each employee of BroadSoft and any of its subsidiaries will receive retirement, health and welfare benefits that in the aggregate for each such employee are no less favorable than those provided to a similarly situated employee of Cisco or its affiliates taking into account the employee’s geographic location.

Cisco will, or will cause the surviving corporation to and instruct its affiliates to, as applicable, recognize the service of each employee of BroadSoft and any of its subsidiaries before the effective time of the merger (to the same extent recognized by BroadSoft or its affiliates immediately prior to the effective time of the merger) as if such service had been performed with Cisco or its affiliates for all purposes under the vacation, paid time off and severance plans maintained by Cisco or its affiliates after the effective time of the merger and for purposes of eligibility, vesting, level of benefit and benefit accrual (but not for purposes of benefit accrual under a defined benefit pension plan) under all other employee benefit plans or arrangements maintained by Cisco or its affiliates that such employees may be eligible to participate in after the effective time of the merger.

With respect to any welfare plan maintained by Cisco or its affiliates in which employees of BroadSoft and any of its subsidiaries are eligible to participate after the effective time of the merger, Cisco shall, and shall cause the surviving corporation and its other affiliates to, to the extent permitted by the relevant welfare plan and consistent with such plans’ application to similarly situated employees of Cisco or its affiliates, waive all limitations as to waiting periods, actively-at-work requirements, evidence or insurability requirements, preexisting condition limitations and other exclusions with respect to participation and coverage requirements applicable to such employees (and their spouses, domestic partners and dependents) to the extent such conditions and exclusions were satisfied or did not apply under the welfare plans maintained by BroadSoft or its affiliates prior to the effective time of the merger.

Other Covenants

The merger agreement contains additional agreements between BroadSoft and Cisco relating to, among other things:

•	Cisco’s access to the properties, books, contracts and records of BroadSoft and each of its subsidiaries and all other information concerning its business, results of operations, product development efforts, properties (tangible and intangible, including intellectual property) and personnel of BroadSoft or any of its subsidiaries as Cisco may reasonably request between the date of the merger agreement and the earlier of the effective time of the merger and the termination of the merger agreement (subject to applicable legal obligations and restrictions);

•	stock exchange delisting by BroadSoft;

•	control of securityholder litigation;

•	confidentiality;

•	press releases and other public announcements relating to the merger, the merger agreement, or any of the other transactions contemplated by the merger agreement;

•	actions necessary if state takeover laws are or become applicable to the transactions contemplated by the merger agreement to ensure that the transactions contemplated by the merger agreement may be consummated as promptly as practicable;

•	notice of certain matters;

•	terminate benefit plans if requested by Cisco;

•	certain tax certificates and documents;

•	certain actions required to be taken by BroadSoft with respect to its convertible notes; and

•	the actions necessary to cause the dispositions of certain common stock and equity-based securities by directors and officers of BroadSoft pursuant to the merger agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Further, BroadSoft has agreed to use its commercially reasonable efforts (not to require a concession or expenditure other than immaterial processing or consent fees) to obtain, prior to the closing, all consents, waivers and approvals of or under contracts of BroadSoft or one of its subsidiaries reasonably requested by Cisco. However, any failure to obtain such consents, waivers or approvals will not be considered a breach of covenant for all purposes of the merger agreement.

Conditions to the Merger

Conditions to Each Party’s Obligations. Each party’s obligation to effect the merger is subject to the satisfaction, at or prior to the closing of the merger, of each of the following conditions:

•	the adoption of the merger agreement by our stockholders;

•	no order issued by any governmental authority or other legal or regulatory restraint or prohibition preventing the consummation of the merger will be in effect, nor shall any action have been taken by any governmental authority, and no law will have been enacted, entered, enforced or deemed applicable to the merger that prohibits, makes illegal or enjoins the consummation of the merger;

•	all applicable waiting periods (and any extensions thereof) applicable to the merger under the HSR Act will have expired or early termination of such waiting periods shall have been granted; and

•	all applicable foreign antitrust approvals that have been set forth in the disclosure schedule that BroadSoft delivered to Cisco in connection with the execution of the merger agreement will have been obtained (the last three such conditions, the “Joint Antitrust Conditions”).

Conditions to Obligations of Cisco and Merger Sub. The obligations of Cisco and Merger Sub to consummate the transactions contemplated by the merger agreement are subject to the satisfaction at or prior to the closing of each of the following conditions, any of which may be waived, in writing, by Cisco (with the merger agreement providing that each such condition is solely for the benefit of Cisco and may be waived by Cisco in its sole discretion without notice, liability or obligation to any person):

•

the representations and warranties of BroadSoft regarding certain matters relating to BroadSoft’s capitalization must be accurate in all respects as of the date of the merger agreement and at and as of the closing as if made on and as of the closing (except for representations and warranties that address matters only as to a specified date, which representations and warranties must be true and correct with respect to such specified date), except where the failure to be so accurate in all respects is not in excess of 0.5% of the fully-diluted capitalization of BroadSoft;

•	the representations and warranties of BroadSoft regarding certain matters relating to due organization and subsidiaries of BroadSoft, BroadSoft’s corporate authority to enter into the merger agreement, the due execution, delivery and enforceability of the merger agreement, the required stockholder vote and financial advisors must be accurate in all material respects as of date of the merger agreement and at and as of the closing as if made on and as of the closing (except for representations and warranties that address matters only as to a specified date, which representations and warranties must be true and correct with respect to such specified date);

•	the representations and warranties of BroadSoft regarding certain matters relating to the absence of any Material Adverse Effect on BroadSoft since June 30, 2017, must be accurate in all respects as of the date of the merger agreement and at and as of the closing as if made on and as of the closing (except for representations and warranties that address matters only as to a specified date, which representations and warranties must be true and correct with respect to such specified date);

•	the representations and warranties of BroadSoft set forth in the merger agreement other than those listed above, disregarding all qualifications and exceptions contained in the merger agreement relating to materiality or Material Adverse Effect or any similar standard or qualification, must be true and correct as of the date of the merger agreement and at and as of the closing as if made on and as of the closing (except for representations and warranties that address matters only as to a specified date, which representations and warranties must be true and correct with respect to such specified date), except where the circumstances causing the failure of such representations or warranties to be true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

•	BroadSoft must have performed and complied in all material respects with all covenants and other agreements in the merger agreement required to be performed and complied with by it at or prior to the closing;

•	since the date of the merger agreement, there must not have been any Material Adverse Effect that is then continuing;

•	(a) no order shall have been issued by any court, and no other applicable law will have been enacted, entered, enforced or deemed applicable to the transactions contemplated by the merger agreement by a governmental authority that shall be in effect and that provides for an Antitrust Restraint and that would prevent or condition the consummation of the merger and (b) there shall not be pending any legal proceeding brought by any governmental authority seeking any of the foregoing (the “Cisco Antitrust Condition” and together with the Joint Antitrust Conditions, the “Antitrust Conditions”); and

•	Cisco must have received a certificate signed on behalf of BroadSoft by its Chief Executive Officer and Chief Financial Officer, to the effect that certain of the closing conditions have been satisfied.

Conditions to Obligations of BroadSoft. The obligations of BroadSoft to consummate the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction at or prior to the closing of each of the following conditions, any of which may be waived, in writing, by BroadSoft (it being understood that each such condition is solely for the benefit of BroadSoft and may be waived in writing by BroadSoft in its sole discretion without notice, liability or obligation to any person):

•

the representations and warranties of Cisco and Merger Sub regarding certain matters relating to due organization of Cisco and Merger Sub, Cisco’s and Merger Sub’s corporate authority to enter into the merger agreement, the due execution, delivery and enforceability of the merger agreement and the ownership of BroadSoft stock by Cisco and Merger Sub as of the date of the merger agreement must be accurate in all material respects as of date of the merger agreement and at and as of the closing as if made on and as of the closing (except for representations and warranties that address matters only as to a specified date, which representations and warranties must be true and correct with respect to such specified date);

•	the representations and warranties of Cisco and Merger Sub set forth in the merger agreement other than those listed above, disregarding all qualifications and exceptions contained therein relating to materiality or “Parent Material Adverse Effect” or any similar standard or qualification, must be true and correct as of the date of the merger agreement and at and as of the closing as if made on and as of the closing (except for representations and warranties that address matters only as to a specified date, which representations and warranties must be true and correct with respect to such specified date), except where the circumstances causing the failure of such representations or warranties to be true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a “Parent Material Adverse Effect,” which means any effect that would, or would reasonably be expected to, prohibit or materially impede Cisco’s or Merger Sub’s ability to consummate the transactions in accordance with the merger agreement and applicable legal requirements;

•	Cisco must have performed and complied in all material respects with all covenants and other agreements in the merger agreement required to be performed and complied with by it at or prior to the closing; and

•	BroadSoft must have received a certificate signed on behalf of Cisco by a duly authorized officer, to the effect that certain of the closing conditions have been satisfied.

BroadSoft and Cisco can provide no assurance that all of the conditions precedent to the merger will be satisfied or waived by the party permitted to do so.

Termination of the Merger Agreement

The merger agreement may be terminated prior to the effective time of the merger by mutual written consent of Cisco and BroadSoft at any time. Also, either Cisco or BroadSoft may terminate the merger agreement prior to the effective time of the merger if:

•	the closing has not occurred by July 20, 2018 (the “End Date”), which will be extended for an additional three month period and for another three month period, at BroadSoft’s election, if the only closing condition that has not been satisfied as of each relevant extension relates to antitrust approval (provided that this right to terminate the merger agreement will not be available to any party if the failure to consummate the merger by such dates, as the case may be, is principally caused by the material breach by such party of the merger agreement);

•	a governmental entity will have issued a final and nonappealable order or taken any other final and nonappealable action, permanently restraining, enjoining or otherwise prohibiting the merger (provided that this right to terminate the merger agreement will not be available to any party that has materially breached its obligations under the merger agreement in any manner that principally caused the existence of such order or action in any material respect); or

•	the holders of BroadSoft common stock fail to approve the adoption of the merger agreement at the Special Meeting or any adjournment or postponement thereof.

BroadSoft can terminate the merger agreement prior to the effective time of the merger if:

•

at any time prior to approval of the adoption of the merger agreement by holders of BroadSoft common stock, to accept a superior proposal and enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a superior proposal (provided that BroadSoft may terminate the merger agreement pursuant to this provision only if it has: (a) complied in all material respects with its obligations under the merger agreement with respect to the superior proposal, (b) concurrently entered into a definitive agreement pursuant to which such superior proposal is to be effected and (c) paid, or concurrently pays, to Cisco the termination fee (as described below)); or

•	a breach of any representation or warranty contained in the merger agreement or failure to perform any covenant or obligation in the merger agreement on the part of Cisco or Merger Sub will have occurred, which breach or failure to perform or comply would give rise to the failure to satisfy certain conditions to completion of the merger, and such breach or failure cannot be cured by the End Date, or if capable of being cured, will not have been cured within 20 days of the date BroadSoft gives Cisco notice of such breach or failure to perform, or, if earlier, by the End Date.

Cisco can terminate the merger agreement prior to the effective time of the merger if:

•	prior to obtaining the approval of the adoption of the merger agreement by holders of BroadSoft common stock, (a) BroadSoft’s board of directors fails to include its recommendation to BroadSoft’s stockholders to approve the merger agreement in this proxy statement when mailed, (b) the board of directors of BroadSoft effects a change of recommendation, (c) BroadSoft agrees to, accepts, approves, endorses or recommends (or publicly proposes or announces any intention to agree to, accept, approve, endorse or recommend) any acquisition proposal, (d) BroadSoft enters into any agreement in principle, letter of intent, term sheet or any other agreement, understanding or contract (whether binding or not) contemplating or otherwise relating to any acquisition proposal (other than an acceptable confidentiality agreement), (e) BroadSoft’s board of directors or BroadSoft submits any acquisition proposal to the vote of any securityholders of BroadSoft or any of its subsidiaries, (f) BroadSoft’s board of directors or any of its committees approves any transaction pursuant to which any third party, but for such approval, becomes an “interested stockholder” under Section 203 of the DGCL, (g) BroadSoft fails to convene or hold the Special Meeting, (h) BroadSoft’s board of directors fails to reaffirm its recommendation of the merger agreement within ten business days after Cisco requests in writing that such recommendation be reaffirmed in response to an acquisition proposal or material modification to an acquisition proposal that has been publicly announced (or if such request is delivered less than ten business days prior to the Special Meeting, no later than one business day prior to the Special Meeting; provided that if such acquisition proposal is subsequently modified within such period, then BroadSoft’s board of directors will be required to reaffirm such recommendation no later than one business day prior to the Special Meeting), (i) BroadSoft materially breaches any of the obligations with respect to calling the Special Meeting and non-solicitation and related provisions of the merger agreement or (j) a tender or exchange offer has been commenced and BroadSoft fails to send to its stockholders, within ten business days after such tender or exchange offer is first published, a statement that BroadSoft unconditionally recommends rejection of such tender or exchange offer (the “Rejection Recommendation”) and reaffirm its recommendation of the merger agreement or fails to reaffirm the Rejection Recommendation in any press release published by BroadSoft or in any Schedule 14D-9, at any time after the foregoing ten business day period (each of the foregoing, a “Triggering Event”); or

•	a breach of any representation or warranty contained in the merger agreement or failure to perform any covenant or obligation in the merger agreement on the part of BroadSoft will have occurred, which breach or failure to perform or comply would give rise to the failure to satisfy certain conditions to completion of the merger, and such breach or failure cannot be cured by the End Date, or if capable of being cured, will not have been cured within 20 days of the date Cisco gives BroadSoft notice of such breach or failure to perform, or, if earlier, by the End Date.

Fees and Expenses

Except as described below under “The Merger Agreement — Termination Fees,” all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring such expenses whether or not the merger is consummated.

Termination Fees

Termination Fee. BroadSoft will be required to pay Cisco a termination fee equal to $56 million if the merger agreement is terminated:

•	by Cisco because of the occurrence of a Triggering Event;

•	by either Cisco or BroadSoft because (a) the holders of BroadSoft common stock failed to approve adoption of the merger agreement at the Special Meeting or any adjournment or postponement thereof, or (b) before obtaining the stockholder approval at the Stockholder Meeting, the closing did not occur on or prior to the End Date, in each case at a time that Cisco would have been entitled to terminate the merger agreement because of the occurrence of a Triggering Event;

•	by BroadSoft in order to accept a superior proposal; or

•	by either Cisco or BroadSoft because (a) the holders of BroadSoft common stock failed to approve adoption of the merger agreement at the Special Meeting or any adjournment or postponement thereof, (b) before obtaining the stockholder approval, the closing did not occur on or prior to the End Date or (c) before obtaining the stockholder approval, BroadSoft breached a representation or warranty contained in the merger agreement or failed to perform any of its covenants or agreements contained in the merger agreement, which breach or failure to perform or comply would give rise to the failure to satisfy certain conditions to completion of the merger, and in each such case, (i) any person will have publicly announced an acquisition proposal (or an acquisition proposal will have become publicly known) prior to such termination (unless publicly withdrawn prior to such termination) and (ii) within 12 months of such termination BroadSoft entered into a definitive agreement with respect to an acquisition that is ultimately consummated (even if after such 12-month period) or consummated an acquisition (with “acquisition” meaning (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction or series of transactions involving BroadSoft pursuant to which the stockholders of BroadSoft immediately preceding such transaction or series of transactions hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction or series of transactions or any direct or indirect parent thereto, (ii) a sale or other disposition in a transaction or series of transactions by BroadSoft or its subsidiaries of assets representing in excess of 50% of the aggregate fair market value of the assets of BroadSoft and its subsidiaries immediately prior to such transaction or series of transactions or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by BroadSoft), directly or indirectly, in a transaction or series of transactions, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the shares of BroadSoft common stock outstanding immediately prior to such transaction or series of transactions).

The parties have agreed that in no event will BroadSoft be required to pay the termination fee on more than one occasion. The termination fee, if paid, will be the sole and exclusive remedy of Cisco, Merger Sub and their respective affiliates against BroadSoft and any of its affiliates for any loss suffered as a result of the failure of merger to be consummated or for a breach or failure to perform under the merger agreement or otherwise in the circumstances in which the termination fee is payable.

Parent Expense Reimbursement. Cisco will be required to reimburse BroadSoft’s reasonable fees and expenses not in excess of $10 million in connection with any filings and review of the transactions contemplated by the merger agreement under antitrust laws if the merger agreement is terminated by either Cisco or BroadSoft because (a) the closing will not have occurred on or prior to the close of business on the End Date or (b) a court of competent jurisdiction or other governmental body issued a final and nonappealable decree or ruling, or took any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the merger or making consummation of the merger illegal, and in each case, at the time of termination all of the closing conditions to the merger have been satisfied or waived other than (i) any of the Antitrust Conditions and (ii) any such conditions that by their nature cannot be satisfied until the closing date so long as such conditions would be satisfied if the closing date were the date of termination of the merger agreement.

Effect of Termination

If the merger agreement is terminated by BroadSoft or Cisco in accordance with its terms, the merger agreement will become void and there will be no liability on the part of Cisco or BroadSoft or their respective stockholders or representatives following any such termination except with regard to liability as a result of fraud or willful and material breach by such party of its representations, warranties, covenants or the agreements under the merger agreement. However, the provisions of the merger agreement regarding confidentiality, payment of the termination fee and expense reimbursement and the general provisions in Article VIII of the merger agreement shall survive any termination.

The parties are entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement, in addition to any other remedy to which they are entitled at law or in equity.

Amendment

Subject to applicable law, the parties may amend the merger agreement by executed written agreement, prior to obtaining the approval of the adoption of the merger agreement by holders of BroadSoft common stock at the Special Meeting, with the approval of the respective boards of directors of BroadSoft and Cisco.

PROPOSAL 2 — ADVISORY VOTE ON COMPENSATION

The Advisory Vote on Compensation

Section 14A of the Exchange Act requires that BroadSoft provide its stockholders with the opportunity to vote to approve, on an advisory (non-binding) basis, the compensation arrangements that BroadSoft’s named executive officers may receive in connection with the merger, as disclosed in the section entitled “The Merger — Interests of Our Directors and Executive Officers in the Merger,” beginning on page 48.

Our board of directors encourages you to review carefully the named executive officer merger-related compensation information disclosed in this proxy statement, and to cast a vote either to approve or disapprove, on an advisory basis, the compensation that may be paid or become payable to BroadSoft’s named executive officers in connection with the merger, through the following resolution:

“RESOLVED, that the stockholders of BroadSoft approve, on an advisory (non-binding) basis, the compensation to be paid by BroadSoft to its named executive officers, that is based on, or otherwise relates to, its proposed acquisition by Cisco Systems, Inc., in the table set forth in the section of the proxy statement for the merger entitled “The Merger — Interests of Our Directors and Executive Officers in the Merger,” and in the related notes and narrative disclosure.”

The advisory vote on the compensation that BroadSoft’s named executive officers may receive in connection with the merger is a vote separate and apart from the vote to adopt the merger agreement. Accordingly, you may vote for adoption of the proposal to approve, on an advisory basis, the compensation that BroadSoft’s named executive officers may receive in connection with the merger and vote not to adopt the merger agreement or vice versa. Approval of this proposal is not a condition to completion of the merger, and the vote with respect to this proposal is advisory only. Because the vote is advisory only, it will not be binding on either BroadSoft or Cisco.

Vote Required and Recommendation of the Board of Directors

The affirmative vote of the holders of a majority of the shares present in person or by proxy at the Special Meeting and entitled to vote on the matter, provided there is a quorum, is required for approval of this proposal on an advisory (non-binding) basis.

Abstentions and broker non-votes, if any, will be counted as present for the purpose of determining the presence of a quorum and abstentions will have the same effect as a vote against the proposal. Broker non-votes will have no effect in determining whether or not the proposal is approved.

Our board of directors unanimously recommends that the BroadSoft stockholders vote “FOR” the adoption of the resolution to approve, on an advisory (non-binding) basis, the compensation that BroadSoft’s named executive officers may receive in connection with the merger.

PROPOSAL 3 — AUTHORITY TO ADJOURN THE SPECIAL MEETING

The Adjournment Proposal

If at the Special Meeting of stockholders, the number of shares of BroadSoft common stock represented and voting in favor of approval of the merger agreement is insufficient to adopt that proposal under the Delaware General Corporation Law, we may move to adjourn the Special Meeting to enable our board of directors to solicit additional proxies in respect of such proposal. In that event, we will ask our stockholders to vote only upon the adjournment proposal, and not the proposal regarding the adoption of the merger agreement or the proposal to approve, on an advisory basis, the compensation that BroadSoft’s named executive officers may receive in connection with the merger.

In this proposal, we are asking you to authorize the holder of any proxy solicited by our board of directors to vote in favor of granting discretionary authority to the proxy or attorney-in-fact to adjourn the Special Meeting to another time and place for the purpose of soliciting additional proxies. If the stockholders approve the adjournment proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously voted. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the approval of the merger agreement to defeat that proposal, we could adjourn the Special Meeting without a vote on the merger agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the merger agreement.

Failure for this proposal to pass will not affect the ability of the holder of any proxy solicited by us to adjourn the Special Meeting in the event insufficient shares of BroadSoft common stock are represented to establish a quorum, or for any other lawful purpose.

Vote Required and Recommendation of the Board of Directors

Approval of the proposal to adjourn the Special Meeting if necessary for the purpose of soliciting proxies requires the affirmative vote of the holders of a majority of the shares present in person or by proxy at the Special Meeting and entitled to vote on the matter.

Abstentions and broker non-votes, if any, will be counted as present for the purpose of determining the presence of a quorum and abstentions will have the same effect as a vote against the proposal. Broker non-votes will have no effect in determining whether or not the proposal is approved.

Our board of directors unanimously recommends that the BroadSoft stockholders vote “FOR” the proposal to adjourn the Special Meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to adopt the merger agreement.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of BroadSoft common stock as of October 31, 2017, at which time there were 31,647,785 shares of BroadSoft common stock outstanding, by: (a) each BroadSoft director; (b) each of BroadSoft’s named executive officers; (c) all BroadSoft executive officers and directors as a group; and (d) all those known by BroadSoft to be beneficial owners of more than five percent of BroadSoft common stock. BroadSoft does not have any class of equity securities outstanding other than its common stock.

The information in the table below regarding the beneficial owners of 5% or more of BroadSoft common stock is based on our review of Schedule 13D and Schedule 13G filings with the Securities and Exchange Commission. Each person listed below has sole voting and investment power with respect to the shares beneficially owned, unless otherwise stated.

Name	Number of Shares Beneficially Owned(1)	Percentage
Named Executive Officers and Directors:
Michael Tessler(2)	257,652	*
James A. Tholen(3)	25,570	*
Scott D. Hoffpauir(4)	42,655	*
Taher G. Behbehani(5)	15,946	*
Dennis D. Dourgarian(6)	15,604	*
David Bernardi	8,301	*
Jane A. Dietze	4,903	*
John J. Gavin, Jr.(7)	41,584	*
Andrew M. Geisse	10,686	*
Paul J. Magelli	6,780	*
Douglas L. Maine	51,795	*
John D. Markley, Jr.	21,836	*
Eva M. Sage-Gavin	4,285	*
All directors and executive officers as a group (14 persons)(8)	507,597	1.6%
5% Holders:
Wellington Management Group LLP(9)	2,730,187	9.0%
The Vanguard Group(10)	2,290,404	7.5%
BlackRock, Inc.(11)	1,806,736	6.0%
Brown Advisory Incorporated(12)	1,511,978	5.0%

*	Less than 1% of the outstanding shares of common stock
(1)	This table is based upon information supplied by officers, directors and principal stockholders. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, BroadSoft believes that each of the stockholders named in this table has sole voting and sole investment power with respect to the shares indicated as beneficially owned. Pursuant to the rules of the SEC, the number of shares of common stock deemed outstanding includes shares issuable upon the vesting of RSUs held by the respective person that will vest within 60 days of October 31, 2017 and pursuant to options held by the respective person or group that are currently exercisable or may be exercised within 60 days of October 31, 2017. Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account. Applicable percentages are based on 31,647,785 shares outstanding on October 31, 2017.
(2)	Includes 132,584 shares underlying currently exercisable options and 6,541 shares issuable upon the vesting of RSUs that will vest within 60 days of October 31, 2017.
(3)	Includes 3,566 shares issuable upon the vesting of RSUs that will vest within 60 days of October 31, 2017.

(4)	Includes 3,566 shares issuable upon the vesting of RSUs that will vest within 60 days of October 31, 2017. Also includes 16,666 shares held by The Scott D. Hoffpauir 2000 Family Irrevocable Trust U/T/A dated 04/04/00 for the benefit of the children of Mr. Hoffpauir. Mr. Hoffpauir’s brother, Samuel Hoffpauir, is the trustee of The Scott D. Hoffpauir 2000 Family Irrevocable Trust U/T/A dated 04/04/00. Mr. Hoffpauir disclaims beneficial ownership of any shares held by The Scott D. Hoffpauir 2000 Family Irrevocable Trust U/T/A dated 04/04/00.
(5)	Includes 2,346 shares issuable upon the vesting of RSUs that will vest within 60 days of October 31, 2017.
(6)	Includes 1,975 shares issuable upon the vesting of RSUs that will vest within 60 days of October 31, 2017.
(7)	Includes 25,000 shares issuable upon the exercise of an option originally granted to Mr. Gavin that Mr. Gavin gifted to his adult children in June 2010. Mr. Gavin disclaims beneficial ownership of all of the shares underlying the option awards gifted to his adult children.
(8)	Includes 157,584 shares underlying options that are currently exercisable or may be exercised within 60 days of October 31, 2017, and 17,994 shares issuable upon the vesting of RSUs that will vest within 60 days of October 31, 2017. See footnotes 2 through 14.
(9)	Based solely on a Schedule 13G filed by Wellington Management Group LLP (“Wellington”) on February 9, 2017. The address of Wellington is c/o Wellington Management Group LLP, 280 Congress Street, Boston, Massachusetts 02210. Wellington, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP all have shared voting power with respect to 1,614,098 shares and shared dispositive power with respect to 2,730,187 shares as of December 31, 2016. Wellington Management Company, LLP has sole voting power over no shares, shared voting power over 1,578,305 shares, sole dispositive power over no shares, and shared dispositive power over 2,636,155 shares. Various persons have the right to receive, or the power to direct, the receipt of dividends from, or the proceeds from the sale of, such shares of common stock. No one person’s interest in such shares of Common Stock is more than 5% of BroadSoft’s total common stock outstanding.
(10)	Based solely on information contained in a Schedule 13G/A filed by The Vanguard Group (“Vanguard”) with the SEC on February 10, 2017. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355. Vanguard has sole voting power over 58,444 shares, shared voting power over 4,616 shares, sole dispositive power over 2,228,728 shares and shared dispositive power over 61,676 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 57,060 shares as a result of its serving as investment manager of collective trust accounts for Vanguard. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 6,000 shares as a result of its serving as investment manager of Australian investment offerings.
(11)	Based solely on information contained in a Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) with the SEC on January 19, 2017. The address of Blackrock is 55 East 52nd St, New York, New York 10055. Blackrock has sole voting power over 1,746,041 shares, shared voting power over no shares, sole dispositive power over 1,806,736 shares and shared dispositive power over no shares.
(12)	Based solely on a Schedule 13G filed by Brown Advisory Incorporated (“Brown”) with the SEC on February 10, 2017. The address of Brown Advisory Incorporated is 901 South Bond Street, Ste. 400, Baltimore, Maryland 21231. Brown has sole voting power over 1,191,026 shares, shared voting power over no shares, sole dispositive power over no shares and shared dispositive power over 1,511,978 shares.

In addition to the amounts set forth in the foregoing table, based on the merger agreement, Cisco has the right to acquire all of the issued and outstanding shares of BroadSoft common stock in connection with the closing of the merger, subject to the terms of the merger agreement. Accordingly, depending upon the timing of the merger, Cisco may acquire such shares of BroadSoft common stock within 60 days of the date of the foregoing table. The address for Cisco is 170 West Tasman Drive, San Jose, California 95134-1706.

MARKET FOR THE COMMON STOCK; DIVIDEND DATA

BroadSoft common stock is quoted on The NASDAQ Global Select Market under the ticker symbol “BSFT.” This table shows, for the periods indicated, the high and low sales price per share for BroadSoft common stock as reported by The NASDAQ Global Select Market.

	BroadSoft Common Stock
	High	Low
Year ending December 31, 2017
Fourth Quarter (through December 12, 2017)	$55.05	$50.40
Third Quarter	$52.15	$41.50
Second Quarter	$44.70	$33.85
First Quarter	$46.65	$39.75
Year ending December 31, 2016
Fourth Quarter	$48.40	$37.75
Third Quarter	$48.01	$39.89
Second Quarter	$44.49	$35.01
First Quarter	$41.09	$26.99
Year ending December 31, 2015
Fourth Quarter	$40.90	$28.37
Third Quarter	$36.80	$27.84
Second Quarter	$38.83	$31.51
First Quarter	$35.76	$26.42

The high and low sales price per share for BroadSoft common stock as reported by The NASDAQ Global Select Market on December 12, 2017, the latest practicable trading day before the filing of this proxy statement, were $54.70 and $54.60, respectively.

As of December 11, 2017, BroadSoft common stock was held of record by 17 stockholders.

We have never declared or paid dividends on our capital stock. We currently intend to retain all available funds and any future earnings to support operations and to finance the growth and development of our business. We do not intend to declare or pay cash dividends on BroadSoft common stock in the foreseeable future. Any future determination to pay dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend upon, among other factors, our results of operations, financial condition, contractual restrictions and capital requirements. Following the merger, BroadSoft common stock will not be traded on any public market.

OTHER MATTERS

As of the date of this proxy statement, our board of directors is not aware of any matter to be presented for action at the Special Meeting, other than the matters set forth in this proxy statement. Should any other matter requiring a vote of stockholders arise, the proxies in the enclosed form of proxy confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in accordance with their best judgment.

Adjournments

The Special Meeting may be adjourned without notice, other than by the announcement made at the Special Meeting, by approval of the holders of a majority of the shares of BroadSoft common stock present, in person or by proxy, and voting on whether to adjourn the Special Meeting. We are soliciting proxies to grant the authority to vote in favor of adjournment of the Special Meeting. In particular, authority is expected to be exercised if the purpose of the adjournment is to provide additional time to solicit votes in favor of adoption of the merger agreement. Our board of directors unanimously recommends that you vote in favor of the proposal to adjourn the meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting. In addition, if a quorum is not present at the Special Meeting, the Special Meeting may be adjourned by the chairman of the Special Meeting or by the vote of a majority of the shares represented at the Special Meeting, regardless of whether Proposal 3 is approved, but no other business will be transacted at the Special Meeting until a quorum is present.

Stockholder Proposals

If the merger is consummated, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the merger is not completed, we expect to hold an annual meeting of stockholders in 2018 (the “2018 Annual Meeting”). Stockholders who want to make a proposal to be considered for inclusion in the 2018 Annual Meeting proxy materials, must have submitted their proposal in writing by November 17, 2017, to our Secretary at 9737 Washingtonian Boulevard, Suite 350, Gaithersburg, Maryland 20878. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must provide the written notice required by our Second Amended and Restated Bylaws (“Bylaws”), no earlier than December 28, 2017 and no later than the close of business on January 27, 2018 to our Secretary at 9737 Washingtonian Boulevard, Suite 350, Gaithersburg, Maryland 20878. You are also advised to review our Bylaws, filed on November 20, 2013 with the SEC as an exhibit to our Current Report on Form 8-K, which contain additional requirements about advance notice of stockholder proposals and director nominations.

Where You Can Find More Information

BroadSoft files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC public reference room at the following location: Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

Cisco has supplied all information contained in this proxy statement relating to Cisco and Merger Sub and BroadSoft has supplied all information relating to BroadSoft.

If you have any questions about this proxy statement, the Special Meeting or the acquisition by Cisco after reading this proxy statement, or if you would like additional copies of this proxy statement, please contact us at:

BroadSoft, Inc.

9737 Washingtonian Boulevard, Suite 350

Gaithersburg, Maryland 20878

Telephone: (561) 404-2130

Attn: Investor Relations

This proxy statement contains references to the availability of certain information from our website, www.BroadSoft.com. By making such references, we do not incorporate into this document the information included on our website.

You should rely only on the information contained in this proxy statement, including the annexes attached hereto, or information incorporated by reference herein. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated December 13, 2017. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to stockholders nor the issuance of cash in the merger creates any implication to the contrary.

Directions to the Special Meeting Location

The Special Meeting will be held at the BroadSoft’s headquarters at 9737 Washingtonian Boulevard, Suite 350, Gaithersburg, Maryland 20878 at 9:00 a.m. Eastern Time on January 25, 2018. Directions to the Special Meeting may be found at www.broadsoft.com.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CISCO SYSTEMS, INC.,

BROOKLYN ACQUISITION CORP.

AND

BROADSOFT, INC.

OCTOBER 20, 2017

EXHIBITS

Exhibit A	-	Form of Certificate of Merger
Exhibit B	-	Form of Bylaws

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October 20, 2017 (the “Agreement Date”), by and among Cisco Systems, Inc., a California corporation (“Parent”), Brooklyn Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Sub”), and BroadSoft, Inc., a Delaware corporation (the “Company”).

RECITALS

A. The board of directors of the Company (the “Company Board”) and the boards of directors of Parent and Sub (or duly authorized committees thereof) have determined that it would be advisable to, and in the best interests of, their respective companies and the stockholders of their respective companies that Sub merge with and into the Company (the “Merger”), with the Company to survive the Merger and to become a wholly-owned subsidiary of Parent, on the terms and subject to the conditions set forth in this Agreement, and, in furtherance thereof, have approved and declared advisable this Agreement and the Merger and the other transactions contemplated by this Agreement (collectively, the “Transactions”).

B. Parent, Sub and the Company desire to set forth certain representations, warranties, covenants and other agreements in connection with the Merger as set forth herein.

C. Concurrently with the execution of this Agreement and as a material inducement to the willingness of Parent to enter into this Agreement, certain employees of the Company (the “Key Employees”) are entering into employment agreements and agreements ancillary thereto (collectively, the “Employment Offer Documents”), in each case to become effective upon the Closing.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and other agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

1.1. Certain Definitions.

(a) As used in this Agreement, the following terms shall have the meanings indicated below.

“Acceptable Confidentiality Agreement” means a customary confidentiality agreement (i) that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement, including with respect to the treatment of confidential information and the non-solicitation of the Company’s employees; provided that an Acceptable Confidentiality Agreement need not contain any “standstill” or similar covenant, and (ii) that does not include any provision for any exclusive right to negotiate with such Person or having the actual or purported effect of restricting the Company from fulfilling its obligations under this Agreement, including under Section 5.3.

“Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

“Applicable Foreign Antitrust Approvals” means, as applicable in the jurisdiction in question, the pre-merger filings, notifications, approvals, authorizations, consents, waivers, “no-action-letters” and/or, expiration or early termination of waiting periods (or extensions thereof), under the Antitrust Laws of the jurisdictions listed on either Schedule 5.6(a) or Schedule 6.1(d) of the Company Disclosure Letter.

“Applicable Legal Requirements” means with respect to any Person, any federal, state, foreign, local, municipal or other law, statute, constitution, resolution, ordinance, code, permit, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any Orders applicable to such Person or its subsidiaries, their business or any of their respective assets or properties.

“Business” means the business of the Company and the Subsidiaries as currently conducted, including the design, development, manufacturing, reproduction, branding, marketing, advertising, promotion, licensing, sale, offer for sale, importation, distribution, provision and/or use of any and all Company Products.

“Business Day” means a day (i) other than Saturday or Sunday and (ii) on which commercial banks are open for business in San Francisco, California and in Washington, DC.

“Cash-Out Amount” means: (i) with respect to (A) a Vested Company Option or (B) an Unvested Company Option, an amount of cash, without interest, equal to (I) the number of shares of Company Common Stock subject to such Vested Company Option or Unvested Company Option, as applicable, multiplied by (II) the Per Share Cash Amount less the exercise price per share of such Vested Company Option or Unvested Company Option, as applicable, in effect immediately prior to the Effective Time; provided that if the exercise price per share of such Company Option is equal to or greater than the Per Share Cash Amount, the Cash-Out Amount for such Company Option shall be zero, and (ii) with respect to (A) (I) a Vested Company RSU or (II) an Unvested Company RSU or (B) (I) a Vested Company PSU, or (II) an Unvested Company PSU, an amount of cash, without interest, equal to (x) the number of shares of Company Common Stock issuable upon settlement of such Vested Company RSU, Unvested Company RSU, Vested Company PSU or Unvested Company PSU, as applicable, multiplied by (y) the Per Share Cash Amount.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Debt” means all indebtedness of the Company and the Subsidiaries for borrowed money, whether current or funded, short- or long-term, secured or unsecured, direct or indirect, including any accrued and unpaid interest, fees, premiums and prepayment or termination penalties (including any penalties payable by the Company or the Subsidiaries in connection with the termination or prepayment in full of any Company Debt at or prior to the Closing), if any, measured as of the Closing, and including, without duplication, (i) any indebtedness evidenced by any bond, debenture, note, mortgage, indenture (including the 2011 Indenture and the 2015 Indenture), letter of credit or other debt instrument or debt security, (ii) any indebtedness to any lender or creditor under credit facilities of the Company, (iii) any indebtedness for the deferred purchase price of property with respect to which the Company is liable contingently or otherwise, as obligor or otherwise, (iv) any amounts owing under any capitalized or synthetic leases, (v) any drawn amounts under letter of credit arrangements and (vi) any liability of other Persons of the type described in clauses (i) through (v) that the Company or any Subsidiary has guaranteed, that is recourse to the Company or any Subsidiary or any of their assets or that is otherwise the legal liability of the Company or any Subsidiary (other than, in any case, accounts payable to trade creditors and accrued expenses, in each case arising in the ordinary course of business).

“Company Option Plans” means the stock option plans, programs, agreements or arrangements of the Company, collectively and as amended, including the Company’s 1999 Stock Incentive Plan and the Company’s Amended and Restated 2009 Equity Incentive Plan.

“Company Options” means options to purchase shares of Company Common Stock.

“Company Preferred Stock” means the preferred stock, par value $0.01 per share, of the Company.

“Company PSUs” means performance stock units granted under the Company Option Plans.

“Company RSUs” means restricted stock units granted under the Company Option Plans.

“Continuing Consultants” means the consultants of the Company or the Subsidiaries as of the Effective Time.

“Continuing Employees” means the employees of the Company or the Subsidiaries as of the Effective Time.

“Contract” means any legally binding written, oral or other agreement, contract, subcontract, lease, binding understanding, obligation, promise, instrument, indenture, mortgage, note, option, guarantee, warranty, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature (other than purchase orders for services or products under any Standard Outbound IP Agreements to the extent such purchase orders do not contain binding obligations (excluding pricing, delivery and quantity terms) beyond the obligations provided under the Contract under which the applicable purchase order is issued).

“Delaware Law” means the General Corporation Law of the State of Delaware, as amended.

“Dissenting Shares” means any shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal rights shall have been properly demanded (and not withdrawn or lost) in accordance with Delaware Law in connection with the Merger.

“Dissenting Stockholder” means any stockholder of the Company holding Dissenting Shares as of the Effective Time.

“Encumbrance” means, with respect to any asset or security, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, charge, adverse claim of title, ownership or right to use, restriction or other encumbrance of any kind in respect of such asset or security (including any restriction on (i) the voting of any security or the transfer of any security or other asset, (ii) the receipt of any income derived from any asset, (iii) the use of any asset and (iv) the possession, exercise or transfer of any other attribute of ownership of any asset).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis throughout the relevant periods.

“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, quasi-judicial or administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, Taxing or other governmental or quasi-governmental authority.

“Group” has the meaning ascribed to such term under Section 13(d) of the Exchange Act.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“knowledge” means, with respect to the Company, the knowledge of any individual set forth on Schedule 1.1 of the Company Disclosure Letter with respect to a fact, circumstance, event or other matter after reasonable inquiry under the circumstances.

“Legal Proceeding” means any private or governmental action, inquiry, claim, charge, complaint, demand, proceeding, suit, hearing, litigation, arbitration, mediation, audit or investigation, in each case whether civil, criminal, administrative, judicial or investigative, or any appeal therefrom.

“Liabilities” means all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted, known or unknown, including those arising under any Applicable Legal Requirement, Order or Contract, regardless of whether the same would be required to be reflected on a balance sheet prepared in accordance with GAAP or disclosed in the notes thereto.

“made available” means, with respect to any statement in this Agreement or the Company Disclosure Letter to the effect that any information, document or other material has been “made available” to Parent, that such information, document or material was: (i) made available for review by Parent and its Representatives in the virtual data room made available in connection with the Transactions at least 24 hours prior to the execution of this Agreement, (ii) actually delivered (whether by physical or electronic delivery) to Parent or its Representatives at least 24 hours prior to the execution of this Agreement or (iii) the relevant part of which is contained in unredacted form in the Company SEC Reports; provided that any information, document or material that has been made available or delivered to Parent or its Representatives pursuant to a request by Parent or its Representative that was made within a 24-hour period prior to the execution of this Agreement shall be deemed made available or delivered, as long as such information, document or material was made available or delivered prior to the execution of this Agreement.

“Material Adverse Effect” means with respect to the Company and the Subsidiaries, taken as a whole, any change, event, occurrence, circumstance, condition or effect (each, an “Effect”) that, individually or taken together with all other Effects, and regardless of whether or not such Effect, considered together with all other Effects, would constitute a breach of the representations or warranties made by such Person in this Agreement (i) would, or would reasonably be expected to, be or become materially adverse to the financial condition, properties, assets (including intangible assets), business, operations or results of operations of the Company and the Subsidiaries, taken as a whole; provided that none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there is, or would reasonably likely to be, a Material Adverse Effect on the Company and the Subsidiaries, taken as a whole: (A) changes in general economic conditions or financial, credit, foreign exchange, securities or capital markets, including any disruption thereof, in the United States or elsewhere in the world, (B) changes generally affecting the industry in which the Company and the Subsidiaries operate, (C) changes in Applicable Legal Requirements, (D) changes in GAAP, or other accounting regulations or principles or interpretations thereof, that apply to the Company and the Subsidiaries, (E) national or international political conditions, any outbreak or escalation of hostilities, insurrection or war, or acts of terrorism, (F) epidemics, quarantine restrictions, wildfires, earthquakes, hurricanes, tornadoes, other natural disasters or similar calamity or crisis, (G) changes in the trading volume or trading prices of such entity’s capital stock in and of themselves (provided that such exception shall not apply to any underlying Effect that may have caused such change in the trading prices or volumes), (H) any failure, in and of itself, to meet market revenue or earnings expectations, including revenue or earnings projections or predictions made by the Company (whether or not publicly announced) or securities or financial analysts and any resulting analyst downgrades of the Company’s securities in and of themselves (provided that such exception shall not apply to any underlying Effect that may have caused such failure or such downgrades), (I) changes in the Company’s and the Subsidiaries’ relationships with employees, customers, distributors, suppliers, vendors, licensors or other business partners as a result of the announcement or pendency of this Agreement or the anticipated consummation of the Merger and the other Transactions (provided that the exceptions in this clause (I) will not apply with respect to the representations and warranties contained in Section 2.3(b) or to Section 6.3(a) and Section 7.1(f) to the extent related to such portions of such representations and warranties), (J) any actions taken or failure to take action, in each case, that Parent has expressly in writing approved, consented to or requested or (K) any Stockholder Litigation or threatened Stockholder Litigation; provided that the exceptions in clauses (A) through (F) shall not apply to the extent that such changes disproportionately and adversely affect the Company and the Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and the Subsidiaries operate, or (ii) would, or would reasonably be expected to, prohibit or materially impede the Company’s ability to consummate the Transactions in accordance with this Agreement and Applicable Legal Requirements.

“Order” means any judgment, writ, decree, stipulation, determination, decision, legal or arbitration award, settlement or consent agreement, charge, ruling, injunction, restraining order or other order issued, promulgated or entered into by or with (or in the case of a settlement or consent agreement, subject to) any Governmental Entity, whether temporarily, preliminarily or permanently in effect.

“Parent Material Adverse Effect” means any Effect that would, or would reasonably be expected to, prohibit or materially impede Parent’s or Sub’s ability to consummate the Transactions in accordance with this Agreement and Applicable Legal Requirements.

“Per Share Cash Amount” means $55.00 in cash per share of Company Common Stock.

“Permitted Encumbrance” means (i) liens for current Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings (provided that reserves, established in accordance with GAAP, have been recorded on the Company Balance Sheet for any such contest that is material), (ii) statutory liens that are incurred in the ordinary course of business and that are not yet due and payable or that are being contested in good faith (provided that reserves established in accordance with GAAP have been recorded on the Company Balance Sheet for any such contest that is material), (iii) any Encumbrance representing the rights of suppliers and subcontractors in the ordinary course of business under the terms of any Contracts to which the relevant party is a party or under general principles of commercial or government contract law (including mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens granted or which arise in the ordinary course of business), (iv) such imperfections of title and non-monetary Encumbrances and other liens, in each case incurred in the ordinary course of business, that are not reasonably likely to materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair any business operations involving such properties, (v) liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, (vi) any Encumbrances for which appropriate reserves have been established in the consolidated financial statements of the Company and the Subsidiaries, or (vii) liens securing indebtedness for borrowed money or Company Debt, in each case, that is reflected on the Company Balance Sheet or Schedule 2.4(d) of the Company Disclosure Letter.

“Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, unincorporated association, joint venture, business organization or Governmental Entity.

“Representatives” means, collectively, with respect to any Person, such Person’s officers, directors, Affiliates, employees, agents or advisors, including any investment banker, broker, attorney, accountant, consultant or other authorized representative of such Person.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Subsidiary” means any corporation, association, business entity, partnership, joint venture, limited liability company or other Person of which the Company, either alone or together with one or more Subsidiaries or by one or more other Subsidiaries (i) directly or indirectly owns or controls securities or other interests representing more than 50% of the voting power of such Person, or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body.

“Tax” (and, with correlative meaning, “Taxes,” “Taxable” and “Taxing”) means any income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), Code Section 59A or windfall profit tax, custom duty or other tax of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Tax Authority.

“Tax Authority” means any Governmental Entity responsible for the assessment, determination, collection or administration of any Tax (domestic or foreign).

“Tax Return” means any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment and information returns and reports) filed or required to be filed with respect to Taxes.

“Unvested Company Options” means any Company Options that are not Vested Company Options.

“Unvested Company PSUs” means any Company PSUs that are not Vested Company PSUs.

“Unvested Company RSUs” means any Company RSUs that are not Vested Company RSUs.

“Vested Company Options” means any Company Options that are vested under the terms of any Contract with the Company as of immediately prior to the Effective Time (including any stock option agreement), including any Company Option the vesting of which accelerates in connection with the Merger, whether alone or in conjunction with any contemporaneous event. For purposes of clarification, for any outstanding awards of Company Options that are partially vested, only the vested portion of such grants shall be considered Vested Company Options, and the unvested portions of such awards shall be considered Unvested Company Options.

“Vested Company PSUs” means any Company PSUs that are vested under the terms of any Contract with the Company as of immediately prior to the Effective Time (including any performance stock unit agreement), including any Company PSUs the vesting of which accelerates in connection with the Merger, whether alone or in conjunction with any contemporaneous event. For purposes of clarification, for any outstanding awards of Company PSUs that are partially vested, only the vested portion of such grants shall be considered Vested Company PSUs, and the unvested portions of such awards, assuming conversion of performance-based vesting to service-based vesting as provided in Schedule 1.8(a)(iv) of the Company Disclosure Letter shall be considered Unvested Company PSUs.

“Vested Company RSUs” means any Company RSUs that are vested under the terms of any Contract with the Company as of immediately prior to the Effective Time (including any restricted stock unit agreement), including any Company RSUs the vesting of which accelerates in connection with the Merger, whether alone or in conjunction with any contemporaneous event. For purposes of clarification, for any outstanding awards of Company RSUs that are partially vested, only the vested portion of such grants shall be considered Vested Company RSUs, and the unvested portions of such awards shall be considered Unvested Company RSUs.

(b) Other capitalized terms used herein and not defined in Section 1.1(a) have the meanings ascribed to such terms in the following Sections:

“2011 Indenture”	5.14

“2015 Indenture”	5.14

“2018 Notes”	5.14

“2022 Notes”	5.14

“Acquisition”	7.3(f)

“Acquisition Proposal”	5.3(a)

“Agreement”	Preamble

“Agreement Date”	Preamble

“Antitrust Laws”	5.6(a)

“Antitrust Restraint”	5.6(d)

“Author”	2.10(k)

“Bonus Payment Date”	5.10(f)

“Certificate of Merger”	1.2

“Certificates”	1.9(c)

“Change of Recommendation”	5.3(d)

“Closing”	1.3

“Closing Date”	1.3

“COBRA”	2.13(c)

“Company”	Preamble

“Company Associate”	4.2(b)

“Company Authorizations”	2.8(b)

“Company Balance Sheet”	2.4(b)

“Company Balance Sheet Date”	2.4(b)

“Company Board”	Recitals

“Company Board Recommendation”	5.2(b)

“Company Customer End-Users”	2.10(w)

“Company Customers”	2.10(w)

“Company Disclosure Letter”	Article II

“Company Employee Plans”	2.13(a)

“Company Financial Advisors”	2.16

“Company Insiders”	5.15

“Company Intellectual Property”	2.10(a)(i)

“Company Intellectual Property Agreements”	2.10(a)(ii)

“Company-Owned Intellectual Property”	2.10(a)(iii)

“Company Products”	2.10(a)(iv)

“Company Registered Intellectual Property Rights”	2.10(a)(v)

“Company Representatives”	5.3(a)

“Company SEC Reports”	2.4(a)

“Company Source Code”	2.10(a)(vi)

“Company Stockholder Approval”	2.3(a)

“Company Stockholder Meeting”	5.2(a)

“Company Voting Debt”	2.2(c)

“Company Websites”	2.10(w)

“Confidential Information”	2.10(o)

“Confidentiality Agreement”	5.5(a)

“Convertible Notes”	5.14

“EAR”	2.19(a)(i)

“Effect”	Material Adverse Effect

“Effective Time”	1.4

“Employment Offer Documents”	Recitals

“Enforceability Limitations”	2.3(a)

“Environmental and Safety Laws”	2.11(a)(i)

“ERISA”	2.13(a)

“EU”	2.19(a)(ii)

“Exchange Agent”	1.9(a)

“Existing D&O Policy”	5.14(b)

“Extended End Date”	7.1(b)

“Facilities”	2.11(a)(ii)

“Financial Statements”	2.4(b)

“Foreign Plan”	2.13(f)

“GCA Software Agreements”	2.10(a)(x)

“Government Contract”	2.18(a)(xix)

“Hazardous Materials”	2.11(a)(iii)

“Indemnified Parties”	5.14(a)

“Indentures”	5.14

“Initial End Date”	7.1(b)

“Intellectual Property”	2.10(a)(vii)

“Intellectual Property Rights”	2.10(a)(viii)

“Intervening Event”	5.3(e)

“ITAR”	2.19(a)(i)

“Jefferies”	2.16

“Key Employees”	Recitals

“Leased Real Property”	2.9(b)

“Material Contract”	2.18(a)

“Maximum Premium”	5.14(b)

“Measurement Date”	2.2(a)

“Merger”	Recitals

“Merger Notification Filings”	5.6(a)

“Notice of Intervening Event”	5.3(e)

“Notice of Superior Proposal”	5.3(d)(iv)

“Open Source Materials”	2.10(p)

“Ordinary Commercial Agreements”	2.12(d)

“Parent”	Preamble

“Parent Expense Reimbursements”	7.3(c)

“Pre-Closing Period”	4.1

“Property”	2.11(a)(iv)

“Proprietary Information and Technology”	2.10(a)(ix)

“Proxy Statement”	2.21

“Qatalyst Partners”	2.16

“Regulation S-K”	2.4(b)

“Rejection Recommendation”	7.1(h)
“Release”	2.11(a)(v)

“Required Fiduciary Disclosure”	5.3(f)

“Reseller Agreement”	2.18(a)(iii)

“Satisfaction Date”	1.3

“Satisfaction Event”	1.3

“Section 16 Information”	5.15

“Significant Customer”	2.17(a)

“Significant Supplier”	2.17(b)

“SOXA”	2.4(e)

“Standard Inbound IP Agreements”	2.10(a)(x)

“Standard NDA”	2.10(a)(x)

“Standard Outbound IP Agreements”	2.10(a)(xi)

“Stockholder Litigation”	5.18
“Sub”	Preamble

“Superior Proposal”	5.3(c)

“Superior Proposal Materials”	5.3(d)(iv)

“Surviving Corporation”	1.2

“Termination Fee”	7.3(b)

“Third-Party Intellectual Property”	2.10(a)(xii)

“Transactions”	Recitals

“Triggering Event”	7.1(h)

“Uncertificated Shares”	1.9(c)

“Unvested Cash”	1.8(a)(iv)

“Unvested Cash (Options/RSUs)”	1.8(a)(iii)

“Unvested Cash (PSUs)”	1.8(a)(iv)

“WARN Act”	2.13(m)

1.2. The Merger. At the Effective Time, on the terms and subject to the conditions set forth in this Agreement, the certificate of merger in the form attached hereto as Exhibit A (the “Certificate of Merger”), which shall include the form of certificate of incorporation of the Surviving Corporation, and the applicable provisions of Delaware Law, Sub shall merge with and into the Company, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

1.3. Closing. Unless this Agreement is earlier and validly terminated in accordance with Section 7.1, the closing of the Transactions (the “Closing”) shall take place (i) at a time and date to be specified by the parties hereto that will be no later than the third Business Day after the satisfaction or waiver of each of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions); provided that if such Business Day would otherwise occur on or between January 15, 2018 and January 26, 2018, then Parent may, in its discretion, delay the Closing until the first Business Day following the period in which the Closing was delayed, in which case the Closing shall be held on such first Business Day, so long as, as of the date the Closing would have otherwise occurred but for this proviso (a) each party has delivered to the other party the certificates required to be delivered by it pursuant to Section 6.2 and Section 6.3, as applicable, (b) each party irrevocably confirms in writing to the other party that the conditions in Section 6.1, Section 6.2 (in the case of the Company) and Section 6.3 (in the case of Parent and Sub) have been satisfied or are waived and that it is ready, willing and able to close on such date (the occurrence of clauses (a) and (b), the “Satisfaction Event” and the date on which the Satisfaction Event occurs, the “Satisfaction Date”) and (c) between (and including) the Satisfaction Date and the Closing, the Company shall not have materially breached its covenants and agreements in Section 4.1 and Section 4.2; or (ii) at such other time as the parties hereto agree in writing. The Closing shall take place at the offices of Fenwick & West LLP, Silicon Valley Center, 801 California Street, Mountain View, California, or at such other location as the parties hereto agree in writing. The date on which the Closing occurs is herein referred to as the “Closing Date.”

1.4. Effective Time. At the Closing, after the satisfaction or waiver in writing of each of the conditions set forth in Article VI, Sub and the Company shall cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the time of acceptance by the Secretary of State of the State of Delaware of such filing, or such later time as may be agreed by Parent and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

1.5. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, privileges, powers and franchises of the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company shall become debts, liabilities and duties of the Surviving Corporation.

1.6. Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the certificate of incorporation of the Company shall be amended in its entirety to read as set forth in Attachment A to the Certificate of Merger, until thereafter amended as provided by Delaware Law and such certificate of incorporation.

(b) At the Effective Time, the parties hereto shall cause the bylaws of the Surviving Corporation to be amended and restated in their entirety to read as set forth on Exhibit B attached hereto, until thereafter amended as provided by Delaware Law, the certificate of incorporation of the Surviving Corporation and such bylaws.

1.7. Directors and Officers of the Surviving Corporation.

(a) The parties hereto shall take all necessary action prior to the Closing so that, effective as of the Effective Time, the members of the board of directors of Sub immediately prior to the Effective Time shall be appointed as the sole members of the board of directors of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b) The parties hereto shall take all necessary action prior to the Closing so that, effective as of the Effective Time, the officers of Sub immediately prior to the Effective Time shall be appointed as the sole officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

1.8. Effect on Company Capital Stock, Company Options, Company RSUs and Company PSUs.

(a) On the terms and subject to the conditions set forth in this Agreement, and without any action on the part of any holder of Company Capital Stock:

(i) Company Common Stock. At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares cancelled pursuant to Section 1.8(c)) shall be automatically converted into the right to receive, subject to and in accordance with Section 1.9, an amount of cash equal to the Per Share Cash Amount, without interest. As of the Effective Time, all such shares of Company Common Stock shall automatically be cancelled and no longer be deemed outstanding, and the holders thereof shall not have any rights with respect thereto, except the right to receive the Per Share Cash Amount, without interest, upon surrender of Certificates and/or Uncertificated Shares in accordance with Section 1.9.

(ii) Vested Company Options, Vested Company RSUs and Vested Company PSUs. Notwithstanding anything to the contrary herein, Parent will not assume any Vested Company Option, Vested Company RSU or Vested Company PSU. At the Effective Time, by virtue of the Merger and without the need for any further action on the part of the holder thereof, each Vested Company Option that is unexpired, unexercised and outstanding as of immediately prior to the Effective Time, each Vested Company RSU that is unexpired, outstanding and has not yet been settled as of immediately prior to the Effective Time, and each Vested Company PSU that is unexpired, outstanding and has not yet been settled as of immediately prior to the Effective Time, each subject to and in accordance with Section 1.9, shall terminate and shall be converted into and represent the right to receive the applicable Cash-Out Amount from Parent for such Vested Company Option, Vested Company RSU or Vested Company PSU; provided that the Surviving Corporation and Parent shall be entitled to deduct and withhold from such Cash-Out Amount the required amount of withholding for Taxes pursuant to Section 1.12. The Cash-Out Amount payable pursuant to this Section 1.8(a)(ii) shall be rounded to the nearest cent and computed after aggregating Cash-Out Amounts for all Vested Company Options, Vested Company RSUs or Vested Company PSUs held by such Person.

(iii) Unvested Company Options and Unvested Company RSUs. Notwithstanding anything to the contrary herein, Parent will not assume any Unvested Company Option or any Unvested Company RSU. At the Effective Time, by virtue of the Merger and without the need for any further action on the part of the holder thereof, each Unvested Company Option held by a Continuing Employee or Continuing Consultant that is unexpired, unexercised and outstanding as of immediately prior to the Effective Time, and each Unvested Company RSU held by a Continuing Employee or Continuing Consultant that is unexpired, outstanding and has not yet been settled as of immediately prior to the Effective Time, each subject to and in accordance with Section 1.8(a)(v) and Section 1.9, shall, in each case, be converted into and substituted for the right to receive the applicable Cash-Out Amount from Parent for such Unvested Company Option or Unvested Company RSU in accordance with the terms of this Section 1.8(a)(iii) (the “Unvested Cash (Options/RSUs)”).

(iv) Unvested Company PSUs. Notwithstanding anything to the contrary herein, Parent will not assume any Unvested Company PSU. At the Effective Time, by virtue of the Merger and without the need for any further action on the part of the holder thereof, each Unvested Company PSU held by a Continuing Employee or Continuing Consultant that is unexpired, outstanding and has not yet been settled as of immediately prior to the Effective Time shall be subject to service-based vesting as provided in Schedule 1.8(a)(iv) of the Company Disclosure Letter only and shall no longer be subject to any performance-based vesting criteria. At the Effective Time, by virtue of the Merger and without the need for any further action on the part of the holder thereof, each Unvested Company PSU held by a Continuing Employee or Continuing Consultant that is unexpired, outstanding and has not yet been settled immediately prior to the Effective Time, subject to and in accordance with Section 1.8(a)(v) and Section 1.9, shall be converted into and substituted for the right to receive the applicable Cash-Out Amount from Parent for such Unvested Company PSU in accordance with the terms of this Section 1.8(a)(iv) (the “Unvested Cash (PSUs)” and, together with the Unvested Cash (Options/RSUs), the “Unvested Cash”).

(v) Payment of Unvested Cash (Options/RSUs) and Unvested Cash (PSUs). The cash payment pursuant to (i) Section 1.8(a)(iii) for Unvested Company Options and Unvested Company RSUs shall be subject to the same restrictions and vesting arrangements (including all provisions with respect to the acceleration of vesting following the Effective Date that would apply if such awards were assumed by Parent, including pursuant to applicable Employment Offer Documents) that were applicable to such Unvested Company Options or Unvested Company RSUs, and (ii) Section 1.8(a)(iv) in exchange for Company PSUs shall be subject to the same restrictions and service-based vesting arrangements (including all provisions with respect to the acceleration of vesting following the Effective Date, including pursuant to applicable Employment Offer Documents, and assuming conversion of performance-based vesting to service-based vesting as provided in Schedule 1.8(a)(iv) of the Company Disclosure Letter) that were applicable to such Company PSUs, in each case as of the Effective Time by virtue of Section 1.8(a)(iii) and Section 1.8(a)(iv) as applicable. Therefore, the Unvested Cash (Options/RSUs) and Unvested Cash (PSUs) shall not be payable by Parent at the Effective Time, and shall instead become payable by Parent on the date that such Unvested Company Options, Unvested Company RSU or Company PSUs would have become vested under the vesting schedule in place for such awards at the Effective Time (subject to the restrictions and other terms of such vesting schedule and giving effect to all applicable terms with respect to the acceleration of vesting and any applicable Employment Offer Document); provided that if such vesting conditions and terms are not satisfied and vesting ceases at any point after the Effective Time (after giving effect to any applicable terms of acceleration), no further cash payments will be made with respect to Unvested Cash (Options/RSUs) and Unvested Cash (PSUs). Parent shall make, or in its discretion shall cause the Surviving Corporation to make, all such required payments to holders of Unvested Cash (Options/RSUs) and Unvested Cash (PSUs) no later than the earlier of (A) the 15th day of the calendar month immediately following the calendar month in which the corresponding Unvested Company Option, Unvested Company RSU and Company PSUs would have become vested under the service-based vesting schedule in place for such awards at the Effective Time and (B) the end of the calendar year in which the corresponding Unvested Company Option, Unvested Company RSU or Company PSUs, would have become vested (subject to the restrictions and other terms of such service-based vesting schedule and giving effect to the applicable terms with respect to all acceleration of vesting and any applicable Employment Offer Documents); provided that Parent and the Surviving Corporation shall be entitled to deduct and withhold from such Unvested Cash (Options/RSUs) and Unvested Cash (PSUs) the required amount of withholding for Taxes pursuant to Section 1.12. The Unvested Cash (Options/RSUs) payable pursuant to Section 1.8(a)(iii) and Unvested Cash (PSUs) payable pursuant to Section 1.8(a)(iv) on a given payment date shall be rounded to the nearest cent and computed after aggregating Cash-out Amounts for all Unvested Company Options, Unvested Company RSUs and Company PSUs represented by a particular grant previously held by such Person that would have vested on the relevant vesting date. All amounts payable pursuant to Section 1.8(a)(iii) and Section 1.8(a)(iv) shall be paid without interest. No Unvested Cash (Options/RSUs) or Unvested Cash (PSUs), or right thereto, may be pledged, encumbered, sold, assigned or transferred (including any transfer by operation of law), by any Person, other than Parent, or be taken or reached by any legal or equitable process in satisfaction of any Liability of such Person, prior to the distribution to such Person of such Unvested Cash (Options/RSUs) and Unvested Cash (PSUs) in accordance with this Agreement.

(b) Capital Stock of Sub. At the Effective Time, each share of capital stock of Sub that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without further action on the part of the sole stockholder of Sub, be converted into and become one share of common stock of the Surviving Corporation (and the shares of common stock of the Surviving Corporation into which the shares of Sub capital stock are so converted shall be the only shares of the Surviving Corporation’s capital stock that are issued and outstanding immediately after the Effective Time). The certificate evidencing ownership of shares of Sub common stock will evidence ownership of the same number of shares of common stock of the Surviving Corporation.

(c) Cancellation of Company Capital Stock Owned by the Company and Parent. At the Effective Time, all shares of Company Capital Stock that are owned by the Company as treasury stock immediately prior to the

Effective Time, and each share of Company Capital Stock owned by Parent or any direct or indirect wholly-owned Subsidiary of the Company or subsidiary of Parent immediately prior to the Effective Time, shall be cancelled without any conversion thereof.

(d) Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Capital Stock occurring after the Agreement Date and prior to the Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties hereto the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

(e) Appraisal Rights. Notwithstanding anything to the contrary herein, if any stockholder of the Company that is entitled to assert appraisal rights properly demands to be paid the “fair value” of such holder’s shares of Company Capital Stock in accordance with Delaware Law and complies with all conditions and obligations of Section 262 thereof, meaning such perfected appraisal rights are not effectively withdrawn or lost, each Dissenting Share held by such Dissenting Stockholder shall not be converted at the Effective Time into the right to receive the applicable portion of the consideration payable in the Merger, but shall be entitled only to such rights as are granted by Delaware Law to a holder of Dissenting Shares. The Company shall give Parent (i) prompt notice of any such demands received by the Company, including any stockholder’s notice of their intent to demand payment pursuant to Delaware Law that the Company receives prior to the Company Stockholder Meeting, withdrawals of such demands and any other instruments served pursuant to Delaware Law and received by the Company, and (ii) the right to participate in all negotiations and proceedings with respect to such demands under Delaware Law. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Dissenting Shares. If, after the Effective Time, any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to seek appraisal rights, the Dissenting Shares held by such Dissenting Stockholder shall immediately be converted into the right to receive the cash payable pursuant to Section 1.8(a) in respect of such shares as if such shares never had been Dissenting Shares, and Parent shall issue and deliver to the holder thereof at (or as promptly as reasonably practicable after) the applicable time or times specified in Section 1.9(c), following the satisfaction of the applicable conditions set forth in Section 1.9(c), the amount of cash to which such holder would be entitled in respect thereof under Section 1.8(a) as if such shares never had been Dissenting Shares (and all such cash shall be deemed for all purposes of this Agreement to have become deliverable to such holder pursuant to Section 1.8(a)).

1.9. Surrender of Certificates.

(a) Exchange Agent. Parent’s transfer agent, Computershare Inc. (or such other agent or agents as may be appointed by Parent), shall act as exchange agent (the “Exchange Agent”) in the Merger.

(b) Parent to Deposit Cash. On or prior to the Closing Date, Parent shall, or shall cause a direct or indirect subsidiary of Parent to, deposit with the Exchange Agent for exchange in accordance with this Article I the cash payable pursuant to Section 1.8(a)(i) and Section 1.8(a)(ii) (which, for the avoidance of doubt, excludes the Unvested Cash) (provided that the cash payable pursuant to Section 1.8(a)(ii) in respect of Vested Company Options, Vested Company RSUs or Vested Company PSUs, in each case to be received by the holder in the holder’s capacity as an employee of the Company or the Subsidiaries for applicable employment Tax purposes, may instead be paid directly by either Parent through its payroll provider or, if so directed by Parent, by the Surviving Corporation through its payroll provider).

(c) Exchange Procedures. Promptly following the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates (“Certificates”) and each holder of record of book-entry shares (“Uncertificated Shares”) that, in each case, immediately prior to the Effective Time represented outstanding shares of Company Capital Stock, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the

Certificates to the Exchange Agent and shall contain such other provisions as Parent may reasonably specify) and (ii) instructions for use of such letter of transmittal in effecting surrender of Certificates and/or Uncertificated Shares in exchange for the cash payable pursuant to Section 1.8(a). Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, or upon receipt by the Exchange Agent of an appropriate agent’s message in the case of book-entry transfer of Uncertificated Shares, each holder of such Certificate or such Uncertificated Shares shall be entitled to receive in exchange therefor a check for the cash amount that such holder has the right to receive pursuant to Section 1.8(a) in respect of the Company Capital Stock represented by such Certificate or such Uncertificated Shares (which, for the avoidance of doubt, excludes any Unvested Cash), and the Certificate or Uncertificated Shares so surrendered shall forthwith be cancelled. Until so surrendered, outstanding Certificates and Uncertificated Shares will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive cash pursuant to Section 1.8(a), except as provided in Section 1.8(e).

(d) No Interest. No interest will be paid or accrued on any cash payable pursuant to Section 1.8(a) or otherwise in connection with the Merger.

(e) Transfers of Ownership. If any cash amount payable pursuant to Section 1.8(a) is to be paid to a Person other than the Person to which the Certificate or Uncertificated Shares surrendered in exchange therefor is registered, it shall be a condition of the payment thereof that the Certificate or Uncertificated Shares so surrendered shall, as applicable, be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall have paid to Parent or any agent designated by it any transfer or other Taxes required by reason of the payment of cash in any name other than that of the registered holder of the Certificate or Uncertificated Shares surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

(f) No Liability. Notwithstanding anything to the contrary in this Section 1.9, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Applicable Legal Requirement.

(g) Unclaimed Cash. Any portion of funds held by the Exchange Agent that has not been delivered to any holders of Certificates or Uncertificated Shares pursuant to this Article I within 12 months after the Effective Time shall promptly be paid to Parent, and thereafter each holder of a Certificate or Uncertificated Shares who has not theretofore complied with the exchange procedures set forth in and contemplated by Section 1.9(c) shall look only to Parent (subject to abandoned property, escheat and similar laws) for its claim, only as a general unsecured creditor thereof, to the cash payable to such holder pursuant to Section 1.8(a). Notwithstanding anything to the contrary herein, if any Certificate or Uncertificated Shares have not been surrendered prior to the fifth anniversary of the Effective Time (or immediately prior to such earlier date on which the merger consideration contemplated by Section 1.8(a) in respect of such Certificate or Uncertificated Shares would otherwise escheat to or become the property of any Governmental Entity), any amounts payable in respect of such Certificate or Uncertificated Shares shall, to the extent permitted by Applicable Legal Requirements, become the property of Parent, free and clear of all claims or interests of any Person previously entitled thereto.

1.10. No Further Ownership Rights in Company Capital Stock. All cash paid or payable following the surrender for exchange of shares of Company Capital Stock in accordance with this Agreement shall be so paid or payable in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate or Uncertificated Shares are presented to the Surviving Corporation for any reason, such Certificate or Uncertificated Shares shall be cancelled and exchanged as provided in this Article I.

1.11. Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such Certificate, following the making of an affidavit of that fact by the record holder thereof, such cash as may be required pursuant to Section 1.8(a) in respect of such Certificate; provided that Parent or the Exchange Agent may, in its respective reasonable discretion and as a condition precedent to the issuance thereof, require the record holder of such Certificate to deliver a bond in such sum as Parent or the Exchange Agent may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation, the Exchange Agent and/or any of their respective Representatives with respect to such Certificate.

1.12. Withholding Rights. Parent, the Surviving Corporation, their respective subsidiaries and the Exchange Agent shall be entitled to deduct and withhold from the cash otherwise deliverable under this Agreement and from any other payments otherwise required pursuant to this Agreement, to any holder of any shares of Company Capital Stock, any Company Options, any Company RSUs, any Company PSUs, any Certificates or any Uncertificated Shares such amounts as any of Parent, the Surviving Corporation, their respective subsidiaries or the Exchange Agent is required to deduct and withhold with respect to any such deliveries and payments under the Code or any other Applicable Legal Requirements. To the extent that amounts are so withheld and paid over to or credited by the relevant Tax Authority in accordance with Applicable Legal Requirements, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such holders in respect of which such deduction and withholding was made.

1.13. Tax Consequences. The parties hereto intend the Merger to be a taxable sale of the Company Capital Stock by the Company’s stockholders. Parent makes no representations or warranties to the Company or to any holder of Company Capital Stock, Company Options, Company RSUs or Company PSUs regarding the Tax treatment of the Merger, or any Tax consequences to the Company or any such holder arising in connection with this Agreement, the Merger or any of the other transactions or agreements contemplated by this Agreement. The Company acknowledges that the Company and such holders are relying solely on their own Tax advisors in connection with this Agreement, the Merger and the other transactions and agreements contemplated by this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as expressly set forth in (x) (i) the Company’s Annual Reports on Form 10-K, (ii) the Company’s Quarterly Reports on Form 10-Q, (iii) the Company’s Proxy Statements on Form DEF-14A and (iv) the Company’s Current Reports on Form 8-K, in each case, included in the Company SEC Reports filed with the SEC prior to the Agreement Date (other than any predictive, cautionary or forward-looking disclosures contained under the captions “Risk Factors,” “Forward-Looking Statements” or any similar precautionary sections and other disclosures contained therein that are predictive, cautionary or forward-looking in nature) or (y) the exceptions set forth in the disclosure letter of the Company delivered to Parent and Sub concurrently with the execution of this Agreement (the “Company Disclosure Letter”) that correspond to the representations and warranties set forth in this Article II (each of which exceptions, in order to be effective, shall indicate the Section and, if applicable, the Subsection of this Article II to which it corresponds (unless and to the extent the relevance of such disclosure to other representations and warranties is reasonably apparent from the actual text of the disclosed exception, in which case such disclosed exception shall be deemed so applicable to such other representations and warranties)), the Company represents and warrants to Parent and Sub as follows:

2.1. Organization, Standing and Power; Subsidiaries.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each Subsidiary is an entity that is duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of organization or formation (except, in the case of good standing, (i) any jurisdiction that does not recognize such concept and (ii) where the failure to be in good standing in any jurisdiction would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect). The Company and each Subsidiary has the corporate or other applicable power to own its properties and to conduct the Business and is duly qualified or licensed to do business and is in good standing in each jurisdiction (to the extent the concept is recognized by such jurisdiction), except where the failure to be so qualified or licensed and in good standing, individually or in the aggregate with any such other failures, would reasonably be expected to have a Material Adverse Effect.

(b) The Company has made available to Parent a true, correct and complete copy of the certificate of incorporation and bylaws or other equivalent organizational or governing documents, as applicable, of the Company and each Subsidiary, in each case as amended to date. Neither the Company nor any Subsidiary is in violation of any of the provisions of its certificate of incorporation or bylaws or equivalent organizational or governing documents in any material respect. Schedule 2.1(b) of the Company Disclosure Letter sets forth a true, correct and complete list of the Subsidiaries of the Company and their respective jurisdictions of organization or formation. All of the issued and outstanding shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid and non-assessable (in any jurisdiction that recognizes such concepts), are owned by the Company or another Subsidiary free and clear of all Encumbrances other than Permitted Encumbrances, and are not subject to any preemptive right or right of first refusal, other than in favor of the Company or a Subsidiary, created by statute, the certificate of incorporation and bylaws or other equivalent organizational or governing documents, as applicable, of such Subsidiary or any Contract to which the Company or such Subsidiary is a party or by which it is bound. There are no outstanding subscriptions, options, warrants, “put” or “call” rights, exchangeable or convertible securities or other Contracts to which the Company or any of the Subsidiaries is party or by which the Company or any of the Subsidiaries is bound with respect to the issued or unissued capital stock or other securities of any Subsidiary, or otherwise obligating the Company or any Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire or sell any such securities. Other than the Subsidiaries and in connection with passive investments in publicly-traded securities, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any Person. There are no outstanding obligations of the Company or any of the Subsidiaries under any Contract to which it is a party or by which it is bound to make any loan to, or any equity or other similar investment (in the form of a capital contribution or otherwise) in, any other Person (other than the Company or a Subsidiary) in an amount in excess of $500,000 in respect of any single Person.

(c) The Company has made available to Parent true, correct and complete copies of the charters of all committees of the Company Board and all codes of conduct, whistleblower policies, disclosure committee policy or similar policies adopted by the Company Board, as in effect on the Agreement Date, unless the same are contained in unredacted exhibits to the Company SEC Reports.

2.2. Capital Structure.

(a) The authorized capital stock of the Company consists solely of (i) 100,000,000 shares of Company Common Stock and (ii) 5,000,000 shares of Company Preferred Stock. As of the close of business on October 18, 2017 (the “Measurement Date”), a total of 31,583,519 shares of Company Common Stock were issued and outstanding and no shares of Company Preferred Stock were issued and outstanding. The Company has not designated, authorized or issued any other shares of capital stock. The Company holds no shares of Company Common Stock in its treasury as of the close of business on the Measurement Date. As of the close of business on the Measurement Date, the Company has reserved (A) 4,976,051 shares of Company Common Stock for issuance to employees, non-employee directors and consultants pursuant to the Company Option Plans, of which 1,465,479 shares are subject to outstanding and unexercised Company Options, 1,787,449 shares are subject to or otherwise deliverable in connection with outstanding Company RSUs, 160,773 shares are subject to or otherwise deliverable in connection with outstanding Company PSUs and 1,562,350 shares remain available for issuance thereunder and (B) 8,300,188 shares of Company Common Stock as may from time to time be issuable upon conversion of the Convertible Notes. The maximum number of shares of Company Common Stock subject to issuance pursuant to the Convertible Notes outstanding as of the close of business on the Measurement Date to the extent converted in accordance with their terms and after giving effect to the Merger is 7,141,004. All issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of all Encumbrances, preemptive rights, rights of first refusal and “put” or “call” rights created by statute, the certificate of incorporation or bylaws of the Company or any Contract to which the Company is a party or by which it is bound. As of the Agreement Date, no shares of Company Capital Stock are subject to a right of repurchase or otherwise not fully vested under the terms of any Contract with the Company at the Effective Time (including any stock option agreement, stock option exercise agreement, restricted stock purchase agreement or restricted stock grant agreement). There is no liability for dividends accrued and unpaid by the Company or any Subsidiary. As of the Agreement Date, there are no shares of Company Capital Stock that have become outstanding since the Measurement Date other than pursuant to the exercise of Company Options or the vesting of Company RSUs, Company PSUs or Convertible Notes outstanding on the Measurement Date and included in the amounts set forth above or amounts otherwise granted in accordance with Section 4.2.

(b) The Company has no Company Options, Company RSUs or Company PSUs other than those granted pursuant to the Company Option Plans. The Company has made available or otherwise delivered to Parent a true, correct and complete list of all Company Options, Company RSUs and Company PSUs as of the Measurement Date with fields of information presented therein. The Company has delivered or made available to Parent or Parent’s Representatives copies of all Company Option Plans and current forms of all stock option agreements evidencing such Company Options and current forms of stock unit agreements evidencing such Company RSUs and/or Company PSUs. All issued and outstanding shares of Company Capital Stock, all Convertible Notes and all outstanding Company Options, Company RSUs and Company PSUs were issued, and all repurchases of Company securities were made, in material compliance with all Applicable Legal Requirements and all requirements set forth in applicable Contracts. The Company is not under any obligation to register under the Securities Act any of the presently outstanding securities of the Company or any Subsidiary now outstanding or that may be subsequently issued.

(c) Except for the Convertible Notes, there is no Company Debt (i) having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting stock of the Company (collectively, “Company Voting Debt”), issued or outstanding as of the Agreement Date.

(d) Except as set forth in Section 2.2(a), as of the close of business on the Measurement Date, there are no options, restricted stock units (including performance stock units), warrants, puts, calls, rights or Contracts of any character to which the Company is a party or by which it is bound obligating the Company to grant, issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Company Capital Stock, any options, restricted stock units (including performance stock units) or warrants to purchase or acquire any Company Capital Stock or other securities of the Company, or any Company Voting Debt, or obligating the Company to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such option, restricted stock unit (including performance stock unit), warrant, put, call, right or Contract. No Unvested Company Options are early exercisable. Except as expressly provided for in this Agreement, there are no executory Contracts relating to voting, purchase or sale of any Company Capital Stock between the Company and any of the Company’s stockholders. True, correct and complete copies of each Company Option Plan, the current standard form of all Contracts currently outstanding relating to or issued under each Company Option Plan have been made available to Parent, and such agreements and instruments have not been amended, modified or supplemented since being made available to Parent, and there are no agreements, understandings or commitments to amend, modify or supplement such agreements or instruments in any material respect from those made available to Parent.

2.3. Authority; Non-contravention.

(a) The Company has the corporate power and authority to enter into this Agreement and, subject to obtaining the Company Stockholder Approval, to consummate the Merger and the other Transactions. The execution and delivery of this Agreement and, subject to obtaining the Company Stockholder Approval, the consummation of the Merger and the other Transactions, have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery thereof by each of the other parties hereto, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) Applicable Legal Requirements governing specific performance, injunctive relief and other equitable remedies (collectively, the “Enforceability Limitations”). The Company Board, by resolutions duly and unanimously adopted on or prior to the Agreement Date (and, subject to Section 5.3, not thereafter modified or rescinded in a manner adverse to Parent), has (i) approved this Agreement and the Merger, (ii) determined that the Merger and the terms and conditions of this Agreement are fair to, advisable and in the best interests of the Company and the Company’s stockholders and (iii) directed that the adoption of this Agreement be submitted to the Company’s stockholders for consideration and recommended that all of the Company’s stockholders adopt this Agreement. Subject to the accuracy of the representation set forth in Section 3.4, the affirmative vote of the Company’s stockholders holding a majority of all shares of Company Common Stock issued and outstanding on the record date set for the determination of stockholders entitled to vote on such matter at the Company Stockholder Meeting (such affirmative vote, the “Company Stockholder Approval”) is the only vote of the Company’s stockholders necessary to adopt this Agreement under Applicable Legal Requirements and the Company’s certificate of incorporation and bylaws.

(b) The execution and delivery of this Agreement by the Company does not, and the consummation of the Merger and the other Transactions will not, (i) result in the creation of any Encumbrance on any of the material properties or assets of the Company and any Subsidiary, taken as a whole, or (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit under, or require any consent, approval or waiver from any Person pursuant to, (A) any provision of the certificate of incorporation or bylaws or other equivalent organizational or governing documents of the Company or any Subsidiary, in each case as amended to date, (B) subject to obtaining the Company Stockholder Approval and compliance with the requirements set forth in Section 2.3(c), any Applicable Legal Requirement, or (C) any Material Contract, other than, in the case of clause (B) of this Section 2.3(b), such conflicts, violations, defaults, Encumbrances, terminations, cancellations, accelerations, losses, consents, approvals or waivers as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) No consent, approval, order, authorization, release or waiver of, or registration, notification, declaration or filing with, any Governmental Entity is required by or with respect to the Company or any Subsidiary in connection with the execution and delivery of this Agreement or the consummation of the Merger and the other Transactions, except for (i) the compliance with the applicable provisions of Delaware Law, (ii) the filing of the Certificate of Merger, as provided in Section 1.4, (iii) such filings and notifications as may be required under the HSR Act and any applicable foreign Antitrust Law and the expiration or early termination of applicable waiting periods under the HSR Act and any applicable foreign Antitrust Law, (iv) the filing of the Proxy Statement with the SEC and such reports and filings as may be required under the Exchange Act, (v) such other filings and notifications as may be required under federal, state or foreign securities laws or the rules and regulations of the NASDAQ Global Select Market and (vi) such other consents, approvals, orders, authorizations, releases, waivers, registrations, notifications, declarations or filings that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) Subject to the accuracy of the representation set forth in Section 3.4, the approval of this Agreement and the Transactions referred to in Section 2.3(a) by the Company Board constitute all of the approvals that are necessary to render inapplicable to this Agreement, the Merger and the other Transactions the restrictions on “business combinations” with “interested stockholders” set forth in Section 203 of Delaware Law (as such terms are defined therein), and represent the only action necessary to ensure that the restrictions on business combinations set forth in Section 203 of Delaware Law does not and will not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other Transactions. No other takeover or similar statute or regulation is applicable to this Agreement, the Merger or the other Transactions.

2.4. SEC Filings; Financial Statements; Internal Controls.

(a) The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, schedules, reports and documents (including items incorporated by reference) required to be so filed or furnished by the Company with the SEC since January 1, 2016. All such required forms, statements, schedules, reports and documents (including those that the Company may file following the Agreement Date) are referred to herein as the “Company SEC Reports.” As of their respective dates, the Company SEC Reports (i) as applicable, complied, or will comply in all material respects when filed, with the requirements of the Securities Act or the Exchange Act and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the Agreement Date, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected (prior to the Agreement Date in the case of Company SEC Reports originally filed prior to the Agreement Date), revised, amended, modified or superseded by a subsequently filed Company SEC Report. None of the Subsidiaries is required to file any forms, reports or other documents with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (collectively, the “Financial Statements”), including each Company SEC Report filed after the Agreement Date until the Closing, at the time filed (i) complied (or, in the case of Financial Statements included in Company SEC Reports filed after the Agreement Date, will comply) as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) were (or, in the case of Financial Statements included in Company SEC Reports filed after the Agreement Date, will be) prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act) and (iii) fairly presented in all material respects (or, in the case of Financial Statements included in the Company SEC Reports filed after the Agreement Date, will fairly present in all material respects) the consolidated financial position of the Company and the Subsidiaries as of the respective dates therein indicated and the consolidated results of the Company’s and the Subsidiaries’ operations and cash flows for the periods therein specified (subject, in the case of unaudited interim period financial statements, to the absence of footnotes and to normal recurring year-end audit adjustments, none of which individually or in the aggregate are material to the Company and the Subsidiaries, taken as a whole). The balance sheet of the Company as of June 30, 2017 (the “Company Balance Sheet Date”) contained in the Company SEC Reports is hereinafter referred to as the “Company Balance Sheet.” Neither the Company nor any Subsidiary has any Liabilities of a nature required to be set forth on or reserved against on the Company Balance Sheet in accordance with GAAP except for: (i) Liabilities disclosed on the Company Balance Sheet, (ii) Liabilities incurred since the Company Balance Sheet Date in the ordinary course of business consistent with past practice, (iii) the fees and expenses of investment bankers, attorneys, consultants and accountants incurred in connection with this Agreement and other Liabilities incurred pursuant to the terms of this Agreement and (iv) Liabilities incurred after the Agreement Date that would not, individually or in the aggregate, reasonably be expect to have a Material Adverse Effect. Except as reflected in the Financial Statements, neither the Company nor any Subsidiary is a party to any material off-balance sheet arrangement (as defined in Item 303 of Regulation S-K promulgated under the Exchange Act (“Regulation S-K”)) where the result, purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving, or material Liabilities of, the Company in the Company’s published financial statements or other Company SEC Reports filed as of the Agreement Date. Since January 1, 2016, the Company has not had any material dispute with any of its auditors regarding accounting matters or policies that is currently outstanding or that resulted in a past adjustment to, or any restatement of, the Financial Statements. The books and records of the Company and each Subsidiary have been, and are being, maintained in all material respects in accordance with Applicable Legal Requirements and applicable accounting requirements and the Financial Statements are consistent in all material respects with such books and records. There has been no change in the Company’s accounting policies since January 1, 2016, except as described in the Financial Statements or as required under Applicable Legal Requirements or GAAP.

(c) As of the Agreement Date, the SEC has not provided comments to the Company in connection with any Company SEC Reports that to the knowledge of the Company remain unresolved. No investigation by the SEC with respect to the Company or any Subsidiary is pending or, to the knowledge of the Company, threatened.

(d) Schedule 2.4(d) of the Company Disclosure Letter accurately lists all Company Debt as of the Agreement Date, including, for each item of Company Debt (other than immaterial amounts of indebtedness in the ordinary course of business or for the deferred purchase price of property, if any) the Contract governing such Company Debt.

(e) The Company has established and maintains (i) a system of internal accounting controls that complies with Section 13(b)(2)(B) of the Exchange Act, (ii) “disclosure controls and procedures” required by Rule 13a-15 or Rule 15d-15 promulgated under the Exchange Act (as such term is defined therein) and such disclosure controls and procedures are designed to be effective for the purpose for which they were established and (iii) “internal control over financial reporting” (as defined in Rule 13a-15 or Rule 15d-15 promulgated under the Exchange Act) and such internal control over financial reporting is designed to be effective in providing reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Financial Statements in accordance with GAAP. Since January 1, 2016, each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (“SOXA”) and the rules and regulations promulgated thereunder with respect to the Company SEC Reports and the statements contained in such certifications were true and accurate in all material respects as of the date made. To the knowledge of the Company, there are no “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls and procedures that could adversely affect the Company’s ability to record, process, summarize and report financial data. The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K, for senior financial, accounting and compliance officers and those performing similar functions. The Company has disclosed any violation or waiver of such code of ethics, as required by Section 406(b) of SOXA. To the knowledge of the Company, there is no fraud or any material violation of the Company’s code of ethics that involves management or other employees who have a significant role in the Company’s internal controls and procedures.

(f) Since January 1, 2016, neither the Company nor any Subsidiary nor, to the knowledge of the Company, the Company’s independent registered accountant has identified or been made aware of: (i) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company; (ii) any illegal act or fraud, whether or not material, that involves the management or other employees of the Company, or any material complaint, allegation, assertion or claim regarding the foregoing; or (iii) improper, wrongful or fraudulent accounting or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary or their respective internal accounting controls or any material inaccuracy in the Company’s Financial Statements, or any material complaint, allegation, assertion or claim regarding the foregoing. Since January 1, 2016, no attorney representing the Company or any Subsidiary, whether or not employed by the Company or any Subsidiary, has reported to the Company Board or any committee thereof or to any director or executive officer of the Company evidence of fraud or a material violation of securities laws or other Applicable Legal Requirements, material breach of fiduciary duty or similar violation by the Company or by any director, officer or employee of the Company.

(g) The Company is in compliance in all material respects with the applicable criteria for continued listing of the Company Common Stock on the NASDAQ Global Select Market, including all applicable corporate governance rules and regulations.

2.5. Absence of Certain Changes. From the Company Balance Sheet Date to the Agreement Date: (i) the Company and the Subsidiaries have conducted the Business only in the ordinary course of business consistent with past practice except in connection with the Transactions and the consideration of other strategic alternatives to the Transactions that were not consummated, (ii) there has not occurred a Material Adverse Effect and (iii) neither the Company nor any Subsidiary has done, caused or permitted any of the actions that if taken after the Agreement Date would be prohibited under Section 4.2 (other than Section 4.2(d)).

2.6. Litigation. There is no Legal Proceeding pending before any Governmental Entity, or to the knowledge of the Company, threatened against the Company or any Subsidiary or any of their respective assets or properties or any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or any Subsidiary) that (i) would reasonably be expected to result in obligations or liabilities of the Company or the Subsidiaries in excess of $1,000,000, (ii) is related to the Company Intellectual Property or (iii) would otherwise reasonably be expected to be material to the Company and the Subsidiaries, taken as a whole. There is no Order against the Company or any Subsidiary, any of their respective assets or properties, or, to the knowledge of the Company, any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or any Subsidiary). Neither the Company nor any Subsidiary has any Legal Proceeding pending against any other Person. There has not been since January 1, 2014, nor are there currently, any internal investigations or inquiries being conducted by the Company, the Company Board (or any committee thereof), any compliance officer of the Company or any third party at the request of any of the foregoing concerning any financial, accounting, Tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

2.7. Restrictions on Business Activities. There is no Contract or Order binding upon the Company or any Subsidiary that prohibits or materially impairs, or would be reasonably likely to prohibit or materially impair, (i) the conduct of the Business or (ii) any acquisition of material property by the Company or any Subsidiary.

2.8. Compliance with Laws; Governmental Permits.

(a) Since January 1, 2014, the Company and each Subsidiary has complied with, is not in violation of, and has not received any written, or to the knowledge of the Company, oral, notice regarding any violation with respect to, any Applicable Legal Requirement with respect to the Business, except, in each case, for any such violation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of the Company, the Subsidiaries or, to the knowledge of the Company, the Company Representatives, while acting on behalf of the Company or the Subsidiaries, has, to the extent constituting a material violation of Applicable Legal Requirements, (i) given, offered, paid, promised to pay or authorized any bribe, payoff, kickback or other improper payment to any Person, private or public, regardless of form or (ii) given, offered, paid, promised to pay or authorized payment of any money, any gift or anything of value with the purpose of securing any improper advantage, influencing any act or decision of the recipient in his or her official capacity or inducing the recipient to use his or her influence to affect an act or decision of an official or employee of any Governmental Entity, to any (A) official or employee of any Governmental Entity, (B) political party or candidate thereof or (C) other Person, in any such case, while knowing that all or a portion of such money or thing of value would be given or offered to an official or employee of any Governmental Entity or political party or candidate thereof.

(b) The Company and each Subsidiary has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, registration, certificate of public convenience and necessity or other authorization of a Governmental Entity (i) pursuant to which the Company or any Subsidiary currently operates or holds any interest in any of its material assets or properties or (ii) that is required for and material to the operation of the Business or the holding of any such interest (all of the foregoing consents, licenses, permits, grants, registrations, certificates of public convenience and necessity, and other authorizations, collectively, the “Company Authorizations”), and all of the Company Authorizations are in full force and effect, except where the failure to obtain or maintain such Company Authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and the Subsidiaries are in compliance with the terms of the Company Authorizations, except where failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, as of the Agreement Date, neither the Company nor any Subsidiary has received any notice from any Governmental Entity regarding (A) any violation of a Company Authorization, any audit, inquiry or investigation concerning compliance with any Company Authorization, or any failure to comply with any term or requirement of any Company Authorization or (B) any revocation, withdrawal, suspension, cancellation, termination or modification of, any Company Authorization, except, in each case, where failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of the material Company Authorizations will be terminated or impaired, or will become terminable, in whole or in part, as a result of the Transactions. Neither the Company nor any Subsidiary is subject to any Order, enforcement action or audit that materially and adversely affects the Business or the ownership or use of its assets or properties. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company has no Liability for non-compliance with, or fees or contributions required to be paid to the Universal Service Fund, the Telecommunications Relay Service Fund, the North American Numbering Plan Administration, Local Number Portability, or other fee obligations applicable under the rules of the Federal Communications Commission.

2.9. Title to Property and Assets.

(a) Excluding intellectual property that is covered by Section 2.10, each of the Company and each Subsidiary has good and valid title to all of the respective material properties and assets owned by it, including all material properties and assets (other than capitalized or operating leases) reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice), or, with respect to leased material properties and assets, valid leasehold interests in such material properties and assets that afford the Company or such Subsidiary leasehold possession of the properties and assets that are the subject of the leases, in each case, free and clear of all Encumbrances other than Permitted Encumbrances.

(b) Neither the Company nor any Subsidiary owns any real property or interests in real property. Schedule 2.9(b) of the Company Disclosure Letter is a true, correct and complete list as of the Agreement Date of all material real property and interests in real property leased by the Company or any Subsidiary (each such property or interest, “Leased Real Property”). With respect to Leased Real Property, neither the Company nor any Subsidiary has (i) subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof, or (ii) collaterally assigned or granted any other security interest in any such leasehold estate or any interest therein. The Company has made available to Parent true, correct and complete copies of all leases, subleases and other Contracts under which the Company and/or any Subsidiary uses or occupies or has the right to use or occupy, now or in the future, any Leased Real Property, including all modifications, amendments and supplements thereto.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Subsidiaries, taken as a whole, the plant, property and equipment of the Company and each Subsidiary that are used in the operations of the Business are (i) suitable for the uses to which they are currently employed, (ii) in good operating condition and repair, subject to normal wear and tear, (iii) regularly and properly maintained substantially consistent with the practices of similarly situated companies in the industry in which the Company operates, (iii) not obsolete, dangerous or in need of renewal or replacement, except for renewal or replacement in the ordinary course of business consistent with past practice and (iv) to the knowledge of the Company, free from any material defects.

2.10. Intellectual Property.

(a) As used in this Agreement, the following terms shall have the meanings indicated below:

(i) “Company Intellectual Property” means any and all Company-Owned Intellectual Property and any and all Third-Party Intellectual Property that is licensed by the Company or any Subsidiary.

(ii) “Company Intellectual Property Agreements” means any Contract to which the Company or any Subsidiary is a party or is otherwise bound and pursuant to which the Company or any Subsidiary has granted any rights with respect to any Company Intellectual Property or has been granted any rights with respect to any Third-Party Intellectual Property.

(iii) “Company-Owned Intellectual Property” means any and all Intellectual Property that is owned or purported to be owned by the Company or any Subsidiary.

(iv) “Company Products” means all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company or any Subsidiary.

(v) “Company Registered Intellectual Property Rights” means all United States, international and foreign: (A) patents and patent applications (including provisional applications), (B) registered trademarks or service marks, applications to register trademarks or service marks, intent-to-use applications or other registrations or applications related to trademarks or service marks, (C) registered Internet domain names, (D) registered copyrights and applications for copyright registration and (E) any other Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued, filed with or recorded by any governmental authority owned by, registered or filed in the name of, the Company or any of the Subsidiaries.

(vi) “Company Source Code” means, collectively, any software source code, any material portion or aspect of software source code, or algorithm contained in or relating to any software source code, of any Company-Owned Intellectual Property or Company Products.

(vii) “Intellectual Property” means (A) Intellectual Property Rights and (B) Proprietary Information and Technology.

(viii) “Intellectual Property Rights” means any and all of the following and all rights in, arising out of, or associated therewith, throughout the world: patents, utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights in inventions and discoveries anywhere in the world, including invention disclosures, common law and statutory rights associated with trade secrets, confidential and proprietary information and know how, industrial designs and any registrations and applications therefor, trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications, and any and all goodwill associated with and symbolized by the foregoing items, Internet domain name applications and registrations, Internet and World Wide Web URLs or addresses, copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, moral and economic rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing.

(ix) “Proprietary Information and Technology” means any and all of the following: works of authorship, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, assemblers, applets, compilers, user interfaces, application programming interfaces, protocols, architectures, documentation, annotations, comments, designs, files, records, schematics, netlists, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, models, tooling, prototypes, breadboards and other devices, data, data structures, databases, data compilations and collections, inventions (whether or not patentable), invention disclosures, discoveries, improvements, technology, technical data, proprietary and confidential ideas and information, know-how and information maintained as trade secrets, tools, concepts, techniques, methods, processes, formulae, patterns, algorithms and specifications, customer lists and supplier lists (to the extent maintained as confidential information or trade secrets) and any and all instantiations or embodiments of the foregoing or any Intellectual Property Rights in any form and embodied in any media.

(x) “Standard Inbound IP Agreements” means: (A) non-disclosure agreements granting a limited right to use confidential information of a third party entered into by the Company or a Subsidiary in the ordinary course of business consistent with past practice (each, a “Standard NDA”), (B) non-exclusive trademark licenses, (C) “shrink wrap” and other non-exclusive license agreements for generally commercially available software or for application service provider, “software as a service” or similar services, that is not redistributed with, bundled with, or integrated into the Company Products and for which the Company has paid no more than $100,000 in any year (“GCA Software Agreements”) and (D) licenses for Open Source Materials.

(xi) “Standard Outbound IP Agreements” means: (A) Standard NDAs, (B) maintenance and support and professional services Contracts for Company Products entered into by the Company or any Subsidiary, (C) non-exclusive object code licenses, sales or services agreements for Company Products entered into by the Company or a Subsidiary, including “software as a service” or similar service subscription agreements, in each case of clauses (A) through (C) in the ordinary course of business consistent with past practice and (D) Reseller Agreements.

(xii) “Third-Party Intellectual Property” means any and all Intellectual Property owned by a third party.

(b) The Company and the Subsidiaries own or have the valid right or license to all material Intellectual Property used or incorporated into the Company Products or otherwise used in any material respect in the conduct of the Business.

(c) Neither the Company nor any Subsidiary has agreed to transfer ownership of any Company-Owned Intellectual Property to any third party, and the Company and the Subsidiaries own and have exclusive title to each item of Company-Owned Intellectual Property free and clear of any Encumbrances (other than Permitted Encumbrances). Since January 1, 2014, neither the Company nor any Subsidiary transferred ownership of any patents or applications therefor that were Company-Owned Intellectual Property to any third party, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Subsidiaries, taken as a whole.

(d) Schedule 2.10(d) of the Company Disclosure Letter lists, as of the Agreement Date, all Company Registered Intellectual Property Rights, including the jurisdictions in which each such Company Registered Intellectual Property Right has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made. Each item of Company Registered Intellectual Property Rights is, (i) to the knowledge of the Company, valid (or in the case of applications, applied for) and subsisting and (ii) all registration, maintenance and renewal fees due in connection with such Company Registered Intellectual Property Rights have been paid and all documents, recordations and certificates in connection with such Company Registered Intellectual Property Rights required to be filed have been filed with the applicable patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Registered Intellectual Property Rights and recording the Company’s and the Subsidiaries’ ownership interests therein.

(e) The consummation of the Transactions will not result in the breach, modification, cancellation, termination, suspension of, or acceleration of any performance, benefit, remedy or payment with respect to any Company Intellectual Property Agreement, or give any third party the right to do any of the foregoing or receive any such performance, benefit, remedy or payments, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. None of the Company Intellectual Property Agreements grant any exclusive rights to or under any Company Intellectual Property to any third party. There are no pending disputes between the Company, or any of the Subsidiaries, and any Person regarding any material Company Intellectual Property Agreements to which such Person is a party. Neither the Company nor any Subsidiary has any material Liability for breach of any Company Intellectual Property Agreement. No third party that has licensed Intellectual Property to the Company or any Subsidiary has ownership or license rights to improvements or derivative works of such Third-Party Intellectual Property that are made by the Company or any Subsidiary other than any such ownership or license rights to “feedback” provided by the Company or a Subsidiary, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Following the Closing, the Surviving Corporation will be permitted to exercise all of the Company’s and the Subsidiaries’ rights under the Company Intellectual Property Agreements to the same extent the Company or any Subsidiary would have been able to prior to the Closing, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Company or any Subsidiary would be otherwise required to pay.

(f) There are no royalties or other similar fees payable by the Company or any of the Subsidiaries to any Person (other than salaries, fees and other consideration payable to employees, consultants and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license-in, license-out, sale, marketing, advertising or disposition of any Company-Owned Intellectual Property by the Company or any of the Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(g) To the knowledge of the Company, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company-Owned Intellectual Property by any third party. Since January 1, 2014, neither the Company nor any Subsidiary has brought any Legal Proceeding for infringement or misappropriation of any Intellectual Property Right or breach of any Company Intellectual Property Agreement.

(h) Since January 1, 2014, neither the Company nor any Subsidiary has been sued in any Legal Proceeding (or received any written notice or, to the knowledge of the Company, threat) that involves a claim of infringement or misappropriation of any Intellectual Property Right of any third party or that contests the validity, ownership or right of the Company or any Subsidiary to exercise any Company-Owned Intellectual Property. Neither the Company nor any Subsidiary has received any written communication since January 1, 2014 that alleges that any Company Products or the conduct of the Business infringes any Intellectual Property Rights of any third party, or includes any offer to license or grant any other rights or immunities under any Intellectual Property Right of a third party in connection with an allegation that any Company Products or the conduct of the Business infringes any Intellectual Property Rights of such third party.

(i) Since January 1, 2014, there has been no Order binding upon the Company or any Subsidiary for material Liability for infringement of any Third Party Intellectual Property or for unfair competition or unfair trade practices. To the knowledge of the Company, the operation of the Business, including the (i) design, development, manufacturing, marketing, licensing, sale, use and/or distribution of any Company Product and (ii) the Company’s or any Subsidiary’s use of any product, device or process in the Company Products does not and (when conducted in substantially the same manner following the Closing) will not infringe or misappropriate any Third-Party Intellectual Property, or constitute unfair competition or unfair trade practices under the applicable law of any jurisdiction in which the Company or any Subsidiary conducts its Business, and to the knowledge of the Company, there is no substantial basis for any claim alleging any of the foregoing. Neither the Company nor any Subsidiary has received any written opinion of counsel that any Company Product or the operation of the Business does or does not infringe, misappropriate or violate any Intellectual Property Right of a third party or that any Intellectual Property Right of a third party is invalid or unenforceable.

(j) No Company-Owned Intellectual Property or Company Product is subject to any Legal Proceeding, outstanding Order or “march in” right that restricts in any manner the use, transfer or licensing thereof by the Company or any Subsidiary, or that affects the validity, use or enforceability of any such Company-Owned Intellectual Property.

(k) The Company and each Subsidiary has secured from each of their founders, employees, consultants and independent contractors who independently or jointly contributed to or participated in the contribution, conception, reduction to practice, creation or development of any Company-Owned Intellectual Property for the Company or any Subsidiary (each, an “Author”) unencumbered, unrestricted and exclusive ownership of all Intellectual Property Rights in such contributions. No such Author has retained any rights, licenses, claims or interest with respect to any Company Intellectual Property developed by such Author or the Company or any Subsidiary.

(l) To the knowledge of the Company, no current or former employee, consultant or independent contractor of the Company or any Subsidiary: (i) is in material violation of any term or covenant of any Contract relating to employment, invention disclosure (including patent disclosure), invention assignment, non-disclosure or any other Contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, the Company or any Subsidiary or using trade secrets or proprietary information of others without permission, or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company or any Subsidiary that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property Rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.

(m) To the knowledge of the Company, the employment of any employee of the Company or any Subsidiary or the use by the Company or any Subsidiary of the services of any consultant or independent contractor does not subject the Company or any Subsidiary to any material Liability to any third party for improperly soliciting such employee, consultant or independent contractor to work for or provide services to the Company or any Subsidiary.

(n) To the extent any Third-Party Intellectual Property is incorporated into, integrated or bundled with any of the Company Products, the Company and the Subsidiaries have a written agreement with such third party with respect thereto pursuant to which the Company or a Subsidiary have obtained licenses sufficient for the use and distribution thereof in the conduct of the Business as such Third-Party Intellectual Property is so incorporated, integrated or bundled, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Subsidiaries, taken as a whole.

(o) The Company and the Subsidiaries have taken commercially reasonable steps to protect and preserve the confidentiality of all confidential or trade secret information of the Company or provided by any third party to the Company (“Confidential Information”). All current and former employees and contractors of the Company and the Subsidiaries and any third party having access to Confidential Information from the Company have executed and delivered to the Company a written, legally binding agreement regarding the protection of such Confidential Information or are otherwise bound by obligations of confidentiality.

(p) The Company is in compliance in all material respects with all licenses and other requirements of all open source or public library software licenses (including any version of the software licensed pursuant to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), the Apache License and any license identified as an open source license by the Open Source Initiative (www.opensource.org)) (“Open Source Materials”) that is incorporated into, or combined or distributed with, any Company Products.

(q) Neither the Company nor any Subsidiary has incorporated Open Source Materials into, or combined or distributed Open Source Materials with, the Company Intellectual Property or Company Products in such a way that grants, or purports to grant, to any third party, any rights or immunities under any Company-Owned Intellectual Property Rights (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works or (iii) redistributable at no charge).

(r) The Company or a Subsidiary has instituted a policy of implementing security patches or upgrades, as appropriate, for software used by the Company and the Subsidiaries in making available the Company Products in the ordinary course of business.

(s) To the knowledge of the Company, and except as would not, individually, or in the aggregate, reasonably be expected to have a Material Adverse Effect, since January 1, 2016, (i) all Company Products sold, licensed, leased or delivered by the Company or any Subsidiary to customers and all services provided by or through the Company or any Subsidiary to customers conform to applicable contractual commitments, and conform to packaging, advertising and marketing materials and to applicable product or service specifications or documentation pursuant to the terms of the applicable Contract and (ii) neither the Company nor any Subsidiary has any Liability for replacement or repair thereof pursuant to the terms of the applicable Contract.

(t) No (i) government funding, (ii) facilities or resources of a university, college, other educational institution or research center or (iii) funding from any Person (other than funds received in consideration for the Company Capital Stock or research and development tax credits that do not result in Encumbrances on any Company-Owned Intellectual Property) was used in the development of the Company-Owned Intellectual Property. No Governmental Entity, university, college, other educational institution or research center has any claim or right in or to any Company-Owned Intellectual Property.

(u) Neither the Company, any Subsidiary, nor any other Person then acting on their behalf has disclosed, delivered or licensed to any Person, agreed or obligated itself to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code (other than providing (i) Authors access to Company Source Code to the extent necessary to perform services or develop Intellectual Property for the Company or any Subsidiary or (ii) Open Source Materials to the extent required pursuant to the terms of the applicable licenses governing such Open Source Materials). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company or any

Subsidiary or any Person then acting on their behalf to any Person of any Company Source Code (other than Open Source Materials to the extent required pursuant to the terms of the applicable licenses governing such Open Source Materials). Without limiting the foregoing, neither the execution of this Agreement nor any of the Transactions will result in release from escrow or other delivery to a third party of any Company Source Code.

(v) Neither the Company nor any Subsidiary is now or has ever been a member of or a contributor to any industry standards body or any similar organization that could reasonably be expected to require or obligate the Company or any Subsidiary to grant or offer to any other Person any license or right to any Company-Owned Intellectual Property.

(w) The Company and each Subsidiary has complied in all material respects with all Applicable Legal Requirements and their respective privacy policies relating to (i) the privacy of users of their products and services, including the customers of the Company and each Subsidiary (“Company Customers”) and any employees and end-user or subscriber customers of Company Customers (“Company Customer End-Users”) and all Internet websites owned, maintained or operated by Company or any Subsidiary (the “Company Websites”) and (ii) the use, collection, storage, disclosure, receipt and transfer of any personally identifiable information collected, accessed or obtained by or on behalf of the Company, including any personally identifiable information of Company Customers and Company Customer End-Users. The Company and each Subsidiary is making commercially reasonable efforts to implement processes to enable them to comply in all material respects by the statutory deadline with the Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (General Data Protection Regulation), which will come into effect on May 25, 2018. The Company and each Subsidiary are in material compliance with all of the terms of all Contracts to which the Company or any Subsidiary is a party relating to (A) the privacy of users of their products and services, including Company Customers and Company Customer End-Users and (B) the use, collection, storage, disclosure, receipt and transfer of any personally identifiable information collected, accessed or obtained by or on behalf of the Company or any Subsidiary. The execution, delivery and performance of this Agreement, will comply with all Applicable Legal Requirements relating to privacy and with the Company’s and each Subsidiary’s privacy policies. Since January 1, 2014, neither the Company nor any Subsidiary has received a written (or to the knowledge of the Company, oral) complaint regarding the Company’s use, collection, storage, disclosure, receipt or transfer of personally identifiable information.

(x) The Company and each Subsidiary takes commercially reasonable steps to (i) identify internal and external risks to the security of the Confidential Information, including personally identifiable information, (ii) implement adequate and effective administrative, electronic and physical safeguards to control those risks, (iii) maintain a notification process to comply with Applicable Legal Requirements in the case of any breach of security compromising data containing personally identifiable information and (iv) comply in all material respects with the obligations of the Company and the Subsidiaries in any Contracts to which the Company or any Subsidiary is a party regarding the security of Confidential Information, including personally identifiable information received by or on behalf of the Company from Company Customers and Company End-Users. To the knowledge of the Company, neither the Company nor any Subsidiary has experienced any breach of security or otherwise unauthorized access by third parties to the Confidential Information, including personally identifiable information in the Company’s or Subsidiary’s possession, custody or control.

2.11. Environmental Matters.

(a) As used in this Agreement, the following terms shall have the meanings indicated below:

(i) “Environmental and Safety Laws” means any Applicable Legal Requirements issued, promulgated or entered into by any Governmental Entity that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or that are intended to assure the safety of employees, workers or other human health, including the public.

(ii) “Facilities” means all buildings and improvements on the Property.

(iii) “Hazardous Materials” means any toxic or hazardous substance, chemical, material or waste or any pollutant or contaminant, or infectious or radioactive substance, material or waste, including those substances, materials and wastes defined in or regulated under any Environmental and Safety Laws.

(iv) “Property” means all material real property leased or owned by the Company or any Subsidiary either currently or in the past.

(v) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment or any natural or man-made structure.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) since January 1, 2014, neither the Company nor any Subsidiary has received any written notice (or to the knowledge of the Company, verbal notice) of any noncompliance of the Facilities or its past or present operations with Environmental and Safety Laws, (ii) no Legal Proceedings are pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary or any Property relating to any violation of any Environmental and Safety Laws, (iii) there are not now and have not been while the Company or any Subsidiary have owned, operated, occupied or leased any Property, or, to the knowledge of the Company, at any other time, any Release of any Hazardous Material in, on, under or affecting any of the Facilities or any Property reasonably likely to result a Liability to the Company or any Subsidiary, (iv) since January 1, 2014, all Hazardous Materials and wastes have been disposed of by the Company and the Subsidiaries in accordance with Environmental and Safety Laws, (v) neither the Company nor any Subsidiary is subject to any indemnity obligation or other Contract with any Person relating to Liabilities under Environmental and Safety Laws, other than any indemnification provisions in Material Contracts or customary indemnification provisions contained in real property leases entered into in the ordinary course of business consistent with past practice, (vi) to the knowledge of the Company, there are not now and since January 1, 2014, have not been while the Company or any Subsidiary has owned, operated, occupied or leased any Property, or, to the knowledge of the Company, at any other time, any underground tanks or underground improvements at, on or under any Property, including treatment or storage tanks, sumps, or water, gas or oil wells, (vii) since January 1, 2014, the Company’s and each Subsidiary’s use of and activities at the Facilities, have complied in all material respects with all Environmental and Safety Laws and (viii) each of the Company and each Subsidiary has all permits and licenses required to be issued under Environmental and Safety Laws necessary for the conduct of the Business and are in material compliance with the terms and conditions of such permits and licenses.

2.12. Taxes.

(a) The Company and each of the Subsidiaries have filed all material Tax Returns required to be filed by them (taking into account any extensions of time granted or obtained) and have paid all material Taxes required to have been paid by them, whether or not shown on any Tax Return. All such Tax Returns were complete and accurate in all material respects when filed and were prepared in substantial compliance with all Applicable Legal Requirements. The Company has made available to Parent true, correct and complete copies of all income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or any Subsidiary, in each case for all taxable periods beginning on or after January 1, 2013.

(b) The Company Balance Sheet reflects all material Liability for unpaid Taxes of the Company and/or any Subsidiary for periods (or portions of periods) through the Company Balance Sheet Date. Neither the Company nor any Subsidiary has any Liability for material unpaid Taxes accruing after the Company Balance Sheet Date except for Taxes arising in connection with the Transactions or in the ordinary course of business consistent with past practice subsequent to the Company Balance Sheet Date.

(c) Neither the Company nor any of the Subsidiaries has received from any Tax Authority any (i) written claim for Taxes that has resulted in a current Encumbrance against any properties or any assets of the Company or any Subsidiary other than liens for Taxes not yet due and payable, or (ii) written notice of any audit or pending audit of, or Tax controversy associated with, any material Tax of the Company or any Subsidiary that has not been resolved in full. Neither the Company nor any of the Subsidiaries has (x) agreed to any extension of any statute of limitations on the assessment of any material Taxes currently in effect (other than as a result of filing a Tax Return pursuant to an extension of time granted or obtained in the ordinary course of business), (y) agreed to any extension of time for filing any material Tax Return that has not been filed, nor (z) received any private letter ruling from the Internal Revenue Service (or any comparable ruling from any other Tax Authority).

(d) Neither the Company nor any Subsidiary is a party to or bound by any Tax sharing, Tax indemnity or Tax allocation agreement (other than such agreements or arrangements (i) exclusively between or among the Company and/or the Subsidiaries or (ii) with third parties made in the ordinary course of business, the primary subject matter of which is not Tax (“Ordinary Commercial Agreements”)).

(e) Neither the Company nor any Subsidiary has been a party to a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code or Treasury Regulation Section 1.6011-4(b)(2).

(f) Neither the Company nor any Subsidiary has ever been a member of an affiliated group filing a consolidated, combined, or unitary income Tax Return (other than a group the common parent of which was the Company).

(g) Neither the Company nor any Subsidiary has any material Liability for the Taxes of any Person (other than the Company or any Subsidiary) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Applicable Legal Requirements) as a transferee or successor of such Person, or otherwise by operation of Applicable Legal Requirements.

(h) Neither the Company nor any Subsidiary will be required to include any material income in, or exclude any material item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting requested or agreed to in which the year of change is a Taxable period ending on or prior to the Closing Date, (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Applicable Legal Requirements) executed on or prior to the Closing Date, (iii) deferred intercompany gain or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Applicable Legal Requirements) arising from a transaction or event entered into on or before the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received or accrued on or prior to the Closing Date (other than prepaid amounts received or accrued in the ordinary course of business), or (vi) an election under Section 108(i) of the Code.

(i) The prices for any material property or material services (or for the use of any material property) provided by or to the Company are arm’s length prices for purposes of all applicable material transfer pricing laws, including material provisions of Treasury Regulations promulgated under Section 482 of the Code.

(j) The Company and the Subsidiaries are in material compliance with the requirements for any material Tax holiday or incentive granted by a Tax Authority to the Company or any Subsidiary (other than Tax holidays or incentives generally applicable without prior specific approval from a Tax Authority).

(k) The Company has made available to Parent all contemporaneous documentation in its possession prepared for Section 6662 of the Code (or similar provision under foreign Applicable Legal Requirements) supporting the transfer pricing with any of the Company’s foreign Subsidiaries which documentation relates to Taxable periods of the Company or any Subsidiary for which the statute of limitations on assessment has not expired.

(l) The Company is not, and has not been, in the preceding five years, a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(m) Neither the Company nor any Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (i) in the two years prior to the Agreement Date or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(n) The Company and each of the Subsidiaries has withheld or collected and paid over to the appropriate Tax Authority all material Taxes required by law to be withheld or collected by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(o) No written claim has ever been received by the Company or any Subsidiary from a Tax Authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that Company or any Subsidiary is or may be subject to taxation by such jurisdiction.

(p) There is no agreement, plan, arrangement or other Contract covering any service provider of the Company or any Subsidiary to which the Company and/or any Subsidiary is a party or by which the Company and/or any Subsidiary is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, would, or would reasonably be expected to, as a result of the transactions and agreements contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that would reasonably be expected to be non-deductible under Section 162 of the Code or characterized as a “parachute payment” within the meaning of Section 280G of the Code.

(q) All nonqualified deferred compensation plans (within the meaning of Section 409A of the Code) to which the Company or any of the Subsidiaries is a party comply with the requirements of paragraphs (2), (3) and (4) of Section 409A(a) by their terms and have been operated in accordance with such requirements, in each case, in all material respects.

(r) The exercise price of all Company Options is at least equal to the fair market value (determined in a manner that is not inconsistent with Section 409A of the Code) of the Company Common Stock on the date such Company Options were granted or repriced, and neither the Company nor Parent has incurred or will incur any material Liability to withhold taxes as a result of Section  409A of the Code upon the vesting of any Company Options.

2.13. Employee Benefit Plans and Employee Matters.

(a) Schedule 2.13(a) of the Company Disclosure Letter lists, as of the Agreement Date, with respect to the Company or any Subsidiary (i) all material employee benefit plans (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) all material stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements, (iii) all material written bonus, pension, profit sharing, savings, severance in an amount exceeding $200,000, retirement, or deferred compensation plans or programs, or other material written incentive plans or programs, in all cases, that are applicable to more than one (1) employee, (iv) all other material fringe or employee benefit plans, programs or arrangements that apply to senior management and that do not generally apply to all employees, (v) any material employment or service agreements (except for offer letters providing for at-will employment that do not provide for severance, acceleration or post-termination benefits) compensation agreements, change in control agreements or severance agreements, written or otherwise, for the benefit of, or relating to, any present or former director, officer, employee or consultant (provided that, for former directors, officers, employees and consultants, such agreements need only be listed if unsatisfied obligations of the Company or any Subsidiary of greater than $10,000 remain thereunder) and (vi) any other material written or oral arrangement for the benefit of any employee under which the Company or any Subsidiary has or may have material liability, contingent or otherwise (all of the foregoing described in clauses (i) through (vi), collectively, the “Company Employee Plans”).

(b) The Company has made available to Parent a true, correct and complete copy of each current Company Employee Plans and, as applicable, related material plan documents (including material trust documents, insurance policies or Contracts, employee booklets, registration statements, prospectuses and summary plan descriptions and other authorizing documents and any material employee communications relating thereto) and, with respect to each such Company Employee Plan that is subject to ERISA reporting requirements, has made available to Parent true, correct and complete copies of the Form 5500 reports filed for the last three plan years. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code or has applied (or has time remaining in which to apply) to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an Internal Revenue Service opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. The Company has made available to Parent a true, correct and complete copy of the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Company Employee Plan.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Subsidiaries, taken as a whole, none of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or similar state law. Except as would not, individually or in the aggregate, result in material liability to the Company and the Subsidiaries, taken as a whole, (i) each Company Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all Applicable Legal Requirements (including ERISA and the Code) and (ii) the Company and each Subsidiary has performed all obligations required to be performed by it under, and is not in default under or in violation of, any of the Company Employee Plans. Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company and the Subsidiaries, taken as a whole, all contributions required to be made by the Company or any Subsidiary to any Company Employee Plan have been made and/or a reasonable amount has been accrued for contributions to each Company Employee Plan. No Legal Proceeding has been brought, or to the knowledge of the Company, is threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor, that, in each case, would result in material liability to the Company and the Subsidiaries, taken as a whole.

(d) Neither the Company nor any Subsidiary currently maintains, sponsors, participates in or contributes to, or has ever maintained, established, sponsored, participated in or contributed to, in each case within the past six years, any “pension plan” (within the meaning of Section 3(2) of ERISA) that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(e) Neither the Company nor any Subsidiary is a party to, or has made any contribution within the past six years to or otherwise incurred any obligation within the past six years under, any “multiemployer plan” as such term is defined in Section 3(37) of ERISA or any “multiple employer plan” as such term is defined in Section 413(c) of the Code.

(f) Each Company Employee Plan maintained or contributed to by the Company or any Subsidiary under the Applicable Legal Requirements of the relevant jurisdiction outside of the United States (each such plan, a “Foreign Plan”) is set forth in Schedule 2.13(a) of the Company Disclosure Letter. With respect to each Foreign Plan, except as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company and the Subsidiaries, taken as a whole (i) such Foreign Plan is in material compliance with the provisions of the Applicable Legal Requirements of each jurisdiction in which such Foreign Plan is maintained, to the extent those Applicable Legal Requirements are applicable to such Foreign Plan, (ii) all contributions to, and material payments from, such Foreign Plan that were required to be made in accordance with the terms of such Foreign Plan, and, when applicable, the Applicable Legal Requirements of the jurisdiction in which such Foreign Plan is maintained, were made or shall be made by the Closing Date, and all such contributions to such Foreign Plan, and all payments under such Foreign Plan, for any period ending before the Closing Date that are not yet, but will be, required to be made, are reflected as an accrued liability on the Company Balance Sheet where required to be so reflected by GAAP, (iii) the consummation of the Merger and the other Transactions will not by itself create or otherwise result in any material Liability with respect to such Foreign Plan and (iv) except as required by Applicable Legal Requirements, no condition exists that would prevent the Company or any of the Subsidiaries from terminating or amending any Foreign Plan at any time for any reason in accordance with the terms of each such Foreign Plan without the payment of any fees, costs or expenses or the incurrence of any Liability (other than the payment of benefits accrued on the Company Balance Sheet and any normal and reasonable expenses typically incurred in a termination event).

(g) None of the execution and delivery of this Agreement, the consummation of the Merger or any other transaction contemplated by this Agreement or any termination of employment or service or any other event in connection therewith or subsequent thereto will, individually or together or with the occurrence of some other event, (i) result in any payment (including severance, golden parachute, bonus or otherwise) becoming due to any Person, (ii) materially increase or otherwise enhance any benefits otherwise payable by the Company or any Subsidiary, (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code, (iv) materially increase the amount of compensation due to any Person or (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company or any Subsidiary to any Person.

(h) Except as would not, in individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and each Subsidiary is in compliance with all Applicable Legal Requirements respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act, and is not engaged in any unfair labor practice. Aside from any amounts due in the current payroll or invoice cycle and obligations that are not material in amount, the Company and each Subsidiary has paid in full to all employees, independent contractors and consultants all earned wages, salaries, commissions, bonuses, benefits and other compensation currently due to or on behalf of such employees, independent contractors and consultants. Neither the Company nor any Subsidiary has any material unpaid liability for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business consistent with past practice). To the knowledge of the Company, there are no pending claims against the Company and/or any Subsidiary under any workers compensation plan or policy or for long term disability. Neither the Company nor any Subsidiary has any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that are not material in amount. There are no controversies pending or, to the knowledge of the Company, threatened, between the Company or any Subsidiary and any of their respective current or former employees, which material controversies have or would reasonably be expected to result in a Legal Proceeding before any Governmental Entity.

(i) Schedule 2.13(i) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the Agreement Date, of all Contracts that provide for severance payments or severance benefits upon termination of employment, where the aggregate amount of such payments of benefits exceeds $150,000 to which the Company and/or any Subsidiary is a party or by which the Company and/or any Subsidiary is bound and the terms of which either (i) materially deviate from the terms set forth in the applicable forms made available to Parent or (ii) requires notice in advance of, or would result in material Liability upon, termination of such Contract (other than pursuant to Applicable Legal Requirements). Neither Company nor any Subsidiary has any obligation to pay any material amount or provide any material benefit to any former employee or officer, other than obligations (A) for which Company has established a reserve for such amount on the Company Balance Sheet, to the extent required by GAAP, or (B) pursuant to Contracts entered into after the Company Balance Sheet Date and disclosed on Schedule 2.13(i) of the Company Disclosure Letter.

(j) Neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement or other labor union Contract, no collective bargaining agreement is being negotiated by the Company or any Subsidiary, and neither the Company nor any Subsidiary has any duty to bargain with any labor organization. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by the Company or any Subsidiary. To the knowledge of the Company, there are no activities or proceedings of any labor union or to organize the employees of the Company or any of the Subsidiaries. There is no labor dispute, strike or work stoppage against the Company or any Subsidiary pending or, to the knowledge of the Company, threatened that may interfere with the respective business activities of the Company or any Subsidiary. Neither the Company nor any Subsidiary, nor to the knowledge of the Company, any of their respective Representatives, has committed any unfair labor practice in connection with the operation of the Business, and there is no charge or complaint against the Company or any Subsidiary by the National Labor Relations Board or any comparable Governmental Entity pending or to the knowledge of the Company, threatened.

(k) On or prior to the Agreement Date, each of the Company and each Subsidiary has made available to Parent a true, correct and complete list of all of its current consultants, advisory board members and independent contractors (other than contractors who are provided with less than $300,000 of compensation annually for the services provided).

(l) The employment of each of the employees of the Company or any Subsidiary is “at will” (except for non-U.S. employees of the Company or any Subsidiary located in a jurisdiction that does not recognize the “at will” employment concept) and neither the Company nor any Subsidiary has any obligation to provide any particular form or period of notice prior to terminating the employment of any of their respective employees, except for any particular form or period of notice required by Applicable Legal Requirements or as set forth in employment agreements with non-U.S. employees of the Company and the Subsidiaries.

(m) The Company and each Subsidiary is in compliance, and, for the past two years has complied, in all material respects with the Worker Adjustment Retraining Notification Act of 1988, as amended (“WARN Act”), or any similar state or local Applicable Legal Requirements. In the past two years, (i) the Company has not effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company and (iii) the Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign Applicable Legal Requirements. Neither the Company nor any Subsidiary has caused any of its respective employees to suffer an “employment loss” (as defined in the WARN Act) during the 90-day period ending on the Agreement Date.

2.14. Interested Party Transactions. Except as disclosed in the Company’s definitive Proxy Statements included in the Company SEC Reports, no event has occurred since January 1, 2016 that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K.

2.15. Insurance. Schedule 2.15 of the Company Disclosure Letter lists, as of the Agreement Date, all material policies of insurance and bonds of the Company or any Subsidiary that are currently in effect, true, correct and complete copies of which have been made available to Parent. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Subsidiaries, taken as a whole, as of the Agreement Date, there is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Subsidiaries, taken as a whole, all premiums due and payable under all such policies and bonds have been timely paid and the Company and each Subsidiary is otherwise in compliance with the terms of such policies and bonds. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Subsidiaries, taken as a whole, all such policies and bonds remain in full force and effect, and as of the Agreement Date, neither the Company nor any Subsidiary has received any written notice of any threatened termination of, or material premium increase with respect to, any of such policies. With respect to all workers’ compensation, employer’s liability, automobile liability and general liability coverage, the Company and each Subsidiary has maintained and submitted all data required under Section 111 of Medicare & Medicaid State Children’s Health Insurance Program Extension Act of 2007, as amended.

2.16. Brokers’ and Advisors’ Fees. Except for the Company’s obligations to Qatalyst Partners LP (“Qatalyst Partners”) and Jefferies LLC (“Jefferies” and together with Qatalyst Partners, the “Company Financial Advisors”), whose fees and expenses will be paid by the Company in accordance with the Company’s agreement with each of the Company Financial Advisors, neither the Company nor any Subsidiary or Affiliate of the

Company is obligated for the payment of any fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement. The Company has made available to Parent a complete and accurate copy of all Contracts under which such fees and expenses are payable to the Company Financial Advisors.

2.17. Customers and Suppliers.

(a) As of the Agreement Date, neither the Company nor any Subsidiary has any outstanding material dispute concerning its services and/or products with any customer, distributor or reseller who, during the period from January 1, 2016 to June 30, 2017, was one of the 20 largest sources of revenue for the Company, based on amounts recognized in accordance with GAAP during such periods (each, a “Significant Customer”). Each Significant Customer is listed on Schedule 2.17(a) of the Company Disclosure Letter. Between the Company Balance Sheet Date and the Agreement Date, neither the Company nor any Subsidiary has received any written or, to the knowledge of the Company, oral notice from any Significant Customer to the effect that such customer intended to terminate its business relationship with, the Company or any Subsidiary (or the Surviving Corporation or Parent) or that such customer intended to terminate or materially and adversely modify existing Contracts with the Company or any Subsidiary (or the Surviving Corporation or Parent) or materially reduce the amount paid to the Company or any Subsidiary (or the Surviving Corporation or Parent) for Company Products. Between the Company Balance Sheet Date and the Agreement Date, neither the Company nor any Subsidiary had any of its products returned by a purchaser thereof except for normal warranty returns and those returns that would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Subsidiaries, taken as a whole.

(b) As of the Agreement Date, neither the Company nor any Subsidiary has any outstanding material dispute concerning products and/or services provided by any supplier or vendor listed on Schedule 2.17(b) of the Company Disclosure Letter (each, a “Significant Supplier”). Between the Company Balance Sheet Date and the Agreement Date, neither the Company nor any Subsidiary received any written or, to the knowledge of the Company, oral notice of termination or interruption of any existing Contracts with any Significant Supplier.

2.18. Material Contracts.

(a) Except for this Agreement and the Contracts specifically identified on Schedule 2.18 of the Company Disclosure Letter (with each such Contract specifically identified under the applicable subsection(s) of such Schedule 2.18), neither the Company nor any Subsidiary is a party to or bound by any of the following Contracts (each, a “Material Contract”) as of the Agreement Date:

(i) any Contract (A) with a Significant Customer or (B) with any other customer involving the sale or provision of Company Products, services or other assets that has generated, during the period from January 1, 2016 to June 30, 2017, more than $3,000,000 in revenues on a consolidated basis recognized in accordance with GAAP for the Company and the Subsidiaries;

(ii) any Contract (A) with a Significant Supplier or (B) for the purchase, manufacture or license by the Company or any Subsidiary of components, materials, supplies, equipment, parts, subassemblies, software, Intellectual Property or other assets that are included in or used in connection with the provision of Company Products and that are reasonably likely to require the Company to recognize expense in accordance with GAAP on a consolidated basis, in excess of $3,000,000 during the period from January 1, 2016 to June 30, 2017;

(iii) any Contract resulting in revenue of the Company on a consolidated basis in accordance with GAAP in excess of $2,000,000 during the period from January 1, 2016 to June 30, 2017, under which a third party has the right to distribute or resell customers of Company Products, including distributors, resellers and original equipment manufacturers (each, a “Reseller Agreement”), other than non-exclusive Reseller Agreements;

(iv) other than for any intercompany loans and capital contributions and accounts payable to trade creditors and accrued expenses in the ordinary course, any trust indenture, mortgage, promissory note, loan agreement, credit agreement or other Contract for the borrowing of money, in an amount in excess of $1,000,000, or any currency exchange, interest rate, commodities or other hedging or derivative transaction or arrangement with a notional amount in excess of $1,000,000;

(v) any executory Contract for capital expenditures in excess of $3,000,000;

(vi) any Contract (identified under the applicable clause below): (A) limiting in any material respect the freedom of the Company or any Subsidiary (or, after giving effect to the Merger, Parent or any of its Affiliates) to engage or participate, or compete with any other Person, in any line of business, market or geographic area (including with respect to the development, manufacture, marketing or distribution of their respective products or services), or pursuant to which any material benefit or right would be required to be given or lost as a result of so engaging, participating or competing, (B) limiting in any material respect the freedom of the Company or any Subsidiary (or, after giving effect to the Merger, Parent or any of its Affiliates) to make use of any Company-Owned Intellectual Property or Third-Party Intellectual Property not licensed under such Contract, (C) granting “most favored nation” or similar preferred pricing provisions to any third party, (D) granting exclusive sales, distribution, marketing or other similar exclusive rights to any third party, (E) granting any rights of refusal, rights of first negotiation or similar rights to any third party, or (F) otherwise limiting the right of the Company or any Subsidiary (or, after giving effect to the Merger, Parent or any of its Affiliates) to sell, distribute or manufacture any Company Products or to purchase or otherwise obtain any components, materials, supplies, equipment, parts, subassemblies, software, Intellectual Property or services, in each case, that are material to the Company or any Subsidiary where the enforcement of such limitation would be material to the Company and the Subsidiaries, taken as a whole (and, after giving effect to the Merger, Parent and its Affiliates, taken as a whole);

(vii) any Contract pursuant to which the Company or any Subsidiary is a lessor or lessee of any real property, in any such case involving in excess of $1,500,000 per annum;

(viii) any Contract with any of its officers, directors, employees or consultants (other than (A) employee offer letters, employment agreements or consulting agreements on the Company’s standard form that are terminable at will without Liability (except as required by any Applicable Legal Requirements) by the Company or any Subsidiary, (B) employee invention assignment and confidentiality agreements on the Company’s standard forms and (C) option grant notices, agreements and exercise forms, restricted stock unit (including performance stock unit) grant notices and agreements on the Company’s standard forms (the current forms of which have been made available to Parent)), including any Contract requiring the Company or any Subsidiary to make a payment to any such person on account of the Merger, any transaction contemplated by this Agreement or any Contract that is entered into in connection with this Agreement, but excluding any Contract for payments that do not exceed $150,000 per beneficiary;

(ix) any Contract that is material to the Business and to the Company and the Subsidiaries, taken as a whole, pursuant to which the Company or any Subsidiary agrees to (A) provide an indemnity or warranty or provide any support, maintenance or service or (B) act as a guarantor or indemnitor for or against the Liabilities (including Company Debt) of any other Person, in each case other than Contracts entered into in the ordinary course of business, pursuant to any Standard Outbound IP Agreements, Standard Inbound IP Agreements, Contracts that contain commercially reasonable limitations on the Company’s or the Subsidiary’s, as applicable, indemnification obligations and Contracts identified in subsections (i), (ii) or (x) of Schedule 2.18(a) of the Company Disclosure Letter;

(x) all licenses, sublicenses and other Contracts that are material to the Business and to the Company and the Subsidiaries, taken as a whole, pursuant to which (A) any third party Person is authorized to use or is granted any right in or to any Company Products or Company-Owned Intellectual Property (excluding (1) all employees of the Company and the Subsidiaries, and (2) all consultants and independent contractors providing services for the Company or the Subsidiaries in accordance with consulting agreements and independent contractor agreements and (3) Standard Outbound IP Agreements), (B) the Company or any Subsidiary has agreed to any material restriction on the right of the Company or any Subsidiary to enforce any Company-Owned Intellectual Property Rights, or (C) the Company or any

Subsidiary has agreed to encumber (other than non-exclusive licenses previously granted by the Company or any Subsidiary), transfer or sell rights in or with respect to any Company-Owned Intellectual Property, other than, Standard Outbound IP Agreements and Contracts identified in subsections (i), (ii) and (iii) of Schedule 2.18(a) of the Company Disclosure Letter;

(xi) all licenses, sublicenses and other Contracts that are material to the conduct of the Business and pursuant to which the Company or any Subsidiary acquired or is granted any right in or to any Third-Party Intellectual Property or is authorized to market, distribute or resell any product, service or Third-Party Intellectual Property, other than Standard Inbound IP Agreements and Contracts identified in subsection (ii) of Schedule 2.18 of the Company Disclosure Letter;

(xii) any Contract under which the Company or any Subsidiary has an ongoing obligation to develop any material Intellectual Property (independently or jointly) for any third party or any Contract for payment in excess of $1,000,000 under which the Company or any Subsidiary provides any advice or services to any third party, including any consulting Contract, professional services Contract or software implementation, deployment or development services Contract, or support services Contract;

(xiii) any Contract providing for the development of any material Intellectual Property for the Company or any Subsidiary pursuant to which the Company or any Subsidiary is obligated to pay a third party more than $500,000 on an annual basis, other than Standard Inbound IP Agreements and employee invention assignment agreements, consulting agreements and independent contractor agreements with Authors, copies of which agreements have been made available to Parent;

(xiv) any Contract constituting a joint venture, partnership, collaboration or limited liability company that involves a sharing of revenues, profits, cash flows, expenses or losses with any other Person, other than Reseller Agreements;

(xv) (A) any Contract authorizing any other Person to manufacture or reproduce any Company Products (other than the right to make archival or back-up copies or otherwise in accordance with the terms of the Standard Outbound IP Agreements), or to provide maintenance, service or support for any Company Products (other than Reseller Agreements), in each case, other than in the ordinary course of business or (B) any Contract that involves the payment of royalties to any other Person (excluding annual or routine maintenance and license fees for Third-Party Intellectual Property not contingent on the manufacturing, sale or use of Company Products);

(xvi) any joint marketing, marketing support, lead referral or reference sale agreement, other than Reseller Agreements and Contracts in the ordinary course of business;

(xvii) any Contract or plan (including any stock option, restricted stock unit (including performance stock unit), stock purchase and/or stock bonus plan) relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of Company Common Stock or any other securities of the Company or any Subsidiary or any options, restricted stock units (including performance stock units), warrants, convertible notes or other rights to purchase or otherwise acquire any such shares of stock, other securities or options, restricted stock units (including performance stock units), warrants or other rights therefor, except for the Convertible Notes, the Company Option Plans and the Company Options, Company RSUs and Company PSUs disclosed pursuant to Section 2.2(b);

(xviii) any Contract entered into since September 1, 2015, pursuant to which (A) it has acquired a material business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise, or any Contract pursuant to which it has any material ownership interest in any other Person (other than the Subsidiaries) or (B) any other Person has the right to acquire any material assets of the Company or any Subsidiary (or, after giving effect to the consummation of the Merger, Parent or any of its Affiliates) or any interests therein after the Agreement Date, other than Standard Outbound IP Agreements and Contracts identified in subsections (i) and (ii) of Schedule 2.18(a) of the Company Disclosure Letter;

(xix) any Contract with any Governmental Entity, other than any Contract entered into in the ordinary course of business (a “Government Contract”);

(xx) any litigation settlement that has not been fully performed or currently effective litigation standstill or tolling agreement;

(xxi) any Contract not disclosed against another subsection of this Section 2.18 that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K);

(xxii) any Contract with any labor union or any collective bargaining agreement or similar contract with its employees; or

(xxiii) any other Contract not listed in subsections above in this Section 2.18(a) that, if terminated, or if such Contract expired without being renewed, would have a Material Adverse Effect.

(b) All Material Contracts are in written form. Each of the Material Contracts is, with respect to the Company or applicable Subsidiary that is a contracting party and, to the knowledge of the Company, the other party, in full force and effect, subject to Enforceability Limitations, and has not been amended in any material respect except for such amendments that have been made available to Parent and except for such failures to be in full force and effect that would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Subsidiaries, taken as a whole. There exists no default or event of default or event, occurrence, condition or act, with respect to the Company or any Subsidiary or, to the knowledge of the Company, with respect to any other contracting party, that, with or without the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a material default or event of default under any Material Contract or (ii) give any third party the right to (A) declare a material default or exercise any remedy under any Material Contract, (B) a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract, (C) accelerate the maturity or performance of any material obligation of the Company or any Subsidiary under any Material Contract or (D) cancel, terminate or modify any Material Contract, except, in each case, as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Subsidiaries, taken as a whole. Since January 1, 2016 through the Agreement Date, neither the Company nor any Subsidiary has received any written or, to the knowledge of the Company, oral, notice regarding any material violation or breach of, material default under, or intention to cancel or materially modify any Material Contract. True, correct and complete copies of all Material Contracts have been made available to Parent.

(c) To the knowledge of the Company with respect to any Government Contract, there is no: (i) civil fraud or criminal investigation by any Governmental Entity, (ii) qui tam action brought against the Company or any Subsidiary under the Civil False Claims Act, (iii) suspension or debarment proceeding (or equivalent proceeding) against the Company or any Subsidiary, (iv) claim or request by a Governmental Entity for a contract price adjustment based on defective pricing, disallowance of cost or noncompliance with statute, regulation or contract, (v) dispute involving the Company or any Subsidiary to relating to such Government Contract or (vi) claim or equitable adjustment by the Company or any Subsidiary relating to such Government Contract, except, in each case, as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Subsidiaries, taken as a whole.

2.19. Export Control Laws.

(a) Since January 1, 2011, the Company and each Subsidiary has conducted its respective businesses and any (re)export or import transactions in accordance with Applicable Legal Requirements concerning (re)export or import controls and/or economic, trade or financial sanctions and, to the extent applicable to the Company and the Subsidiaries, the following:

(i) U.S. export control legislation, such as the Export Administration Regulations (“EAR”) and the International Traffic in Arms Regulations (“ITAR”) and other controls administered by the U.S. Department of Commerce and/or the U.S. Department of State;

(ii) European Union (“EU”) export control legislation, such as Council Regulation (EC) No 428/2009 and that of any of its Member States;

(iii) any other export controls adopted by a Participating State of the Wassenaar Arrangement or by a country in which the Company or a Subsidiary is located, has operations or must perform obligations imposed by any Contract;

(iv) economic, trade and financial sanctions laws against governments, non-state entities and individuals imposed by the U.S., the EU or any of its Member States, a Participating State of the Wassenaar Arrangement or a country in which the Company or any Subsidiary is located, has operations or must perform obligations imposed by any Contract; and

(v) any other (re)export or import control and/or sanctions laws in any other applicable jurisdiction,

except, in each case, for any failure that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Each of the Company and each Subsidiary has obtained and disclosed to Parent and made available to Parent true, correct and complete copies of all material licenses, official approvals, authorizations and registrations required by Applicable Legal Requirements with respect to (re)export or import controls and/or economic, trade or financial sanctions for the (re)export or import of products, information, software and technologies from the U.S., EU or any of its Member States and each other applicable jurisdiction and since January 1, 2011, is in compliance with the terms of such licenses, official approvals, authorizations and registrations, except for any non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) There are no pending or, to the knowledge of the Company, threatened claims against the Company or any Subsidiary in respect of compliance with Applicable Legal Requirements concerning (re)export or import controls and/or economic, trade or financial sanctions or any licenses, official approvals, authorizations or registrations required thereunder, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Any material correspondence that the Company or any Subsidiary has had with any Governmental Entity concerning applicable (re)export or import controls and/or economic, trade or financial sanctions since January 1, 2011, has been made available.

(d) Neither the Company nor any Subsidiary has disclosed or has been requested to disclose to any Governmental Entity in any jurisdiction any encryption keys, cryptographic algorithm keys or any information that would (themselves or in conjunction with any other such keys or information) enable any encrypted software, information or data that is used or distributed by the Company or any Subsidiary to be decrypted or accessed in any decrypted form (in whole or in part and in whatever format), in any such case, to the extent such disclosure or receipt of request to disclose would constitute a material violation of Applicable Legal Requirements concerning (re)export or import controls and/or economic, trade or financial sanctions.

2.20. Fairness Opinion. The Company Board has received an opinion from Qatalyst Partners to the effect that, as of the date of such opinion, and based upon and subject to the matters and the limitations set forth therein, the Per Share Cash Amount to be paid to the holders of Company Common Stock (other than Parent or any Affiliate of Parent) is fair from a financial point of view to such holders and has received an opinion from Jefferies to the effect that, as of the date of such opinion, and based upon and subject to the matters and the limitations set forth therein, the Per Share Cash Amount to be paid to the holders of Company Common Stock (other than Parent or any Affiliate of Parent) is fair from a financial point of view to such holders. It is agreed and understood that such opinions are for the benefit of the Company Board (in its capacity as such) and may not be relied upon by Parent or Sub.

2.21. Information Supplied. The preliminary and definitive proxy materials to be filed by the Company with the SEC in connection with the Merger (as may be amended or supplemented from time to time, the “Proxy Statement”) shall not, on each applicable filing date, on the date of mailing to the Company’s stockholders and at the time of the Company Stockholder Meeting, as applicable, (i) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholder Meeting that has become misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act. Notwithstanding anything to the contrary in the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Sub or any of their respective Affiliates that is contained in (or incorporated by reference in) the Proxy Statement.

2.22. No Additional Representations. The Company acknowledges and agrees that except as expressly set forth in Article III, none of Parent, Sub or any of their respective Representatives has made any representation or warranty, express or implied, to the Company, any of the Subsidiaries or any of their respective Representatives in connection with this Agreement, the Merger or any of the other Transactions.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Parent and Sub represent and warrant to the Company as follows:

3.1. Organization, Standing and Power. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Parent and Sub has the corporate power to own its properties and to conduct its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would not have a Parent Material Adverse Effect. Neither Parent nor Sub is in violation of any of the provisions of its articles or certificate of incorporation, as applicable, or bylaws.

3.2. Authority; Non-contravention.

(a) Each of Parent and Sub has the corporate power and authority to enter into this Agreement and to consummate the Merger and the other Transactions. The execution and delivery of this Agreement and the consummation of the Merger and the other Transactions have been duly authorized by all necessary corporate action on the part of Parent and Sub (other than the adoption of this Agreement by Parent as the sole stockholder of Sub, which shall occur immediately following the execution of this Agreement). This Agreement has been duly executed and delivered by each of Parent and Sub and, assuming the due authorization, execution, and delivery by the Company of this Agreement, constitutes the valid and binding obligation of Parent and Sub, respectively, enforceable against Parent and Sub, respectively, in accordance with its terms, subject only to the effect, if any, of the Enforceability Limitations.

(b) The execution and delivery of this Agreement by Parent and Sub do not, and the consummation of the Transactions will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or require any consent, approval or waiver from any Person pursuant to, (i) any provision of the articles or certificate of incorporation or bylaws of Parent and Sub, in each case, as amended to date, (ii) subject to compliance with the requirements set forth in Section 3.2(c), any material Applicable Legal Requirements applicable to Parent or Sub or any of their respective material properties or assets, or (iii) any material Contract applicable to Parent or Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii), such conflicts, violations, defaults, terminations, cancellations, accelerations, losses, consents, approvals or waivers, would not, individually or in the aggregate, reasonably be expected to be material to Parent’s or Sub’s ability to perform their respective obligations under this Agreement or has a Parent Material Adverse Effect.

(c) No consent, approval, order, authorization, release or waiver of, or registration, notification, declaration or filing with, any Governmental Entity, is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement or the consummation of the Merger or the other Transactions, except for (i) the compliance with the applicable provisions of Delaware Law, (ii) the filing of the Certificate of Merger, as provided in Section 1.4, (iii) such filings as may be required under the HSR Act and any applicable foreign Antitrust Law and the expiration or early termination of applicable waiting periods under the HSR Act and any applicable foreign Antitrust Law, (iv) the filing of the Proxy Statement with the SEC and such reports and filings as may be required under the Exchange Act, (v) such other filings and notifications as may be required under federal, state or foreign securities laws or the rules and regulations of the NASDAQ Global Select Market and (vi) such other consents, approvals, orders, authorizations, releases, waivers, registrations, notifications, declarations or filings that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

3.3. No Prior Sub Operations. Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the Merger and the other Transactions. Parent owns beneficially and of record all of the outstanding capital stock of Sub.

3.4. Stock Ownership. As of the Agreement Date, neither Parent nor Sub beneficially own any shares of Company Capital Stock. Neither Parent nor Sub, nor any of their “affiliates” or “associates,” has been an “interested stockholder” with respect to the Company at any time within the three-year period ending on the Agreement Date, as those terms are used in Section 203 of Delaware Law.

3.5. Information Supplied. The information supplied by Parent or Sub for inclusion in the Proxy Statement shall not, on each applicable filing date, on the date of mailing to the Company’s stockholders and at the time of the Company Stockholder Meeting, as applicable, (i) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholder Meeting that has become misleading. Notwithstanding anything to the contrary in the foregoing, neither Parent nor Sub makes any representation or warranty with respect to any information supplied by the Company that is contained in (or incorporated by reference in) the Proxy Statement.

3.6. Availability of Funds. Parent has on the Agreement Date and will have available to it upon the Effective Time, sufficient funds to consummate the Merger and the other Transactions, including payment in full of the amounts payable pursuant to Section 1.8(a) to the holders of Company Capital Stock and the holders of Company Options, Company RSUs and Company PSUs, respectively, and payment of all Convertible Notes that become payable.

3.7. Absence of Litigation. There is no Legal Proceeding pending and served or, to the knowledge of Parent, pending and not served or overtly threatened against Parent or Sub, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. To the knowledge of Parent or Sub neither Parent nor Sub is subject to any continuing Order of, consent decree, settlement agreement or similar written agreement with, or continuing investigation by, any Governmental Entity, or any Order, writ, judgment, injunction, decree, determination or award of any Governmental Entity, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

3.8. No Additional Representations.

(a) Parent acknowledges and agrees that except as expressly set forth in Article II, none of Company, the Subsidiaries or any of their respective Representatives has made any representation or warranty, express or implied, to Parent, Sub or any of their respective Representatives in connection with this Agreement, the Merger or any of the other transactions contemplated hereby.

(b) In connection with the due diligence investigation of the Company and the Subsidiaries by Parent and Sub and their respective Affiliates, stockholders, directors, officers, employees, agents, Representatives or advisors, Parent and Sub and their respective Affiliates, stockholders, directors, officers, employees, agents, Representatives and advisors have received and may continue to receive after the Agreement Date from the Company and the Subsidiaries and their respective Affiliates, stockholders, directors, officers, employees, consultants, agents, Representatives and advisors certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and the Subsidiaries and their businesses and operations. Parent and Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that Parent and Sub will have no claim against the Company and the Subsidiaries, or any of their respective Affiliates, stockholders, directors, officers, employees, consultants, agents, Representatives or advisors, or any other person with respect thereto unless any such information is expressly addressed or included in a representation or warranty contained in Article II. Accordingly, Parent and Sub hereby acknowledge and agree that neither the Company and the Subsidiaries nor any of their respective Affiliates, stockholders, directors, officers, employees, consultants, agents, Representatives or advisors, nor any other person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans unless any such information is expressly addressed or included in a representation or warranty contained in Article II.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1. Conduct of Business of the Company and the Subsidiaries. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time (the “Pre-Closing Period”) (except (i) as required or otherwise expressly contemplated under this Agreement or as required by Applicable Legal Requirements (provided that the Company shall to the extent reasonably practicable and permitted by Applicable Legal Requirements, notify Parent in advance of any action proposed to be taken by the Company to comply with Applicable Legal Requirements that would otherwise not be permitted under the provisions of this Section 4.1), (ii) with the written consent of Parent or (iii) as set forth in Schedule 4.1 of the Company Disclosure Letter) the Company shall, and shall cause each Subsidiary to:

(a) conduct the Business in the ordinary course in substantially the same manner as heretofore conducted;

(b) use commercially reasonable efforts to pay all material Company Debt and material Taxes when due, subject to good faith disputes over such material Company Debts or material Taxes;

(c) promptly notify Parent of (i) the receipt of any notice from any Person alleging that the consent of such Person is or may be required in connection with any of the Transactions and (ii) any Legal Proceeding commenced, or, to the knowledge of the Company, threatened in writing, relating to or involving the Company or any of the Subsidiaries that relates to the consummation of the Transactions;

(d) use commercially reasonable efforts to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having material business dealings with it;

(e) use commercially reasonable efforts to assure that each of its Material Contracts entered into after the Agreement Date will not require the procurement of any consent, waiver or novation or provide for any material change in the obligations of any party thereto in connection with, or terminate as a result of the consummation of, the Merger or the other Transactions, and shall give reasonable advance notice to Parent prior to terminating any such Material Contract or allowing any such Material Contract or right thereunder to lapse or terminate by its terms; and

(f) use commercially reasonable efforts to maintain all of the Leased Real Property in accordance with the terms of the applicable lease in all material respects.

4.2. Restrictions on Conduct of Business of the Company and Subsidiaries. Without limiting the generality or effect of Section 4.1, during the Pre-Closing Period, the Company shall not, and shall cause each Subsidiary not to, do, cause or permit any of the following (except (i) as required or otherwise expressly contemplated under this Agreement or as required by Applicable Legal Requirements (provided that the Company shall to the extent reasonably practicable and permitted by Applicable Legal Requirements, notify Parent in advance of any action proposed to be taken by the Company to comply with Applicable Legal Requirements that would otherwise not be permitted under the provisions of this Section 4.2), (ii) with the written consent of Parent or (iii) as set forth on a subsection of Schedule 4.2 of the Company Disclosure Letter that corresponds to the applicable subsection of this Section 4.2):

(a) Charter Documents. Amend its certificate of incorporation or bylaws, or comparable organizational or governing documents;

(b) Dividends; Changes in Capital Stock. Declare or pay any dividend on or make any other distribution (whether in cash, stock or property) in respect of any of its capital stock (other than the payment of any dividend or distribution by any Subsidiary to the Company or another Subsidiary), change any rights with respect to its outstanding securities, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except, in any such case, (i) from any officer or other employee, or individual who is an independent contractor, consultant or director, of or to the Company or any Subsidiary (each such Person, a “Company Associate”) in accordance with agreements providing for the repurchase of shares in connection with any termination of service, (ii) repurchases of stock based awards (or shares of capital stock issued upon the exercise or vesting thereof) outstanding on the Agreement Date (in cancellation thereof) pursuant to the terms of any such award (in effect as of the Agreement Date) between the Company and a Company Associate or member of the Company Board only upon termination of such Person’s employment or engagement by the Company; or (iii) in connection with withholding or “net settling” on the vesting of any restricted stock units or performance based units to satisfy the exercise price and/or Tax obligations with respect to stock based awards or adopt any resolution, plan or arrangement for liquidation, dissolution or winding-up;

(c) Stock Option Plans, etc. (i) Accelerate, amend or change the period of exercisability or vesting of any Company Options, Company RSUs, Company PSUs or other rights granted under the Company Option Plans or the vesting of the securities purchased or purchasable under such Company Options, Company RSUs, Company PSUs or other rights or the vesting schedule issued under such stock plans or otherwise, (ii) amend or change any other terms of such Company Options, Company RSUs, Company PSUs or other rights (other than actions as may be necessary for the Company or Board to take during the Pre-Closing Period to give effect to the provisions of this Agreement with respect to the Company Options, Company RSUs and Company PSUs) or (iii) authorize cash payments in exchange for any Company Options, Company RSUs, Company PSUs or other rights granted under any of such plans or the securities purchased or purchasable under those Company Options, Company RSUs, Company PSUs or other rights issued under such plans or otherwise, in each case, other than in connection with termination of non-executive employees;

(d) Material Contracts. (i) Enter into any Contract that would constitute a Material Contract if entered into prior to the Agreement Date, other than (A) entering into Contracts for the sale or licensing of Company Products or maintenance or services with respect thereto, or renewing such existing agreements, in either case in the ordinary course of business consistent with past practice, (B) entering into Contracts for the purchase of supplies or materials for Company Products in the ordinary course of business consistent with past practice and (C) entering into non-exclusive Reseller Agreements terminable by the Company or any Subsidiary for convenience, (ii) materially violate, terminate (other than allowing expiration according to its scheduled term, including failure to renew) or waive any of the material terms of any Material Contracts or (iii) materially amend or otherwise modify any of its Material Contracts (or any other Contract that, after giving effect to such amendment or modification, would be a Material Contract if entered into prior to the Agreement Date, taking into account such amendment) that results primarily in material reduction of the expected business or economic benefits thereof;

(e) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any Company Voting Debt or any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other Contracts of any character obligating it to issue any such shares or other convertible securities, other than, in any such case, (i) the issuance of shares of Company Common Stock pursuant to the exercise of Company Options or pursuant to the settlement of Company RSUs or Company PSUs, in each case, outstanding on the Agreement Date, (ii) the grant of Company Stock Options or Company RSUs pursuant to the terms of any offer letter to a new employee hire outstanding on the Agreement Date, (iii)per calendar quarter, the grant of up to 25,000 Company RSUs; provided that with respect to subclause (iii), such grants may only be made to new employee hires permitted by the other provisions of this Section 4.2 on terms and conditions consistent with the Company’s normal practices; provided that such terms and conditions shall be subject to the other provisions of this Section 4.2, shall vest over three years (with one third of the total number of shares vesting on the first anniversary of the date of grant and the remainder vesting in equal quarterly installments thereafter) and shall in no event provide for acceleration of vesting, (iv) the repurchase of any shares of Company Capital Stock from employees of the Company or any Subsidiary in accordance with Contracts providing for the repurchase of shares in connection with any termination of service and (v) the issuance of shares of Company Common Stock pursuant to the conversion of the Convertible Notes;

(f) Employees; Consultants; Independent Contractors. (i) Hire any additional officers (other than for non-executive officer replacements) or other employees (except hiring of such non-officer employees in the ordinary course of business consistent with past practice to fill open positions listed on Schedule 4.2(f) of the Company Disclosure Letter or to fill vacancies of non-officer employees arising during the Pre-Closing Period), enter into any new engagements with any consultants or independent contractors (other than for replacement) or amend or extend the term of any employment or consulting agreement; provided that in no event shall any exceptions provided in this clause (i) (A) permit any hiring, engagement, amendment or extension with respect to any non-officer employee, consultant or independent contractor with (or after application of such action, providing for) an annual base salary (or in the case of independent contractors, with an annual base compensation) of $250,000 or more or (B) provide for severance, acceleration or post-termination benefits not imposed by Applicable Legal Requirements, (ii) terminate the employment, change the title, office or position, or materially reduce the responsibilities of any management, supervisory or other key personnel of the Company or any Subsidiary (except for any changes that do not involve increases in the compensation and for any termination or changes in connection with performance of any such Person), (iii) enter into any Contract with a labor union or collective bargaining agreement (unless required by Applicable Legal Requirements) or (iv) subject to Section 5.10(f), incur any material Liability to its officers or directors (other than Liabilities to pay compensation and benefits in connection with services performed in the ordinary course of business consistent with past practice or pursuant to any Contract or arrangement as of the Agreement Date (or in case of any non-executive officer hired after the Agreement Date, any Contract or arrangement entered into with such non-executive officers));

(g) Loans and Investments. Other than (1) routine travel advances, sales commissions and draws and other business related expenses to employees and consultants of the Company or any Subsidiary in the ordinary course of business consistent with past practice and (2) payments or loans to any Subsidiary in order to fund operations in the ordinary course of business consistent with past practice, (i) make any loans or advances to, or any investments in or capital contributions to, any Person (including any officer, director or employee of the Company), (ii) forgive or discharge in whole or in part any outstanding loans or advances owed to the Company by any Person or (iii) amend or modify in any material respect any loan previously granted by the Company to any Person;

(h) Intellectual Property. (i) Transfer or license to any Person any material rights to any Company-Owned Intellectual Property, other than non-exclusive licenses granted in connection with the use, sale or distribution of Company Products granted pursuant to Standard Outbound IP License Agreement, or acquire or license from any Person any material Third-Party Intellectual Property other than pursuant to Standard Inbound IP Agreements, and in each case, other than in the ordinary course of business consistent with past practice or (ii) sell, dispose of, transfer or provide a copy of any material Company Source Code (other than Open Source Materials) to any Person (including any current or former employee or consultant of the Company or any contractor or commercial partner of the Company outside the United States) other than (A) providing access to Company Source Code to Authors in their capacity as Authors, or (B) the deposit of Company Source Code under a source code escrow agreement with an escrow agent entered into by the Company in the ordinary course of business consistent with past practice pursuant to the terms of a customer Contract, the terms of which source code escrow agreement being substantially similar to the source code escrow agreements entered into by the Company prior to the Agreement Date that have been made available by the Company to Parent;

(i) Restrictive Covenants. Enter into any Contract that would constitute a Material Contract (if entered into prior to the Agreement Date) pursuant to Section 2.18(a)(vi), or amend any Contract that would, after giving effect to such amendment, constitute a Material Contract (if so amended prior to the Agreement Date) pursuant to Section 2.18(a)(vi), other than “most favored nation” or similar preferred pricing commitments entered into in the ordinary course of business; provided that such commitments are only made with regard to the totality of similar Company Products and associated maintenance and support that are purchased in similar volumes by customers that are similarly situated as the counterparty to which the “most favored nation” or similar commitment is granted and includes reference to both (i) the price of the Company Products and associated maintenance and support and (ii) all terms and conditions relating to the purchase of the Company Products and associated maintenance and support;

(j) Dispositions and Encumbrances. Sell, lease, license or otherwise dispose of or Encumber (excluding Permitted Encumbrances) any of its properties or assets that are material, individually or in the aggregate, to the Business, other than (i) sales and non-exclusive licenses of Company Products in the ordinary course of business consistent with past practice or (ii) pursuant to dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the Business, or enter into any Contract with respect to the foregoing;

(k) Indebtedness. Incur any Liability that would be Company Debt, enter into any “keep well” or other Contract to maintain any financial statement condition, or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice, letters of credit or bonds in the ordinary course of business consistent with past practice of not more than $500,000 in the aggregate;

(l) Leases. Enter into any operating lease requiring payment in excess of $250,000 per annum or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(m) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements that are more than $5,000,000 in the aggregate in any calendar quarter (excluding capitalized internal software development expenditures in the ordinary course consistent with past practice);

(n) Insurance. Materially adversely change the amount or terms of any insurance coverage (subject to policy changes made by carriers);

(o) Employee Benefit Plans; Pay Increases. (i) Adopt or amend in any material respect any employee or compensation benefit plan, including any stock purchase, stock issuance or stock option plan, or amend in any material respect any compensation, benefit, entitlement, grant or award provided or made under any such plan, except in each case as required under ERISA or Applicable Legal Requirements or as necessary to maintain the qualified status of such plan under the Code, (ii) materially amend any deferred compensation plan within the meaning of Section 409A of the Code and Internal Revenue Service Notice 2005-1 except to the extent necessary to meet the requirements of such Section or Notice, (iii) pay any special bonus or special remuneration to any employee or non-employee director or consultant or increase the salaries, wage rates or fees of its employees or consultants (other than pursuant to preexisting plans, policies or Contracts that have been made available to Parent) or (iv) add any new members to the Company Board or to the board of directors or similar governing body of any Subsidiary (other than to replace a member of the Company Board or the board of directors or similar governing body of such Subsidiary who resigns or is otherwise removed from such position following the Agreement Date and prior to the Closing), except that, in any such case, the Company or the applicable Subsidiary: (A) may change the title of its employees, provided such changes in title do not involve increases in the applicable employee’s compensation; (B) may amend any Company Employee Plan to the extent required by

Applicable Legal Requirements and (C) may make annual or quarterly bonus or commission payments under any existing 2017 bonus or commission plan, subject to the provisions of Section 5.10(f);

(p) Severance Arrangements. Grant or pay, or enter into any Contract providing for the granting of any severance, retention or termination pay (other than accrued but unpaid salary), or the acceleration of vesting or other benefits, such a termination of employment, to any Person, other than (i) payments or acceleration made pursuant to preexisting plans, policies or Contracts that have been made available to Parent and (ii) in connection with any replacement of any non-executive officer to the extent any such benefit granted to the replacing non-executive officer is no more favorable in the aggregate than that of the officer being replaced;

(q) Legal Proceedings; Settlements. (i) Commence a Legal Proceeding, other than, in any such case, (A) for routine matters in the ordinary course of business consistent with past practice, (B) where the Company in good faith determines that failure to commence such Legal Proceeding would result in the material impairment of a valuable aspect of the Business (provided that the Company consults with Parent prior to the filing of such a suit) or (C) in connection with a breach of this Agreement or (ii) settle, offer to settle or agree to settle any pending or threatened Legal Proceeding or other dispute, including any such Legal Proceeding between a third party and any customers of the Company for which the Company is providing a defense or indemnity, in any such case, other than any Legal Proceeding relating to a breach of this Agreement or pursuant to a settlement that does not relate to any of the Transactions and (1) that results solely in a monetary obligation involving only the payment of monies by the Company and the Subsidiaries of not more than $1,000,000 in the aggregate, (2) that results solely in a monetary obligation that is funded by an indemnity obligation to, or an insurance policy of, the Company or any of the Subsidiaries and the payment of monies by the Company and its Subsidiaries that together with any settlement made under clause (1) are not more than $1,000,000 in the aggregate (not funded by an indemnity obligation or through insurance policies) or (3) that results solely in the receipt of payment by the Company or any of the Subsidiaries; provided that in any such case such settlement would not impose any restrictive obligation that would have a material impact on the Business of the Company and the Subsidiaries, taken as a whole;

(r) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire any assets, in each case, that are material, individually or in the aggregate, to the Business (other than as permitted in clause (m) or acquisition or investment in securities in a publicly traded company held for investment by the Company or the Subsidiaries and consisting of less than 1% of the outstanding capital stock of such entity), or enter into any Contract with respect to a joint venture, strategic alliance or partnership;

(s) Taxes. (i) Make or change any material election in respect of Taxes, (ii) adopt or change any accounting method in respect of Taxes, (iii) file any material Tax Return relating to the Company or any of the Subsidiaries that has been prepared in a manner that is materially inconsistent with the past practices of the Company or such Subsidiary, as applicable, or any amendment to any material Tax Return (provided that Parent will not unreasonably withhold, condition or delay its consent to such a filing), (iv) enter into any Tax sharing or similar agreement (other than Ordinary Commercial Agreements) or closing agreement, (v) settle any claim or assessment in respect of Taxes, (vi) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes (other than (1) pursuant to extensions of time to file a Tax Return obtained in the ordinary course of business or (2) pursuant to an extension granted in the ordinary course of business in connection with an audit of Taxes to prevent the assessment or collection of a Tax) or (vi) enter into intercompany transactions outside the ordinary course of business giving rise to deferred gain or loss;

(t) Accounting. Materially change accounting methods, except as required by changes in GAAP (which requirement is confirmed by its independent auditors) and after notice to Parent;

(u) Company SEC Reports. Fail to timely file any Company SEC Reports in substantially the form required to be filed under Applicable Legal Requirements between the Agreement Date and the Closing;

(v) Real Property. Enter into any Contract for (i) the purchase or sale of any real property or (ii) the lease of any real property involving an aggregate amount in excess of $500,000 per annum for any such lease;

(w) Warranties; Discounts. Materially change the policy in which it extends warranties, discounts or credits to customers generally; provided that nothing in this clause shall limit the ability of the Company or the Subsidiaries to deviate from such practices in connection with negotiations undertaken in the ordinary course of business consistent with past practice;

(x) Interested Party Transactions. Enter into any Contract that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K;

(y) Cash Management Transactions. Enter into or materially modify any currency exchange, interest rate, commodities or other hedging or derivative transactions or arrangements, or other investment or cash management transactions or arrangements other than in the ordinary course of business consistent with past practice;

(z) Joint Development Contracts. Enter into or materially modify any Contract for the joint development with any other Person of any material product, system, software, content, technology or Intellectual Property by or for the Company or any of the Subsidiaries;

(aa) Industry Standards Groups. Enter into any Contract relating to the membership of, or participation by, the Company or any of the Subsidiaries in, or the affiliation of the Company or any of the Subsidiaries with, any industry standards group or association in which the Company or any of the Subsidiaries contributes and/or shares in pooled patent rights;

(bb) Marketing Agreements. Enter into any joint marketing or marketing support Contract involving an amount in excess of $1,000,000 per annum; or

(cc) Other. Agree in writing or otherwise to take, any of the actions described in the clauses above in this Section 4.2.

Nothing contained in this Agreement shall give Parent, directly or indirectly, rights to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its and its subsidiaries’ respective operations.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1. Proxy Statement.

(a) As promptly as reasonably practicable (but in any event within 15 Business Days) following the Agreement Date, the Company shall prepare, and file with the SEC, the preliminary Proxy Statement. As promptly as reasonably practicable following the later of (i) receipt and resolution of SEC comments with respect to the Proxy Statement and (ii) the expiration of the 10-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act, the Company shall file the definitive Proxy Statement and cause the definitive Proxy Statement to be mailed to the Company’s stockholders. The Company will cause all documents that it is responsible for filing with the SEC or other regulatory authorities in connection with the Merger to (A) comply as to form with all applicable SEC requirements and (B) otherwise comply in all material respects with all Applicable Legal Requirements; provided that any failure to comply with the foregoing with respect to the preliminary Proxy Statement that is corrected in the definitive Proxy Statement shall not be deemed to be a breach of this covenant. Except with respect to any Acquisition Proposal or as otherwise expressly provided in Section 5.3(d)-(e), prior to filing the preliminary proxy materials, definitive proxy materials or any other filing with the SEC or any other Governmental Entity in connection with the Transactions, the Company shall provide Parent with the reasonable opportunity to review and comment on each such filing in advance and the Company shall consider in good faith the incorporation of any changes reasonably proposed by Parent.

(b) The Company will notify Parent promptly of the receipt of any comments (written or oral) from the SEC or its staff (or of notice of the SEC’s intent to review the Proxy Statement) and of any request by the SEC or its staff or any other official of any Governmental Entity for amendments or supplements to the Proxy Statement or any other filing or for additional/supplemental information, and will supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC, or its staff or any other official of any Governmental Entity, on the other hand, with respect to the Proxy Statement or such other filing. Except with respect to any Acquisition Proposal or as otherwise expressly provided in Section 5.3(d)-(f), the Company shall (i) consult with Parent prior to responding to any comments or inquiries by the SEC or any other Governmental Entity with respect to any filings related to the Merger, (ii) provide Parent with reasonable opportunity to review and comment on any such written response in advance and consider in good faith the incorporation of any changes reasonably proposed by Parent and (iii) promptly inform Parent whenever any event occurs that requires the filing of an amendment or supplement to the Proxy Statement or any other filing and the Company shall provide Parent with a reasonable opportunity to review and comment on any such amendment or supplement in advance, and consider in good faith the incorporation of any changes reasonably proposed by Parent, and shall cooperate in filing with the SEC or its staff or any other official of any Governmental Entity, and/or mailing to the Company’s stockholders, such amendment or supplement. Parent shall promptly inform the Company whenever Parent discovers any event relating to Parent or any of its Affiliates, officers or directors that is required to be set forth in an amendment or supplement to the Proxy Statement.

5.2. Company Stockholder Meeting; Board Recommendation.

(a) Company Stockholder Meeting. The Company shall establish a record date for, duly call, give notice of, convene and hold a meeting of the Company’s stockholders (including any adjournment or postponement thereof, the “Company Stockholder Meeting”) to be held as promptly as reasonably practicable following the Agreement Date for the sole purpose of (i) obtaining the Company Stockholder Approval (including any adjournment of such meeting for the purpose of soliciting additional proxies in favor of the adoption of this Agreement), (ii) obtaining advisory approval of the compensation that the Company’s named executive officers may receive in connection with the Merger and (iii) such other matter as may be agreed by Parent. Except as communicated in a Change of Recommendation made in compliance with Section 5.3, the Company will use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and will take all other reasonable action necessary or advisable to obtain such proxies and the Company Stockholder Approval and to secure the vote or consent of its stockholders required by and in compliance with all Applicable Legal Requirements and its certificate of incorporation and bylaws. The Company (i) shall consult with Parent regarding the record date and the date of the Company Stockholder Meeting and (ii) shall not adjourn or postpone the Company Stockholder Meeting without the prior written consent of Parent; provided that the Company may adjourn or postpone the Company Stockholder Meeting (A) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement that the Company reasonably determines (following consultation with Parent, except with respect to any Acquisition Proposal or as otherwise provided in Sections 5.3(d)-(f)) is necessary to comply with Applicable Legal Requirements, is provided to the Company’s stockholders in advance of a vote on the adoption of this Agreement, (B) if, as of the time that the Company Stockholder Meeting is originally scheduled, there are insufficient shares of Company Common Stock represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting, (C) if, as of the time that the Company Stockholder Meeting is originally scheduled, adjournment or postponement of the Company Stockholder Meeting is necessary to enable the Company to solicit additional proxies required to obtain the Company Stockholder Approval or (D) as necessary to provide for the expiration of any time period required in Sections 5.3(d)-(e).

(b) Board Recommendation. Subject to Sections 5.3(d)-(f), (i) the Company Board shall unanimously recommend that the Company’s stockholders vote in favor of the adoption of this Agreement (the “Company Board Recommendation”) at the Company Stockholder Meeting, (ii) the Proxy Statement shall include a statement to the effect that the Company Board has unanimously recommended that the Company’s stockholders vote in favor of the adoption of this Agreement at the Company Stockholder Meeting and (iii) neither the Company Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify in a manner adverse to Parent or Sub, the Company Board Recommendation.

(c) Continuing Obligation. Subject to Section 5.2(a)(ii)(D), until the termination of this Agreement in accordance with its terms, if at all, the Company’s obligation to call, give notice or convene and hold the Company Stockholder Meeting in accordance with this Section 5.2 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal or Superior Proposal or by any Change of Recommendation.

5.3. No Solicitation; Acquisition Proposals.

(a) No Solicitation Generally. Subject to Section 5.3(c), Section 5.3(d) and Section 5.3(f), from and after the Agreement Date until the earlier of the Effective Time and termination of this Agreement in accordance with its terms, none of the Company Board, the Company and the Subsidiaries will, nor will they authorize or permit any of their respective Representatives (collectively, the “Company Representatives”) to, directly or indirectly, (i) solicit, initiate or knowingly encourage, facilitate or induce the making, submission or public announcement of any inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any communications (except to provide written notice as to the existence of these provisions and to clarify the terms and conditions of any Acquisition Proposal) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or knowingly take any other action regarding, any inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) enter into any agreement in principle, letter of intent, term sheet or any other agreement, understanding or contract (whether binding or not) contemplating or otherwise relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement), (v) submit any Acquisition Proposal to the vote of any securityholders of the Company or any Subsidiary, (vi) approve any transaction, or any third party becoming an “interested stockholder,” under Section 203 of Delaware Law or (vii) resolve, propose or agree to do any of the foregoing. The Company shall, and shall cause the Subsidiaries and the Company Representatives to, immediately cease any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the Agreement Date with respect to any Acquisition Proposal and shall direct any Person (and such Person’s Representatives) with which the Company has engaged in any such activities within the 12-month period preceding the Agreement Date to promptly return or destroy all confidential information previously provided to such Person (and such Person’s Representatives) in accordance with the applicable confidentiality agreement. The Company shall not, and shall cause the Subsidiaries not to, waive any rights under “standstill” or similar covenants in confidentiality or non-disclosure agreements entered into in connection with or applicable to any Acquisition Proposal to which the Company or any Subsidiary is a party. If any Company Representative takes any action that the Company is obligated pursuant to this Section 5.3 not to take, then the Company shall be deemed for all purposes of this Agreement to have breached this Section 5.3.

“Acquisition Proposal” means, with respect to the Company, any agreement, offer, proposal or indication of interest (other than this Agreement, the Merger or any other offer, proposal or indication of interest by Parent), or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or indication of interest, relating to, or involving: (A) any acquisition or purchase by any Person or Group, directly or indirectly, of more than 20% of the outstanding voting securities of the Company or any securities of any Subsidiary or any tender offer or exchange offer that if consummated would result in any Person or Group beneficially owning 20% or more of the outstanding voting securities of the Company, (B) any merger, consolidation, business combination or similar transaction involving the Company or any Subsidiary pursuant to which the stockholders of the Company immediately preceding such transaction hold securities representing less than 80% of the outstanding voting power of the surviving or resulting entity of such transaction (or parent entity of such surviving or resulting entity), (C) any sale, acquisition, disposition, mortgage, pledge or other transfer of more than 20% of the assets of the Company and the Subsidiaries other than in the ordinary course of business consistent with past practice, or (D) any liquidation or dissolution of the

Company, or any extraordinary dividend, whether of cash or other property, in each case of clauses (A)-(D) in any single transaction or series of related transactions.

(b) Notice. The Company shall advise Parent orally and in writing as promptly as practicable (but in no event more than one Business Day) after receipt by the Company and/or any Subsidiary (and/or to the knowledge of the Company, by any Company Representative (excluding, for this purpose, employees who are not directors or officers)) of (i) any Acquisition Proposal, (ii) any inquiry, indication of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal or (iii) any request for non-public information (including access to any of the properties, books or records of the Company or any Subsidiary) that could reasonably be expected to lead to an Acquisition Proposal. Such notice shall describe the material terms and conditions of such Acquisition Proposal, inquiry, indication of interest, proposal, offer or request and the identity of the Person or Group submitting any such Acquisition Proposal, inquiry, indication of interest, proposal, offer or request. The Company shall keep Parent reasonably informed as promptly as practicable (but in no event more than one Business Day after receipt) of the status and material details of, and any material amendments or modifications or proposed material amendments or modifications to, any such Acquisition Proposal, inquiry, indication of interest, proposal, offer or request and any material correspondence or communications related thereto, and shall provide to Parent as promptly as practicable (but in no event more than one Business Day after receipt) a true, correct and complete copy of all written materials provided to the Company, a Subsidiary or a Company Representative in connection with any such Acquisition Proposal, inquiry, indication of interest, proposal, offer, notice or request (including any material amendments or modifications or proposed material amendments or modifications). The Company shall notify Parent about any meeting of the Company Board at which the Company Board discusses any Acquisition Proposal promptly following such meeting.

(c) Superior Proposals. In the event that any Person or Group submits to the Company (and does not withdraw) an unsolicited, written, bona fide Acquisition Proposal that the Company Board concludes in good faith (after consultation with its outside legal counsel and a financial advisor of national standing) is, or could reasonably be expected to lead to, a Superior Proposal, then, notwithstanding anything to the contrary in Section 5.3(a), the Company may, so long as the Company Stockholder Approval has not yet been obtained, (i) enter into discussions with such Person or Group regarding such Acquisition Proposal and (ii) deliver or make available to such Person non-public information regarding the Company and the Subsidiaries; provided that, in each such case, the Company, the Subsidiaries and the Company Representatives shall have complied with each of the following: (A) none of the Company, the Subsidiaries and the Company Representatives shall have violated any of the provisions of this Section 5.3 in any material respect, (B) the Company Board first shall have concluded in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary obligations to the Company’s stockholders under Applicable Legal Requirements, (C) prior to making available to any such Person any material non-public information, the Company first shall have received from such Person an executed Acceptable Confidentiality Agreement (a copy of which executed Acceptable Confidentiality Agreement shall be provided to Parent, for informational purposes only, within one Business Day of its execution), (D) prior to engaging in any discussions, providing to Parent written notice of its intent to engage in such discussions and (E) prior to or contemporaneously with delivering or making available any such non-public information to such Person, the Company shall have delivered or made available such non-public information to Parent (to the extent such non-public information has not previously been delivered or made available by the Company to Parent).

“Superior Proposal” means, with respect to the Company, an unsolicited, bona fide written offer submitted after the Agreement Date by a Person or Group to acquire, directly or indirectly, (i) pursuant to a tender offer, exchange offer, merger, consolidation or other business combination (including by means of a tender offer followed by a back-end merger) beneficial ownership of 50% or more of the outstanding voting securities of the Company or (ii) 50% or more of the assets of the Company, in each case, for consideration consisting exclusively of cash, contingent value rights and/or publicly-traded equity securities that the Company Board has concluded in its good faith judgment (following consultation with its outside legal counsel and a financial advisor of national standing), taking into account, among other things, all legal, financial, regulatory, timing and other aspects of the offer, including conditions to consummation and the Person making the offer, in each case deemed relevant by the Company Board (x) would be, if consummated, more favorable, from a financial point of view, to the Company’s stockholders (in their capacities as stockholders) than the terms of this Agreement and (y) is reasonably likely to be consummated on the terms proposed.

(d) Change of Recommendation or Termination for Superior Proposal. Nothing in this Agreement shall prevent the Company Board from withholding, withdrawing, qualifying, amending (in a manner adverse to Parent) or modifying (in a manner adverse to Parent) the Company Board Recommendation (a “Change of Recommendation”) in connection with a Superior Proposal or the Company from terminating this Agreement pursuant to Section 7.1(h) to enter into a definitive agreement to accept a Superior Proposal if:

(i) the Company Stockholder Approval has not yet been obtained;

(ii) the Company has complied in all material respects with the provisions of Section 5.2 and this Section 5.3;

(iii) such Superior Proposal has been submitted to the Company, has not been withdrawn and continues to be a Superior Proposal;

(iv) the Company has provided to Parent at least four Business Days’ prior written notice (a “Notice of Superior Proposal”) that stated expressly (A) that the Company has received such Superior Proposal, (B) the material terms and conditions of such Superior Proposal and the identity of the Person or Group submitting such Superior Proposal and (C) that the Company Board intends to effect a Change of Recommendation and terminate this Agreement and has provided Parent with an unredacted copy of such Superior Proposal, together with unredacted copies of all proposed transaction agreements and any financing commitments relating thereto (collectively, the “Superior Proposal Materials”), concurrently with the delivery of such Notice of Superior Proposal;

(v) the Company has, during the four-Business Day period referred to in Section 5.3(d)(iv), if requested by Parent, made the Company Representatives available to discuss and negotiate in good faith with Parent’s Representatives any modifications to the terms and conditions of this Agreement that Parent desires to propose such that such Superior Proposal would cease to constitute a Superior Proposal;

(vi) Parent has not, within four Business Days of Parent’s receipt of such Notice of Superior Proposal, made a written, binding and irrevocable (through the expiration of such four-Business Day period) offer that the Company Board has concluded in good faith (following consultation with its outside legal counsel and a financial advisor of national standing) to be at least as favorable to the Company’s stockholders as such Superior Proposal (it being agreed that (A) the Company Board shall convene a meeting to consider any such offer by Parent promptly following the receipt thereof, (B) the Company Board will not effect a Change of Recommendation and the Company will not terminate this Agreement pursuant to Section 7.1(h) for four Business Days after receipt by Parent of such Notice of Superior Proposal and such Superior Proposal Materials and (C) any change to the financial or other material terms of such Superior Proposal shall require a new Notice of Superior Proposal to Parent and a new two-Business Day period and discussion process under this Section 5.3(d) (and all references to four-Business Day periods in this Section 5.3(d) shall be deemed two-Business Day periods for purposes of this Section 5.3(d)(vi)(C)); provided that such new Notice of Superior Proposal shall in no event shorten the original four-Business Day period); and

(vii) the Company Board has concluded in good faith (following consultation with its outside legal counsel) that, in light of such Superior Proposal and any modifications proposed by Parent pursuant to Section 5.3(d)(vi), the failure to effect a Change of Recommendation and terminate this Agreement pursuant to Section 7.1(h) would be inconsistent with its fiduciary obligations to the Company’s stockholders under Applicable Legal Requirements.

(e) Change of Recommendation for Intervening Event. Nothing in this Agreement shall prevent the Company Board from making a Change of Recommendation for a reason unrelated to an Acquisition Proposal (it being understood and agreed that any Change of Recommendation proposed to be made in response to an Acquisition Proposal may only be made pursuant to and in accordance with the terms of Section 5.3(d)) if:

(i) the Company Stockholder Approval has not yet been obtained;

(ii) the Company has complied in all material respects with the provisions of Section 5.2 and this Section 5.3;

(iii) the Company Board has concluded in good faith (after consultation with its outside legal counsel) that, in light of material facts, events and/or circumstances that as of the Agreement Date were unknown by the Company and which were not reasonably foreseeable as of the Agreement Date (an “Intervening Event”) and taking into account the results of any discussions with Parent as contemplated by subsection (iv) and any offer from Parent contemplated by subsection (v), the failure to make a Change of Recommendation would be inconsistent with its fiduciary obligations to the Company’s stockholders under Applicable Legal Requirements; provided that in no event shall any of the following, in and of itself, constitute or be deemed an Intervening Event: (A) any determination by the Company Board that the Per Share Cash Amount payable in the Merger is not sufficient, (B) the Company exceeding any earnings projections or predictions made by the Company (whether or not publicly announced) or securities or financial analysts and any resulting analyst upgrades of the Company’s securities or any change in the trading price of the Company Common Stock, (C) any facts, events or circumstances resulting from any breach of this Agreement by the Company or (D) the receipt, existence or terms of any Acquisition Proposal or any matter relating thereto or the consequences thereof;

(iv) the Company has provided to Parent at least four Business Days’ prior written notice that the Company Board intends to make a Change of Recommendation (“Notice of Intervening Event”) and if requested by Parent, the Company shall have made the Company Representatives available during the four-Business Day period to discuss with Parent’s Representatives (A) the facts, events and circumstances underlying such proposed Change of Recommendation and the Company Board’s reason for proposing to make such Change of Recommendation and (B) any modifications to the terms and conditions of this Agreement that Parent desires to propose that that would obviate the need for the Company Board to make such Change of Recommendation; and

(v) Parent shall not have, within the aforementioned four-Business Day period, made a written, binding and irrevocable (through the expiration of such four Business Day period) offer that the Company Board concludes in good faith (after consultation with its outside legal counsel and a financial advisor of national standing) would obviate the need for the Company Board to make such Change of Recommendation (it being agreed that (A) the Company Board shall convene a meeting to consider any such offer by Parent promptly following the receipt thereof, (B) the Company Board will not make a Change of Recommendation for four Business Days after receipt by Parent of the Notice of Intervening Event and (C) any material change in the facts, events or circumstances related to the Intervening Event shall require a new Notice of Intervening Event to Parent and a new two-Business Day period and discussion process under subsection (iv) (and all references to four-Business Day periods in this Section 5.3(e) shall be deemed two-Business Day periods for purposes of this Section 5.3(e)(v)(C)); provided that such new Notice of Intervening Event shall in no event shorten the original four-Business Day period).

(f) Compliance with Tender Offer Rules. Nothing contained in this Agreement shall prohibit the Company or the Company Board from (i) taking and disclosing to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the Company’s stockholders that the Company Board has concluded in good faith (following consultation with its outside legal counsel) that failure to make such disclosure would be inconsistent with its fiduciary obligations to the Company’s stockholders under Applicable Legal Requirements (a “Required Fiduciary Disclosure”); provided that (A) any “stop, look, and listen” communication of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act, and any substantially similar communication that solely constitutes a recitation of the fact that an Acquisition Proposal has been received and a factual description of the terms and background thereof, and that no position has been taken by the Company Board as to the advisability or desirability of such Acquisition Proposal, shall not be deemed to be a Change of Recommendation, (B) such Required Fiduciary Disclosure shall not be deemed to be a Change of Recommendation if it relates to an Acquisition Proposal and the text of such Required Fiduciary Disclosure includes a public statement that the Company Board is expressly reaffirming the Company Board Recommendation and (C) the Company Board shall not recommend that the Company’s stockholders tender shares of Company Capital Stock in connection with any tender or exchange offer or otherwise effect a Change of Recommendation unless specifically permitted by, and in accordance with, Section 5.3.

5.4. Access to Information.

(a) During the Pre-Closing Period, (i) the Company shall afford Parent and its Representatives reasonable access during business hours to (A) all of the properties, books, Contracts and records of the Company and each Subsidiary and (B) all other information concerning the Business, results of operations, product development efforts, properties (tangible and intangible, including Intellectual Property) and personnel of the Company or any Subsidiary as Parent may reasonably request and (ii) the Company shall maintain the virtual data room established in connection with this Agreement and provide Parent and its Representatives access thereto; provided that with respect to clause (i), any such access shall be conducted at a reasonable time, under the supervision of appropriate personnel of the Company and in such a manner as not to unreasonably interfere with the normal operation of the business of the Company. Nothing herein shall require the Company to disclose any information to Parent if such disclosure would (i) jeopardize any attorney-client or other legal privilege (so long as the Company has reasonably cooperated with Parent to permit such inspection of or to disclose such information on a basis that does not waive such privilege with respect thereto) or (ii) contravene any applicable Legal Requirement or fiduciary duty; provided that information shall be disclosed subject to execution of a joint defense agreement in customary form, and disclosure may be limited to external counsel for Parent, to the extent the Company determines doing so may be reasonably required for the purpose of complying with applicable Antitrust Laws. With respect to the information disclosed pursuant to this Section 5.4, Parent shall comply with, and shall instruct Parent’s Representatives to comply with, all of its obligations under the Confidentiality Agreement.

(b) No information or knowledge obtained in any investigation pursuant to this Section  5.4 shall affect or be deemed to modify any representation, warranty, covenant, agreement or condition contained herein.

5.5. Confidentiality; Public Disclosure.

(a) The parties hereto acknowledge that Parent and the Company have previously executed a Confidentiality Agreement, dated as of May 2, 2017 (as may be amended from time to time in accordance with its terms, the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms.

(b) Parent and the Company have agreed to the text of the initial press release announcing the execution of this Agreement and the Transactions. Except with respect to any Acquisition Proposal or Change of Recommendation and as provided in Section 5.3 or in connection with any dispute under this Agreement, the Company shall consult with Parent before issuing or making, and shall provide and shall not issue any press release or make any public statement relating to this Agreement or the Transactions without the prior written consent of Parent; provided that the Company may, without obtaining such prior consent, issue such press release or make such public statement to the extent that the Company determines in good faith (following consultation with its outside legal counsel) that such press release or public statement is required by Applicable Legal Requirements to be issued or made; provided, further, that the Company has used all reasonable efforts to consult and discuss in good faith with Parent the form and content thereof prior to its release and has considered in good faith any reasonable changes that are suggested by Parent prior to releasing or making such press release or public statement. Notwithstanding anything to the contrary in the foregoing, each party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in Company SEC Reports, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other party). The Company shall use commercially reasonable efforts to cause the Company Representatives to comply with this Section 5.5. Parent shall consult in good faith with the Company on its general communications strategy for customers, suppliers and employees regarding the Merger.

5.6. Regulatory Approvals.

(a) Each of Parent and the Company shall promptly after the execution of this Agreement apply for or otherwise seek, and use its respective reasonable best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger and the other Transactions. Without limiting the generality or effect of the foregoing, each of Parent and the Company shall, as soon as practicable, make any initial filings required under the HSR Act and any other additional filings (“Merger Notification Filings”) required by the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, the Applicable Foreign Antitrust Approvals that are identified on Schedule 5.6(a) of the Company Disclosure Letter and, to the extent mutually determined by the parties hereto to be required, necessary or advisable, initial filings under any other Applicable Legal Requirements that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”) (in the case of filings under the HSR Act, within 15 Business Days after the Agreement Date unless otherwise mutually agreed by Parent and the Company (provided that the filing party has received from the other party all information regarding such other party as is reasonably necessary to make such filing) and, with respect to any other Merger Notification Filings, within time periods mutually agreed by Parent and the Company). The parties hereto shall promptly supply one another with any information that may be required in order to make such filings or obtain such consents and approvals. Each party hereto shall (i) consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any foreign or other Antitrust Law, (ii) coordinate with one another in preparing and exchanging such materials and (iii) promptly provide one another (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party to any Governmental Entity in connection with this Agreement; provided that with respect to any such analyses, appearances, presentations, memoranda, briefs, arguments, opinions or proposals or such filings, presentations or submissions, each of Parent and the Company need not supply the other (or its counsel) with copies (or in case of oral presentations, a summary) to the extent that any Applicable Legal Requirement requires such party or its subsidiaries to restrict or prohibit access to any such information. In addition, any party may, as it deems advisable and necessary, reasonably designate any confidential and competitively sensitive material provided to the other parties under this Section 5.6 as “Outside Counsel Only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials.

(b) Each party hereto will notify the other promptly upon the receipt of (i) any comments from any officials of any Governmental Entity in connection with any Merger Notification Filings made pursuant hereto, (ii) any request by any officials of any Governmental Entity for amendments or supplements to any Merger Notification Filings made pursuant to, or information provided to comply in all material respects with, any Applicable Legal Requirements and (iii) any proposal by a Governmental Entity regarding a settlement of any investigation. Each party hereto will respond promptly to and comply with any request for information relating to this Agreement or the Merger Notification Filings from any Governmental Entity charged with enforcing, applying, administering or investigating any Antitrust Laws. Whenever any event occurs that is required to be set forth in an amendment or supplement to any Merger Notification Filing made pursuant to Section 5.6(a), each party hereto will promptly inform the other parties of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

(c) Each of Parent and the Company shall use its respective reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the Transactions under any applicable Antitrust Laws. Parent and the Company shall take any and all of the following actions to the extent necessary to cause the expiration of the notice periods under the HSR Act or other applicable Antitrust Laws with respect to the Transactions and to obtain the approval of any Governmental Entity with jurisdiction over the enforcement of any Applicable Legal Requirements regarding the Transactions: (i) entering into negotiations, (ii) providing information required by Applicable Legal Requirements and (iii) substantially complying with any “second request” for information pursuant to applicable Antitrust Laws.

(d) Notwithstanding anything to the contrary herein, if any Legal Proceeding is instituted (or threatened to be instituted) challenging the Merger or the other Transactions as violative of any Antitrust Law, it is expressly understood and agreed that (i) Parent shall not have any obligation to litigate or contest any such Legal Proceeding or Order resulting therefrom and (ii) Parent shall be under no obligation to make proposals, execute or carry out agreements or submit to Orders providing for (A) the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent or the Company or any of their respective Affiliates, (B) the imposition of any limitation or restriction on the ability of Parent or any of its Affiliates to freely conduct their business or, following the Closing, the Business or own such assets or (C) the holding separate of the shares of Company Capital Stock or any limitation or regulation on the ability of Parent or any of its Affiliates to exercise full rights of ownership of the shares of Company Capital Stock (any of the foregoing, an “Antitrust Restraint”).

(e) Nothing in this Section 5.6 shall limit a party’s right to terminate the Agreement pursuant to Section 7.1(b) so long as such party has until such date complied in all material respects with its obligations under this Section  5.6.

5.7. Reasonable Best Efforts. Subject to the limitations set forth in Section 5.6(d), each of the parties hereto agrees to use its respective reasonable best efforts, and to cooperate with each other party hereto to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including (i) taking all reasonable actions necessary to satisfy the respective conditions set forth in Article VI and (ii) executing and delivering such other instruments and doing and performing such other acts and things as may be reasonably necessary, appropriate or desirable to effect completely the consummation of the Merger and the other Transactions.

5.8. Third-Party Consents; Consultations.

(a) The Company shall use its commercially reasonable efforts (not to require a concession or expenditure other than immaterial processing or consent fees) to obtain, prior to the Closing, all consents, waivers and approvals of or under Contracts of the Company or a Subsidiary reasonably requested by Parent. For the avoidance of doubt, the failure to obtain any such consent, waiver or approval shall not constitute a breach of covenant or agreement for all purposes of this Agreement, including Section 6.3(b).

(b) As soon as reasonably practicable after the Agreement Date, the Company will initiate a process of informing and consulting appropriate representatives of its non-U.S. employees or the non-U.S. employees themselves, to the extent required under Applicable Legal Requirements, regarding a prospective transfer of employment to Parent or any of its Affiliates with effect following the Closing. Subject to Section 5.4 and Applicable Legal Requirements, the Company shall allow Parent or its relevant Affiliate to participate in such information and consultation process.

5.9. Notice of Certain Matters.

(a) The Company shall use its commercially reasonable efforts to notify Parent in writing promptly after obtaining knowledge of: (i) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger, (ii) any written notice or other written communication from any Governmental Entity or any official or employee of any Governmental Entity in connection with the Merger, (iii) any Legal Proceeding by or before any Governmental Entity being initiated by or against it or any Subsidiary, or known by the Company or any Subsidiary to be threatened against the Company or any Subsidiary or any of their respective directors, officers, employees or stockholders in their capacity as such, that, had it occurred prior to the Agreement Date, would have constituted an exception to the representation set forth in the first sentence of Section 2.6, or (iv) any event that occurs after the Agreement Date, that, had it occurred prior to the Agreement Date, would have constituted an exception to the representations set forth in the first sentence of Section 2.12(c).

(b) Parent shall use its commercially reasonable efforts to notify the Company in writing promptly after obtaining knowledge of: (i) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger, (ii) any written notice or other written communication from any Governmental Entity or any official or employee of any Governmental Entity in connection with the Merger, (iii) any Legal Proceeding by or before any Governmental Entity being initiated by or against it, or known by Parent to be threatened against Parent or any of its respective directors, officers, employees or stockholders in their capacity as such, or of any written correspondence from any Person asserting or threatening a claim against Parent that relates to this Agreement or the Merger, in each of clauses (i) through (iii) that would reasonably be expected to prevent or materially delay Parent’s ability to consummate the transactions contemplated by this Agreement.

(c) Each party will notify the other party in writing promptly after learning of any change, occurrence or event that is reasonably likely to cause any of such other party’s conditions to closing set forth in Article VI not to be satisfied.

(d) No notification given pursuant to this Section 5.9 shall affect the representations, warranties, covenants or other agreements herein or affect the satisfaction or non-satisfaction of any conditions to the obligations of the parties hereto under this Agreement or otherwise limit or affect the remedies available hereunder to Parent or the Company.

5.10. Employees and Contractors.

(a) As soon as reasonably practicable after the Effective Time, Parent shall ensure that the Continuing Employees shall receive retirement, health and welfare benefits that in the aggregate for each such employee are no less favorable than those provided to a similarly situated employee of Parent or its Affiliates who is not a Continuing Employee taking into account the employee’s geographic location.

(b) Except to the extent necessary to avoid the duplication of benefits, Parent shall, and shall cause the Surviving Corporation and its other Affiliates to, recognize the service of each Continuing Employee with the Company or its Affiliates before the Effective Time (to the same extent recognized by the Company or its Affiliates immediately prior to the Effective Time) as if such service had been performed with Parent or its Affiliates for all purposes under the vacation, paid time off and severance plans maintained by Parent or its Affiliates after the Effective Time and for purposes of eligibility, vesting, level of benefit and benefit accrual (but not for purposes of benefit accrual under a defined benefit pension plan) under all other employee benefit plans or arrangements maintained by Parent or its Affiliates that such employees may be eligible to participate in after the Effective Time.

(c) With respect to any welfare plan maintained by Parent or its Affiliates in which Continuing Employees are eligible to participate after the Effective Time, Parent shall, and shall cause the Surviving Corporation and its other Affiliates to, to the extent permitted by the relevant welfare plan and consistent with such plans’ application to similarly situated employees of Parent or its Affiliates who are not Continuing Employees, waive all limitations as to waiting periods, actively-at-work requirements, evidence or insurability requirements, preexisting condition limitations and other exclusions with respect to participation and coverage requirements applicable to such employees (and their spouses, domestic partners and dependents) to the extent such conditions and exclusions were satisfied or did not apply under the welfare plans maintained by the Company or its Affiliates prior to the Effective Time.

(d) This Section 5.10 shall be binding upon and inure solely to the benefit of each party hereto (meaning, for the avoidance of doubt, Parent, Sub and the Company), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Section 5.10. In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Company Benefit Plan or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, the Company or any Subsidiary of the Company or any of their respective Affiliates, (ii) alter or limit the ability of Parent or any of its subsidiaries (including, after the Effective Time, the Surviving Corporation or any Subsidiary of the Surviving Corporation) to amend, modify or terminate any of the Company Employee Plans or any other benefit or employment plan, program, agreement or arrangement after the Effective Time or (iii) confer upon any current or former employee or other service provider of the Company or the Subsidiaries, any right to employment or continued employment or continued service with Parent or any of its subsidiaries (including, following the Effective Time, the Surviving Corporation or any Subsidiary of the Surviving Corporation), or constitute or create an employment or agreement with, or modify the at-will status of any, employee or other service.

(e) Parent shall, or shall cause the Surviving Corporation and its other Affiliates to (x), assume and honor the obligations of the Company and the Subsidiaries under the Company’s Executive Change in Control and Severance Benefits Agreements and any other consulting, retirement and other compensation contracts, arrangements, commitments or understandings providing for the payment of severance, in accordance with their terms, subject to the right to make amendments or modifications to the extent permitted by such terms and subject to any applicable Employment Offer Documents and (y) honor all provisions with respect to vesting, accelerated vesting and/or payment of any Unvested Company Options, Unvested Company RSUs or Unvested Company PSUs following the Merger and cause all such provisions to apply to payment of the Unvested Cash (Options/RSUs) and Unvested Cash (PSUs) to the same extent as if the applicable Unvested Company Options, Unvested Company RSUs or Unvested Company PSUs had been assumed by Parent hereunder, subject to the right to make amendments or modifications to the extent permitted by the terms thereof and subject to any applicable Employment Offer Documents.

(f) The Compensation Committee of the Company Board has finally and conclusively determined that the annual cash incentive awards under the 2017 Annual Bonus Plans for Executives, Officers and other Company employees, as applicable, relating to the 2017 calendar year shall be paid to those participants in the plan who remain employees of the Company or a Subsidiary on the earlier of (i) February 28, 2018 and (ii) immediately prior to Closing (the “Bonus Payment Date”) in the amount set forth on Schedule 5.10(f) of the Company Disclosure Letter, and such bonuses shall be paid on the Bonus Payment Date.

5.11. Benefit Plans. If so directed by Parent at least 10 Business Days prior to the Closing Date, the Company Board will adopt resolutions terminating any and all Company Employee Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code and flexible spending accounts for health and dependent care (FSAs) intended to be tax exempt under Sections 105, 125 and/or 129 of the Code, effective no later than the day immediately preceding the date the Company becomes a member of the same controlled group of corporations (as defined in Section 414(b) of the Code) as Parent.

5.12. D&O Indemnification.

(a) From and after the Effective Time until the sixth anniversary of the Effective Time, Parent will assume, and will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company and each of the Subsidiaries to their respective present and former directors and officers (the “Indemnified Parties”) pursuant to any indemnification agreements with the Company or such Subsidiary made available to Parent and any indemnification or advancement provisions under the Company’s or such Subsidiary’s certificate of incorporation or bylaws (or equivalent organizational documents) as in effect on the Agreement Date with respect to their acts and omissions as directors and officers of the Company or such Subsidiary occurring prior to the Effective Time, in each case, subject to Applicable Legal Requirements. From and after the Effective Time, such obligations shall be the joint and several obligations of Parent and the Surviving Corporation. The certificate of incorporation and bylaws of the Surviving Corporation will contain provisions with respect to advancement, exculpation and indemnification that are at least as favorable in the aggregate to the Indemnified Parties as those contained in the certificate of incorporation and bylaws of the Company (or equivalent organizational documents) as in effect on the Agreement Date, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that adversely affects the rights thereunder of the Indemnified Parties, unless such modification is required by Applicable Legal Requirements.

(b) From the Effective Time until the sixth anniversary of the Effective Time, the Surviving Corporation shall maintain in effect, and Parent shall cause the Surviving Corporation to maintain in effect, for the benefit of the Indemnified Parties with respect to their acts and omissions as directors and officers of the Company or any Subsidiary occurring prior to the Effective Time, the existing policy of directors’ and officers’ liability insurance maintained by the Company or any Subsidiary as of the Agreement Date in the form made available by the Company to Parent prior to the Agreement Date (the “Existing D&O Policy”), to the extent that directors’ and officers’ liability insurance coverage is commercially available; provided that: (i) the Surviving Corporation may substitute for the Existing D&O Policy a policy or policies of comparable coverage, including a “tail” or “runoff” insurance policy, (ii) the Surviving Corporation shall not be required to pay annual premiums for the Existing D&O Policy (or for any substitute or “tail” policies) in excess of an amount equal to 300% of the most recently paid annual premium for the Existing D&O Policy (the “Maximum Premium”) and (iii) if requested by Parent, the Company shall issue a broker of record letter acceptable to Parent permitting Parent’s insurance broker to negotiate and place such “tail” or “runoff” insurance of comparable coverage, Parent shall have the right to negotiate such coverage and the Company shall reasonably cooperate therewith. In the event any future annual premiums for the Existing D&O Policy (or any substitute policies) exceed the Maximum Premium, the Surviving Corporation shall be entitled to reduce the amount of coverage of the Existing D&O Policy (or any substitute or “tail” policies) to the amount of coverage that can be obtained for a premium equal to the Maximum Premium. Notwithstanding the foregoing, if the Company in its sole discretion elects, by giving written notice to Parent at least two Business Days prior to the Effective Time, in lieu of the foregoing insurance, the Company may purchase a comparable “tail” or “runoff” extension to the Existing D&O Policy for a period of six years after the Effective Time for a premium not to exceed the Maximum Premium.

(c) This Section 5.12 shall survive the consummation of the Merger, is intended to benefit each of the Indemnified Parties, shall be binding on all successors and assigns of the Surviving Corporation and shall be enforceable by each Indemnified Party and his or her heirs and representatives, and may not be amended, altered or repealed after the Effective Time without the prior written consent of the affected Indemnified Party (provided that any amendment, alteration or repeal prior the Effective Time shall be governed by Section 7.4).

5.13. Section 16 Matters. Provided that the Company delivers to Parent the Section 16 Information in a timely fashion, Parent and the Company shall take all such steps as may be required (to the extent permitted under Applicable Legal Requirements) to cause any disposition of Company Capital Stock (including derivative securities with respect to Company Capital Stock) resulting from the transactions contemplated by Article I by each Company Insider to be exempt under Rule 16b-3 promulgated under the Exchange Act. “Section 16 Information” means, with respect to each Company Insider, the number of shares of Company Capital Stock held by such Company Insider and expected to be exchanged for cash in connection with the Merger, and the number and description of the Company Options, Company RSUs and Company PSUs held by such Company Insider and expected to be converted into the right to receive cash in connection with the Merger. “Company Insiders” means those individuals who are subject to the reporting requirement of Section 16(a) of the Exchange Act with respect to the Company.

5.14. Convertible Notes. Prior to the Effective Time, the Company shall take all actions required to be taken prior to the Effective Time, if any, in connection with the Transactions pursuant to that certain Indenture, dated as of June 20, 2011, between the Company and Wells Fargo Bank, N.A., as trustee (the “2011 Indenture”), in respect of the 1.50% Convertible Senior Notes due 2018 issued thereunder (the “2018 Notes”), and that certain Indenture, dated as of September 15, 2015, between the Company and Wells Fargo Bank, N.A., as trustee (the “2015 Indenture” and together with the 2011 Indenture, the “Indentures”), in respect of the 1.0% Convertible Senior Notes due 2022 issued thereunder (the “2022 Notes” and together with the 2018 Notes, the “Convertible Notes”). The Company shall not make any settlement of the election under the supplemental indenture without the prior written consent of Parent. The Company shall provide Parent reasonable opportunity to review and comment on any such notices or documents in advance, and consider in good faith the incorporation of any changes reasonably proposed by Parent.

5.15. Takeover Statutes. The Company and the Company Board shall (i) take all actions necessary to ensure that no takeover statute or similar statute or regulation is or becomes applicable to this Agreement and the

Transactions and (ii) if any takeover statute or similar statute or regulation becomes applicable to this Agreement or any Transactions, take all action necessary to ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other Transactions.

5.16. Certain Tax Certificates and Documents. The Company shall prior to the Closing Date deliver (i) FIRPTA documentation, including (A) a notice to the Internal Revenue Service, in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), in the form reasonably requested by Parent, dated as of the Closing Date and executed by the Company, together with written authorization for Parent to deliver such notice form to the Internal Revenue Service on behalf of the Company after the Effective Time and (B) a FIRPTA Notification Letter, in the form reasonably requested by Parent, dated as of the Closing Date and executed by the Company and (ii) a certificate dated within three Business Days of the Closing from the Secretary of State of the State of Delaware certifying that the Company is in good standing. The Company shall prepare and deliver to Parent, prior to the Closing, Parent’s form of Payroll Information Release and form of Outside Auditor Limited Power of Attorney, each on forms provided to the Company by Parent, executed by the Chief Financial Officer of the Company or required authorized officer as specified therein.

5.17. Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part in accordance with Applicable Legal Requirements to cause (i) the delisting of the Company Common Stock from the NASDAQ Global Select Market as promptly as practicable after the Effective Time and (ii) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

5.18. Stockholder Litigation. The Company shall notify Parent of, and give Parent reasonable opportunity to participate in the defense or settlement of, any Legal Proceeding brought by current or former stockholders of the Company against the Company and/or its directors or officers relating to the Transactions (“Stockholder Litigation”). The Company shall (i) keep Parent reasonably informed of the status and material details of any such Stockholder Litigation, (ii) give Parent the right to review and comment on all material filings or responses to be made by the Company in connection with such Stockholder Litigation and (iii) not compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Stockholder Litigation, or consent to the same without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

ARTICLE VI

CONDITIONS TO THE MERGER

6.1. Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party hereto to consummate the Merger and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto (it being understood that each such condition is solely for the benefit of the parties hereto and may be waived in writing by their mutual agreement without notice, liability or obligation to any Person):

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) No Orders; Illegality. No Order issued by any Governmental Entity of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any action have been taken by any Governmental Entity, and no Applicable Legal Requirement shall have been enacted, entered, enforced or deemed applicable to the Merger that prohibits, makes illegal or enjoins the consummation of the Merger.

(c) HSR Act. All applicable waiting periods (and any extensions thereof) applicable to the Merger under the HSR Act shall have expired or early termination of such waiting periods shall have been granted.

(d) Foreign Antitrust Approvals. All Applicable Foreign Antitrust Approvals that are identified on Schedule 6.1(d) of the Company Disclosure Letter shall have been obtained.

6.2. Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by the Company (it being understood that each such condition is solely for the benefit of the Company and may be waived in writing by the Company in its sole discretion without notice, liability or obligation to any Person):

(a) Representations and Warranties. (i) The representations and warranties of Parent in Section 3.1, Section 3.2(a) and Section 3.4 shall be true and correct in all material respects on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties that address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date) and (ii) all other representations and warranties of Parent in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Parent Material Adverse Effect or any similar standard or qualification, shall be true and correct on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties that address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date), except where the circumstances causing the failure of such representations or warranties to be true and correct have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Company shall have received a certificate to such effect signed on behalf of Parent by a duly authorized officer of Parent.

(b) Covenants and Agreements. Parent and Sub shall have performed and complied in all material respects with all covenants and other agreements in this Agreement required to be performed and complied with by Parent and Sub at or prior to the Closing. The Company shall have a received a certificate to such effect signed on behalf of Parent and Sub by a duly authorized officer of Parent and Sub.

6.3. Additional Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to consummate the Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Parent (it being understood that each such condition is solely for the benefit of Parent and may be waived by Parent in its sole discretion without notice, liability or obligation to any Person):

(a) Representations and Warranties. (i) The representations and warranties of the Company in Section 2.2(a) and Section 2.5(ii) shall be true and correct in all respects on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties that address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date), (ii) the representations and warranties of the Company in the first sentence of Section 2.1(a), Section 2.3(a), Section 2.3(d), and the first sentence of Section 2.16 shall be true and correct in all material respects on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties that address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date) and (iii) all other representations and warranties of the Company in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification, shall be true and correct on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties that address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date), except where the circumstances causing the failure of such representations or warranties to be true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided that this condition shall be satisfied with respect to the representations and warranties made in Section 2.2(a) if the Company’s actual fully-diluted capitalization (including outstanding

Company Common Stock, Company Options, Company RSUs, Company PSUs and any other securities of the Company (including the 2018 Notes and the 2022 Notes) on an as-converted to Company Common Stock basis (as of the Measurement Date)) is not greater than the Company’s fully-diluted capitalization as represented and warranted by the Company in Section 2.2(a) by an amount that exceeds 0.5% of such fully-diluted capitalization as of the Measurement Date. Parent shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company.

(b) Covenants and Agreements. The Company shall have performed and complied in all material respects with all covenants and other agreements in this Agreement required to be performed and complied with by it at or prior to the Closing. Parent shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company.

(c) Injunctions or Restraints on Conduct of Business. (i) No Order shall have been issued by any court of competent jurisdiction, and no other Applicable Legal Requirement shall have been enacted, entered, enforced or deemed applicable to the Transactions by a Governmental Entity that shall be in effect and that provides for an Antitrust Restraint and that would prevent or condition the consummation of the Merger and (ii) there shall not be pending any Legal Proceeding brought by any Governmental Entity seeking any of the foregoing.

(d) No Material Adverse Effect. Since the Agreement Date, there shall not have occurred any Material Adverse Effect that is then continuing.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1. Termination. At any time prior to the Effective Time, this Agreement may be terminated and the Merger abandoned by action taken or authorized by the board of directors of the terminating party or parties, which action (x) in the case of termination pursuant to Section 7.1(a), Section 7.1(b), Section 7.1(c), Section 7.1(e) or Section 7.1(f), may be taken or authorized before or after the Company Stockholder Approval has been obtained, (y) in the case of termination pursuant to Section 7.1(g) or Section 7.1(h), may be taken or authorized only before the Company Stockholder Approval has been obtained and (z) in the case of termination pursuant to Section 7.1(d), may be taken or authorized only after the Company Stockholder Meeting has been held at which a vote was taken on the Company Stockholder Approval:

(a) by mutual written consent duly authorized by the Company Board and the board of directors of Parent (or in either case a duly authorized committee thereof);

(b) by either Parent or the Company, if the Closing shall not have occurred on or before July 20, 2018 or such other date that Parent and the Company may agree upon in writing (the “Initial End Date”); provided that if the Closing shall not have occurred by the Initial End Date, but on such date, all of the conditions to the Closing set forth in Article VI (other than conditions that by their nature are only to be satisfied at the Closing) other than the conditions set forth in Section 6.1(b), Section 6.1(c), Section 6.1(d) and Section 6.3(c) have been satisfied or waived in writing, then neither party shall be permitted to terminate this Agreement pursuant to this Section 7.1(b) until October 20, 2018, (the “Extended End Date”), which may be extended one more time by the Company, so long as the foregoing conditions to extending the Initial End Date are met at the time of such additional extension, for a period not to exceed 90 days by written notice to Parent and such extended date shall then be the Extended End Date; provided, further, that in no event shall a party shall be permitted to terminate this Agreement pursuant to this Section 7.1(b) if the failure to consummate the Merger by the Initial End Date or the Extended End Date, as the case may be, is principally caused by the material breach by such party of this Agreement;

(c) by either Parent or the Company, if a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Order or other action is final and nonappealable; provided that the right to terminate pursuant to this Section 7.1(c) shall not be available to any party that has materially breached its obligations under this Agreement in any manner that principally caused the existence of such Order or action in any material respect;

(d) by either Parent or the Company, if the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Company Stockholder Meeting or at any adjournment or postponement thereof; provided that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(d) if the failure to obtain such Company Stockholder Approval is principally caused by any action or failure to act of the Company that constitutes a material breach of this Agreement;

(e) by the Company, upon a breach of any covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become inaccurate, in either case such that the condition set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that if such breach or inaccuracy is curable within 20 days (but not later than the Initial End Date or the Extended End Date, as the case may be) by Parent, then the Company may not terminate this Agreement pursuant to this Section 7.1(e) for 20 days (or until the Initial End Date or the Extended End Date) after delivery of written notice from the Company to Parent of such breach or inaccuracy (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(e) if such breach or inaccuracy is cured during such period);

(f) by Parent, upon a breach of any covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become inaccurate, in either case such that the condition set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that if such breach or inaccuracy is curable within 20 days (but not later than the Initial End Date or the Extended End Date, as the case may be) by the Company, then Parent may not terminate this Agreement pursuant to this Section 7.1(f) for 20 days (or until the Initial End Date or the Extended End Date) after delivery of written notice from Parent to the Company of such breach or inaccuracy (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(f) if such breach or inaccuracy is cured during such period);

(g) by Parent, if a Triggering Event shall have occurred; or

(h) by the Company, if the Company Board has determined to enter into a definitive agreement to accept a Superior Proposal; provided that the Company may terminate this Agreement pursuant to this Section 7.1(h) only if the Company has: (i) complied in all material respects with Section 5.3(d) with respect to such Superior Proposal, (ii) concurrently entered into a definitive agreement pursuant to which such Superior Proposal is to be effected and (iii) paid, or concurrently pays, to Parent all amounts due pursuant to Section 7.3(b) in accordance with the terms specified therein.

A “Triggering Event” shall be deemed to have occurred if: (A) the Company Board shall have failed to include the Company Board Recommendation in the Proxy Statement, (B) the Company Board shall have effected a Change of Recommendation, (C) the Company shall have agreed to, accepted, approved, endorsed or recommended (or publicly proposed or announced any intention to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (D) the Company shall have entered into any agreement in principle, letter of intent, term sheet or any other agreement, understanding or contract (whether binding or not) contemplating or otherwise relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement), (E) the Company Board or the Company shall have submitted any Acquisition Proposal to the vote of any securityholders of the Company or any Subsidiary, (F) the Company Board or any committee thereof shall have approved any transaction pursuant to which any third party shall have but for such approval become an “interested stockholder” under Section 203 of Delaware Law, (G) the Company shall have failed to convene or hold the Company Stockholder Meeting in accordance with Section 5.2, (H) the Company shall have breached any of the provisions of Section 5.2 or Section 5.3 in any material respect, (I) the Company Board fails to reaffirm the Company Board Recommendation within 10 Business Days after Parent requests in writing that such recommendation be reaffirmed in response to an Acquisition Proposal or material modification to an Acquisition Proposal that has been publicly announced or otherwise becomes publicly known (or if such request is delivered less than 10 Business Days prior to the Company Stockholder Meeting, no later than one Business Day prior to the Company Stockholder Meeting; provided that if such Acquisition Proposal is subsequently modified within such period, then the Company Board shall be required to reaffirm such recommendation no later than one Business Day prior to the Company Stockholder Meeting) or (J) a tender or exchange offer relating to securities of the Company shall have been commenced by a Person unaffiliated with Parent and the Company fails to send to its stockholders pursuant to Rule 14e-2 promulgated under the Securities Act, within 10 Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company unconditionally recommends rejection of such tender or exchange offer (the “Rejection Recommendation”) and reaffirms the Company Board Recommendation or fails to reaffirm the Rejection Recommendation in any press release published by the Company (or by any of its Affiliates or Company Representatives) or in any Schedule 14D-9 filed by the Company with the SEC, in each case relating to such tender offer or exchange offer, at any time after the foregoing 10 Business Day period.

7.2. Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of Parent or the Company or their respective stockholders or Representatives; provided that (x) Section 5.5(a) (Confidentiality), this Section 7.2 (Effect of Termination), Section 7.3 (Expenses and Termination Fees) and Article VIII (General Provisions) shall remain in full force and effect and survive any termination of this Agreement and (y) except as provided in Section 7.3(d) and Section 7.3(e), nothing herein shall relieve any party hereto from liability as a result of fraud or the willful and material breach by such party of its representations, warranties, covenants or other agreements set forth in this Agreement. For purposes of this Agreement, “willful and material breach” shall mean a material breach that is a consequence of an act undertaken, or a failure to act, which the breaching party knew, or reasonably should have known, would, or would reasonably be expected to, result in a material breach of this Agreement.

7.3. Expenses and Termination Fees.

(a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses whether or not the Merger is consummated.

(b) Company Payment. The Company shall pay to Parent a cash amount equal to $56,000,000 (the “Termination Fee”) in the event that this Agreement is terminated: (i) pursuant to Section 7.1(g), (ii) pursuant to either Section 7.1(b) or Section 7.1(d) at a time when Parent would have been entitled to terminate pursuant to Section 7.1(g), (iii) pursuant to Section 7.1(h) or (iv) pursuant to either Section 7.1(b) (prior to the Company receiving the Company Stockholder Approval), Section 7.1(d) or Section 7.1(f) and, in the case of this clause (iv), (A) after the Agreement Date and prior to such termination, a bona fide Acquisition Proposal with respect to the Company was publicly disclosed and not publically withdrawn, and (B) within 12 months following the termination of this Agreement, either an Acquisition with respect to the Company is consummated or the Company enters into a Contract providing for an Acquisition that is subsequently consummated (even if consummated following such 12-month period). The Company shall pay to Parent the Termination Fee by wire transfer of immediately available funds to an account designated by Parent promptly but in no event later than: (A) for a termination described in clause (i) or (ii), within two Business Days after the date of such termination, (B) for a termination described in clause (iii), prior to or concurrently with such termination or (C) for a termination described in clause (iv), within two Business Days after the date of the consummation of such Acquisition.

(c) Parent Expense Reimbursement. If this Agreement is terminated by (i) Parent or the Company pursuant to Section 7.1(b) or Section 7.1(c) (to the extent such Order relates to the Antitrust Laws), (ii) at the time of such termination, any of the conditions set forth in Section 6.1(b), Section 6.1(c), Section 6.1(d) or Section 6.3(c) were not satisfied or waived by Parent and (iii) at the time of such termination, each of the other conditions in Section 6.1 and Section 6.3 was satisfied (other than conditions that by their nature are only to be satisfied at the Closing; provided that such conditions were then capable of being satisfied), then Parent shall pay to the Company the Company’s reasonable fees and expenses not in excess of $10,000,000 in connection with any filings and review of the Transactions under Antitrust Laws within two Business Days after the Company’s submission of reasonable documentation of such fees and expenses (the “Parent Expense Reimbursement”).

(d) The Company acknowledges that (i) the agreements contained in Section 7.3(b) are an integral part of the Transactions, (ii) the amount of, and the basis for payment of, the Termination Fee is reasonable and appropriate in all respects and (iii) without this agreement, Parent would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner the Termination Fee due pursuant to Section 7.3(b), and, in order to obtain such payment, Parent makes a claim that results in a judgment for the amounts set forth in Section 7.3(b), the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount set forth in Section 7.3(b) at the prime rate of Bank of America, N.A. in effect from time to time from the date such payment was required to be made hereunder. All payments under Section 7.3(b) and this Section 7.3(d) shall be made by wire transfer of immediately available funds to an account designated by Parent. Payment of the Termination Fee (and any additional amounts required under this Section 7.3(c)) to Parent by the Company in accordance with this Agreement shall be the sole and exclusive remedy of Parent and shall be deemed to be liquidated damages for any actual or purported breach of this Agreement and for any and all losses or damages suffered or incurred by Parent or any of its Affiliates in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination and, after such payment has been made, the Company and its Affiliates shall have no further liability for any such actual or purported breach or for any and all losses or damages suffered or incurred by Parent or any of its Affiliates in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination.

(e) Parent acknowledges that (i) the agreements contained in Section 7.3(c) are an integral part of the Transactions, (ii) the amount of, and the basis for payment of, the Parent Expense Reimbursement is reasonable and appropriate in all respects and (iii) without this agreement, the Company would not enter into this Agreement. Accordingly, if Parent fails to pay in a timely manner the Parent Expense Reimbursement due pursuant to Section 7.3(c), and, in order to obtain such payment, the Company makes a claim that results in a judgment for the amounts set forth in Section 7.3(c), Parent shall pay to the Company its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount set forth in Section 7.3(c) at the prime rate of Bank of America, N.A. in effect from time to time from the date such payment was required to be made hereunder. All payments under Section 7.3(c) and this Section 7.3(e) shall be made by wire transfer of immediately available funds to an account designated by the Company.

(f) “Acquisition” means any of the following transactions (other than the Transactions): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction or series of transactions involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction or series of transactions hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction or series of transactions or any direct or indirect parent thereto, (ii) a sale or other disposition in a transaction or series of transactions by the Company or the Subsidiaries of assets representing in excess of 50% of the aggregate fair market value of the assets of the Company and the Subsidiaries immediately prior to such transaction or series of transactions or (iii) the acquisition by any Person or Group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, in a transaction or series of transactions, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the shares of Company Common Stock outstanding immediately prior to such transaction or series of transactions.

(g) The parties hereto acknowledge and agree that in no event shall the Company be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable under more than one provision of this Agreement at the same or at different time and the occurrence of different events.

7.4. Amendment. Subject to Applicable Legal Requirements, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after the

Company Stockholder Approval has been obtained pursuant to an instrument in writing signed on behalf of each of the parties hereto; provided that, after the Company Stockholder Approval has been obtained, no such amendment shall be made to the extent that Applicable Legal Requirements would require further approval by the Company’s stockholders without such further stockholder approval.

7.5. Extension; Waiver. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The agreement of Parent to any extension or waiver shall be deemed to be the agreement of Sub to such extension or waiver. No delay in exercising any rights under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision of this Agreement.

ARTICLE VIII

GENERAL PROVISIONS

8.1. Non-Survival of Representations and Warranties. If the Merger is consummated, the representations and warranties of Parent, Sub and the Company contained in this Agreement, the Company Disclosure Letter (including any exhibit, schedule or annex to the Company Disclosure Letter) and the other agreements, certificates and documents contemplated by this Agreement shall expire and be of no further force or effect as of the Effective Time, and only such covenants and agreements of Parent and the Company in this Agreement and the other agreements, certificates and documents contemplated by this Agreement that by their terms survive the Effective Time shall survive the Effective Time.

8.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on (i) the date of delivery, if delivered personally, by commercial delivery service or mailed by registered or certified mail (return receipt requested), (ii) on the date of confirmation of receipt (or the next Business Day, if the date of confirmation of receipt is not a Business Day), if sent via facsimile (with confirmation of receipt), (iii) if sent by e-mail transmission prior to 6:00 p.m. recipient’s local time, upon transmission when receipt is confirmed or (iv) if sent by e-mail transmission after 6:00 p.m. recipient’s local time and receipt is confirmed, the Business Day following the date of transmission; provided that in each case the notice or other communication is sent to the physical address or e-mail address set forth beneath the name of such party below (or to such other physical address or e-mail address as such party shall have specified in a written notice given to the other parties hereto), to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):

(a) if to Parent, to:

Cisco Systems, Inc.

170 West Tasman Drive

San Jose, California 95134

Attention:   General Counsel

                   Rob Salvagno

                   Mark Gorman

Facsimile No.: (408) 525-2912

Telephone No.: (408) 526-4000

with a copy (which shall not constitute notice) to:

Fenwick & West LLP

801 California Street

Mountain View, California 94041

Attention: Douglas N. Cogen and Ken S. Myers

Facsimile No.: (650) 938-5200

Telephone No.: (650) 988-8500

E-mail: dcogen@fenwick.com / kmyers@fenwick.com

(b) if to the Company, to:

BroadSoft, Inc.

9737 Washingtonian Blvd., Suite 350

Gaithersburg, MD 20878

Attention:   Michael Tessler, Chief Executive Officer

                   James A. Tholen, Chief Financial Officer

                   Mary Ellen Seravalli, Chief Legal Officer

Telephone No.: (240) 364-5100

with a copy (which shall not constitute notice) to:

Cooley LLP

Attention: Barbara L. Borden and Kevin Mills

4401 Eastgate Mall

San Diego, CA 92121

Facsimile No.: (858) 550-6420

Telephone No.: (858) 550-6000

E-mail: bborden@cooley.com / kmills@cooley.com

8.3. Interpretation.

(a) When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article or Section of, or an Exhibit to this Agreement unless otherwise indicated. When a reference is made to a Schedule, such reference shall be to a Schedule of the Company Disclosure Letter. Where a reference is made to an Applicable Legal Requirement, such reference is to such Applicable Legal Requirement as then in effect. Where a reference is made to a Contract or instrument such reference is to such Contract or instrument as then in effect. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrases “provide to” and “deliver to” and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a true, correct and complete paper or electronic copy of the information or material referred to has been delivered to the party to whom such information or material is to be provided. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively and (iii) the terms “hereof,” “herein,” “hereto,” “hereunder” and derivative or similar words refer to this entire Agreement and (iv) references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute, as then in effect, and to the rules and regulations promulgated thereunder. References to “$” and “dollars” are to the currency of the United States. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.”

(c) Unless indicated otherwise, all mathematical calculations contemplated by this Agreement shall be rounded to the tenth decimal place.

(d) The 0.5% threshold established by the parties hereto with respect to the Company’s capitalization in Section 6.3(a) shall not, in and of itself, constitute an economic benchmark for determining whether any Effect shall be deemed to be material in relation to the Company and the Business or shall be deemed to constitute a Material Adverse Effect.

8.4. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood that all parties hereto need not sign the same counterpart.

8.5. Entire Agreement; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all schedules and exhibits attached hereto, and the Company Disclosure Letter, (i) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms, and (ii) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder, except the Indemnified Parties as expressly set forth in Section 5.12.

8.6. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment or delegation without such prior written consent shall be null and void, except that Parent may make such assignment or delegation to any direct or indirect wholly-owned subsidiary of Parent without the prior consent of any other party hereto; provided that Parent shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

8.7. Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably necessary to effect the intent of the parties hereto. The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.8. Remedies Cumulative; Specific Performance. Except as otherwise provided herein (including Section 7.3), any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereto hereby waive the requirement of any posting of a bond in connection with the remedies described herein. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the other party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

8.9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of laws, provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware, in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Transactions and thereby, and hereby waive, and agree not to assert, as a defense in any Legal Proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such Legal Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such Legal Proceeding shall be heard and determined in such courts. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.2 or in such other manner as may be permitted by Applicable Legal Requirements, shall be valid and sufficient service thereof.

8.10. Rules of Construction. The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, each Schedule and each Exhibit attached hereto, the application of any Applicable Legal Requirement, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

8.11. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement and Plan of Merger to be executed and delivered by their respective officers thereunto duly authorized.

CISCO SYSTEMS, INC.

By:	/s/ Robert Salvagno
Name: Robert Salvagno
Title: Vice President, Business Development

BROOKLYN ACQUISITION CORP.

By:	/s/ Robert Salvagno
Name: Robert Salvagno
Title: Vice President, Business Development

BROADSOFT, INC.

By:	/s/ Michael Tessler
Name: Michael Tessler
Title: Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

CERTIFICATE OF MERGER

FOR THE MERGER OF BROOKLYN ACQUISITION CORP.

WITH AND INTO

BROADSOFT, INC.

Pursuant to Section 251(c) of the

General Corporation Law of the State of Delaware

BroadSoft, Inc., a Delaware corporation (the “Company”), does hereby certify to the following facts relating to the merger (the “Merger”) of Brooklyn Acquisition Corp., a Delaware corporation (“Sub”), with and into the Company, with the Company continuing as the surviving corporation of the Merger:

FIRST:	The Company and Sub are the constituent corporations in the Merger, and each is a corporation incorporated pursuant to the laws of the State of Delaware.

SECOND:	An Agreement and Plan of Merger, dated as of October 20, 2017 (the “Merger Agreement”) has been approved, adopted, certified, executed and acknowledged by the Company and by Sub in accordance with the provisions of Section 228 and Section 251(c) of the Delaware General Corporation Law (the “DGCL”).

THIRD:	The name of the surviving corporation of the Merger shall be “BroadSoft, Inc.” (the “Surviving Corporation”).

FOURTH:	Upon the effectiveness of the Merger, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated to read in its entirety as set forth in Attachment A attached hereto.

FIFTH:	The executed Merger Agreement is on file at the principal place of business of the Surviving Corporation 9737 Washingtonian Boulevard, Suite 350, Gaithersburg, Maryland 20878.

SIXTH:	A copy of the executed Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation of the Merger.

SEVENTH:	The Merger shall become effective upon filing with the Secretary of State of the State of Delaware in accordance with Section 103 and Section 251(c) of the DGCL.

IN WITNESS WHEREOF, BroadSoft, Inc. has caused this Certificate of Merger to be executed by its duly authorized officer as of [•].

BROADSOFT, INC.

By:
Name:
Title:

ATTACHMENT A

RESTATED CERTIFICATE OF INCORPORATION

OF

BROADSOFT, INC.

ARTICLE I

The name of the corporation is BroadSoft, Inc.

ARTICLE II

The address of the registered office of the corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, 19808-1674. The name of its registered agent at that address is Corporation Service Company.

ARTICLE III

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The total number of shares of stock which the corporation has authority to issue is One Thousand (1,000) shares, all of which shall be Common Stock, $0.001 par value per share.

ARTICLE V

The Board of Directors of the corporation shall have the power to adopt, amend or repeal Bylaws of the corporation.

ARTICLE VI

Election of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

ARTICLE VII

To the fullest extent permitted by law, no director of the corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

The corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she or his or her testator or intestate is or was a director, officer or employee of the corporation or any predecessor of the corporation or serves or served any other enterprise as a director, officer or employee at the request of the corporation or any predecessor to the corporation.

Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

***********************************

EXHIBIT B

FORM OF BYLAWS

OF

BROADSOFT, INC.

A Delaware Corporation

ARTICLE I

STOCKHOLDERS

Section 1.1: Annual Meetings. Unless directors are elected by written consent in lieu of an annual meeting, as permitted by Section 211 of the Delaware General Corporation Law, an annual meeting of stockholders shall be held for the election of directors at such date and time as the Board of Directors shall each year fix. The meeting may be held either at a place, within or without the State of Delaware, or by means of remote communication as the Board of Directors in its sole discretion may determine. Any other proper business may be transacted at the annual meeting.

Section 1.2: Special Meetings. Special meetings of stockholders for any purpose or purposes may be called at any time by the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer, the President, or by a majority of the members of the Board of Directors. Special meetings may not be called by any other person or persons.

Section 1.3: Notice of Meetings. Notice of all meetings of stockholders shall be given in writing or by electronic transmission in the manner provided by law (including, without limitation, as set forth in Section 7.1(b) of these Bylaws) stating the date, time and place, if any, of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise required by applicable law or the Certificate of Incorporation of the Corporation, such notice shall be given not less than ten (10) nor more than sixty (60)  days before the date of the meeting to each stockholder of record entitled to vote at such meeting.

Section 1.4 : Adjournments. The chair of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seems to him or her to be in order. The chair shall have the power to adjourn the meeting to another time, date and place (if any). Any meeting of stockholders may adjourn from time to time, and notice need not be given of any such adjourned meeting if the time, date and place (if any) thereof are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, then a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. At the adjourned meeting the Corporation may transact any business that might have been transacted at the original meeting.

Section 1.5: Quorum. At each meeting of stockholders the holders of a majority of the shares of stock entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business, except if otherwise required by applicable law. If a quorum shall fail to attend any meeting, the chairperson of the meeting or the holders of a majority of the shares entitled to vote who are present, in person or by proxy, at the meeting may adjourn the meeting. Shares of the Corporation’s stock belonging to the Corporation (or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation are held, directly or indirectly, by the Corporation), shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any other corporation to vote any shares of the Corporation’s stock held by it in a fiduciary capacity and to count such shares for purposes of determining a quorum.

Section 1.6: Organization. Meetings of stockholders shall be presided over by such person as the Board of Directors may designate, or, in the absence of such a person, the Chairperson of the Board of Directors, or, in the absence of such person, the President of the Corporation, or, in the absence of such person, such person as may be chosen by the holders of a majority of the shares entitled to vote who are present, in person or by proxy, at the meeting. Such person shall be chairperson of the meeting and, subject to Section 1.11 hereof, shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seems to him or her to be in order. The Secretary of the Corporation shall act as secretary of the meeting, but in such person’s absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 1.7: Voting; Proxies. Unless otherwise provided by law or the Certificate of Incorporation, and subject to the provisions of Section 1.8 of these Bylaws, each stockholder shall be entitled to one (1) vote for each share of stock held by such stockholder. Each stockholder entitled to vote at a meeting of stockholders, or to take corporate action by written consent without a meeting, may authorize another person or persons to act for such stockholder by proxy. Such a proxy may be prepared, transmitted and delivered in any manner permitted by applicable law. Voting at meetings of stockholders need not be by written ballot unless such is demanded at the meeting before voting begins by a stockholder or stockholders holding shares representing at least one percent (1%) of the votes entitled to vote at such meeting, or by such stockholder’s or stockholders’ proxy; provided, however, that an election of directors shall be by written ballot if demand is so made by any stockholder at the meeting before voting begins. If a vote is to be taken by written ballot, then each such ballot shall state the name of the stockholder or proxy voting and such other information as the chairperson of the meeting deems appropriate and, if authorized by the Board of Directors, the ballot may be submitted by electronic transmission in the manner provided by law. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Unless otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, every matter other than the election of directors shall be decided by the affirmative vote of the holders of a majority of the shares of stock entitled to vote thereon that are present in person or represented by proxy at the meeting and are voted for or against the matter.

Section 1.8: Fixing Date for Determination of Stockholders of Record. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to take corporate action by written consent without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action. If no record date is fixed by the Board of Directors, then the record date shall be as provided by applicable law. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

Section 1.9: List of Stockholders Entitled to Vote. A complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder, shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either on a reasonably accessible electronic network as permitted by law (provided that the information required to gain access to the list is provided with the notice of the meeting) or during ordinary business hours at the principal place of business of the Corporation. If the meeting is held at a place, the list shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present at the meeting. If the meeting is held solely by means of remote communication, then the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access the list shall be provided with the notice of the meeting.

Section 1.10: Action by Written Consent of Stockholders.

(a) Procedure. Unless otherwise provided by the Certificate of Incorporation, any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents are in writing, setting forth the action so taken, shall be signed in the manner permitted by law by the holders of outstanding stock having not less than the number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Written stockholder consents shall bear the date of signature of each stockholder who signs the consent in the manner permitted by law and shall be delivered to the Corporation as provided in subsection (b) below. No written consent shall be effective to take the action set forth therein unless, within sixty (60) days of the earliest dated consent delivered to the Corporation in the manner provided above, written consents signed by a sufficient number of stockholders to take the action set forth therein are delivered to the Corporation in the manner provided above.

(b) A telegram, cablegram or other electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxyholder, or a person or persons authorized to act for a stockholder or proxyholder, shall be deemed to be written, signed and dated for the purposes of this section, provided that any such telegram, cablegram or other electronic transmission sets forth or is delivered with information from which the Corporation can determine (i) that the telegram, cablegram or other electronic transmission was transmitted by the stockholder or proxyholder or by a person or persons authorized to act for the stockholder or proxyholder and (ii) the date on which such stockholder or proxyholder or authorized person or persons transmitted such telegram, cablegram or electronic transmission. The date on which such telegram, cablegram or electronic transmission is transmitted shall be deemed to be the date on which such consent was signed. No consent given by telegram, cablegram or other electronic transmission shall be deemed to have been delivered until such consent is reproduced in paper form and until such paper form shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to a Corporation’s registered office shall be made by hand or by certified or registered mail, return receipt requested. Notwithstanding the foregoing limitations on delivery, consents given by telegram, cablegram or other electronic transmission may be otherwise delivered to the principal place of business of the Corporation or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded if, to the extent and in the manner provided by resolution of the Board of Directors of the Corporation.

(c) Notice of Consent. Prompt notice of the taking of corporate action by stockholders without a meeting by less than unanimous written consent of the stockholders shall be given to those stockholders who have not consented thereto in writing and, who, if the action had been taken at a meeting, would have been entitled to notice of the meeting, if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation as required by law. In the case of a Certificate of Action (as defined below), if the Delaware General Corporation Law so requires, such notice shall be given prior to filing of the certificate in question. If the action which is consented to requires the filing of a certificate under the Delaware General Corporation Law (the “Certificate of Action”), then if the Delaware General Corporation Law so requires, the certificate so filed shall state that written stockholder consent has been given in accordance with Section 228 of the Delaware General Corporation Law and that written notice of the taking of corporate action by stockholders without a meeting as described herein has been given as provided in such section.

Section 1.11: Inspectors of Elections.

(a) Applicability. Unless otherwise provided in the Corporation’s Certificate of Incorporation or required by the Delaware General Corporation Law, the following provisions of this Section 1.11 shall apply only if and when the Corporation has a class of voting stock that is: (i) listed on a national securities exchange; (ii) authorized for quotation on an automated interdealer quotation system of a registered national securities association; or (iii) held of record by more than two thousand (2,000) stockholders. In all other cases, observance of the provisions of this Section 1.11 shall be optional, and at the discretion of the Board of Directors of the Corporation.

(b) Appointment. The Corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors of election to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting.

(c) Inspector’s Oath. Each inspector of election, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability.

(d) Duties of Inspectors. At a meeting of stockholders, the inspectors of election shall (i) ascertain the number of shares outstanding and the voting power of each share, (ii) determine the shares represented at a meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period of time a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors.

(e) Opening and Closing of Polls. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced by the inspectors at the meeting. No ballot, proxies or votes, nor any revocations thereof or changes thereto, shall be accepted by the inspectors after the closing of the polls unless the Court of Chancery upon application by a stockholder shall determine otherwise.

(f) Determinations. In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted with those proxies, any information provided in connection with proxies in accordance with Section 212(c)(2) of the Delaware General Corporation Law, ballots and the regular books and records of the Corporation, except that the inspectors may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If the inspectors consider other reliable information for the limited purpose permitted herein, the inspectors at the time they make their certification of their determinations pursuant to this Section 1.11 shall specify the precise information considered by them, including the person or persons from whom they obtained the information, when the information was obtained, the means by which the information was obtained and the basis for the inspectors’ belief that such information is accurate and reliable.

ARTICLE II

BOARD OF DIRECTORS

Section 2.1: Number; Qualifications. The Board of Directors shall consist of one or more members. The initial number of directors shall be one (1) and thereafter shall be fixed from time to time by resolution of the Board of Directors. No decrease in the authorized number of directors constituting the Board of Directors shall shorten the term of any incumbent director. Directors need not be stockholders of the Corporation.

Section 2.2: Election; Resignation; Removal; Vacancies. The Board of Directors shall initially consist of the person or persons elected by the incorporator or named in the Corporation’s initial Certificate of

Incorporation. Each director shall hold office until the next annual meeting of stockholders and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal. Any director may resign at any time upon written notice to the Corporation. Subject to the rights of any holders of Preferred Stock then outstanding: (i) any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors and (ii) any vacancy occurring in the Board of Directors for any cause, and any newly created directorship resulting from any increase in the authorized number of directors to be elected by all stockholders having the right to vote as a single class, may be filled by the stockholders, by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

Section 2.3: Regular Meetings. Regular meetings of the Board of Directors may be held at such places, within or without the State of Delaware, and at such times as the Board of Directors may from time to time determine. Notice of regular meetings need not be given if the date, times and places thereof are fixed by resolution of the Board of Directors.

Section 2.4: Special Meetings. Special meetings of the Board of Directors may be called by the Chairperson of the Board of Directors, the President or a majority of the members of the Board of Directors then in office and may be held at any time, date or place, within or without the State of Delaware, as the person or persons calling the meeting shall fix. Notice of the time, date and place of such meeting shall be given, orally, in writing or by electronic transmission (including electronic mail), by the person or persons calling the meeting to all directors at least four (4) days before the meeting if the notice is mailed, or at least twenty-four (24) hours before the meeting if such notice is given by telephone, hand delivery, telegram, telex, mailgram, facsimile, electronic mail or other means of electronic transmission. Unless otherwise indicated in the notice, any and all business may be transacted at a special meeting.

Section 2.5: Remote Meetings Permitted. Members of the Board of Directors, or any committee of the Board, may participate in a meeting of the Board of Directors or such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to conference telephone or other communications equipment shall constitute presence in person at such meeting.

Section 2.6: Quorum; Vote Required for Action. At all meetings of the Board of Directors a majority of the total number of authorized directors shall constitute a quorum for the transaction of business. Except as otherwise provided herein or in the Certificate of Incorporation, or required by law, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 2.7: Organization. Meetings of the Board of Directors shall be presided over by the Chairperson of the Board of Directors, or in such person’s absence by the President, or in such person’s absence by a chairperson chosen at the meeting. The Secretary shall act as secretary of the meeting, but in such person’s absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 2.8: Written Action by Directors. Any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee, respectively. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 2.9: Powers. The Board of Directors may, except as otherwise required by law or the Certificate of Incorporation, exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

Section 2.10: Compensation of Directors. Directors, as such, may receive, pursuant to a resolution of the Board of Directors, fees and other compensation for their services as directors, including without limitation their services as members of committees of the Board of Directors.

ARTICLE III

COMMITTEES

Section 3.1: Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting of such committee who are not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent provided in a resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority in reference to the following matters: (i) approving, adopting, or recommending to the stockholders any action or matter expressly required by the Delaware General Corporation Law to be submitted to stockholders for approval or (ii) adopting, amending or repealing any bylaw of the Corporation.

Section 3.2: Committee Rules. Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may make, alter and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article II of these Bylaws.

ARTICLE IV

OFFICERS

Section 4.1: Generally. The officers of the Corporation shall consist of a Chief Executive Officer and/or a President, one or more Vice Presidents, a Secretary, a Treasurer and such other officers, including a Chairperson of the Board of Directors and/or Chief Financial Officer, as may from time to time be appointed by the Board of Directors or stockholders of the Corporation holding a majority of the Corporation’s outstanding voting stock. All officers shall be elected by the Board of Directors or stockholders of the Corporation holding a majority of the Corporation’s outstanding voting stock; provided, however, that the Board of Directors may empower the Chief Executive Officer of the Corporation to appoint officers other than the Chairperson of the Board, the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer. Each officer shall hold office until such person’s successor is elected and qualified or until such person’s earlier resignation or removal. Any number of offices may be held by the same person. Any officer may resign at any time upon written notice to the Corporation. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise may be filled by the Board of Directors or stockholders of the Corporation holding a majority of the Corporation’s outstanding voting stock.

Section 4.2: Chief Executive Officer. Subject to the control of the Board of Directors and such supervisory powers, if any, as may be given by the Board of Directors, the powers and duties of the Chief Executive Officer of the Corporation are:

(a) To act as the general manager and, subject to the control of the Board of Directors, to have general supervision, direction and control of the business and affairs of the Corporation;

(b) To preside at all meetings of the stockholders;

(c) To call meetings of the stockholders to be held at such times and, subject to the limitations prescribed by law or by these Bylaws, at such places as he or she shall deem proper; and

(d) To affix the signature of the Corporation to all deeds, conveyances, mortgages, guarantees, leases, obligations, bonds, certificates and other papers and instruments in writing which have been authorized by the Board of Directors or which, in the judgment of the Chief Executive Officer, should be executed on behalf of the Corporation; to sign certificates for shares of stock of the Corporation; and, subject to the direction of the Board of Directors, to have general charge of the property of the Corporation and to supervise and control all officers, agents and employees of the Corporation.

The President shall be the Chief Executive Officer of the Corporation unless the Board of Directors shall designate another officer to be the Chief Executive Officer. If there is no President, and the Board of Directors has not designated any other officer to be the Chief Executive Officer, then the Chairperson of the Board of Directors shall be the Chief Executive Officer.

Section 4.3: Chairperson of the Board. The Chairperson of the Board of Directors shall have the power to preside at all meetings of the Board of Directors and shall have such other powers and duties as provided in these Bylaws and as the Board of Directors may from time to time prescribe.

Section 4.4: President. The President shall be the Chief Executive Officer of the Corporation unless the Board of Directors shall have designated another officer as the Chief Executive Officer of the Corporation. Subject to the provisions of these Bylaws and to the direction of the Board of Directors, and subject to the supervisory powers of the Chief Executive Officer (if the Chief Executive Officer is an officer other than the President), and subject to such supervisory powers and authority as may be given by the Board of Directors to the Chairperson of the Board of Directors, and/or to any other officer, the President shall have the responsibility for the general management the control of the business and affairs of the Corporation and the general supervision and direction of all of the officers, employees and agents of the Corporation (other than the Chief Executive Officer, if the Chief Executive Officer is an officer other than the President) and shall perform all duties and have all powers that are commonly incident to the office of President or that are delegated to the President by the Board of Directors.

Section 4.5: Vice President. Each Vice President shall have all such powers and duties as are commonly incident to the office of Vice President, or that are delegated to him or her by the Board of Directors or the Chief Executive Officer. A Vice President may be designated by the Board of Directors to perform the duties and exercise the powers of the Chief Executive Officer in the event of the Chief Executive Officer’s absence or disability.

Section 4.6: Chief Financial Officer. The Chief Financial Officer shall be the Treasurer of the Corporation unless the Board of Directors shall have designated another officer as the Treasurer of the Corporation. Subject to the direction of the Board of Directors and the Chief Executive Officer, the Chief Financial Officer shall perform all duties and have all powers that are commonly incident to the office of Chief Financial Officer.

Section 4.7: Treasurer. The Treasurer shall have custody of all moneys and securities of the Corporation. The Treasurer shall make such disbursements of the funds of the Corporation as are authorized and shall render from time to time an account of all such transactions. The Treasurer shall also perform such other duties and have such other powers as are commonly incident to the office of Treasurer, or as the Board of Directors or the Chief Executive Officer may from time to time prescribe.

Section 4.8: Secretary. The Secretary shall issue or cause to be issued all authorized notices for, and shall keep, or cause to be kept, minutes of all meetings of the stockholders and the Board of Directors. The Secretary shall have charge of the corporate minute books and similar records and shall perform such other duties and have such other powers as are commonly incident to the office of Secretary, or as the Board of Directors or the Chief Executive Officer may from time to time prescribe.

Section 4.9: Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding any provision hereof.

Section 4.10: Removal. Any officer of the Corporation shall serve at the pleasure of the Board of Directors and may be removed at any time, with or without cause, by the Board of Directors. Such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation.

ARTICLE V

STOCK

Section 5.1: Certificates. Every holder of stock shall be entitled to have a certificate signed by or in the name of the Corporation by the Chairperson or Vice-Chairperson of the Board of Directors, or the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, of the Corporation, certifying the number of shares owned by such stockholder in the Corporation. Any or all of the signatures on the certificate may be a facsimile.

Section 5.2: Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates. The Corporation may issue a new certificate of stock in the place of any certificate previously issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to agree to indemnify the Corporation and/or to give the Corporation a bond sufficient to indemnify it, against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

Section 5.3: Other Regulations. The issue, transfer, conversion and registration of stock certificates shall be governed by such other regulations as the Board of Directors may establish.

ARTICLE VI

INDEMNIFICATION

Section 6.1: Indemnification of Officers and Directors. Each person who was or is made a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (the “Proceeding”), by reason of the fact that such person (or a person of whom such person is the legal representative), is or was a director or officer of the Corporation or a Reincorporated Predecessor (as defined below) or is or was serving at the request of the Corporation or a Reincorporated Predecessor (as defined below) as a director or officer of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the Delaware General Corporation Law, against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, provided such person acted in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or Proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of such person’s heirs, executors and administrators. Notwithstanding the foregoing, the Corporation shall indemnify any such person seeking indemnity in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. As used herein, the term the “Reincorporated Predecessor” means a corporation that is merged with and into the Corporation in a statutory merger where (a) the Corporation is the surviving corporation of such merger; (b) the primary purpose of such merger is to change the corporate domicile of the Reincorporated Predecessor to Delaware.

Section 6.2: Advance of Expenses. The Corporation shall pay all expenses (including attorneys’ fees) incurred by such a director or officer in defending any such Proceeding as they are incurred in advance of its final disposition; provided, however, that if the Delaware General Corporation Law then so requires, the payment of such expenses incurred by such a director or officer in advance of the final disposition of such Proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified under this Article VI or otherwise; and provided, further, that the Corporation shall not be required to advance any expenses to a person against whom the Corporation directly brings a claim, in a Proceeding, alleging that such person has breached such person’s duty of loyalty to the Corporation, committed an act or omission not in good faith or that involves intentional misconduct or a knowing violation of law, or derived an improper personal benefit from a transaction.

Section 6.3: Non-Exclusivity of Rights. The rights conferred on any person in this Article VI shall not be exclusive of any other right that such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaw, agreement, vote or consent of stockholders or disinterested directors, or otherwise. Additionally, nothing in this Article VI shall limit the ability of the Corporation, in its discretion, to indemnify or advance expenses to persons whom the Corporation is not obligated to indemnify or advance expenses pursuant to this Article VI.

Section 6.4: Indemnification Contracts. The Board of Directors is authorized to cause the Corporation to enter into indemnification contracts with any director, officer, employee or agent of the Corporation, or any person serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including employee benefit plans, providing indemnification rights to such person. Such rights may be greater than those provided in this Article VI.

Section 6.5: Effect of Amendment. Any amendment, repeal or modification of any provision of this Article VI shall be prospective only, and shall not adversely affect any right or protection conferred on a person pursuant to this Article VI and existing at the time of such amendment, repeal or modification.

ARTICLE VII

NOTICES

Section 7.1: Notice. (a) Except as otherwise specifically provided in these Bylaws (including, without limitation, Section 7.1(b) below) or required by law, all notices required to be given pursuant to these Bylaws shall be in writing and may in every instance be effectively given by hand delivery (including use of a delivery service), by depositing such notice in the mail, postage prepaid, or by sending such notice by prepaid telegram, telex, overnight express courier, mailgram or facsimile. Any such notice shall be addressed to the person to whom notice is to be given at such person’s address as it appears on the records of the Corporation. The notice shall be deemed given (i) in the case of hand delivery, when received by the person to whom notice is to be given or by any person accepting such notice on behalf of such person, (ii) in the case of delivery by mail, upon deposit in the mail, (iii) in the case of delivery by overnight express courier, when dispatched, and (iv) in the case of delivery via telegram, telex, mailgram, or facsimile, when dispatched.

(b) Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the Delaware General Corporation Law, the Certificate of Incorporation, or these Bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any such consent shall be deemed revoked if (i) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (ii) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. Notice given pursuant to this Section 7.1(b) shall be deemed given: (i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (ii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (iii) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (iv) if by any other form of electronic transmission, when directed to the stockholder.

(c) An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given in writing or by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Section 7.2: Waiver of Notice. Whenever notice is required to be given under any provision of these Bylaws, a written waiver of notice, signed by the person entitled to notice, or waiver by electronic transmission by such person, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any waiver of notice.

ARTICLE VIII

INTERESTED DIRECTORS

Section 8.1: Interested Directors; Quorum. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof that authorizes the contract or transaction, or solely because his, her or their votes are counted for such purpose, if: (i) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (ii) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof, or the stockholders. Interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

ARTICLE IX

MISCELLANEOUS

Section 9.1: Fiscal Year. The fiscal year of the Corporation shall be determined by resolution of the Board of Directors.

Section 9.2: Seal. The Board of Directors may provide for a corporate seal, which shall have the name of the Corporation inscribed thereon and shall otherwise be in such form as may be approved from time to time by the Board of Directors.

Section 9.3: Form of Records. Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account and minute books, may be kept on or by means of, or be in the form of, diskettes, or any other information storage device or method, provided that the records so kept can be converted into clearly legible paper form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect such records pursuant to any provision of the Delaware General Corporation Law.

Section 9.4: Reliance Upon Books and Records. A member of the Board of Directors, or a member of any committee designated by the Board of Directors shall, in the performance of such person’s duties, be fully protected in relying in good faith upon records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board of Directors, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

Section 9.5: Certificate of Incorporation Governs. In the event of any conflict between the provisions of the Corporation’s Certificate of Incorporation and Bylaws, the provisions of the Certificate of Incorporation shall govern.

Section 9.6: Severability. If any provision of these Bylaws shall be held to be invalid, illegal, unenforceable or in conflict with the provisions of the Corporation’s Certificate of Incorporation, then such provision shall nonetheless be enforced to the maximum extent possible consistent with such holding and the remaining provisions of these Bylaws (including without limitation, all portions of any section of these Bylaws containing any such provision held to be invalid, illegal, unenforceable or in conflict with the Certificate of Incorporation, that are not themselves invalid, illegal, unenforceable or in conflict with the Certificate of Incorporation) shall remain in full force and effect.

ARTICLE X

AMENDMENT

Section 10.1: Amendments. Stockholders of the Corporation holding a majority of the Corporation’s outstanding voting stock shall have the power to adopt, amend or repeal Bylaws. To the extent provided in the Corporation’s Certificate of Incorporation, the Board of Directors of the Corporation shall also have the power to adopt, amend or repeal Bylaws of the Corporation, except insofar as Bylaws adopted by the stockholders shall otherwise provide.

BYLAWS

OF

BROADSOFT, INC.

A Delaware Corporation

Annex B-1

October 20, 2017

Board of Directors

BroadSoft, Inc.

9737 Washingtonian, Blvd., Suite 350

Gaithersburg, MD 20878

Members of the Board:

We understand that BroadSoft, Inc., a Delaware corporation (the “Company”), Cisco Systems, Inc., a California corporation (“Parent”), and Brooklyn Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of October 20, 2017 (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Merger”). At the effective time of the Merger (the “Effective Time”) each issued and outstanding share of common stock, par value $0.01 per share, of the Company outstanding immediately prior to the Effective Time (“Company Common Stock”), other than Dissenting Shares (as defined in the Merger Agreement) and shares cancelled pursuant to Section 1.8(c) of the Merger Agreement, will be automatically converted into the right to receive, subject to and in accordance with Section 1.9 of the Merger Agreement, $55.00 in cash, without interest (the “Per Share Cash Amount”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Per Share Cash Amount to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Company Common Stock, other than Parent or any affiliate of Parent, (the “Holders”) is fair, from a financial point of view, to such Holders.

For purposes of the opinion set forth herein, we have reviewed the Merger Agreement, certain related documents and certain publicly available financial statements and other business and financial information of the Company. We have also reviewed certain forward-looking information relating to the Company prepared by the management of the Company, including financial projections and operating data (the “Company Projections”). Additionally, we discussed the past and current operations and financial condition and the prospects of the Company with senior management of the Company. We also reviewed the historical market prices and trading activity for Company Common Stock and compared the financial performance of the Company and the prices and trading activity of Company Common Stock with that of certain other selected publicly-traded companies and their securities. In addition, we reviewed the financial terms, to the extent publicly available, of selected acquisition transactions and we performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, us by the Company. With respect to the Company Projections, we have been advised by the management of the Company, and have assumed, that they have been reasonably

B-1-1

One Maritime Plaza | 24th Floor | San Francisco, CA 94111

Tel: 415.844.7700 | www.qatalyst.com | Fax: 415.391.3914

prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company and other matters covered thereby. We have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, without any modification, waiver or delay. In addition, we have assumed that in connection with the receipt of all the necessary approvals of the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on the Company or Parent or the contemplated benefits expected to be derived in the proposed Merger. We have not made any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or its affiliates, nor have we been furnished with any such evaluation or appraisal. In addition, we have relied, without independent verification, upon the assessment of the management of the Company as to the existing and future technology and products of the Company and the risks associated with such technology and products.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services payable upon rendering of this opinion. We will also receive an additional, larger fee if the Merger is consummated. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities arising out of our engagement. During the two year period prior to the date hereof, no material relationship existed between Qatalyst or any of its affiliates and the Company or Parent pursuant to which compensation was received by Qatalyst or its affiliates; however Qatalyst and/or its affiliates may in the future provide investment banking and other financial services to the Company and Parent and their respective affiliates for which we or they would expect to receive compensation.

Qatalyst provides investment banking and other services to a wide range of corporations and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of the Company, Parent or certain of their respective affiliates.

This opinion has been approved by our opinion committee in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent. This opinion does not constitute a recommendation as to how any holder of shares of Company Common Stock should vote with respect to the Merger or any other matter and does not in any manner address the prices at which Company Common Stock will trade at any time.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion. Our opinion does not address the underlying business decision of the Company to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to the Company. Our opinion is limited to the fairness, from a financial point of view, of the Per Share Cash Amount to be received by the Holders pursuant to, and in accordance with, the terms of the Merger Agreement, and we express no opinion with respect to the fairness of the amount, nature or timing of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to such Per Share Cash Amount.

B-1-2

One Maritime Plaza | 24th Floor | San Francisco, CA 94111

Tel: 415.844.7700 | www.qatalyst.com | Fax: 415.391.3914

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Per Share Cash Amount to be received by the Holders pursuant to the Merger Agreement is fair, from a financial point of view, to such Holders.

Yours faithfully,

/s/ QATALYST PARTNERS LP

B-1-3

One Maritime Plaza | 24th Floor | San Francisco, CA 94111

Tel: 415.844.7700 | www.qatalyst.com | Fax: 415.391.3914

Annex B-2

520 Madison Avenue New York, NY 10022 tel 212.284.2300 Jefferies.com

PRIVILEGED AND CONFIDENTIAL

October 20, 2017

The Board of Directors

BroadSoft, Inc.

9737 Washingtonian Boulevard, Suite 350

Gaithersburg, MD 20878

Members of the Board:

We understand that BroadSoft, Inc. (the “Company”), Cisco Systems, Inc. (“Parent”), and Brooklyn Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Merger”). At the effective time of the Merger (the “Effective Time”) each issued and outstanding share of common stock, par value $0.01 per share, of the Company outstanding immediately prior to the Effective Time (“Company Common Stock”), other than Dissenting Shares (as defined in the Merger Agreement) and shares cancelled pursuant to Section 1.8(c) of the Merger Agreement, will be automatically converted into the right to receive, subject to and in accordance with Section 1.9 of the Merger Agreement, $55.00 in cash, without interest (the “Per Share Cash Amount”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Per Share Cash Amount to be received by the holders of shares of Company Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders (other than Parent or any affiliate of Parent).

In arriving at our opinion, we have, among other things:

(i)	reviewed a draft dated October 20, 2017 of the Merger Agreement;

(ii)	reviewed certain publicly available financial and other information about the Company;

(iii)	reviewed certain information furnished to us by the Company’s management, including financial forecasts and analyses, relating to the business, operations and prospects of the Company;

(iv)	held discussions with members of senior management of the Company concerning the matters described in clauses (ii) and (iii) above;

(v)	reviewed the share trading price history and valuation multiples for the Company Common Stock and compared them with those of certain publicly traded companies that we deemed relevant;

(vi)	reviewed the proposed financial terms of the Merger and compared them with the publicly available financial terms of certain other transactions that we deemed relevant; and

B-2-1

(vii)	conducted such other financial studies, analyses and investigations as we deemed appropriate.

In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by the Company or that was publicly available to us (including, without limitation, the information described above), or that was otherwise reviewed by us. We have relied on assurances of the management of the Company that it is not aware of any facts or circumstances that would make such information incomplete, inaccurate or misleading. In our review, we did not obtain any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance sheet or otherwise) of, nor did we conduct a physical inspection of any of the properties or facilities of, the Company, nor have we been furnished with any such evaluations or appraisals of such physical inspections, nor do we assume any responsibility to obtain any such evaluations or appraisals.

With respect to the financial forecasts and estimates (including estimates as to potential net operating loss carryforwards of the Company on a standalone basis) provided to and reviewed by us, we note that projecting future results of any company is inherently subject to uncertainty. The Company has advised us, however, and we have assumed, that such financial forecasts and estimates relating to the Company that we have been directed to utilize in our analyses were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company. We express no opinion as to the Company’s financial forecasts or estimates or the assumptions on which they are made.

Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

We have made no independent investigation of any legal, regulatory, accounting or tax matters affecting the Company or the Merger, and we have assumed the correctness in all respects meaningful to our analysis of all legal and accounting advice given to the Company and its Board of Directors, including, without limitation, advice as to the legal, regulatory, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement to the Company and its stockholders. In addition, in preparing this opinion, we have not taken into account any tax or other consequences of the Merger to, or individual circumstances of, any holder of Company Common Stock. We have assumed that the final form of the Merger Agreement, when signed by the parties thereto, will be substantially similar to the last draft reviewed by us and that the Merger will be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and in compliance with all applicable laws, documents and other requirements. We have also assumed that in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, waivers and releases for the Merger, no delay, limitation, restriction or condition will be imposed or occur that would have an adverse effect on the Company, Parent or that otherwise would be meaningful in any respect to our analyses or opinion.

It is understood that our opinion is for the use and benefit of the Board of Directors of the Company in its evaluation of the Per Share Cash Amount from a financial point of view. Our opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to the Company, nor does it address the underlying business decision by the Company to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein, including the form or structure of the Merger or any term, aspect or implication of any guarantee, financing or other arrangements, agreements or understandings entered into in connection with, or contemplated by or resulting from, the Merger or otherwise. Our opinion does not constitute a recommendation

B-2-2

as to how any holder of shares of Company Common Stock should vote or act with respect to the Merger or any other matter. In addition, no opinion or view is expressed with respect to, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of shares of Company Common Stock. We express no opinion as to the price at which shares of Company Common Stock will trade at any time. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation or other consideration payable or to be received by any of the Company’s officers, directors or employees, or any class of such persons, in connection with the Merger relative to the Per Share Cash Amount to be received by holders of shares of Company Common Stock. The issuance of our opinion has been authorized by the Fairness Committee of Jefferies LLC.

We have been engaged by the Company to act as a financial advisor to the Company in connection with the Merger and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and a significant portion of which is payable contingent upon consummation of the Merger. We also are entitled to be reimbursed for expenses incurred in connection with our engagement. In addition, the Company has agreed to indemnify us against liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement.

As you are aware, we and our affiliates have, and in the future may provide financial advisory and financing services to the Company and may continue to do so and have received, and may receive, fees for the rendering of such services. We maintain a market in the securities of the Company, and in the ordinary course of our business, we and our affiliates may trade or hold securities of the Company or Parent and/or their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities. In addition, we may seek to, in the future, provide financial advisory and financing services to the Company, Parent or entities that are affiliated with the Company or Parent, for which we would expect to receive compensation. Except as otherwise expressly provided in our engagement letter with the Company, our opinion may not be used or referred to by the Company, or quoted or disclosed to any person in any matter, without our prior written consent.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Per Share Cash Amount to be received by the holders of shares of Company Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders (other than Parent or any affiliate of Parent).

Very truly yours,

/s/ JEFFERIES LLC

B-2-3

ANNEX C

§ 262 Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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BROADSOFT, INC. 9737 WASHINGTONIAN BOULEVARD, SUITE 350 GAITHERSBURG, MD 20878

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KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR proposals 1, 2 and 3.			For	Against	Abstain

1	To adopt the Agreement and Plan of Merger, dated as of October 20, 2017, by and among Cisco Systems, Inc. (“Cisco”), Brooklyn Acquisition Corp., a wholly-owned subsidiary of Cisco, and BroadSoft, Inc. as it may be amended from time to time (the “merger agreement”).		☐	☐	☐

2	To approve, on an advisory basis, the compensation that BroadSoft’s named executive officers may receive in connection with the merger.		☐	☐	☐

3	To adjourn the Special Meeting to a later date if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to adopt the merger agreement.		☐	☐	☐

NOTE: THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

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BROADSOFT, INC.

Special Meeting of Stockholders

January 25, 2018 9:00 A.M. local time

This proxy is solicited by the Board of Directors

The stockholder(s) revokes all previous proxies, acknowledges receipt of the Notice of the Special Meeting of Stockholders to be held January 25, 2018, and the Proxy Statement and hereby appoints James A. Tholen and Mary Ellen Seravalli, and each of them, each with the power to appoint his or her substitute, and hereby authorizes them, as attorneys-in-fact and proxies of the undersigned to represent and to vote as designated on the reverse side, all shares of common stock of BroadSoft, Inc. held of record by the undersigned on December 11, 2017, at the Special Meeting Of Stockholders to be held at BroadSoft’s headquarters at 9737 Washingtonian Boulevard, Suite 350, Gaithersburg, Maryland 20878, on January 25, 2018, at 9:00 a.m. local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSAL 1, FOR PROPOSAL 2, AND, IF NECESSARY, FOR PROPOSAL 3, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT.

IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

Continued and to be signed on reverse side